AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 10, 1996  FILE NO.:
                                                                      333-03195
                                                                          _____
- --------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                             --------------------
                             AMENDMENT NO. 1 TO
                                 FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                             --------------------
                      SHEFFIELD EXPLORATION COMPANY, INC.
                             --------------------
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
             ------------------------------------------------------

           Delaware                             1311                    06-1052062
(STATE OR OTHER JURISDICTION         (PRIMARY STANDARD INDUSTRIAL    (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NO.)     IDENTIFICATION NO.)

                           1801 Broadway, Suite 600
                            Denver, Colorado  80202
                                (303) 296-1908

(ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                              --------------------
                           David Milanesi, Treasurer
                      Sheffield Exploration Company, Inc.
                           1801 Broadway, Suite 600
                            Denver, Colorado  80202
                                (303) 296-1908

           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                             --------------------
Copies of all communications, including all communications sent to the agent for service, should be sent to:

Lester Woodward, Esq.                                 Nick Nimmo, Esq.
Davis Graham & Stubbs LLP                             Holme Roberts & Owen LLC
370 Seventeenth Street, Suite 4700                    1700 Lincoln, Suite 4100
Denver, CO  80202                                     Denver, CO  80203
Tel. (303) 892-7392                                   Tel. (303) 861-7000
Fax (303) 893-1379                                    Fax (303) 866-0200


  Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
                              --------------------
  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
   SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                      SHEFFIELD EXPLORATION COMPANY, INC.
                             CROSS REFERENCE SHEET
             BETWEEN ITEMS IN PART I OF THE REGISTRATION STATEMENT
               (FORM S-4) AND PROSPECTUS PURSUANT TO ITEM 501(B)

ITEM OF FORM S-4                        LOCATION IN PROSPECTUS

A. INFORMATION ABOUT THE TRANSACTION

1. Forepart of Registration Statement and Outside Front Cover Page of Prospectus

                                        Outside Front Cover Page of Prospectus

2. Inside Front and Outside Back Cover Pages of Prospectus

                                        Inside Front Cover Page of Prospectus;
                                        Available Information; Table of Contents

3. Risk Factors, Ratio of Earnings to Fixed Charges and Other Information

                                        Summary; Summary-Risk Factors
                                        and Cautionary Statements

4. Terms of the Transaction

                                        Outside Front Cover Page of Prospectus;
                                        Summary; Approval of the Merger; The
                                        Merger; Certain Terms of the Merger
                                        Agreement; Description of Sheffield
                                        Capital Stock; Comparative Rights of
                                        TransMontaigne and Sheffield
                                        Stockholders

5. Pro Forma Financial Information.

                                        Pro Forma Combined Financial Statements

6. Material Contacts with the Company Being Acquired

                                        The Merger; Certain Terms of the Merger
                                        Agreement

7. Additional Information Required for Reoffering by Persons and Parties Deemed to be Underwriters

                                        *

8. Interests of Named Experts and Counsel

                                        *

9. Disclosure of Commission Position on Indemnification For Securities Act Liabilities

                                        *

B. INFORMATION ABOUT THE REGISTRANT

10. Information with Respect to S-3 Registrants

                                        *

11. Incorporation of Certain Information by Reference

                                        *

12. Information with Respect to S-2 or S-3 Registrants

                                        *

13. Incorporation of Certain Information by Reference

                                        *

14. Information with Respect to Registrants other than S-3 or S-2 Registrants

                                        Sheffield; Description of Sheffield
                                        Capital Stock; Outside Front Cover
                                        Page of Prospectus; Summary; Approval
                                        of the Merger; The Merger; Certain Terms of the Merger Agreement

C. INFORMATION ABOUT THE COMPANY BEING ACQUIRED

15. Information with Respect to S-3 Companies

                                        *

16. Information with Respect to S-2 or S-3 Companies

                                        *

17. Information with Respect to Companies other than S-3 or S-2 Companies

                                   Outside Front Cover Page of Prospectus;
                                   Summary; TransMontaigne; Post-Merger Profile; Approval of the Merger; The Merger; Certain Terms of the Merger Agreement

D. VOTING AND MANAGEMENT INFORMATION



18. Information if Proxies, Consents or Authorizations are to be Solicited

                                   Outside Front Cover Page of Prospectus;
                                   Summary; Post-Merger Profile; Approval of the Merger; The Merger; Certain Terms of the Merger Agreement; Principal Stockholders of TransMontaigne and Sheffield; Stockholders' Proposals

19. Information if Proxies, Consents or Authorizations are not to be Solicited in an Exchange Offer
                                   *
- ----------------
* Not applicable or answer is negative.

                      SHEFFIELD EXPLORATION COMPANY, INC.
                           1801 Broadway, Suite 600
                            Denver, Colorado  80202

May 13, 1996

To Our Stockholders:

  You are cordially invited to attend a Special Meeting of Stockholders of Sheffield Exploration Company, Inc. at the Forum Room, Norwest Bank Building, 1740 Broadway, Denver, Colorado, on Monday, June 3, 1996, at 2:00 p.m., local time.

  At the special meeting you will be asked to approve a Restated Agreement and Plan of Merger dated as of February 6, 1996, between Sheffield and TransMontaigne Oil Company. Under the Merger Agreement, TransMontaigne will merge into Sheffield. Sheffield will be the surviving corporation of the Merger, but the name of the corporation will be changed to TransMontaigne Oil Company. Moreover, because TransMontaigne is much larger than Sheffield, the TransMontaigne stockholders will receive approximately 93% of the stock of the surviving corporation in the Merger, while the Sheffield stockholders will own only 7% of the stock outstanding after the Merger. The Merger will therefore constitute a reverse acquisition of Sheffield by TransMontaigne in that Sheffield will survive the Merger but be 93% owned by former TransMontaigne stockholders.

  The effective exchange ratio of the Sheffield and TransMontaigne shares is
2.432599 shares of Sheffield common stock for each share of TransMontaigne common stock. Upon effectiveness of the Merger each share of TransMontaigne common stock will be converted into one share of Sheffield common stock while the Sheffield stockholders will receive one share of Sheffield common stock for each 2.432599 shares of Sheffield common stock presently owned. The accompanying joint proxy statement/prospectus contains detailed information about the Merger Agreement and the Merger, and about TransMontaigne and Sheffield. Please review and consider the enclosed materials carefully.

  The Board of Directors of Sheffield has retained the investment banking firm of Rauscher Pierce Refsnes, Inc. to advise it with respect to the fairness of the merger. Rauscher Pierce has delivered its written fairness opinion dated as of May 10, 1996 to the effect that, as of the date of the opinion, based upon the assumptions made, factors considered, the review undertaken and subject to limitations and qualifications as described in the opinion, the terms of the proposed Merger are fair to holders of Sheffield common stock from a financial point of view. A copy of the opinion of Rauscher Pierce is included in the enclosed Joint Proxy Statement/Prospectus as Appendix II thereto.

  Although TransMontaigne stockholders will have dissenters' rights, Sheffield stockholders will not, because Sheffield's stock is publicly traded.

  YOUR BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF SHEFFIELD AND RECOMMENDS THAT YOU VOTE IN FAVOR OF THE MERGER.

  The affirmative vote of the holders of a majority of the outstanding shares of Sheffield common stock is required to approve and adopt the Merger Agreement, so an abstention or failure to vote will have the same effect as a vote against the Merger Agreement. Whether or not you plan to be at the Special Meeting, please be sure to sign, date and return the enclosed proxy or voting instruction card in the enclosed envelope as promptly as possible so that your shares may be represented at the Special Meeting and voted in accordance with your wishes. Your vote is important regardless of the number of shares you own.

                                         Sincerely,

                                         /s/  J. Samuel Butler
                                         ---------------------
                                         J. Samuel Butler
                                         President and Chief Executive Officer

                      SHEFFIELD EXPLORATION COMPANY, INC.
                           1801 BROADWAY, SUITE 600
                            DENVER, COLORADO  80202

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 3, 1996

To the Stockholders of Sheffield Exploration Company, Inc.:

  A Special Meeting of Stockholders of Sheffield Exploration Company, Inc., a Delaware corporation ("Sheffield"), will be held on Monday, June 3, 1996 at 2:00 p.m., local time, at the Forum Room, Norwest Bank Building, 1740 Broadway, Denver, Colorado, for the following purposes:

    1. To consider and vote upon a proposal to approve and adopt the Restated Agreement and Plan of Merger dated as of February 6, 1996 between Sheffield and TransMontaigne Oil Company ("TransMontaigne"), pursuant to which, among other things, TransMontaigne will merge into Sheffield, which will be the surviving corporation of the merger, and (i) each share of common stock, $.10 par value per share, of TransMontaigne issued and outstanding immediately prior to the closing of the merger not owned directly or indirectly by TransMontaigne or Sheffield or their respective subsidiaries will be converted at the closing into the right to receive at the Effective Time one share of common stock, $.01 par value per share, of Sheffield ("New Common Stock"), subject to the right of the holder of such share (a "Dissenting TransMontaigne Stockholder") to seek an appraisal of the fair value thereof as described in the attached Joint Proxy Statement/Prospectus, (ii) each 2.432599 shares of Sheffield common stock issued and outstanding immediately prior to the Effective Time will become at the Effective Time one share of New Common Stock, (iii) the name of Sheffield will be changed to "TransMontaigne Oil Company" and (iv) the number of authorized shares of New Common Stock will be increased to 40,000,000, all as more fully set forth in the accompanying Joint Proxy Statement/Prospectus and in the Merger Agreement, a copy of which is included as Appendix I thereto; and

    2. To transact such other business as may properly come before the meeting or any adjournment thereof.

  The Board of Directors has fixed the close of business on May 7, 1996 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting or any adjournment thereof. Only holders of record of shares of Sheffield common stock at the close of business on the record date are entitled to notice of and to vote at the meeting. A complete list of such stockholders will be available for examination at the offices of Sheffield in Denver, Colorado during normal business hours by any Sheffield stockholder, for any purpose germane to the Special Meeting, for a period of 10 days prior to the meeting. Stockholders of Sheffield are not entitled to any appraisal or dissenter's rights under the Delaware General Corporation Law in respect of the transactions contemplated by the Merger Agreement

  STOCKHOLDERS ARE URGED, WHETHER OR NOT THEY PLAN TO ATTEND THE MEETING, TO SIGN, DATE AND MAIL THE ENCLOSED PROXY OR VOTING INSTRUCTION CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED. If a stockholder who has returned a proxy attends the meeting in person, such stockholder may revoke the proxy and vote in person on all matters submitted at the meeting.

                                   By Order of the Board of Directors

                                   /s/  David L. Milanesi
                                   ___________________________________
                                   David L. Milanesi, Secretary

Denver, Colorado
May 13, 1996

                       JOINT PROXY STATEMENT/PROSPECTUS
                      SHEFFIELD EXPLORATION COMPANY, INC.
                                      AND
                          TRANSMONTAIGNE OIL COMPANY

                               ____________________

  This Joint Proxy Statement/Prospectus relates to the proposed merger (the "Merger") of TransMontaigne Oil Company ("TransMontaigne") with and into Sheffield Exploration Company, Inc., a Delaware corporation ("Sheffield"), pursuant to the Restated Agreement and Plan of Merger dated as of February 6, 1996 between TransMontaigne and Sheffield (the "Merger Agreement").

  As a result of the Merger, TransMontaigne will merge into Sheffield, which will be the surviving corporation of the Merger (the "Surviving Corporation"), and (i) each share of common stock, $.10 par value per share, of TransMontaigne ("TransMontaigne Common Stock") issued and outstanding immediately prior to the closing of the merger not owned directly or indirectly by TransMontaigne or Sheffield or their respective subsidiaries will be converted at the closing into the right to receive one share of common stock, $.01 par value per share, of Sheffield ("New Common Stock"), subject to the right of the holder of such share to seek an appraisal of the fair value thereof as described in this Joint Proxy Statement/Prospectus, (ii) each 2.432599 shares of Sheffield common stock issued and outstanding immediately prior to the Effective Time ("Old Sheffield Common Stock") will become at the Effective Time one share of New Common Stock, (iii) the name of Sheffield will be changed to "TransMontaigne Oil Company" and (iv) the number of authorized shares of New Common Stock will be increased to 40,000,000.

  The Merger will constitute a reverse acquisition of Sheffield by TransMontaigne, in that Sheffield will survive the Merger, but will be owned approximately 93% by the former stockholders of TransMontaigne.

  This Joint Proxy Statement/Prospectus is being furnished to holders of Old Sheffield Common Stock and TransMontaigne Common Stock in connection with the solicitation of proxies by the Board of Directors of Sheffield for use at a special meeting of stockholders of Sheffield (the "Sheffield Special Meeting") to be held on June 3, 1996 and in connection with the solicitation of written consents of stockholders by the Board of Directors of TransMontaigne to be effective June 3, 1996. This Joint Proxy Statement/Prospectus and the accompanying forms of proxy and written consent are first being mailed to stockholders of Sheffield and TransMontaigne on or about May 13, 1996. Holders of TransMontaigne Common Stock and Old Sheffield Common Stock are being asked to approve and adopt the Merger Agreement.

  Any holder of TransMontaigne Common Stock who does not wish to approve the Merger Agreement has the right under the Delaware General Corporation Law ("DGCL") to seek an appraisal of and be paid the fair cash value of his TransMontaigne Common Stock. In order to perfect such right of appraisal, any such TransMontaigne stockholder must make a written demand for such appraisal to TransMontaigne before June 3, 1996. See "Rights of Dissenting Stockholders" and Appendix V to this Joint Proxy Statement/Prospectus. Sheffield stockholders will not have appraisal rights, because Sheffield's stock is publicly traded.

  For a discussion of certain risk factors to be considered by TransMontaigne and Sheffield stockholders in determining whether to vote to approve the Merger, see "Summary-Risk Factors and Cautionary Statements" on page 19.

  On May 9, 1996, the closing price of Old Sheffield Common Stock, as reported on the American Stock Exchange (Emerging Company Marketplace), was $4.75. The shares of New Common Stock have been approved for listing on the American Stock Exchange (Primary List) subject to completion of the Merger.

                               ____________________

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS IS MAY 13, 1996.

  No person has been authorized to give any information or to make any representation other than those contained in this Joint Proxy Statement/Prospectus in connection with the solicitation of proxies or the offering of securities made hereby and, if given or made, such information or representation must not be relied upon as having been authorized by TransMontaigne or Sheffield. Neither the delivery of this Joint Proxy Statement/Prospectus nor any distribution of the securities offered hereby shall under any circumstances create an implication that there has been no change in the affairs of TransMontaigne or Sheffield since the date hereof or that the information set forth or incorporated by reference herein is correct as of any time subsequent to its date. This Joint Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, any securities, or the solicitation of a proxy, in any jurisdiction in which, or to any person to whom, it is unlawful to make such offer or solicitation of an offer or proxy solicitation.


                             AVAILABLE INFORMATION

  Sheffield is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by Sheffield can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621-2511. Copies of such material can be obtained by mail from the Public Reference Branch of the Commission at 450 West Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, reports, proxy statements and other information concerning Sheffield may be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, NY 10006. TransMontaigne is not subject to the information requirements of the Exchange Act.

  Sheffield has filed with the Commission a Registration Statement on Form S-4 (together with all amendments, supplements and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the New Common Stock to be issued pursuant to the Merger Agreement to TransMontaigne stockholders. The information contained herein with respect to Sheffield and its affiliates has been provided by Sheffield, and the information contained herein with respect to TransMontaigne and its affiliates has been provided by TransMontaigne. This Joint Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which were omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified by such reference.

                               TABLE OF CONTENTS

                                                                                                            PAGE
Available Information.......................................................................................   3
Summary.....................................................................................................   7
       TransMontaigne.......................................................................................   7
       Sheffield............................................................................................   8
       Post-Merger Profile..................................................................................   8
       Approval of the Merger...............................................................................   8
       The Merger and the Merger Agreement..................................................................  10
       Opinion of Sheffield Financial Advisor...............................................................  11
       Effective Time of the Merger.........................................................................  11
       Certain Conditions to the Consummation of the Merger.................................................  12
       Governmental Approvals...............................................................................  12
       No Solicitation......................................................................................  12
       Termination of the Merger Agreement..................................................................  13
       Termination Fee......................................................................................  14
       Employee Retention Plan..............................................................................  14
       Indemnification......................................................................................  14
       Certain Federal Income Tax Consequences..............................................................  15
       Anticipated Accounting Treatment.....................................................................  15
       Rights of Dissenting Stockholders....................................................................  15
       Exchange of Common Stock Certificates................................................................  16
       Trading Market for New Common Stock..................................................................  16
       Comparative Rights of TransMontaigne and Sheffield Stockholders......................................  16
       TransMontaigne Selected Historical Financial Information.............................................  18
       Sheffield Selected Historical Financial Information..................................................  19
       Selected Pro Forma Combined Financial Information....................................................  20
       Comparative Per Share Data of TransMontaigne and Sheffield...........................................  21
       Risk Factors and Cautionary Statements...............................................................  22
TransMontaigne..............................................................................................  25
       General..............................................................................................  25
       Business.............................................................................................  25
       Employees............................................................................................  34
       Bank Debt............................................................................................  34
       Legal Proceedings....................................................................................  36
       TransMontaigne Selected Historical Financial Information.............................................  37
       Management's Discussion and Analysis of Financial Condition and Results of Operations................  38
Sheffield...................................................................................................  44
       General..............................................................................................  44
       Recent Developments..................................................................................  45
       Bear Paw Operating Company, LLC......................................................................  45
Post-Merger Profile.........................................................................................  45
       Business Plan........................................................................................  45
       Management...........................................................................................  46
Approval of the Merger......................................................................................  53
       Time, Date, Place and Purpose of the Sheffield Special Meeting and TransMontaigne Written Consents...  53
       Record Dates and Outstanding Shares..................................................................  53
       Voting and Revocation of Sheffield Proxies and TransMontaigne Written Consents.......................  54
       Approval Required....................................................................................  54
       Solicitation of Proxies..............................................................................  55
       Other Matters........................................................................................  55
The Merger..................................................................................................  55
       General Description of the Merger....................................................................  55
       Background...........................................................................................  56
       Recommendation of TransMontaigne's Board; Reasons for the Merger.....................................  59

       Sheffield's Reasons for the Merger; Recommendation of Board of Directors of Sheffield................  60
       Opinion of Sheffield Financial Advisor...............................................................  61
       Interests of Certain Persons in the Merger...........................................................  65
       Certain Federal Income Tax Consequences..............................................................  67
       Accounting Treatment.................................................................................  70
       Governmental and Regulatory Approvals................................................................  70
       Restrictions on Resales by Affiliates................................................................  70
       Rights of Dissenting Stockholders....................................................................  71
Certain Terms of the Merger Agreement.......................................................................  72
       Effective Time of the Merger.........................................................................  73
       Manner and Basis of Converting Shares................................................................  73
       Conditions to the Merger.............................................................................  74
       Representations and Warranties.......................................................................  76
       Certain Covenants; Conduct of Business Prior to the Merger...........................................  77
       No Solicitation......................................................................................  79
       Certain Post-Merger Matters..........................................................................  80
       Termination or Amendment of the Merger Agreement.....................................................  80
       Expenses and Termination Fee.........................................................................  81
       Indemnification......................................................................................  82
Market Prices of Common Stock and Dividend Information......................................................  83
Principal Stockholders of TransMontaigne and Sheffield......................................................  84
       TransMontaigne.......................................................................................  84
       Sheffield............................................................................................  87
Description of Sheffield Capital Stock......................................................................  89
       General..............................................................................................  89
       Common Stock.........................................................................................  89
       Preferred Stock......................................................................................  90
       Section 203 of the Delaware General Corporation Law..................................................  90
       Restrictions on Dividends............................................................................  90
Comparative Rights of Sheffield and TransMontaigne Stockholders.............................................  90
       Certain Voting Requirements..........................................................................  91
       Power to Call Special Meetings.......................................................................  91
       Amendments to Sheffield Charter......................................................................  92
Independent Public Accountants..............................................................................  92
Legal Matters...............................................................................................  92
Experts                                                                                                       92
Stockholders' Proposals.....................................................................................  92
Index to Financial Statements............................................................................... F-1

Appendices:
I   -- Merger Agreement
II  -- Rauscher Pierce Refsnes, Inc. Fairness Opinion
III -- Sheffield Second Quarter 10-Q
IV  -- Sheffield 1995 10-K
V   -- Appraisal Rights

                                    SUMMARY

  The following is a summary of certain information contained elsewhere in this Joint Proxy Statement/Prospectus. Reference is made to, and this summary is qualified by, the more detailed information contained in this Joint Proxy Statement/Prospectus and the Appendices hereto. Stockholders are urged to carefully read this Joint Proxy Statement/Prospectus and the Appendices hereto in their entireties. As used in this Joint Proxy Statement/Prospectus, unless otherwise required by the context, the term "Sheffield" means Sheffield Exploration Company, Inc. and its consolidated subsidiaries and the term "TransMontaigne" means TransMontaigne Oil Company and its consolidated subsidiaries. Capitalized terms used herein without definition are, unless otherwise indicated, defined in the Merger Agreement and used herein with such meanings.


TRANSMONTAIGNE

  TransMontaigne is a privately owned holding company which pursues, through its subsidiaries, business opportunities in the downstream sector of the petroleum industry. TransMontaigne privately placed $30 million of new common equity in April 1995, of which $20 million was invested in and used to pay down debt of a wholly-owned subsidiary, Continental Ozark, Inc. ("COZ"), which is engaged in the transporting, storing and terminaling and the wholesale marketing of refined petroleum products (principally unleaded gasoline, No. 2 diesel oil and jet fuel) in the mid-continent region of the United States and in the gathering, storing and transporting of crude oil in east Texas. COZ owns and operates 741 miles of pipeline (the NORCO pipeline, the Razorback pipeline and the CETEX pipeline) and nine storage or terminal facilities in seven states with a combined tank storage capacity of 3,633,500 barrels, serving over 500 customers. A 65% owned subsidiary of COZ also owns a 27.75% interest in Lion Oil Company ("Lion") which owns a modern 65,000 barrels per day (BPD) refinery in El Dorado, Arkansas, a 188-mile crude oil transportation pipeline in east Texas, a 1,100-mile crude oil gathering and transmission system and two refined products terminals. In February 1996, TransMontaigne participated with Sheffield in the formation of Bear Paw Operating Company ("BPOC"), which is engaged in the contract management and operation of downstream petroleum facilities, the owners of which desire to reduce operating costs without disposing of their smaller systems. BPOC is currently managing 15 such systems for a major interstate pipeline company. TransMontaigne and Sheffield each own 45% of BPOC. TransMontaigne completed a private placement of an additional $25 million of new common equity at $5.50 per share in April 1996. TransMontaigne plans to make further investments to support COZ's and BPOC's businesses, as well as investments in other complementary businesses engaged in the downstream sector of the petroleum industry. The executive offices of TransMontaigne, a Delaware corporation, are located at 370 17th Street, Republic Plaza, Suite 900, Denver, CO 80202, and its telephone number is (303) 605-1798.


SHEFFIELD

  Sheffield engages in the acquisition, exploration, development, production and sale of crude oil and natural gas and in the gathering and processing of "wet" natural gas into residue ("dry") natural gas and natural gas liquids. Through the fiscal year ended June 30, 1995, natural gas gathering, storing and processing activities were located in North Dakota, Kansas and Oklahoma, but Sheffield recently sold its holdings in Kansas and Oklahoma, leaving North Dakota as the sole site for the Company's current natural gas processing and gathering activities. Sheffield's development drilling activities have been conducted in the Berry Cox Field and the Laredo Field in south Texas and more recently in the Pinedale Field in Wyoming. Sheffield also engages in well recompletion work in the Williston Basin (Montana and North Dakota). No new investment projects have been committed to since initiation of merger discussions in December 1995. The principal executive offices of Sheffield, a Delaware corporation, are located at 1801 Broadway, Suite 600, Denver, Colorado 80202, and its telephone number at such offices is (303) 296-1908.


POST-MERGER PROFILE

  The Merger of TransMontaigne and Sheffield will combine the two companies' current operations. The Surviving Corporation (the name of which will be changed to TransMontaigne Oil Company) will continue TransMontaigne's practice of seeking appropriate expansion opportunities in the downstream sector of the oil and gas industry. Management believes that many profitable opportunities will develop as petroleum companies continue to downsize their operations. TransMontaigne also believes that as a result of the Merger, more sources of financing and acquisition opportunities will be available to it as a publicly held company than may be available to it as a ``privately held company. As a result of having operations in a larger number of geographic areas, it is anticipated that the combined entity will be exposed to a greater number of opportunities to expand its business. Following the Effective Time, the officers and directors of TransMontaigne will become the officers and directors of the Surviving Corporation, which will adopt the compensation arrangements and benefit plans of TransMontaigne. The Surviving Corporation will adopt TransMontaigne's fiscal year end of April 30.


APPROVAL OF THE MERGER

DATE, TIME AND PLACE

TransMontaigne. TransMontaigne stockholders of record on the TransMontaigne Record Date are being asked to execute a written consent to approve the Merger, to be effective on Monday, June 3, 1996.

Sheffield. The Sheffield Special Meeting will be held on Monday, June 3, 1996 at 2:00 p.m., local time, at the Forum Room, Norwest Bank Building, 1740 Broadway, Denver, Colorado.


PURPOSES OF THE SHEFFIELD SPECIAL MEETING AND TRANSMONTAIGNE WRITTEN CONSENTS

  The purpose of the Sheffield Special Meeting and the solicitation of written consents of stockholders by TransMontaigne is to consider and vote upon the approval and adoption of the Merger Agreement, pursuant to which, among other things, TransMontaigne will merge into Sheffield, which will be the Surviving Corporation of the Merger and which will change its name to "TransMontaigne Oil Company." The Merger will constitute a reverse acquisition of Sheffield by

TransMontaigne, in that Sheffield will survive the Merger, but will be owned approximately 93% by the former stockholders of TransMontaigne.


RECORD DATES; SHARES ENTITLED TO VOTE

TransMontaigne. Only holders of record of shares of TransMontaigne Common Stock at the close of business on May 19, 1996 (the "TransMontaigne Record Date") will be entitled to vote on the Merger. On the date hereof, there are 19,331,171 shares of TransMontaigne Common Stock outstanding and entitled to vote. Each such share of TransMontaigne Common Stock will be entitled to one vote.

Sheffield. Only holders of record of shares of Old Sheffield Common Stock at the close of business on May 7, 1996 (the "Sheffield Record Date") are entitled to notice of and to vote at the Sheffield Special Meeting. On such date, there were 3,459,512 shares of Old Sheffield Common Stock outstanding, each of which will be entitled to one vote on each matter to be acted upon at the Sheffield Special Meeting.


QUORUM; VOTE REQUIRED

TransMontaigne. The affirmative vote of the holders of two-thirds of the shares of TransMontaigne Common Stock outstanding and entitled to vote thereon is required to approve and adopt the Merger Agreement.

Sheffield. The presence, in person or by proxy, at the Sheffield Special Meeting of the holders of a majority of the shares of Old Sheffield Common Stock outstanding and entitled to vote at the Sheffield Special Meeting is necessary to constitute a quorum at the meeting. The affirmative vote of the holders of a majority of the shares of Old Sheffield Common Stock outstanding and entitled to vote thereon at the Sheffield Special Meeting is required to approve and adopt the Merger Agreement.


SECURITY OWNERSHIP OF MANAGEMENT

TransMontaigne.   As of the TransMontaigne Record Date, the directors and
executive officers of TransMontaigne are expected to beneficially own approximately 64.7% of the outstanding shares of TransMontaigne Common Stock entitled to vote on the Merger. Each of such directors and executive officers has indicated his or her present intention to consent to approve the Merger Agreement.

Sheffield. As of the Sheffield Record Date, the directors and executive officers of Sheffield beneficially owned approximately 17.9% of the outstanding shares of Old Sheffield Common Stock entitled to vote at such meeting. Each of such directors and executive officers has advised Sheffield that he or she plans to vote or direct the vote of all such shares of Old Sheffield Common Stock entitled to vote in favor of the proposals to approve the Merger Agreement.

THE MERGER AND THE MERGER AGREEMENT

TERMS OF THE MERGER. At the Effective Time (as hereinafter defined), TransMontaigne will merge with and into Sheffield, with Sheffield being the surviving corporation (the "Surviving Corporation"). In the Merger, (i) each share of TransMontaigne Common Stock issued and outstanding immediately prior to the closing of the Merger not owned directly or indirectly by TransMontaigne or Sheffield or their respective subsidiaries will be converted at the closing into the right to receive one share of New Common Stock, subject to the right of the holder of such share to seek an appraisal of the fair value thereof as described in this Joint Proxy Statement/Prospectus, (ii) each 2.432599 shares of Old Sheffield Common Stock issued and outstanding immediately prior to the Effective Time will become at the Effective Time one share of New Common Stock, (iii) the name of Sheffield will be changed to "TransMontaigne Oil Company" and (iv) the number of authorized shares of New Common Stock will be increased to 40,000,000. Outstanding warrants and options to purchase shares of TransMontaigne Common Stock will become warrants and options to purchase an equal number of shares of New Common Stock. The full text of the Merger Agreement is attached to this Joint Proxy Statement/Prospectus as Appendix I.

  The Merger will constitute a reverse acquisition of Sheffield by TransMontaigne, in that Sheffield will survive the Merger, but based on the number of shares of TransMontaigne Common Stock and Old Sheffield Common Stock outstanding as of the Record Dates (assuming exercise prior to the Effective Time of certain outstanding warrants to purchase Old Sheffield Common Stock and that no other TransMontaigne or Sheffield options or warrants are exercised), approximately 19,331,171 and 1,455,629 shares of New Common Stock are expected to be issuable to holders of TransMontaigne Common Stock and Old Sheffield Common Stock, respectively, representing approximately 93% and 7%, respectively, of the total New Common Stock to be outstanding after such issuance.

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS. THE BOARD OF DIRECTORS OF TRANSMONTAIGNE HAS DETERMINED THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF TRANSMONTAIGNE AND RECOMMENDS THAT THE STOCKHOLDERS OF TRANSMONTAIGNE APPROVE AND ADOPT THE MERGER AGREEMENT. See "The Merger-Background" and "-TransMontaigne's Reasons for the Merger; Recommendation of the Board of Directors of TransMontaigne."

  THE BOARD OF DIRECTORS OF SHEFFIELD HAS DETERMINED THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF SHEFFIELD AND RECOMMENDS THAT THE STOCKHOLDERS OF SHEFFIELD APPROVE AND ADOPT THE MERGER AGREEMENT. See "The Merger-Background" and "-Sheffield's Reasons for the Merger; Recommendation of Board of Directors of Sheffield." In considering the recommendation of the Sheffield Board with respect to the Merger, Sheffield stockholders should be aware that certain officers and directors of Sheffield have certain interests respecting the Merger, apart from their interests as stockholders of Sheffield. See "The Merger-Interests of Certain Persons in the Merger."

OPINION OF SHEFFIELD FINANCIAL ADVISOR

  Rauscher Pierce Refsnes, Inc. ("Rauscher Pierce") has delivered its opinion to the effect that, as of the date of the opinion, based upon the assumptions made, factors considered, the review undertaken and subject to limitations and qualifications as described in the opinion, the terms of the proposed Merger are fair to holders of Old Sheffield Common Stock from a financial point of view.

  For information regarding the Rauscher Pierce opinion, including the assumptions made, matters considered and limits of such opinion, see "The Merger-Opinion of Sheffield Financial Advisor." Stockholders are urged to read in its entirety the opinion, attached as Appendix II to this Joint Proxy Statement/Prospectus.


EFFECTIVE TIME OF THE MERGER

  The Merger will become effective upon the filing of a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware (the "Effective Time"), unless the Certificate of Merger specifies a later Effective Time. Assuming all conditions to the Merger contained in the Merger Agreement are satisfied or waived prior thereto, it is anticipated that the Effective Time of the Merger will occur as soon as practicable following approval by the stockholders of both Sheffield and TransMontaigne on June 3, 1996.


CERTAIN CONDITIONS TO THE CONSUMMATION OF THE MERGER

    The respective obligations of Sheffield and TransMontaigne to consummate the Merger are subject to the satisfaction of certain conditions, including the following: (i) approval by the stockholders of Sheffield and TransMontaigne of the Merger Agreement; (ii) the absence of any order making the Merger illegal or otherwise prohibiting consummation of the Merger; (iii) the accuracy of the representations and warranties of each party and compliance with all agreements and covenants by each party; (iv) the absence of certain regulatory conditions;
(v) the receipt of certain tax and other opinions; (vi) outstanding warrants to purchase 81,450 shares of Old Sheffield Common Stock must have been exercised;
(vii) the receipt of the consents of TransMontaigne's lenders to the Merger; and
(viii) the absence of certain material adverse changes.

  Sheffield and TransMontaigne anticipate that all of the conditions to the consummation of the Merger (other than obtaining the required approvals of the stockholders of Sheffield and TransMontaigne) will be satisfied prior to or at the time of stockholder approval. Either Sheffield or TransMontaigne may extend the time for performance of any of the obligations of the other party or may waive compliance with those obligations at its discretion. See "Certain Terms of the Merger Agreement-Conditions to the Merger."

GOVERNMENTAL APPROVALS

  Sheffield and TransMontaigne are aware of no governmental or regulatory approvals required for consummation of the Merger, other than compliance with applicable securities laws.


NO SOLICITATION

  The Merger Agreement provides that Sheffield will not initiate, solicit or encourage any inquiries or the making of any proposal relating to any Competing Transaction (as defined below), or enter into discussions or negotiations with any person in furtherance of a Competing Transaction, or agree to endorse a Competing Transaction; provided, however, that Sheffield may furnish information or enter into discussions or negotiations with respect to an unsolicited bona fide proposal in writing to acquire Sheffield pursuant to a merger, consolidation, share exchange, business combination or similar transaction or to acquire a substantial portion of the assets of Sheffield if, and only to the extent that, the Board of Directors of Sheffield, after consultation with and based upon the written opinion of independent legal counsel, determines in good faith that such action is necessary for such Board to comply with its fiduciary duties to stockholders under applicable law. Further, the Board of Directors of Sheffield may determine not to solicit proxies in favor of the approval and adoption of the Merger Agreement if such Board determines in good faith after consultation with and based upon the written opinion of independent legal counsel that other action is necessary due to applicable fiduciary duties of the directors of Sheffield. A "Competing Transaction" is defined to mean any of the following (other than the transactions contemplated by the Merger Agreement) involving Sheffield or any of its subsidiaries: (i) any merger, consolidation, share exchange, business combination or similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the assets of Sheffield and its subsidiaries, taken as a whole; (iii) any tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of Sheffield or the filing of a registration statement under the Securities Act in connection therewith; (iv) any person having acquired beneficial ownership of, or any group (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) having been formed which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the outstanding shares of capital stock of Sheffield; or (v) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing. See "Certain Terms of the Merger Agreement-No Solicitation."


TERMINATION OF THE MERGER AGREEMENT

BY EITHER PARTY. The Merger Agreement may be terminated prior to the Effective Time (i) by mutual consent of TransMontaigne and Sheffield, or (ii) by either party if (a) the Merger has not been consummated on or before July 31, 1996, (b) any court or governmental order shall have prohibited consummation of the Merger or (c) the required approvals of the stockholders of TransMontaigne or Sheffield are not received.

BY TRANSMONTAIGNE. TransMontaigne may terminate the Merger Agreement (i) upon a material breach of any representation, warranty, covenant or agreement on the part of Sheffield set forth in the Merger Agreement, or if any such representation or warranty shall have become untrue, in either case such that TransMontaigne's conditions to closing of the Merger would be incapable of being satisfied by July 31, 1996, or (ii) if the Board of Directors of Sheffield withdraws, modifies or changes its recommendation of the Merger in a manner adverse to TransMontaigne or recommends to the stockholders of Sheffield any Competing Transaction, or resolves to do so, or (iii) if a tender or exchange offer for 20% or more of the outstanding shares of capital stock of Sheffield is commenced, and the Board of Directors of Sheffield does not recommend that stockholders not tender their shares into such offer, or (iv) if any person (other than TransMontaigne or its affiliates) acquires beneficial ownership of, or any group shall have been formed which beneficially owns, 20% or more of the outstanding capital stock of Sheffield.

BY SHEFFIELD. Sheffield may terminate the Merger Agreement (i) upon a material breach of any representation, warranty, covenant or agreement on the part of TransMontaigne set forth in the Merger Agreement, or if any such representation or warranty shall have become untrue, in either case such that Sheffield's conditions to closing of the Merger would be incapable of being satisfied by July 31, 1996, or (ii) if the Board of Directors of Sheffield fails to make or withdraws its recommendation of the Merger Agreement if there exists at such time a Competing Transaction, or recommends to Sheffield's stockholders approval or acceptance of a Competing Transaction, in each case only if, after consultation with and based upon the written opinion of independent legal counsel, Sheffield's Board of Directors determines in good faith that such action is necessary for such Board to comply with its fiduciary duties to stockholders under applicable law.

  See "Certain Terms of the Merger Agreement-Termination or Amendment of the Merger Agreement."


TERMINATION FEE

  If the Merger Agreement is terminated pursuant to certain of the reasons described above, and if such termination is a result of a Trigger Event (as described under the caption "Certain Terms of the Merger Agreement-Termination or Amendment of the Merger Agreement"), Sheffield will pay to TransMontaigne an amount equal to $410,000, which amount is inclusive of all of TransMontaigne's expenses in connection with the transactions contemplated by the Merger Agreement.

EMPLOYEE RETENTION PLAN

  Sheffield has adopted a Key Employee Retention Plan (the "Retention Plan") in order to provide an incentive to certain of its key employees to remain in the employ of Sheffield during periods when the future of Sheffield is uncertain due to a potential change of control. Under the terms of the Retention Plan, a committee of one or more persons appointed by the Chief Executive Officer of Sheffield (the "Committee") determines the employees who are to participate in the Retention Plan ("Participants"). The Committee determined that each present employee of Sheffield, including the executive officers, J. Samuel Butler, Jerry
D. Smothermon and David L. Milanesi, could participate. As it relates to the Merger, the provisions of the Retention Plan provide that each Participant who remains with Sheffield through March 15, 1996 and thereafter experiences a "Qualified Termination" as defined in the Retention Plan, will receive in cash an amount equal to one-half of his Annual Base Salary (as defined in the Retention Plan), subject to any applicable payroll or other withholding tax. If a Participant leaves the Surviving Corporation's employ after March 15, 1996 for any reason other than a Qualified Termination, such Participant will receive in cash an amount equal to three months of his Annual Base Salary (subject to withholding). Generally, a Qualified Termination would occur if a Participant is terminated by the Surviving Corporation after March 15, 1996 other than for "Cause," or if a Participant voluntarily leaves the Surviving Corporation after the Effective Date for "Good Reason," as defined in the Retention Plan. In addition, the Retention Plan provides that all outstanding stock options will become exercisable March 14, 1996, and requires Sheffield to amend its profit-sharing plan so that all account balances are 100% vested, and all allocations of the company's contributions are made without regard to the service and employment requirements under the profit-sharing plan.


INDEMNIFICATION

  The Merger Agreement also provides that, for a period of five years after the Effective Time, the Surviving Corporation will not amend certain indemnification and liability limitation provisions of Sheffield's charter and bylaws in a manner that would adversely affect the rights of individuals who were officers or directors of Sheffield before the Merger. See "Certain Terms of the Merger Agreement-Indemnification."


CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  TransMontaigne has received a tax opinion from its counsel that the Merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), that Sheffield and TransMontaigne each will be a party to the reorganization, that holders of TransMontaigne Common Stock will not recognize any gain or loss on the exchange of TransMontaigne Common Stock for New Common Stock, that the tax basis of the shares of New Common Stock received by a TransMontaigne stockholder will be the same as the tax basis of the TransMontaigne shares surrendered in exchange therefore, and that the holding period of the shares of New Common Stock received by a TransMontaigne stockholder will include the holding period for the TransMontaigne shares surrendered in exchange therefore (provided the TransMontaigne shares were held as a capital asset). It is also the opinion of counsel that the holders of Old Sheffield Common Stock will not recognize any gain or loss as a result of the reverse stock split accomplished by the Merger except to the extent of cash received in lieu of fractional shares of New Common Stock, that the tax basis of the shares of New Common Stock received by a Sheffield stockholder will be the same as the tax basis of the shares of Old Sheffield Common Stock surrendered in exchange therefore (adjusted to take into account basis attributable to any fractional shares), and that the holding period of the shares of New Common Stock received by a Sheffield stockholder will include the holding period for the shares of Old Sheffield Common Stock surrendered in exchange therefore (provided the shares of Old Sheffield Common Stock were held as a capital asset). The tax opinion is based on current law and is subject to a number of conditions and limitations. For a discussion of these and other federal income tax considerations in connection with the Merger, see "The Merger-Certain Federal Income Tax Consequences."

ANTICIPATED ACCOUNTING TREATMENT

  The Merger is expected to be accounted for as a "purchase" of Sheffield by TransMontaigne for financial accounting purposes. See "The Merger-Accounting Treatment."


RIGHTS OF DISSENTING STOCKHOLDERS

  Any holder of TransMontaigne Common Stock has the right under the DGCL to seek an appraisal of and be paid the fair value of his shares, together with a fair rate of interest, if any, to be paid thereon. See "The Merger-Rights of Dissenting Stockholders." Under Delaware law, Sheffield's stockholders will not be entitled to any appraisal or dissenter's rights in connection with the Merger because the Old Sheffield Common Stock is publicly traded. This Joint Proxy Statement/Prospectus constitutes the notice to Dissenting TransMontaigne Stockholders required by Section 262 of the DGCL.


EXCHANGE OF COMMON STOCK CERTIFICATES

  Promptly after consummation of the Merger, Key Corporation Shareholder Services (the "Transfer Agent") will mail a letter of transmittal with instructions to the record holders of certificates which immediately prior to the Effective Time evidenced shares of TransMontaigne Common Stock and Old Sheffield Common Stock ("Converted Shares") for use in exchanging certificates formerly representing Converted Shares for certificates representing shares of New Common Stock and cash in lieu of any fractional shares. Each stockholder of TransMontaigne or Sheffield entitled to a fractional share will receive an amount in cash equal to the value of such fractional share based upon the last sale price of Old Sheffield Common Stock on the American Stock Exchange (Emerging Company Marketplace) prior to the Effective Time. No interest will be paid on such amount, and all Converted Shares held by a record holder will be aggregated for purposes of computing the amount of such payment. Certificates should not be surrendered by the holders of Converted Shares until they have received the letter of transmittal from the Transfer Agent. See "Certain Terms of the Merger Agreement-Manner and Basis of Converting Shares."

  Upon delivery of an executed transmittal letter and surrender of a Converted Share certificate to the Transfer Agent for cancellation, the holders of such certificates will be entitled to receive a certificate representing the number of whole shares of New Common Stock which such holder has the right to receive under the terms of the Merger Agreement.


TRADING MARKET FOR NEW COMMON STOCK

  The Old Sheffield Common Stock has been traded on the American Stock Exchange (Emerging Company Marketplace) since December 14, 1993 under the symbol "SHE." There is no public market for TransMontaigne Common Stock. The shares of New Common Stock have been approved for listing on the American Stock Exchange (Primary List) subject to completion of the Merger. See "Market Prices of Common Stock and Dividend Information."

COMPARATIVE RIGHTS OF TRANSMONTAIGNE AND SHEFFIELD STOCKHOLDERS

  Rights of stockholders of TransMontaigne are currently governed by Delaware law, the Certificate of Incorporation of TransMontaigne (the "TransMontaigne Charter") and TransMontaigne's Bylaws. Upon consummation of the Merger, TransMontaigne stockholders will become stockholders of Sheffield and their rights as stockholders of Sheffield will be governed by Delaware law, the Restated Certificate of Incorporation of Sheffield (the "Sheffield Charter"), as amended by the Certificate of Merger, and Sheffield's Bylaws. There are various differences between the rights of TransMontaigne stockholders and the rights of Sheffield stockholders. In addition, the rights of Sheffield stockholders will be changed by the amendments to the Sheffield Charter effected by the Certificate of Merger. See "Comparative Rights of TransMontaigne and Sheffield Stockholders" and "Description of Sheffield Capital Stock."

TRANSMONTAIGNE SELECTED HISTORICAL FINANCIAL INFORMATION

   The selected historical financial data of TransMontaigne set forth below for the year ended April 30, 1995, the seven months ended April 30, 1994 and the years ended September 30, 1993, 1992, 1991 and 1990 has been derived from the audited consolidated financial statements of TransMontaigne. The selected historical financial data for TransMontaigne for the nine months ended January 31, 1996 and 1995 has been derived from unaudited consolidated financial statements of TransMontaigne and includes, in the opinion of TransMontaigne's management, all adjustments necessary to a fair statement of the financial position and results of operations for the interim periods presented. All adjustments, in the opinion of management, are of a normal recurring nature. This historical data should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the consolidated financial statements and notes thereto of TransMontaigne included herein.


                        NINE MONTHS ENDED                          SEVEN MONTHS
                           JANUARY 31,          YEAR ENDED APRIL      ENDED                 YEARS ENDED SEPTEMBER 30,
                     ------------------------          30,           APRIL 30,    ------------------------------------------------
                        1996        1995              1995            1994           1993        1992        1991         1990
                     ---------    -----------   ----------------  ------------    -----------  ----------- -----------  ----------
STATEMENT OF
 OPERATIONS DATA:
 Revenue             $347,974,850 236,169,346      324,591,409     296,086,981    507,936,810  515,547,695 417,834,881  443,860,068

 Operating income
 (loss)                 3,267,286   2,867,363          406,042      (1,509,581)    (1,710,242)  (1,930,614) (3,368,105)   1,752,535

 Net earnings (loss)    1,602,137     624,010       (3,217,635)     (2,853,609)    (4,490,468)  (4,200,922) (4,150,161)   3,205,855

 Earnings (loss)
 per share           $        .11         .23            (1.32)          (1.15)         (1.85)       (1.73)      (1.62)        1.19

                                                              APRIL 30                               SEPTEMBER 30
                            JANUARY 31,              ----------------------------  -------------------------------------------------
                               1996                     1995          1994             1993        1992        1991        1990
                            -----------              -----------  ---------------  --------------- ----------- ---------  ----------
BALANCE SHEET DATA:
Working capital             $32,640,911              37,989,205     11,554,715       11,470,225    20,685,446 16,601,819  6,278,119

Total assets                 86,939,395             104,220,346     75,470,266       86,334,703    76,336,971 69,240,513 50,897,747

Long-term debt,
  excluding current
  installments               32,402,267              36,945,610     37,671,329       33,953,590    35,256,698 25,476,695 15,841,887

Stockholders' equity         29,822,888              28,470,702      2,480,835        5,334,500     9,825,060 14,026,063 12,444,514


SHEFFIELD SELECTED HISTORICAL FINANCIAL INFORMATION

  The following table sets forth selected consolidated historical financial data of Sheffield and has been derived from the audited consolidated financial statements of Sheffield for each of the five fiscal years ended June 30, 1995, and the unaudited interim consolidated financial statements of Sheffield for the six months ended December 31, 1995 and 1994. In the opinion of management, all adjustments, consisting of normal recurring accruals, considered necessary for the fair presentation have been included in the unaudited interim data. This historical data should be read in conjunction with the financial statements and notes thereto which are included in Appendices III and IV. The historical results are not necessarily indicative of results which may be expected for future periods.


                     SIX MONTHS ENDED DECEMBER
                                 31,                                               YEARS ENDED JUNE 30,
                     -------------------------     -------------------------------------------------------------------------------
STATEMENT OF
 OPERATIONS DATA:        1995         1994           1995              1994              1993              1992              1991
                         ----         ----           ----              ----              ----              ----              ----
Revenues:
Gas gathering/
processing           $2,590,323    3,584,912       6,972,380       10,277,680          4,384,747         2,743,868            ---
Oil and gas             506,416      617,933       1,156,745        1,264,568          1,530,940         1,382,315      1,124,454
                     ----------    ---------       ---------       ----------          ---------         ---------      ---------
                      3,096,739    4,202,845       8,129,125       11,542,248          5,915,687         4,126,183      1,124,454

Net income (loss)       241,997     (494,178)     (1,275,953)          75,658            743,269           204,344        (40,759)


Net income (loss)
 per common share           .07         (.15)           (.38)             .02                .23               .06           (.02)

                                                                                         JUNE 30,
                            DECEMBER 31,           --------------------------------------------------------------------------------
                               1995                 1995                1994                1993              1992          1991
                            -----------             ----                ----                ----              ----          ----
BALANCE SHEET DATA:
Working capital             $ 3,210,593           4,145,927           880,184            1,061,206         1,824,032      3,433,292

Total Assets                  7,818,866          10,035,766        10,789,503           10,961,038         6,298,459      4,927,655

Long-term debt,
 excluding current
 maturities                     100,050           1,374,050         2,111,333            2,141,414           602,248            ---

Stockholders' equity          6,769,560           6,476,553         7,573,580            7,482,922         4,814,637      4,506,381



SELECTED PRO FORMA COMBINED FINANCIAL INFORMATION

   The summary pro forma combined financial information has been derived from the pro forma combined financial statements appearing elsewhere herein and should be read in conjunction with those statements and the notes thereto. This pro forma data is not necessarily indicative of the results to be expected after the proposed Merger is consummated. The unaudited pro forma combined balance sheet data at January 31, 1996 gives effect to the Merger and TransMontaigne's private placement of $25 million of TransMontaigne Common Stock at $5.50 per share, which occurred in April 1996, as if they had occurred at that date. The unaudited pro forma combined statements of operations data for the nine months ended January 31, 1996 and the year ended April 30, 1995 give effect to the Merger and the private placement as if they had occurred on May 1, 1994.


                                                   Nine months ended              Year Ended
                                                      January 31,                  April 30,
                                                         1996                        1995
                                                   -----------------           -----------------
    Pro forma statement of operations data:
        Revenue                                      $349,613,404                 327,503,534
       Operating income                                 2,688,853                     (36,046)
        Net earnings (loss)                             1,037,488                  (3,647,334)
        Pro forma earnings (loss)
         per common share                                    $.06                        (.51)
        Pro forma weighted
         average common shares
         outstanding                                   16,253,676                   7,115,342


                                                       Pro forma
                                                       January 31,
                                                          1996
                                                       -----------

    PRO FORMA BALANCE SHEET DATA:
       Working capital                                $60,551,412
       Total assets                                   121,500,498
       Long-term debt, excluding
         current installments                          32,502,317
       Stockholders' equity                            62,871,685


COMPARATIVE PER SHARE DATA OF TRANSMONTAIGNE AND SHEFFIELD

  Set forth below are the net earnings and book value per common share data on a pro forma per share basis for TransMontaigne, on an historical basis for Sheffield, and on an equivalent pro forma per share basis for Sheffield. The TransMontaigne pro forma combined data was derived by combining historical financial information of TransMontaigne and Sheffield, after giving effect to the Merger under the purchase method of accounting for business combinations, and also reflects the sale of $25 million of TransMontaigne Common Stock which occurred in April 1996. The per share equivalent pro forma data for Sheffield was calculated by dividing the TransMontaigne pro forma combined per common share data by 2.432599.

  The information set forth below should be read in conjunction with the respective audited and unaudited financial statements and related notes of TransMontaigne and Sheffield included herein.




                                                                     NINE MONTHS
                                                                        ENDED              YEAR ENDED
                                                                     JANUARY 31,            APRIL 30,
                                                                        1996                  1995
                                                                    --------------         ----------
        TRANSMONTAIGNE PRO FORMA PER COMMON SHARE DATA:
           Net earnings (loss)                                          $ .06                 (.51)
           Book value (end of period)                                    3.02


                                                                       NINE MONTHS
                                                                         ENDED              YEAR ENDED
                                                                       DECEMBER 31,          JUNE 30,
                                                                          1995                1995
                                                                     ---------------      --------------
        SHEFFIELD HISTORICAL PER COMMON SHARE DATA:
           Net loss                                                     $ (.12)               (.38)
           Book value (end of period)                                     1.98
        SHEFFIELD EQUIVALENT PRO FORMA PER COMMON SHARE DATA:
           Net earnings (loss)                                             .02                (.21)
           Book value (end of period)                                     1.24

RISK FACTORS AND CAUTIONARY STATEMENTS

   When used in this Joint Proxy Statement/Prospectus and in future filings by the Surviving Corporation with the Commission, in the Surviving Corporation's press releases and in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. TransMontaigne and Sheffield wish to caution readers not to place undue reliance on any such forward-looking statements. TransMontaigne and Sheffield wish to advise readers that the factors listed below could affect the Surviving Corporation's financial performance and could cause the Surviving Corporation's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. TransMontaigne and Sheffield will NOT undertake and specifically decline any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. Each of the following risks applies to the business of BPOC, as well as the business of COZ.

PRICE VOLATILITY. TransMontaigne's wholly owned subsidiary, COZ, is engaged in a products supply and distribution business involving the bulk purchase and sale of refined petroleum products and the wholesale marketing of products at terminal truck loading rack locations. This business is characterized by thin margins. In recent years, prices of refined products have fluctuated significantly and COZ has experienced losses resulting from its purchase of inventory during periods of higher prices and its sale of portions of that inventory at lower prices. Prices of refined petroleum products depend upon numerous factors beyond COZ's control, including the supply of and demand for gasoline and other refined products, which are affected by, among other things, changes in domestic and foreign economies, political affairs, production levels, the availability of imports, the marketing of gasoline and other refined products by competitors, the marketing of competitive fuels, the impact of energy conservation efforts and the extent of government regulation. The prices which COZ receives for products are also affected by regional factors, such as local market conditions, transportation costs and the operations of companies providing competing services.

PRICE RISK MANAGEMENT. COZ attempts to minimize its exposure to the risk of price volatility related to the purchase and sale of refined products by selectively hedging through the purchase and sale of futures and options contracts that are intended to offset the effects of price fluctuations. COZ faces some risks that cannot be effectively hedged, including price risks on products for which futures contracts are not traded on the New York Mercantile Exchange (the "NYMEX"), such as mid-continent gasoline (as opposed to New York Harbor reformulated unleaded gasoline, which is traded on the NYMEX) and basis risks (the risk that price differentials between delivery points, delivery periods or types of products will change). COZ experiences basis risk in its mid-continent operations because of the differences between mid-continent spot prices and NYMEX futures contract prices. COZ generally does not hedge the price risk on certain portions of its inventory, consisting of pipeline fill, tank bottoms and a minimum product supply required to satisfy exchange obligations; this product is not held for sale because it is required in order to maintain a "wet system" (a pipeline must be full of product, or "wet," at all times in order to accept product volume at one end and deliver the same volume at the other end, and minimum storage tank bottoms of approximately two feet of products are required in order to assure that no vapor enters the piping system). COZ, however, could be required to recognize a financial statement loss on a portion of its inventory arising from market price fluctuations in order to reflect lower of cost or market adjustments. COZ is also exposed to credit risks in the event the other party to a futures contract is unable to perform its contractual obligations. There can be no assurance that hedging will be effective in limiting any adverse effects of refined products price fluctuations on COZ's operations or its overall profitability.

COMPETITION. COZ competes with major and independent petroleum companies, national, regional and local pipeline and terminaling companies and other product suppliers and exchangers, many of which have larger facilities systems, control substantially greater supplies of product and have significantly greater financial resources than COZ.

EFFECT OF REDUCED DEMAND ON PIPELINE SHIPMENTS AND TERMINAL VOLUME. COZ's pipeline and terminals business depends in large part on the level of demand for refined petroleum products in the markets served. The demand for products by the shippers, including COZ, fluctuates and can be adversely affected by numerous factors, including weather conditions; local and regional economic considerations; automobile, commercial and agricultural usage; product availability and prices; seasonality; and alternative sources of supply. The possible impact of future fuel conservation programs and related governmental regulations, technological advances in fuel economy and alternative sources of energy generation could also adversely affect the demand for products and reduce COZ's revenue generated from pipeline tariffs and terminaling fees.

DEPENDENCE ON CRUDE OIL SUPPLIES. Refineries that produce the refined petroleum products transported through COZ's pipeline systems and handled at COZ's terminals are dependent on adequate supplies of suitable grades of crude oil. A material decline in crude oil supplies could adversely affect COZ's tariff revenues from pipeline shipments of refined petroleum products, terminaling and storage fees and margins from bulk and truck loading rack product sales.

COZ'S OPERATIONS ARE SUBJECT TO CERTAIN OPERATIONAL HAZARDS AND UNFORESEEN INTERRUPTIONS. COZ's operations are subject to the customary hazards of the products transportation business, as well as those associated with terminal and storage facilities, including leaks, spills, fires and injury to personnel. Operations also could be interrupted by natural disasters, adverse weather or other events beyond COZ's control. Furthermore, COZ transports volatile petroleum products such as gasoline, diesel oil and jet fuel in areas of high population density. COZ carries insurance for some, but not all, accidents and disruptions, and there can be no assurance that coverage will be adequate to cover all losses.

SEASONAL VARIATION IN PRODUCT DEMAND. The mix of refined petroleum products delivered varies seasonally, with gasoline demand peaking in early summer and diesel fuel demand peaking in the fall. This can cause fluctuations in revenues, as can variations in weather patterns from year to year.

ENVIRONMENTAL, SAFETY AND OTHER REGULATORY MATTERS. The business of COZ is subject to the jurisdiction of governmental agencies with respect to environmental, safety and other regulatory matters. COZ could be adversely affected by environmental costs and liabilities that may be incurred. Future environmental regulations might adversely impact COZ's products and activities. Risks of substantial costs and liabilities are inherent in pipeline, terminaling and storage operations, and there can be no assurance that substantial costs and liabilities will not be incurred. COZ currently owns, and has in the past owned, properties that have been used for terminaling or storage of petroleum products. Hydrocarbons or other solid wastes may have been previously disposed of or released on or under some of the properties owned by COZ. It is possible that developments, such as increasingly strict environmental laws, regulations and enforcement policies thereunder, and claims for damages to property or persons resulting from the operations of COZ or previous owners or operators, could result in substantial costs and liabilities to COZ. See "TransMontaigne-Business-Business of COZ-Environmental Regulation." Lion's operations are also subject to environmental regulation and risk. See "TransMontaigne-Business-Business of COZ-Lion Oil Company Investment." Federal and state agencies also could change the tariffs pipelines may charge or impose additional safety requirements, any of which could affect profitability. See "TransMontaigne-Business-Business of COZ-Rate Regulation."

DETERMINATION OF NUMBER OF SHARES TO BE RECEIVED IN THE MERGER. In determining whether to vote to approve the Merger, the stockholders of Sheffield and TransMontaigne should consider that the numbers of shares of New Common Stock to be received in the Merger by the holders of TransMontaigne Common Stock and Old Sheffield Common Stock were determined by negotiations between TransMontaigne and Sheffield, and were based on a number of factors. See "The Merger-Sheffield's Reasons for the Merger;" "-Recommendations of Board of Directors of Sheffield" and "-TransMontaigne's Reasons for the Merger; Recommendations of Board of Directors of TransMontaigne." The numbers of shares to be received do not necessarily reflect the relative stock values, asset values, cash flow per share, earnings per share or other attributes of either TransMontaigne or Sheffield. The Merger Agreement does not provide for any adjustment in the numbers of shares to be received in the event that either the TransMontaigne Common Stock or Old Sheffield Common Stock should increase or decrease in value.

                                 TRANSMONTAIGNE


GENERAL

   TransMontaigne is a privately owned holding company which pursues, through its subsidiaries, business opportunities in the downstream sector of the petroleum industry. TransMontaigne privately placed $30 million of new common equity in April 1995, of which $20 million was invested in and used to pay down debt of a wholly-owned subsidiary, Continental Ozark, Inc. ("COZ"), which is engaged in the transporting, storing and terminaling and the wholesale marketing of refined petroleum products (principally unleaded gasoline, No. 2 diesel oil and jet fuel) in the mid-continent region of the United States and in the gathering, storing and transporting of crude oil in east Texas.

   In February 1996, TransMontaigne participated with Sheffield in the formation of Bear Paw Operating Company ("BPOC"), which is engaged in the contract management and operation of downstream petroleum facilities, the owners of which desire to reduce operating costs without disposing of their smaller systems. BPOC is currently managing 15 such systems for a major interstate pipeline company. Sheffield and TransMontaigne each own 45% of BPOC.

   TransMontaigne completed in April 1996 a private placement for $25 million of common stock at $5.50 per share to existing stockholders and institutional investors. TransMontaigne plans to make further investments to support COZ's and BPOC's businesses, as well as investments in other complementary businesses engaged in the downstream sector of the petroleum industry.

   The executive offices of TransMontaigne, a Delaware corporation, are located at 370 17th Street, Republic Plaza, Suite 900, Denver, CO 80202, and its telephone number is (303) 605-1798.


BUSINESS

BUSINESS OF COZ.

General. TransMontaigne's principal operating subsidiary, COZ, is engaged in the transporting, storing and terminaling and the wholesale marketing of refined petroleum products (principally unleaded gasoline, No. 2 diesel oil and jet fuel) in the mid-continent region of the United States and in the gathering, storing and transporting of crude oil in east Texas. COZ owns and operates 741 miles of pipeline (the NORCO pipeline, the Razorback pipeline and the CETEX pipeline) and nine storage or terminal facilities in seven states with a combined tank storage capacity of 3,633,500 barrels, serving over 500 customers. A 65% owned subsidiary of COZ also owns a 27.75% interest in Lion Oil Company ("Lion") which owns a modern 65,000 BPD refinery in El Dorado, Arkansas, a 188-mile crude oil transportation pipeline in east Texas, a 1,100-mile crude oil gathering and transmission system and two refined products terminals. COZ does not explore for, or produce, crude oil or natural gas, and it owns no crude oil or natural gas reserves.

Pipelines. COZ utilizes mid-continent refined petroleum product pipeline systems to transport products to market destinations and to conduct exchange transactions with major and independent petroleum companies. COZ owns and operates a 452-mile refined petroleum products pipeline from Ft. Madison, Iowa through the Greater Chicago area, to Toledo, Ohio (the "NORCO pipeline") and associated storage facilities located at Hartsdale, Indiana and Toledo, Ohio. COZ also owns a 60% interest in a 67-mile refined petroleum products pipeline operating from Mt. Vernon, Missouri to Rogers, Arkansas (the "Razorback pipeline") and an associated storage facility at Mt. Vernon. COZ also owns and operates a 220-mile crude oil gathering pipeline system, with 807,500 barrels of tank storage capacity, located in east Texas (the "CETEX pipeline").

   The NORCO and Razorback pipelines are common carriers and are subject to tariff regulation by the Federal Energy Commission (the "FERC"). CETEX is an intrastate common carrier subject to Texas Railroad Commission regulations. Transportation through the pipelines as common carriers is available, under published tariffs filed with the FERC or the Texas Railroad Commission, as appropriate, to any shipper requesting such services and satisfying the conditions and specifications set forth in the tariff. See "-Regulation."

   In general, a shipper, including COZ, owns the refined petroleum products or crude oil and transfers custody of the products to the NORCO or Razorback pipelines or the crude oil to the CETEX pipeline for shipment to a delivery location at which point custody again transfers. Tariffs for the transportation service are charged by COZ to shippers based upon the origination point on the pipelines to the point of product delivery. These tariffs do not include fees for the storage of products at the storage facilities of the NORCO or Razorback pipelines or crude oil at the CETEX pipeline storage facilities, or for the terminaling and storage of products at COZ terminals, any of which fees are separately charged if those facilities are utilized.

   The refineries providing products shipped on the NORCO pipeline obtain their supplies of crude oil primarily from Gulf Coast, mid-continent and Canadian sources. The refineries providing products shipped on the Razorback pipeline obtain their supplies of crude oil, to a substantial extent, from foreign sources and, to a lesser extent, from producing fields located in Alaska, Oklahoma, Kansas and Texas. If operations at any one refinery were discontinued, COZ believes (assuming unchanged demand for refined petroleum products in the markets it serves) that any effect would be short-term and that COZ's business would not be materially adversely affected over the long term since such discontinued production could be replaced by other refineries or by other sources.

   COZ's pipeline business depends in large part on the level of demand for refined petroleum products in the markets served by the pipelines and the ability and willingness of refiners and marketers having access to the pipelines to supply that demand by shipments through the pipelines. Pipelines are the safest and lowest cost method for intermediate and long-haul overland transportation of refined petroleum products. Several competing pipeline systems are located in the NORCO pipeline service area and those pipelines generally have capital and financial resources substantially greater than COZ. The Razorback pipeline is the only refined petroleum products pipeline providing transportation services to northwest Arkansas. Competition is based primarily on pipeline operational dependability, quality of customer service provided and proximity to end users, although product pricing at either the origin or terminal destination on a pipeline may outweigh transportation cost considerations. COZ believes that high capital costs, tariff regulation, environmental considerations and problems in acquiring rights-of-way make it unlikely that additional competing pipeline systems comparable in size to the NORCO and Razorback pipelines will be built in April 1996, since the COZ pipelines have available capacity to satisfy shipper product movement requirements and the tariffs will remain competitive.

Terminals. COZ owns and operates seven terminals and associated storage facilities, connecting products transportation facilities and products distribution locations. These facilities are located in Rogers, Arkansas, two in Little Rock, Arkansas, Indianapolis, Indiana, South Bend, Indiana, Bryan, Ohio, and Mt. Vernon, Missouri. The South Bend, Indiana terminal is under renovation and is scheduled to be reactivated in late 1996. The terminals receive products in bulk quantities via connecting pipeline systems. Products are stored in bulk at the terminals and made available to wholesale, shipment and exchange customers for transport by truck to commercial and retail destinations, and then to the end user. COZ markets products over truck loading racks at owned terminals as well as through exchanges with numerous companies at other non-owned terminals located throughout the COZ distribution area. In addition, COZ owned terminals are used by major and independent petroleum companies to distribute products outside their primary distribution systems.

   In addition to products terminal and storage facilities owned by independent operators such as COZ, major and independent petroleum companies also own terminal and storage facilities. Although such facilities often may have the same capabilities as those owned by independent operators, they generally do not provide terminaling services to third parties. In many instances, the major petroleum companies which own terminal and storage facilities are also significant customers of independent terminal operators. These major petroleum companies frequently provide strong demand for terminals owned by independent operators, particularly when the independent terminals have more cost effective locations near key transportation connections. The major petroleum companies also utilize independent terminal storage when their proprietary storage facilities are inadequate, either because of size constraints, the nature of the products stored or specialized handling requirements.

   Independent terminal and storage facility owners compete based on the location and versatility of the facilities and services they provide. A well located terminal will have access to cost effective transportation to and from the terminal, including highways, railroads and pipelines.

   Storage of products at COZ owned terminals pending delivery is considered by COZ to be an integral but separate segment of the product handling service. Ancillary services, including injection of shipper-furnished or COZ-furnished additives, are also available for a fee at the COZ terminals. The terminal and storage facilities include automatic tank alarm systems and have been designed with preventative structural measures to minimize the occurrence and level of damage in the event of a spill or fire. All loading areas, tanks, pipes and pumping areas are contained in order to collect any spillage and water run-off. Routine maintenance is performed on a regularly scheduled basis at the terminal and storage facilities.

Products Supply and Distribution. COZ's products supply and distribution activity involves the bulk purchase and sale of refined petroleum products and the wholesale marketing of products at terminal truck loading rack locations.

   Prices of refined petroleum products, the prices of which depend largely upon factors beyond COZ's control, including the supply of and demand for gasoline, distillates and other refined products, which in turn are affected by domestic and foreign economies, political affairs, production levels, availability of imports, marketing by competitors, alternative fuels, energy conservation efforts and government regulation. The prices received by COZ for products are also affected by regional factors, such as local market conditions, transportation costs and the operations of competitors.

   COZ attempts to minimize its exposure to price volatility related to the purchase and sale of refined products by selectively hedging with futures and options contracts that are intended to offset the effects of price fluctuations, as well as real-time inventory monitoring and pricing computer programs which provide accurate and timely transactional and forecasting information. COZ's risk management strategies are subject to policies that control purchases and sales on a daily basis in order to maintain designated inventory positions subject to price risk, achieve prevailing margins and effectively hedge forward, when appropriate. There can be no assurance, however, that COZ's risk management strategies will be effective in limiting any adverse effects of refined products price fluctuations on COZ's operations or its overall profitability. See "Summary-Risk Factors-Price Volatility" and "-Price Risk Management."

   Generally, when COZ purchases refined products it also simultaneously enters into corresponding sale or exchange transactions involving physical deliveries of the product to a third party, or corresponding sales of futures contracts on the NYMEX. This procedure gives COZ a stable and reliable product supply which can be sold at prevailing market prices to customers having recurring and spot purchase requirements. Exchange agreements are generally for 30 days and month-to-month thereafter until terminated by either party. COZ believes these short-term contracts minimize the effect of volatile market prices and regional economic aberrations and considers them essential in order to retain the flexibility to respond to local demands and to changing market prices, conditions and seasonal variations. However, termination of short-term contracts could result in a reduction of pipeline and terminal volumes. COZ's operating policy imposes dollar limits on the acquisition of petroleum products and futures contracts or other derivative products for the purpose of price change trading.

Lion Oil Company Investment. In 1985, Continental Ozark Holding, Inc., a 65% subsidiary of COZ, purchased 27.75% of the shares of Lion, which owns a modern 65,000 BPD refinery in El Dorado, Arkansas, a 188-mile crude oil transportation pipeline in east Texas from Nederland on the U.S. Gulf Coast to Longview, a 1,100-mile crude oil gathering system in south Arkansas and north Louisiana, and refined products terminals located at Memphis and Nashville, Tennessee. Lion is operated under a management contract. The manager, Ergon, Inc., owns a 48.6% interest in Lion. The remaining 24% interest in Lion is owned by others. The last dividend distribution made by Lion to its shareholders was in 1992. Two officers of COZ are directors of Lion.

   The Lion refinery generates a product mix of gasoline, diesel and heating oil
and asphalt.   Lion owns and has access to pipeline systems which permit the purchase and shipment of crude oil feedstocks to its refinery from regional independent producers, as well as from reliable foreign sources of supply. In recent years Lion has made substantial capital improvements to upgrade its refining facilities resulting in reduced routine maintenance costs, increased facility utilization, and compliance with environmental and regulatory requirements. COZ purchases refined petroleum products from Lion.

   An increase in crude oil prices could adversely affect Lion's operating margins and sales volumes. Since the cost of crude oil and the prices of refined products are subject to significant fluctuation, Lion's earnings and cash flow have been and may continue to be adversely affected. The profitability of Lion's operations is significantly influenced by the "crack spread," which is the difference between the sales price of refined petroleum products and the cost of associated feedstocks (principally crude oil) delivered to the refinery for processing. Since COZ's interest in Lion is recorded for financial statement purposes on the equity method of accounting, a significant negative fluctuation in Lion's reported earnings would also have an adverse effect on COZ's earnings.

   Lion is subject to extensive regulation by local, state and federal environmental laws, including the Clean Air Act, the Federal Water Pollution Control Act, and the Resource Conservation and Recovery Act ("RCRA"). As a result of the long history of operations at Lion's refinery, there has been some impact on groundwater and soil. Lion has conducted and continues to conduct studies to investigate the nature and extent of contamination at certain locations on the refinery site. Remediation and corrective action are currently being conducted. The continuing studies will determine the required additional remediation and corrective action to be undertaken. While Lion's management believes that the net cost of any remedial action will not have a material adverse effect on Lion's financial condition or liquidity, there can be no assurance that the impact of such matters on its results of operations for any given reporting period will not be material.

Environmental Regulation.

   General. The operations of COZ are subject to federal, state and local laws and regulations relating to protection of the environment. Although COZ believes that the operations of COZ are in general compliance with applicable environmental regulations, and COZ has not budgeted any material amounts for environmental compliance for the current fiscal year, risks of substantial costs and liabilities are inherent in pipeline and terminal operations, and there can be no assurance that significant costs and liabilities will not be incurred. Moreover, it is possible that other developments, such as increasingly strict environmental laws, regulations and enforcement policies thereunder, and claims for damages to property or persons resulting from the operations of the subsidiaries, could result in substantial costs and liabilities.

   Water. The terminal and pipeline facilities are extensively regulated by the Federal Water Pollution Control Act of 1972 (FWPCA), the Oil Pollution Act of 1990 (OPA), and other statutes relating to prevention of and response to oil spills. In order to prevent and respond appropriately to spills, the facilities have Spill Prevention Control and Countermeasure Plans and OPA 1990 Spill Response Plans, as required. In addition, certain of the pipelines are regulated by the Department of Transportation under regulations entitled Transportation of Hazardous Liquids by Pipeline, which contain safety standards and reporting requirements for certain spills and other accidents. As part of spill response procedures, the facilities have internal and external notification procedures for field and corporate emergency response management teams to ensure that management, contractors, and governmental authorities are properly notified. Contractual arrangements with emergency response contractors are also in place.

   OPA subjects owners of facilities to strict, joint and potentially unlimited liability for removal costs and certain other consequences of an oil spill, where such spill is into navigable waters, along shorelines or in the exclusive economic zone. In the event of an oil spill into such locations, substantial liabilities could be imposed upon the subsidiaries. States in which the subsidiaries operate have also enacted similar laws. Regulations are currently being developed under OPA and state laws that may also impose additional regulatory burdens.

   COZ's pipelines cross several navigable rivers and streams. Some facilities are also located near water bodies and sensitive areas, such as wetlands. The FWPCA imposes strict controls against the discharge of oil and its derivatives into navigable waters, provides possible penalties for any discharge of petroleum products in reportable quantities, and imposes substantial potential liability for the costs of removing an oil spill. Additionally, the OPA exposes parties liable for spills to damages for loss of use or impairment of natural resources. State laws for the control of water pollution also provide varying possible civil and criminal penalties and liabilities in the case of a release of petroleum.

   Contamination resulting from spills or releases of refined petroleum products are not unusual within the petroleum pipeline industry. Several facilities of COZ have soil and groundwater contamination. COZ, however, is indemnified by previous owners for most of the known contamination. Contamination resulting from other spills has been handled in the normal course of business and is not expected to have a material adverse effect on COZ, although there can be no assurance that it will not have a material adverse effect on COZ. Petroleum recovered from a spill site is typically transported to the nearest company facility for further processing. If the recovered petroleum were required to be sent to a disposal site instead, costs of addressing a spill would increase substantially.

   In the purchase agreements for the Little Rock south terminal and the CETEX and NORCO pipelines, the sellers agreed to be responsible for certain defined contamination that might have existed at the time of the sale. Under the purchase agreement for the NORCO pipeline, the seller has addressed, or is currently addressing, contamination at several sites, including conducting monitoring and remediation activities. There can be no assurance that the sellers of any of these sites will not dispute coverage and refuse to accept responsibility for any discovered contamination.

   On September 15, 1993, after the purchase of the pipeline system by a subsidiary of COZ, NORCO Pipeline, Inc., a leak occurred in DeKalb County, Indiana, when the operator of the control center at that time, ARCO, ordered the field personnel to begin pumping without first verifying that the pipeline valves were properly aligned. As a result, a line ruptured in a soy bean and corn field surrounded by agricultural and rural residential land, and released approximately 660 barrels of diesel fuel, contaminating soil and groundwater in the field. Some of the fuel followed a drainage ditch for approximately one-half mile, where it entered Fish Creek. Cleanup operations recovered about one-half of the diesel fuel. Soil and groundwater were impacted and it is possible that additional assessment and remediation could be required. In addition, the Natural Resource Damage Assessment (NRDA) Trustees for the U.S. Fish and Wildlife Service and for the states of Indiana and Ohio alleged that the release caused natural resource damages in Fish Creek. NORCO Pipeline, Inc. has made a claim regarding this incident to its insurance carrier. The insurance company and ARCO have negotiated a settlement with the trustees, which will be issued for public comment, regarding the NRDA claim.

   Many of the facilities are subject to permits regulating the discharge of pollutants into navigable waters, called National Pollutant Discharge Elimination System ("NPDES") permits. To meet NPDES requirements, COZ has in place or access to wastewater treatment systems, as needed. As those permits expire and are renewed, the facilities can come under increasingly stringent requirements. The EPA and certain states have also promulgated regulations that may trigger the need to apply for permits to discharge storm water runoff. Where, and as, additional requirements become applicable, modifications to NPDES permits and procurement of stormwater permits will be requested as appropriate. Although no assurance in this regard can be given, COZ believes that any such modifications or stormwater permits should not have a material effect on its financial condition.


   Regulation of Aboveground Storage Tanks. The states in which the facilities operate regulate aboveground storage tanks containing liquid substances. While state regulations require that such tanks be constructed and operated in conjunction with industry standards that have been adopted by reference into federal regulations, there is no uniform federal regulation of aboveground storage tanks. However, bills have been introduced in the United States Senate and House of Representatives this year which would require the administrator of the Environmental Protection Agency to review existing regulations for deficiencies and to issue a regulation that consolidates all environmental laws, and health and safety laws, applicable to the design, construction, maintenance and operation of aboveground storage tanks. These bills have been referred to committee and it is not presently known if or when action will be taken. COZ believes that it is in substantial compliance with all current requirements applicable to aboveground storage tanks, and that the pending House and Senate bills will not materially impact COZ's operations. Although no assurance can be given, COZ believes that the future implementation of additional requirements applicable to aboveground storage tank laws by either the states in which COZ operates or by the federal government will not have a material adverse effect on COZ's financial condition or results of operations.

   Air Emissions. The operations of COZ are subject to the Federal Clean Air Act and comparable state and local statutes. COZ believes that the operations are in substantial compliance with such laws in all states in which it operates. The gasoline facilities generally are subject to an air permit requirement. In addition, many of the facilities are required to have vapor recovery or combustion units. To the extent that any terminals are nearing volume limitations, permit modifications could be required. Although no assurance in this regard can be given, COZ believes that any such modifications should not have a material effect on its financial condition.

   Amendments to the Federal Clean Air Act enacted in late 1990 will require most industrial operations in the United States to incur future capital expenditures in order to meet the air emission control standards that are to be developed and implemented by the EPA and state environmental agencies during the next decade. Pursuant to these Clean Air Act Amendments, those facilities that emit volatile organic compounds ("VOC") or nitrogen oxides and are located in non-attainment areas will be subject to increasingly stringent regulations, including requirements that certain sources install reasonably available control technology. Several gasoline facilities may also be subject to new source performance standards. The EPA is also required to promulgate new regulations governing the emissions of hazardous air pollutants. Some of the facilities are included within the categories of hazardous air pollutant sources that may be affected by these regulations. In order to comply with applicable air pollution laws, COZ may have to install additional vapor control equipment as necessary to comply with the regulations.

   Solid Waste. RCRA governs the generation and disposal of solid wastes, including hazardous wastes. In 1990, the Environmental Protection Agency ("EPA") promulgated regulations expanding the definition of characteristic hazardous waste by adding 25 organic constituents that were not previously included in determining that a waste is hazardous and by adding a new testing procedure called the Toxicity Characteristic Leaching Procedure to detect the concentrations of those constituents. These changes increase the costs of handling certain wastes generated through the subsidiaries' operations. Additional changes in the regulations or interpretation of these regulations may result in increased capital expenditures or operating expenses.

   Environmental Impact Statement. The National Environmental Policy Act of 1969 ("NEPA") applies to certain extensions or additions to a pipeline system. Under NEPA, if any project that would significantly affect the quality of the environment requires a permit or approval from any federal agency, a detailed environmental impact statement must be prepared. The effect of NEPA may be to delay or prevent construction of new facilities or to alter their location, design or method of construction.

Rate Regulation.

   Interstate Regulation. The interstate petroleum product pipeline operations of COZ are subject to regulation by the FERC under the Interstate Commerce Act (the "ICA") which requires, among other things, that pipeline transportation rates be "just and reasonable" and not unduly discriminatory. New and changed rates must be filed with the FERC, which may investigate their lawfulness on shipper protest or its own motion. The FERC may suspend the effectiveness of such rates for up to seven months. If the suspension expires before completion of the investigation, the rates go into effect, but the pipeline can be required to refund to shippers, with interest, any difference between the level the FERC determines to be lawful and the filed rates under investigation. Rates that have become final and effective may be challenged by complaint to a court or the FERC filed by a shipper or on the FERC's own initiative, and reparations may be recovered by the party filing the complaint for the two year period prior to the complaint if the FERC finds the rate to be unlawful.

   In general, petroleum product pipeline rates are required to be cost based to be deemed just and reasonable. Cost based rates are permitted to generate operating revenues, based on projected shipment volumes, not greater than the total of the following components: (i) operating expenses, (ii) depreciation and amortization, (iii) "normalized" federal and state income taxes and (iv) an overall allowed rate of return on the pipeline's "rate base." Generally, rate base is a measurement of the investment in, or value of, the pipeline's assets.

   The Energy Policy Act of 1992 (the "EP Act") mandated simplified procedures for FERC rate regulation under the ICA. In response to the EP Act, the FERC has adopted indexation as a simplified rate making methodology for pipeline rate changes. Current indexation is based on the annual change in the Producer Price Index less one percent.

   Just and reasonable pipeline rates in effect on December 31, 1994 are the "Base Rates" for indexation. A pipeline may increase its rates to the ceiling rate calculated by indexing without filing a formal cost based justification and with limited shipper rights to protest. The index is cumulative, applying to the applicable ceiling rate and not to the actual rate charged. Thus, a rate that is not increased to the ceiling level in any year may still be increased to the cumulative indexed ceiling in a later year. A rate decrease may be required if the index lowers the ceiling. Shippers are still permitted to protest rates, even if the rate change does not exceed the index ceiling, if the shipper can demonstrate that the "increase is so substantially in excess of the actual cost increases incurred by the pipeline" that the proposed rate would be unjust and unreasonable.

   The indexing mechanism does not set initial rates for a pipeline, which still generally must be cost based. However, a pipeline can file an initial rate based upon the agreement of at least one non-affiliated shipper, without filing full cost-of-service justification for the rate. If this negotiated rate is protested by another shipper, the pipeline will be required to justify the initial rate on a cost-of-service basis. The initial rate that is established by a pipeline becomes the pipeline's "Base Rate" for indexation.

   COZ's current rates are based on settlements with its then current shippers in August 1995. COZ believes that its current rates are just and reasonable and would withstand challenge under the FERC's cost based rate standards. Because of the complexity of rate making, however, the lawfulness of any rate is never assured.

   The FERC orders establishing indexed pipeline rate ceilings are on appeal to the District of Columbia Circuit Court of Appeals. COZ cannot predict the result of those appeals, but believes that a modification or reversal of the FERC indexing orders would not have a material adverse effect on COZ.

   COZ cannot predict how future regulation of interstate petroleum product pipelines may change or what impact such changes will have on COZ.

   Intrastate Regulation.

   The intrastate operations of the CETEX pipeline are subject to regulation by the Texas Railroad Commission. Like interstate regulation, the Texas regulation requires that proposed intrastate tariff increases be filed with the Railroad Commission and allows shippers to challenge such increases.


BUSINESS OF BPOC.   In February of 1996, TransMontaigne participated with
Sheffield in the formation of BPOC. Each company has a 45% interest in BPOC with the balance held by BPOC's management. BPOC is currently managing 15 small gathering systems for a major interstate pipeline company. In addition to earning a fee for the management of these systems it will be compensated for additional volumes which it connects to these systems.

   The gathering, processing and marketing sector of the natural gas industry is currently in a consolidation phase. As this consolidation takes place, it becomes more difficult for many companies to earn acceptable returns on smaller systems. Many producers that have operated their own facilities now realize they lack the skills necessary to maximize the return on their investments and prefer to monetize such assets in order to generate drilling capital.

   BPOC believes that additional opportunities, similar to its existing operations, will become available. Additionally, it believes that with the capital available to it from TransMontaigne and Sheffield there will be opportunities to acquire gathering, processing and marketing assets at competitive prices. Quality customer service is a key objective of BPOC with new industry service standards being targeted for smaller downstream facilities.


EMPLOYEES

    TransMontaigne had 112 employees at January 31, 1996. No employees are subject to representation by unions for collective bargaining purposes.


BANK DEBT

CREDIT AGREEMENT. TransMontaigne is the borrower under a Credit Agreement dated December 7, 1995 with The First National Bank of Boston. The loan is a revolving credit agreement used principally to fund working capital requirements of TransMontaigne and to issue letters of credit to persons with whom TransMontaigne and its subsidiaries do business. The aggregate commitment for outstanding letters of credit and revolving note advances cannot exceed $45 million.

   Borrowings under the Credit Agreement bear interest at a rate per year equal to the bank's announced Base Rate. TransMontaigne may elect to have a portion of the loan be subject to a Eurodollar pricing option.

   As of January 31, 1996, approximately $31 million was outstanding under the Credit Agreement.


   The Credit Agreement contains covenants by TransMontaigne and its subsidiaries not to sell their assets and is secured only by the stock of the subsidiaries. The Credit Agreement contains financial ratio tests relating to consolidated income from operations, consolidated funded debt, liquidity and consolidated tangible net worth. TransMontaigne is in compliance with all of such tests. The Credit Agreement restricts the amount of indebtedness that may be incurred by TransMontaigne and restricts the amount of investments in other companies that can be made by TransMontaigne without the lender's consent.
The lender has consented to the Meger. TransMontaigne may not merge with another company without the lender's consent. TransMontaigne's permanent net base product inventory (that is, inventory needed for line-fill and tank bottom requirements and exchange obligations) may not exceed one million barrels except as may be necessary for future expanded operations, provided such expansion is consistent with TransMontaigne's inventory policy then in effect.

   Under the Credit Agreement, TransMontaigne may not make distributions to its stockholders in excess of $6 million plus 50% of consolidated net income and 100% of additional equity contributed to TransMontaigne after December 7, 1995. As of January 31, 1996, TransMontaigne could distribute approximately $6.7 million to its stockholders without the consent of the lender under the Credit Agreement.

   The Credit Agreement contains customary events of default, including, among others, failure to pay, breach of agreement and insolvency. Upon the occurrence of an event of default, the Credit Agreement permits the lender to declare all outstanding borrowings to be due and payable immediately. The lender is entitled to cease further advances upon a material adverse change in TransMontaigne's business.

SUBORDINATED DEBT. TransMontaigne has outstanding $4 million of 12.75% Guaranteed Senior Subordinated Debentures due December 15, 2000 (the "Debentures"). The Debentures are subordinate to the debt due under the Credit Agreement and certain purchase money debt.

   The Debentures require TransMontaigne to maintain a consolidated net worth of at least $15 million and COZ to maintain a consolidated net worth of at least $7 million. TransMontaigne and COZ are in compliance with such tests. The loan agreement also contains covenants that, among other things, limit TransMontaigne's ability to borrow money, make certain dividend payments, loans and investments, merge, consolidate or sell certain assets and amend its articles and bylaws.

   The loan agreement contains customary events of default, including, among others, failure to pay, breach of agreement and insolvency. Upon the occurrence of an event of default, the loan agreement permits the lender to declare all outstanding borrowings to be due and payable immediately.

   The holders of the Debentures are affiliates of Massachusetts Mutual Life Insurance Company, which hold approximately 5.4% of the TransMontaigne Common Stock and warrants to purchase an additional 248,686 shares of TransMontaigne Common Stock.



LEGAL PROCEEDINGS

    There is no material pending or threatened litigation against TransMontaigne.

TRANSMONTAIGNE SELECTED HISTORICAL FINANCIAL INFORMATION

    The selected historical financial data of TransMontaigne set forth below for the year ended April 30, 1995, the seven months ended April 30, 1994 and the years ended September 30, 1993, 1992, 1991 and 1990 has been derived from the audited consolidated financial statements of TransMontaigne. The selected historical financial data for TransMontaigne for the nine months ended January 31, 1996 and 1995 has been derived from unaudited consolidated financial statements of TransMontaigne and includes, in the opinion of TransMontaigne's management, all adjustments necessary to a fair statement of the financial position and results of operations for the interim periods presented. All adjustments, in the opinion of management, are of a normal recurring nature. This historical data should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the consolidated financial statements and notes thereto of TransMontaigne included herein.



                        NINE MONTHS ENDED                          SEVEN MONTHS
                           JANUARY 31,          YEAR ENDED APRIL      ENDED                 YEARS ENDED SEPTEMBER 30,
                     ------------------------          30,           APRIL 30,    ------------------------------------------------
                        1996        1995              1995            1994           1993        1992        1991         1990
                     ---------    -----------   ----------------  ------------    -----------  ----------- -----------  ----------
STATEMENT OF
 OPERATIONS DATA:

 Revenue          $347,974,850   236,169,346      324,591,409    296,086,981     507,936,810   515,547,695  417,834,881 443,860,068
 Operating income
  (loss)             3,267,286     2,867,363          406,042     (1,509,581)     (1,710,242)   (1,930,614)  (3,368,105)  1,752,535
 Net earnings
  (loss)             1,602,137       624,010       (3,217,635)    (2,853,609)     (4,490,468)   (4,200,922)  (4,150,161)  3,205,855

Earnings (loss)
  per share               $.11           .23            (1.32)         (1.15)          (1.85)        (1.73)       (1.62)       1.19


                         January 31,        APRIL 30                                 SEPTEMBER 30
                            1996       -------------------   --------------------------------------------------------------------
                        -------------    1995       1994         1993             1992             1991             1990
                                         ----       ----         ----             ----             ----             ----
BALANCE SHEET DATA:

Working capital         $32,640,911   37,989,205 11,554,715   11,470,225       20,685,446       16,601,819        6,278,119
Total assets             86,939,395  104,220,346 75,470,266   86,334,703       76,336,971       69,240,513       50,897,747
Long-term debt,
 excluding current
 installments            32,402,267   36,945,610 37,671,329   33,953,590       35,256,698       25,476,695       15,841,887
Stockholders' equity     29,822,888   28,470,702  2,480,835    5,334,500        9,825,060       14,026,063       12,444,514


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL. TransMontaigne is a privately owned holding company which pursues, through its subsidiaries, business opportunities in the downstream sector of the petroleum industry. TransMontaigne's largest subsidiary is COZ, which is engaged in the transporting, storing and terminaling and the wholesale marketing of refined petroleum products (principally unleaded gasoline, No. 2 diesel oil and jet fuel) in the mid-continent region of the United States and in the gathering, storing and transporting of crude oil in east Texas. COZ owns and operates 741 miles of pipeline (the NORCO pipeline, the Razorback pipeline and the CETEX pipeline) and nine storage or terminal facilities in seven states.

    TransMontaigne incurred net losses from the year ended September 30 1992 through the year ended April 30, 1995, due primarily to the underutilization of its pipelines and terminals, small or negative margins from bulk product sales and wholesale marketing activities and a lack of adequate equity capital. Pipeline utilization averaged 38% for the year ended April 30, 1995, 40% for the seven months ended April 30, 1995 and 36% and 39%, respectively, for the years ended September 30, 1993 and 1992. Terminal utilization averaged 50% for the year ended April 30, 1995, 50% for the seven months ended April 30, 1994, and 55% and 52% for the years ended September 30, 1993 and 1992. The underutilization of the pipelines and terminals was primarily the result of TransMontaigne's inability to finance the inventory required to more fully utilize these facilities. Net operating margins were insufficient to cover general and administrative expense, depreciation and amortization, and interest and other financing costs which were incurred to support and finance its activities. Volatile market prices of refined petroleum products during this period resulted in losses from inventory write downs and the sale of high cost products at lower prices.

    Since April 30, 1995, TransMontaigne has established new inventory management policies, procedures and operating controls, and has also added managerial personnel to supervise the products supply and distribution function in an effort to reduce inventory levels and related carrying costs, and more effectively manage inventory price risks. There can be no assurance that these actions will serve to reduce the level of inventory and successfully manage inventory price risks.

LIQUIDITY AND CAPITAL RESOURCES. TransMontaigne's practice is to secure sources of long-term capital prior to committing to new projects. In April 1995, TransMontaigne sold $30 million of common stock to institutional and individual investors. $20 million of this amount was advanced to COZ, which used it to reduce its bank debt. The remaining $10 million was invested in interest bearing instruments pending identification of further investment opportunities.

    In December 1995, TransMontaigne entered into a new bank credit agreement with a money center bank which provides for revolving credit of up to $45 million, including cash advances and letters of credit. The credit agreement has a final maturity date of November 30, 1999 and provides for interest at either the bank's base rate or a designated premium over short-term Eurodollar rates. As of January 31, 1996, approximately $31 million was outstanding under the credit agreement.


    In April 1996, TransMontaigne completed a private placement for $25 million of common stock at $5.50 per share to existing stockholders and institutional investors.

      Since April 1995, TransMontaigne has raised $55 million in common equity and established a new $45 million revolving loan facility. These financings were used to repay COZ's previous line of credit in the amount of approximately $48,000,000. An additional $7,000,000 was used for working capital and to support letters of credit for COZ. The balance of $45 million ($35 million in cash and $10 million of unused borrowing capacity) is to be used to fund new capital expenditures and acquisitions in the downstream petroleum industry.

      Capital expenditures were $2,900,000, $750,000, $460,000, $4,700,000 million and $2,250,000 million for the nine months ended January 31, 1996, the year ended April 30, 1995, the seven months ended April 30, 1994 and the years ended September 30, 1993 and 1992, respectively.

      TransMontaigne has tentatively budgeted approximately $5,800,000 for capital expenditures for the fiscal year ended April 30, 1997, which includes $3,200,000 for the renovation of the South Bend terminal, located on its NORCO pipeline system. Actual future capital expenditures will depend on numerous factors, some of which are beyond TransMontaigne's control, including the availability of appropriate acquisitions; the demand for pipeline, terminaling and storage services; local, state and federal governmental regulations; environmental compliance requirements; fuel conservation efforts; and the availability of financing on acceptable terms.

      TransMontaigne had working capital of $32,640,000 at January 31, 1996. Management believes TransMontaigne's current working capital position, future cash provided by operating activities, borrowing capacity under its credit agreement and its relations with institutional lenders and equity investors should enable it to meet its future capital requirements, although there can be no assurance that TransMontaigne will be able to obtain additional capital when needed on acceptable terms.

RESULTS OF OPERATIONS.

      TransMontaigne's revenues are derived from three activities: transporting refined products and crude oil in pipelines (Pipelines), storing and terminaling refined products (Terminals) and products supply and distribution (Products).

      Pipeline revenues are based on the volume of refined petroleum products or crude oil transported and the distance from the origin point to the delivery point. The NORCO and Razorback pipelines transport refined products and their rates are regulated by the FERC. The CETEX pipeline transports crude oil and its rates are not regulated.

      Terminal revenues are based on the volume of products handled, generally at a standard industry fee of 1/2 of one cent per gallon. Terminal fees are not regulated. Storage fees are generally based on a per gallon rate, which varies with the duration of the storage arrangement, the product stored and special handling requirements.

      Pipeline and terminal operating costs include wages and employee benefits, utilities, communications, maintenance and repairs, property taxes, rent, insurance, vehicle expenses, environmental protection costs, materials and supplies.

      The products supply and distribution business includes bulk sales of products and the wholesale distribution of products from terminals. Bulk purchase and sale transactions in quantities of 25,000 barrels to 50,000 barrels are common and are generally made at very small margins. Wholesale distribution of products from proprietary and nonproprietary terminal truck loading rack locations are primarily represented by truck load sales of 8,000 gallons of product. These sales are generally also made at small margins.

Nine Months Ended January 31, 1996 Compared to Nine Months Ended
January 31, 1995.

      Revenue and operating information for the nine months ended January 31, 1996 and 1995 is summarized below.


                                    PIPELINES  TERMINALS  PRODUCTS   TOTAL
                                    ---------  ---------  --------  -------
                                              (in thousands)
     1996
     ----
         Volumes (1)                   14,399    433,600   650,000
         Revenues                     $ 6,943      2,462   338,570  347,975
         Net Operating Margin (2)       3,905      1,840     1,884    7,629

     1995
     ----
         Volumes (1)                    9,966    421,700   455,000
         Revenues                     $ 4,317      2,415   229,437  236,169
         Net Operating Margin (2)       1,907      1,805     2,641    6,353

- -----------------

(1) Pipeline volumes are expressed in barrels (42 gallons per barrel) and terminaling and products sales volumes are expressed in gallons.

(2) Net operating margin represents revenues less direct operating expenses for Pipelines and Terminals, and revenues less cost of refined products purchased for Products.

    The net operating margin from pipeline operations increased 104%, or $1,998,000, to $3,905,000 for the nine months ended January 31, 1996 as compared to $1,907,000 for the nine months ended January 31, 1995. This increase was due primarily to a 44% increase in pipeline volumes shipped and increased pipeline utilization, and which resulted in a 60% increase in revenues during the period. The increase in revenues was partially offset by a $628,000 increase in pipeline operating costs, primarily due to incremental power costs due to increased volumes, additional personnel costs, and reductions in the reimbursement of certain costs previously paid by third parties.

    Terminal operations generated approximately a 2% increase in net operating margins in 1996. This increase resulted from a 3% increase in terminal volumes which resulted primarily from volume increases at the Little Rock, Arkansas terminal. Terminal operating costs increased at a slightly greater rate.

          The net operating margin from product sales decreased 29% during the nine months ended January 31, 1996 compared to the nine months ended January 31, 1995, while net products revenues increased $109,133,000 on additional volume of 195,000,000 gallons sold. The decrease in net margin for the period was caused by the sale of bulk and rack products inventory at market prices which were below inventory carrying costs. During much of the nine months ended January 31, 1996, product prices fell significantly.

          During the nine months ended January 31, 1996, general and administrative expenses increased approximately 34% over the nine months ended January 31, 1995, primarily due to increases in salaries and related employee benefits costs associated with additional management personnel.

          Equity in earnings of affiliates primarily represent TransMontaigne's share of the earnings of Lion Oil Company ("Lion"). TransMontaigne's 65% owned subsidiary, Continental Ozark Holdings, Inc. ("COH"), owns a 27.75% interest in Lion. Minority interest represents the other COH shareholders' interest in the earnings of Lion. During the nine months ended January 31, 1996, equity in earnings of affiliates (net of the related minority interests) decreased to approximately $217,000 from approximately $370,000 in the nine months ended January 31, 1995, primarily due to a decline in the gross margins ("crack spread") of Lion.

          Interest expense represents interest on advances under the revolving bank line of credit used to finance inventory and accounts receivable and interest on the Company's senior subordinated debentures. Interest expense decreased $301,537, or 13%, primarily as a result of lower average balances outstanding under the line of credit. Other financing costs include fees paid for letters of credit issued to product suppliers and loan commitment fees paid in connection with the revolving bank line of credit.

          Interest income during the nine months ended January 31, 1996 was attributable to the investment in interest bearing securities of approximately $10 million of cash held for future investments.

          Primarily as a result of the increase in pipeline and terminal net operating margins, reduction in interest expense and the increase in interest income, discussed above, net earnings for the nine months ended January 31, 1996 increased to $1,602,000 from $624,000 for the nine months ended January 31, 1995.

     Year Ended April 30, 1995 Compared to the Seven Months ended April 30, 1994 and the Years Ended September 30, 1993 and 1992.

     Revenue and operating information for the year ended April 30, 1995, the seven months ended April 30, 1994 and years ended September 30, 1993 and 1992 are summarized below:

                                    Pipelines (1)  Terminals  Products    Total
                                    -------------  ---------  ---------  -------
                                                   (in thousands)
1995
- ----
 Volumes (2)                              13,721     547,000   620,000
 Revenues                                  5,827       3,145   315,619   324,591
 Net Operating Margin (3)                  2,678       2,340       761     5,779

1994 (seven months)
- ----

 Volumes (2)                               8,654     321,100   645,000
 Revenues                                  3,989       1,773   290,325   296,087
 Net Operating Margin (loss) (3)           2,096       1,119    (1,902)    1,313

1993
- ----

 Volumes (2)                              12,245     433,200   941,000
 Revenues                                  6,167       2,476   499,294   507,937
 Net Operating Margin (loss) (3)           2,848       1,817    (2,077)    2,588

1992
- ----

 Volumes (2)                               2,878     326,900   920,000
 Revenues                                  1,643       1,698   512,207   515,548
 Net Operating Margin (loss) (3)           1,034       1,121      (483)    1,672

- ----------------------

(1) The NORCO pipeline system was acquired in November 1992 and the CETEX pipeline was acquired in April 1992.
(2) Pipeline volumes are expressed in barrels and terminaling and products sales volumes are expressed in gallons.
(3) Net operating margin represents revenues less direct operating expenses for Pipelines and Terminals, and revenues less cost of refined products purchased for Products.
(4) The margin on products for the year ended April 30, 1995 includes a margin of approximately $2,641,000 for the nine months ended January 31, 1995 and a loss of $1,880,000 for the three months ended April 30, 1995.

  Net operating margins from pipeline operations were $2,678,000 for the year ended April 30, 1995, $2,096,000 for the seven months ended April 30, 1994, $2,848,000 for the year ended September 30, 1993, and $1,034,000 for the year ended September 30, 1992. The increase in margins during these periods was primarily a result of the acquisition of the NORCO pipeline in November, 1992 which has contributed additional volumes of approximately 9,850,000 barrels per year. Aggregate pipeline operating costs increased to $3,149,000 for the year ended April 30, 1995 from $609,000 for the year ended September 30, 1992 also as a result of the acquisition of the NORCO pipeline. Operating costs for the periods subsequent to the acquisition of the NORCO pipeline were relatively constant.

  Terminal operations generated net operating margins of $2,340,000 for the year ended April 30, 1995, $1,119,000 for the seven months ended April 30, 1994, $1,817,000 for the year ended September 30, 1993, and $1,121,000 for the year ended September 30, 1992. This increase in net operating margins during these periods was due primarily to the increased volumes and revenues attributable to the acquisition of the Little Rock south terminal in May 1993 and the increased utilization of the Rogers terminal. As a result, terminal volumes handled increased to 547,000,000 gallons for the year April 30, 1995 from 326,900,000 gallons for the twelve months ended September 30, 1992 and revenues increased to $3,145,000 from $1,698,000 for the comparable periods. Although terminal volumes increased significantly during these periods, terminal operating expenses remained relatively constant, thereby increasing the net operating margins in these periods.

  Net operating margins (losses) on product sales were $761,000 for the year ended April 30, 1995, $(1,902,000) for the seven months ended April 30, 1994, $(2,077,000) for the year ended September 30, 1993 and $(483,000) for the year ended September 30, 1992. During these periods, there were significant fluctuations in product purchase and sale prices reflecting the volatility in the world-wide energy markets. In many cases this resulted in reduced or negative margins on sales of products and an inventory write-down. During the seven months ended April 30, 1994, TransMontaigne recorded a write-down of approximately $3,640,000 to reduce inventories to the lower of cost or market calculated as of December 31, 1993. The write-down was a result of a steep decline in refined product prices in the latter part of 1993 which reached an historic low in December of 1993. At that time, prices for unleaded gasoline declined to less than $.40 per gallon.

  Revenues from product sales declined subsequent to April 30, 1994 as a result of discontinuing the business of a limited partnership in which TransMontaigne owned a one-third interest and was the managing general partner. The partnership conducted trading operations primarily in the cash market by purchasing and selling refined petroleum products and crude oil. While significant revenues were generated during the seven months ended April 30, 1994 and the years ended September 30, 1993 and 1992, the effect on net earnings (losses) during these periods was not significant.

  General and administrative expenses also increased approximately 15% annually from the year ended September 30, 1992 through the year ended April 30, 1995 as a result of acquisitions of the NORCO and CETEX pipelines, the growth of the Razorback pipeline/Rogers terminal operations, the acquisition of the Little Rock south terminal, and the expansion of product supply and distribution activities, all of which increased personnel costs and related supporting administrative expenses.

  Depreciation and amortization increased from the amount recorded in 1992 in subsequent periods, primarily due to the acquisitions of the NORCO and CETEX pipelines in 1992 and the Little Rock south terminal in 1993.

  Equity in earnings (losses) of affiliates, net of the related minority interest, was $295,000 in the year ended April 30, 1995, $479,000 in the seven months ended April 30, 1994, and $(59,000) and $157,000, respectively, in the years ended September 30, 1993 and 1992. During these periods, the operating results of Lion fluctuated widely as a result of volatile crude oil and refined products prices and crack spreads. During periods of fluctuating prices, Lion experiences reductions in crack spreads when market prices of refined products do not change in correlation to changes in crude oil prices.

  Interest expense during the periods from 1992 through 1995 fluctuated with changes in the average outstanding loan balances and with changes in the interest rates on the loans, which ranged from 7% to 9% during these periods. The average outstanding loan balance increased from approximately $26,600,000 for the year ended September 30, 1992 to approximately $34,500,000, $37,100,000 and $35,700,000 for the year ended September 30, 1993, the seven months ended April

30, 1994 and the year ended April 30, 1995, respectively. Interest expense also includes interest on outstanding senior subordinated debentures during these periods.

  The loss on cancellation of aircraft lease of $287,000 recorded in the fourth quarter of the year ended April 30, 1995 was a nonrecurring expense in connection with the termination of a long-term lease. TransMontaigne does not own or have any lease obligations with respect to corporate aircraft.

  TransMontaigne incurred net losses for the year ended April 30, 1995, the seven months ended April 30, 1994, and the years ended September 30, 1993 and 1992, of $3,218,000, $2,854,0000, $4,490,000 and $4,201,000, respectively, primarily as a result of the underutilization of its pipelines and terminals, a lack of adequate capital and the fluctuations in the net operating margin, discussed above.


                                   SHEFFIELD

GENERAL

  Sheffield is engaged in the acquisition, exploration, development, production and sale of crude oil and natural gas and in the gathering and processing of "wet" natural gas into residue ("dry") natural gas and natural gas liquids. Through the fiscal year ended June 30, 1995, natural gas gathering, storing and processing activities were located in North Dakota, Kansas and Oklahoma, but Sheffield recently sold its holdings in Kansas and Oklahoma, leaving North Dakota as the sole site for the Company's current natural gas processing and gathering activities. Sheffield's development drilling activities have been conducted in the Berry Cox Field and the Laredo Field in south Texas and more recently in the Pinedale Field in Wyoming. Sheffield also engages in well recompletion work in the Williston Basin (Montana and North Dakota). Additional information regarding Sheffield can be found in the Sheffield Second Quarter 10-Q and Sheffield 1995 10-K, attached as Appendices III and IV, respectively.


RECENT DEVELOPMENTS

  During the first two quarters of fiscal 1996, Sheffield successfully negotiated and completed the sale of its gas gathering and processing assets in Kansas and Oklahoma for a pre-adjustment price of $5.5 million (the "Asset Sale"). The purchase and sale agreement provided for an effective date of July 1, 1995. However, the agreement also specified that Sheffield was entitled to all proceeds from the sale of natural gas from storage inventory, provided that at closing (October 2, 1995), there be a minimum of 150,000 mmbtu in inventory. In addition, the agreement provided that Sheffield would continue to operate the assets until January 31, 1996. Sheffield used a portion of the proceeds from the Asset Sale to substantially reduce bank debt.

  Following the Asset Sale, Sheffield had a cash balance of approximately $3 million, an amount significantly greater than that needed for the capital projects Sheffield planned to undertake in fiscal 1996. Accordingly, Sheffield continued to evaluate potential acquisitions in exploration and production, as well as the gas gathering and processing areas. In addition, Sheffield received proposals for various business combinations which it analyzed and considered. Given the pending Merger with TransMontaigne, Sheffield does not anticipate committing any funds to capital projects other than those to which it was committed prior to the Merger announcement.


BEAR PAW OPERATING COMPANY, LLC

  TransMontaigne and Sheffield each have a 45% interest in BPOC as discussed under "TransMontaigne-General."


                              POST-MERGER PROFILE

BUSINESS PLAN

  The Merger of TransMontaigne and Sheffield will combine the two companies' current operations. The Surviving Corporation (the name of which will be changed to TransMontaigne Oil Company) will continue TransMontaigne's practice of seeking appropriate expansion opportunities in the downstream sector of the oil and gas industry. Management believes that many profitable opportunities will develop as petroleum companies continue to downsize their operations. TransMontaigne also believes that as a result of the Merger, more sources of financing and acquisition opportunities will be available to it as a publicly held company than may be available to it as a privately held company. As a result of having operations in a larger number of geographic areas, it is anticipated that the combined entity will be exposed to a greater number of opportunities to expand its business. Following the Effective Time, the officers and directors of TransMontaigne will become the officers and directors of the Surviving Corporation, which will adopt the compensation arrangements and benefit plans of TransMontaigne. The Surviving Corporation will adopt TransMontaigne's fiscal year end of April 30 and the principal office of the Surviving Corporation will be at TransMontaigne's offices at 370 17th Street, Suite 900, Denver, Colorado 80202.


MANAGEMENT

OFFICERS AND DIRECTORS. At the Effective Time, the Surviving Corporation's Board of Directors will be increased from five to seven members, and will consist of the current directors of TransMontaigne plus Edwin H. Morgens, Chairman of Sheffield. The terms of all directors of TransMontaigne, including Mr. Morgens, will expire at the next annual meeting of stockholders of the Surviving Corporation. Because the Surviving Corporation will change its fiscal year end to April 30 to be consistent with the fiscal year end of TransMontaigne, the next annual meeting of stockholders of the Surviving Corporation will be held after April 30, 1997. Following the Merger, the officers of TransMontaigne will become the officers of the Surviving Corporation, and the Board of Directors of the Surviving Corporation will make a determination as to how to reconstitute the committees of Sheffield's Board of Directors.

  The following table sets forth, with respect to each person who will be a director or executive officer of the Surviving Corporation at the Effective Time, the person's age and the person's positions and offices with the Surviving Corporation. Individual background information concerning each of such persons follows the table.


NAME                             AGE     POSITION
- ----                             ---     --------
Cortlandt S. Dietler              74     Chairman, Chief
                                          Executive Officer, President
                                          and Director

Richard E. Gathright              42     Executive Vice
                                          President and
                                          Director; President and Chief
                                          Executive Officer of COZ

Harold R. Logan, Jr.              51     Executive Vice
                                          President/Finance,
                                          Treasurer and
                                          Director

Frederick W. Boutin               40     Senior Vice President

John A. Hill                      54     Director

Bryan A. Lawrence                 53     Director

William E. Macaulay               50     Director

Edwin H. Morgens                  55     Director

CORTLANDT S. DIETLER has been the Chairman, Chief Executive Officer and President of TransMontaigne since April 1995. He was the founder, Chairman, and Chief Executive Officer of Associated Natural Gas Corporation prior to its 1994 merger with Panhandle Eastern Corporation (now PanEnergy Corporation) on whose Board he serves as an Advisory Director. He also serves as a Director of Hallador Petroleum Company, Key Production Company, Inc., and Grease Monkey International, Inc. Industry affiliations include: Member, National Petroleum Council; Director, American Petroleum Institute; past Director, Independent Petroleum Association of America; Director, past President & Life Member, Rocky Mountain Oil & Gas Association; Member, 25 Year Club of the Petroleum Industry.

RICHARD E. GATHRIGHT has been the Executive Vice President and a Director of TransMontaigne since April 1995. He joined COZ in December, 1993 and is currently President, Chief Executive Officer and a Director. From 1988 to 1993 he served as President and Director of North American Operations in Denver, Colorado for Aberdeen Petroleum PLC, a London-based public company engaged in international oil and gas operations, of which he was also a member of the Board of Directors. Prior to joining Aberdeen, he held a number of positions in the energy industry in the areas of procurement, operations and management of oil and gas assets. Mr. Gathright is also a

Director of Lion Oil Company. He received undergraduate and J.D. degrees from the University of Arkansas.

HAROLD R. LOGAN, JR. has been Executive Vice President/Finance and a Director of TransMontaigne Oil Company since April 1995. Previously, from 1985 to 1994, Mr. Logan was Senior Vice President/Finance and a Director of Associated Natural Gas Corporation. Prior to joining Associated Natural Gas, Mr. Logan was with Dillon, Read & Co. Inc. and Rothschild, Inc. In addition, Mr. Logan is a Director of Suburban Propane Partners, L.P. He is a graduate of Oklahoma State University with a BS in Economics and Columbia University Graduate School of Business with an MBA in Finance.

FREDERICK W. BOUTIN has been the Senior Vice President of TransMontaigne since April 1995. Prior to his employment with TransMontaigne, Mr. Boutin was a Vice President of Associated Natural Gas Corporation. Prior to joining Associated Natural Gas Corporation in 1985, Mr. Boutin was a tax specialist with KPMG Peat Marwick LLP for five years. Mr. Boutin graduated from Colorado State University with a Masters Degree in Accountancy and a Bachelors Degree in Electrical Engineering.

JOHN A. HILL was appointed a director of TransMontaigne in April 1995. Mr. Hill has been Chairman of the Board of First Reserve since 1983. Mr. Hill is a trustee of the Putnam Funds and is a director of Weatherford Enterra, Inc., Snyder Oil Corporation, Maverick Tube Corporation and PetroCorp, Incorporated.

BRYAN H. LAWRENCE has been a Director of TransMontaigne since 1991. He has been employed by Dillon, Read & Co. Inc., a New York-based investment banking firm, since January 1966 and is a Managing Director. Mr. Lawrence also serves as a Director of Vintage Petroleum, Inc., D&K Wholesale Drug, Inc., Benson Petroleum Ltd. (a Canadian public company), Hallador Petroleum Company, and certain non-public companies in which affiliates of Dillon Read hold equity interests including Meenan Oil Co., L.P., Fintube Limited Partnership, Interenergy Corporation, Willbros Group, Inc., Cavell Energy Corporation, PetroSantander Inc., and Strega Energy Inc. Mr. Lawrence is a graduate of Hamilton College and also has an M.B.A. from Columbia University.

WILLIAM E. MACAULAY was appointed a director of TransMontaigne Oil Company in April 1995. Mr. Macaulay has been President and Chief Executive Officer of First Reserve since 1983. Mr. Macaulay is a director of Weatherford Enterra, Inc., Maverick Tube Corporation and Hugoton Energy Corporation.

EDWIN H. MORGENS has been a director of Sheffield since 1981 and served as President of Sheffield from 1986 to September 1990. He has been Chairman of Morgens, Waterfall, Vintiadis & Co., Inc., a financial services firm, since 1970. Mr. Morgens is also a general partner of Morgens Waterfall Income Partners, L.P., a New York investment limited partnership, and serves as president of Prime, Inc., the corporate general partner of a Delaware investment partnership, and as managing member of MW Management, L.L.C., a Delaware investment limited liability corporation.

MANAGEMENT COMPENSATION. After the Merger, the Surviving Corporation will adopt TransMontaigne's benefit plans and compensation arrangements, including its option plans. Sheffield's 401(k) plan will survive until at least December 31, 1996 and Sheffield's existing options will stay in effect, adjusted to account for the reverse stock split accomplished by the Merger. The following is a description of TransMontaigne's benefit plans and compensation arrangements.

    The only executive officer of TransMontaigne who will become an executive officer of the Surviving Corporation and who earned in excess of $100,000 in the fiscal year ended April 30, 1995 is Richard E. Gathright. Messrs. Dietler, Logan and Boutin, who became officers of TransMontaigne after the end of that fiscal year, earn salaries of $75,000, $140,000 and $115,000, respectively.

                          SUMMARY COMPENSATION TABLE

                            ANNUAL COMPENSATION                 LONG-TERM
                                                              COMPENSATION
                            -------------------               ------------
NAME AND PRINCIPAL    YEAR
    POSITION                 SALARY ($)   Bonus        AWARDS/OPTIONS/SARS
                                           ($)
- ------------------    ----   ----------   -----        -------------------
Richard E. Gathright, 1995   $192,000     $ -0-          250,000 options
   Executive Vice
     President        1994   66,000(1)      -0-                ---

- ------------------------
(1) Mr. Gathright became an officer of TransMontaigne on December 1, 1993.


             OPTION/SAR GRANTS IN FISCAL YEAR ENDED APRIL 30, 1995

  Name and Principal       Number of     % of Total   Exercise    Expiration     Potential Realizable Value
      Position            Securities      Options      or Base       Date         at Assumed Annual Rates
                          Underlying     Granted to    Price                     of Stock Price Appreciation
                           Options       Employees    ($/share)                       for Option Term
                           Granted       in Fiscal
                                            Year
                                                                                    5%             10%
Richard E. Gathright,     250,000         52.4%        $2.70       1/17/02        $274,793    $640,384
 Executive Vice
 President

COMPENSATION OF DIRECTORS

   Directors of TransMontaigne are paid their expenses for attending each meeting of the Board of Directors that they attend.

STOCK OPTION PLANS.

1995 Employees' Stock Option Plan.

   TransMontaigne's stockholders adopted the TransMontaigne Oil Company Employees' Stock Option Plan (the "1995 Option Plan") effective as of January 17, 1995. The purpose of the 1995 Option Plan is to provide the key management employees selected for participation in the 1995 Option Plan with additional incentives to remain in the long-term service of TransMontaigne and to create in such employees a more direct interest in the future success of TransMontaigne by relating incentive compensation to increases in stockholder value.

   Administration. The 1995 Option Plan is construed, interpreted and administered by the Incentive Plan Committee (the "Committee"), which is appointed by, and serves at the pleasure of, TransMontaigne's Board of Directors. The Committee consists of the Chairman of the Board of Directors and at least one other member who is disinterested within the meaning of Commission Rule 16b-3 ("Rule 16b-3"). The 1995 Option Plan provides that the Committee shall at all times be constituted so that it satisfies the disinterested administration requirements of Rule 16b-3.

   Options. The 1995 Option Plan provides for the grant of options ("Options") to purchase shares of TransMontaigne Common Stock. The Options can either be incentive options ("Incentive Options") within the meaning of Code section 422 or options that do not meet the requirements of Code section 422 ("Nonqualified Options").

   Number of Shares. TransMontaigne has reserved 1,000,000 shares of TransMontaigne Common Stock for the grant of Options under the 1995 Option Plan, less the 95,754 shares subject to options granted under the 1991 Option Plan (as defined below). The number of shares reserved for the grant of Options under the 1995 Option Plan is subject to adjustment by the Committee on account of stock splits, stock dividends, recapitalizations and other dilutive changes in the Company's capital structure. Options to purchase 542,500 shares have been awarded under the 1995 Option Plan, leaving Options to purchase an additional 361,746 shares available for grant under the 1995 Option Plan.

   Change in Control. Upon a change in control of TransMontaigne, all outstanding Options fully vest. The Committee has the discretion to do any or all of the following: (i) grant any participant a cash bonus in an amount necessary to pay all or a portion of the Option price, (ii) pay cash to any or all participants in cancellation of their Options in an amount equal to the excess of the Option price over the greater of (A) the tender offer price for the TransMontaigne Common Stock or (B) the fair market value of the TransMontaigne Common Stock on the date the Options are canceled, or (iii) make any other amendments or adjustments to the outstanding Options.

   A change in control occurs if (i) 33-1/3% of TransMontaigne's voting stock is acquired, without the consent of the Company's Board of Directors, by persons or entities not related to

TransMontaigne, (ii) at any time during any three consecutive year period, individuals who constitute a majority of the Board at the beginning of the period (including individuals whose election or nomination was approved by a two-thirds majority of the Board) cease for any reason to be a majority of the Board, or (iii) upon a stockholder vote in favor of the sale of all or substantially all of TransMontaigne's assets, TransMontaigne's merger or consolidation (other than a transaction in which the voting securities (or securities in to which they are converted) continue to represent at least 80% of the combined voting power of the surviving entity), or the complete liquidation of TransMontaigne.

   Reorganization. If TransMontaigne is merged or consolidated with another corporation and either TransMontaigne is not the surviving entity or there is a change in TransMontaigne's capital stock, or if more than 50% of TransMontaigne's outstanding voting stock is acquired (other than a transaction in which TransMontaigne continues as a holding company of an entity that continues the business conducted by TransMontaigne), or if TransMontaigne is reorganized (other than a bankruptcy reorganization) or liquidated, and the transaction is not a change in control described in the preceding paragraphs, the Committee has the power and discretion to provide for the adjustment or exercise of any outstanding Options. The Committee may treat all outstanding Options in the same manner or it may determine treatment on an individual Option basis.

   Eligibility for Participation. Options may be granted to full-time key employees who are, or will be, important to the success of TransMontaigne's business. Eligible employees include employees of TransMontaigne and any affiliates or subsidiaries of TransMontaigne. The Committee has the sole discretion to determine which eligible employees will participate in the 1995 Option Plan and the terms and conditions of each Option granted. An employee may be granted either or both Incentive Options and Nonqualified Options.

   Option Term. The Committee determines the maximum term of each Option. The maximum term for an Option is seven years, except that an Incentive Option granted to a participant who owns more than 10% of TransMontaigne's voting stock is five years. An Option will expire prior to the end of its stated term upon termination of employment, retirement, disability or death. If a participant's employment is terminated for cause, the Option will be void for all purposes.
If a participant becomes disabled while employed or during the first three months after termination of employment or if the participant dies, the Option can be exercised within twelve months after the participant's death or disability. If a participant terminates employment for any other reason, the Option can be exercised during the three month period after employment. In all cases, the Option can be exercised only to the extent the Option was vested when the participant terminated employment and only to the extent the Option had not otherwise expired by its terms.

   Option Price. The Option price is determined by the Committee; however, the Option price for an Incentive Option must be at least equal to the fair market value of the TransMontaigne Common Stock on the date the Incentive Option is granted. If the eligible employee owns more than 10% of TransMontaigne's voting stock, the Option price must be at least 110% of the fair market value on the date the Incentive Option is granted. The Committee may set the Option price for a Nonqualified Option at an amount less than fair market value.

   Fair market value is determined by the Committee in good faith after consultation with legal, accounting and other experts as the Committee deems appropriate. If the TransMontaigne Common

Stock is publicly traded, fair market value is based on the trading price on the relevant exchange or market quotation system.

   Exercise of Options. A participant may exercise an Option by written notice to TransMontaigne and payment of the Option price (i) in cash, (ii) by cashier's check payable to the order of the Company, (iii) by surrender of a number of shares of TransMontaigne Common Stock having a fair market value equal to the Option price, or (iv) through a broker's transaction by directing TransMontaigne to issue the certificate for the TransMontaigne Common Stock to a broker who will sell all or a portion of the TransMontaigne Common Stock to pay the Option price. At the sole discretion of the Committee, TransMontaigne may guarantee a third-party loan obtained by the participant to pay the Option price so long as the loan or TransMontaigne's guaranty is secured by the TransMontaigne Common Stock acquired upon exercise of the Option. Participants who are subject to the withholding of federal and state income tax as the result of the exercise of an Option may satisfy the income tax withholding obligation through the withholding of a portion of the TransMontaigne Common Stock to be received on the exercise of the Option.

   Transferability. Options granted under the 1995 Option Plan are not transferable except by will or the laws of descent and distribution, or by a qualified domestic relations order issued in connection with the participant's divorce.

   Right of First Refusal. The Committee may provide that TransMontaigne Common Stock acquired through the exercise of an Option will be subject to TransMontaigne's right to purchase all or a portion of any shares of TransMontaigne Common Stock that the participant may wish to transfer. The right of first refusal may continue beyond the participant's termination of employment.

   Amendment and Termination of the 1995 Option Plan. TransMontaigne's Board of Directors may amend or terminate the 1995 Option Plan at any time. However, no amendment or modification of the 1995 Option Plan may become effective without the approval of TransMontaigne's stockholders if stockholder approval is required to satisfy any applicable statutory or regulatory requirements, or if TransMontaigne, on the advice of counsel, determines that stockholder approval is otherwise necessary or desirable. No amendment, modification, or termination of the 1995 Option Plan may adversely affect any Option previously granted without the consent of the participant holding the Option.

   Federal Income Tax Consequences. TransMontaigne is not entitled to an income tax deduction upon the grant or exercise of an Incentive Option and the participant does not recognize income. If the participant sells the TransMontaigne Common Stock acquired upon the exercise of an Incentive Option within two years after the Incentive Option was granted or within one year after the Incentive Option was exercised, TransMontaigne will be entitled, for federal income tax purposes, to a deduction and the participant will recognize income. The amount of the deduction and the income will be equal to the lesser of (i) the excess of the fair market value of the TransMontaigne Common Stock on the date the Incentive Option was exercised over the Option price or (ii) the excess of the amount received upon the sale of the TransMontaigne Common Stock over the Option price.

   TransMontaigne is not entitled to an income tax deduction upon the grant of a Nonqualified Option and the participant does not recognize income. Upon the exercise of a Nonqualified Option, TransMontaigne will be entitled, for federal income tax purposes, to a deduction and the participant will recognize income subject to withholding. The deduction and the income will be equal to the amount by which the fair market value of the TransMontaigne Common Stock acquired on the date the Nonqualified Option is exercised exceeds the Option price of the shares.

   Accounting Treatment. The accounting treatment for Options is different from the federal income tax treatment for TransMontaigne. The grant of an Option does not affect net income so long as the Option price is equal to or greater than the market value on the date of grant. Options granted at a price less than the market value on the date of grant are deemed to be compensatory and the amount of the discount is deducted from net income of TransMontaigne during the vesting period of the Option.

1991 Nonqualified Stock Option Plan.

   In 1991 TransMontaigne adopted its Amended and Restated Employee Nonqualified Stock Option Plan (the "1991 Option Plan"). There are 95,754 options outstanding under the 1991 Option Plan. None of the directors or executive officers of TransMontaigne have any options under the 1991 Option Plan and it is expected that no further options will be issued under the 1991 Option Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

   Richard Gathright, Executive Vice President and Director of TransMontaigne and President and Chief Executive Officer of COZ, is a director and Corporate Secretary of Lion, in which a 65% subsidiary of COZ owns 27.75% of the common stock. COZ purchased $24,900,000 of refined petroleum products from Lion in the nine months ended January 31, 1996, $29,000,000 of products in the year ended April 30, 1995 and $15,700,000 of products in the seven months ended April 30, 1994, all of which product purchases were made at market prices negotiated between COZ and Lion or through independent brokers. COZ believes the prices paid by COZ to Lion were comparable to prices that would have been paid to independent third parties.


                             APPROVAL OF THE MERGER

TIME, DATE, PLACE AND PURPOSE OF SHEFFIELD SPECIAL MEETING AND TRANSMONTAIGNE WRITTEN CONSENTS

   The TransMontaigne written consents of stockholders for the purpose of approving and adopting the Merger Agreement will be effective on Monday, June 3, 1996. The Sheffield Special Meeting will be held on Monday, June 3, 1996 at 2:00 p.m., local time, at the Forum Room, Norwest Bank Building, 1740 Broadway, Denver, Colorado, for the purpose of approving and adopting the Merger Agreement as required under Delaware law.

RECORD DATES AND OUTSTANDING SHARES

   Only holders of record of TransMontaigne Common Stock at the close of business on the TransMontaigne Record Date (May 19, 1996) are entitled to consent to approve the Merger. Only holders of record of Old Sheffield Common Stock at the close of business on the Sheffield Record Date (May 7, 1996) are entitled to notice of, and to vote at, the Sheffield Special Meeting.

   There are expected to be approximately 40 holders of record of TransMontaigne Common Stock on the TransMontaigne Record Date, with 19,331,171 shares of TransMontaigne Common Stock outstanding and entitled to vote. Each such share of TransMontaigne Common Stock will be entitled to one vote on the Merger. See "Principal Stockholders of TransMontaigne and Sheffield-TransMontaigne" for information regarding persons known to the management of TransMontaigne to be the beneficial owners of more than 5% of the outstanding TransMontaigne Common Stock.

   On the Sheffield Record Date, there were approximately 444 holders of record of Old Sheffield Common Stock, with 3,459,512 shares of Old Sheffield Common Stock issued and outstanding. Each share of Old Sheffield Common Stock entitles the holder thereof to one vote on each matter submitted for stockholder approval. See "Principal Stockholders of TransMontaigne and Sheffield-Sheffield" for information regarding persons known to the management of Sheffield to be the beneficial owners of more than 5% of the outstanding Old Sheffield Common Stock.


VOTING AND REVOCATION OF SHEFFIELD PROXIES AND TRANSMONTAIGNE WRITTEN CONSENTS

   A stockholder of TransMontaigne who has executed and returned a written consent may revoke it at any time before June 3, 1996 by filing written notice of such revocation with the Secretary of TransMontaigne stating that the written consent is revoked. All properly executed proxies that are not revoked will be voted at the Sheffield Special Meeting, in accordance with the instructions contained therein. If a holder of Old Sheffield Common Stock executes and returns a proxy and does not specify otherwise, the shares represented by such proxy will be voted "for"approval and adoption of the Merger Agreement in accordance with the recommendation of the Board of Directors of Sheffield. A stockholder of Sheffield who has executed and returned a proxy may revoke it at any time before it is voted at the Sheffield Special Meeting by (i) executing and returning a proxy bearing a later date, (ii) filing written notice of such revocation with the Secretary of Sheffield stating that the proxy is revoked or
(iii) attending the Sheffield Special Meeting and voting in person.


APPROVAL REQUIRED

TRANSMONTAIGNE. Approval and adoption of the Merger Agreement requires the written consent of two-thirds of the issued and outstanding TransMontaigne Common Stock entitled to vote thereon. On the date hereof, there were 19,331,171 shares of TransMontaigne Common Stock outstanding. In determining whether the Merger Agreement has received the requisite number of written consents, abstentions will have the same effect as a vote against the Merger Agreement. On the TransMontaigne Record Date, it is expected that the directors and executive officers of

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

TransMontaigne will beneficially own approximately 64.7% of the outstanding shares of TransMontaigne Common Stock entitled to vote on the Merger. Each of TransMontaigne's executive officers and directors has indicated his present intention to approve the Merger Agreement.

SHEFFIELD. Sheffield's Bylaws provide that the presence at the Sheffield Special Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Old Sheffield Common Stock entitled to vote thereat will constitute a quorum for the transaction of business, and approval and adoption of the Merger Agreement requires the affirmative vote of a majority of the issued and outstanding Old Sheffield Common Stock entitled to vote thereon. In determining whether the Merger Agreement has received the requisite number of affirmative votes, abstentions and broker non-votes will have the same effect as a vote against the Merger Agreement. On the Sheffield Record Date, the directors and executive officers of Sheffield held approximately 17.9% of the outstanding shares of Old Sheffield Common Stock entitled to vote on each matter to be acted upon at the Sheffield Special Meeting. Each of Sheffield's executive officers and directors has indicated his present intention to vote or direct the vote of all such shares of Old Sheffield Common Stock entitled to vote in favor of the proposal to approve the Merger Agreement.


SOLICITATION OF PROXIES

   In addition to solicitation by mail, the directors, officers, employees and agents of Sheffield may solicit proxies from Sheffield stockholders by personal interview, telephone, telegram or otherwise. Sheffield and TransMontaigne will each bear the costs of the solicitation of proxies or written consents of stockholders from their respective stockholders. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who hold of record voting securities of Sheffield for the forwarding of solicitation materials to the beneficial owners thereof. Sheffield will reimburse such brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses incurred by them in connection therewith.


OTHER MATTERS

   At the date of this Joint Proxy Statement/Prospectus, the Board of Directors of Sheffield does not know of any business to be presented at the Sheffield Special Meeting other than as set forth in the notices accompanying this Joint Proxy Statement/Prospectus. If any other matters should properly come before the Sheffield Special Meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting such proxies.

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

                                   THE MERGER

GENERAL DESCRIPTION OF THE MERGER

   The Merger Agreement provides that, at the Effective Time, TransMontaigne will merge with and into Sheffield with Sheffield becoming the Surviving Corporation; (i) each outstanding share of TransMontaigne Common Stock (other than shares of TransMontaigne Common Stock held in the treasury of TransMontaigne or owned by Sheffield or by any direct or indirect wholly-owned subsidiary of Sheffield or of TransMontaigne, all of which will be canceled) will be converted into one share of New Common Stock, subject to the right of the holder of such share to seek an appraisal of the fair value thereof as described in this Joint Proxy Statement/Prospectus; (ii) each 2.432599 outstanding shares of Old Sheffield Common Stock will become one share of New Common Stock; (iii) the name of Sheffield will be changed to "TransMontaigne Oil Company;" and (iv) the number of authorized shares of New Common Stock will be increased to 40,000,000. Any resulting fractional shares will be settled in cash. Outstanding warrants to purchase 248,686 shares of TransMontaigne Common Stock will become warrants to purchase an equal number of shares of New Common Stock.

   The Merger will constitute a reverse acquisition of Sheffield by TransMontaigne, in that Sheffield will survive the Merger, but based on the number of shares of Old Sheffield Common Stock and TransMontaigne Common Stock outstanding as of the Record Dates (assuming exercise prior to the Effective Time of the outstanding warrants to purchase 81,450 shares of Old Sheffield Common Stock and that no other TransMontaigne or Sheffield options or warrants are exercised), approximately 19,331,171 and 1,455,629 shares of New Common Stock are expected to be issuable to holders of TransMontaigne Common Stock and Old Sheffield Common Stock, respectively, representing approximately 93% and 7%, respectively, of the total New Common Stock to be outstanding after such issuance.

   Pursuant to the Merger Agreement, each 2.432599 outstanding shares of Old Sheffield Common Stock will become one share of New Common Stock, thus effecting a reverse stock split of the Old Sheffield Common Stock. There are no shares of Preferred Stock outstanding and the number of authorized shares of Preferred Stock, 2,000,000, will not be affected. This will not change stockholders equity of Sheffield. The New Common Stock issued pursuant to the Merger Agreement will be fully paid and nonassessable. The voting rights and other rights that accompany the Old Sheffield Common Stock will not be altered by the Merger Agreement.

   Under the terms of Sheffield's outstanding options, the Merger will reduce the number of shares reserved for such plans by a factor of 2.432599, will reduce the number of shares purchasable under outstanding options by a factor of
2.432599 and will increase the exercise price of outstanding options by a factor of 2.432599.

BACKGROUND

   Over a number of years the Board of Directors and management of Sheffield has from time to time evaluated its long term business strategy. As a small independent oil exploration and producing company, Sheffield's strategy had been to be opportunistic in investments in the oil and gas industry, taking advantage of its size to permit quick evaluation and prompt decisions with respect to investment opportunities. In September 1991 and in May 1993, Sheffield acquired gas gathering and processing systems which ultimately represented a substantial part of Sheffield's assets and accounted for most of its revenue.

   From 1990 through 1994, Sheffield also effectively managed its overhead costs by sharing executive and administrative personnel with another small oil and gas exploration company. Late in 1994 the company which shared those personnel costs was merged into a larger oil and gas company, thus leaving Sheffield with larger administrative costs relative to its size.

   In the spring of 1995, a gas gathering and processing company contacted Sheffield and proposed to purchase a portion of Sheffield's gas gathering and processing assets at a price above Sheffield's cost. Sheffield determined that it would be an advantageous time to sell all or part of its gas gathering and processing assets and offered those assets for bid by known potential buyers.
On October 1, 1995, Sheffield sold its gas gathering, processing and storage facilities in Kansas and Oklahoma for a purchase price of approximately $5,500,000, recognizing a gain of approximately $1,000,000. As a result of that transaction Sheffield has approximately $3,000,000 of funds available for investment, in addition to borrowing capacity of approximately $1,400,000 under a bank line of credit; however, Sheffield's revenue is significantly reduced from prior periods. In view of the improved cash position resulting from the sale of assets, and the potential impact of higher overhead costs, Sheffield management and the Board of Directors began considering alternative investment opportunities in the oil and gas industry, as well as other strategies for the future of Sheffield, including possible liquidation of its assets and dissolution of Sheffield.

   Early in November 1995, as part of its consideration of investment opportunities in the energy business, management of Sheffield was introduced to BP Energy Operating, LLC ("BP Energy") and received a draft of a proposed business plan for the formation of a new entity in the gas service business. It was proposed that Sheffield participate in the funding of this new venture. During November, meetings between J. Samuel Butler, the president of Sheffield, and the president of BP Energy were held, as well as meetings with officers of TransMontaigne, at which a possible joint venture involving TransMontaigne, Sheffield and BP Energy was discussed.

   On December 4, 1995, Mr. Butler was informed that TransMontaigne might have an interest in a business combination with Sheffield as well as the proposed joint venture with BP Energy. That evening the Chairman of Sheffield met with the CEO of TransMontaigne who informally discussed TransMontaigne's possible interest in a business combination with Sheffield, as well as the proposed joint venture between TransMontaigne, Sheffield and BP Energy. At the regularly scheduled meeting of the Sheffield Board of Directors on December 5, Thomas Petrie of Petrie Parkman & Co., Inc. ("Petrie Parkman") described to the Board TransMontaigne's possible interest in a business combination, emphasizing the very preliminary nature of TransMontaigne's consideration of such a transaction. On December 7, Mr. Butler met with TransMontaigne's Chairman and informed him that the Sheffield Board would be interested in obtaining information about TransMontaigne so that it might evaluate the feasibility of a possible business combination. On December 15, 1995, after informal discussions with the other directors, Mr. Butler engaged Petrie Parkman to prepare an evaluation of TransMontaigne and Sheffield and the possible benefits to be realized from a combination of the two.

   Additional conversations between officers of Sheffield and TransMontaigne continued and on January 9, 1996, the two companies entered into a Confidentiality Agreement and began to exchange financial and other business information. On January 11, 1996, a telephone conference meeting of the Sheffield Board of Directors was held, at which the Board ratified the engagement of Petrie Parkman to conduct the formal evaluation of Sheffield and TransMontaigne, and authorized the officers of Sheffield to pursue negotiations with TransMontaigne concerning a possible business combination.

   The Board of Directors recognized that, although Petrie Parkman was well qualified to conduct the evaluation for which it was being retained, because Randall King, a director of Sheffield is also a principal of Petrie Parkman, and because Petrie Parkman and its principals own shares of Old Sheffield Common Stock and warrants to purchase Old Sheffield Common Stock, it might not be deemed to be independent for purposes of rendering an opinion as to the fairness of the transaction to the Sheffield stockholders. The Board of Directors therefore also directed Mr. Butler to engage an independent investment banking firm to review any transaction that might be proposed between TransMontaigne and Sheffield and advise the Sheffield Board concerning its fairness. Following such authorization, Mr. Butler arranged for the engagement of Rauscher Pierce to make such an evaluation and provide its fairness opinion to the Board of Directors.

   During the remainder of January, additional financial and operating information was exchanged between TransMontaigne and Sheffield and made available to Sheffield's investment bankers, Petrie Parkman and Rauscher Pierce, to facilitate their review and evaluation of the two companies and the desirability of a possible business combination. Concurrently, the Merger Agreement was drafted and negotiated by counsel and the officers of the two companies. On February 2, 1996, Petrie Parkman presented to the officers of Sheffield its evaluation of Sheffield and TransMontaigne. At a meeting held later that day among the executive officers of Sheffield, representatives of Petrie Parkman and the executive officers of TransMontaigne, the management of the two companies arrived at a tentative share exchange ratio for the Merger to be presented to the respective Boards of Directors.

   A meeting of the Sheffield Board of Directors was called and held on February 4 and 5, 1996. The Board received a report from Petrie Parkman concerning its evaluation of the two companies and the desirability of a business combination, and a report from Rauscher Pierce concerning its opinion about the fairness of the proposed Merger from a financial point of view to the Sheffield stockholders. The Board also reviewed the proposed form of Merger Agreement which had been negotiated and, following additional negotiations with the officers of TransMontaigne over certain provisions of the Agreement, the directors unanimously approved the Merger Agreement for execution by Sheffield. Following additional negotiation of certain details of the Merger Agreement, it was signed on February 6, 1996, and a press release announcing the Merger Agreement was issued after the close of trading on the American Stock Exchange on that date.

   In February 1996, Sheffield and TransMontaigne each executed the BPOC Operating Agreement, in which Sheffield and TransMontaigne each committed to invest at least $1,150,000 in exchange for a 45% interest. In addition, Sheffield and TransMontaigne executed a put agreement by which TransMontaigne agreed that if the Merger is not consummated and Sheffield publicly announces its intention to liquidate, Sheffield will have the option to put its interest in BPOC to TransMontaigne for a cash price equal to the cash contributions made by Sheffield to BPOC prior to the date of purchase.

RECOMMENDATION OF TRANSMONTAIGNE'S BOARD; REASONS FOR THE MERGER

  TransMontaigne's Board believes that the terms of the Merger are fair to and in the best interests of TransMontaigne and its stockholders and has unanimously approved the Merger Agreement and recommends that TransMontaigne's stockholders vote FOR approval and adoption of the Merger Agreement and the Merger.

  In reaching its conclusion, TransMontaigne's Board considered, among other factors, information concerning the value of Sheffield's assets, the financial condition, business, operations, and future prospects of both TransMontaigne and Sheffield and the recent and prior market prices of Old Sheffield Common Stock.

  TransMontaigne also believes that more sources of financing and acquisition opportunities will be available to it as a publicly held company than are available to it as a privately held company. As a result of having operations in a larger number of geographic areas, it is anticipated that the combined entity will be exposed to a greater number of opportunities to expand its business. The TransMontaigne Board also believes that the merger with Sheffield could enhance stockholder value because TransMontaigne would become a public company without incurring the significant expense and organizational effort likely to accompany an initial public offering.

  In determining that the Merger is fair to and in the best interest of TransMontaigne's stockholders, TransMontaigne's Board of Directors considered the factors above as a whole and did not assign specific or relative weights to such factors.

SHEFFIELD'S REASONS FOR THE MERGER; RECOMMENDATION OF BOARD OF DIRECTORS OF SHEFFIELD

  The Sheffield Board of Directors has unanimously approved the proposed Merger pursuant to the Merger Agreement as being in the best interests of Sheffield and its stockholders. In reaching their conclusion, the directors considered the following factors and recommend that these factors also be considered by the stockholders in voting on the Merger Agreement:

   1. As a small independent oil and gas company, Sheffield faces an uncertain future. Although it has attained some success with its strategy of opportunistic investing in the industry, its resources are limited as compared with most other companies in the industry and this necessarily restricts its opportunities to participate in most exploration and production ventures. The relatively high overhead expenses of Sheffield as a percentage of revenue or cash flow also adversely affect Sheffield's ability to operate profitably. The directors concluded that the opportunity to combine Sheffield's business with that of the much larger business of TransMontaigne would permit more effective utilization of Sheffield's assets and improve the prospects for profitable operations.

   2. Sheffield's investment bankers, Petrie Parkman, in its analysis of Sheffield and TransMontaigne advised the directors that the value of a TransMontaigne share to be exchanged for Sheffield shares in the Merger exceeded the then market price of the Sheffield shares to be received in the exchange. Moreover, Petrie Parkman advised that, unless Sheffield is able to successfully participate in oil and gas exploration and development activities or otherwise invest its cash resources in highly successful ventures, the outlook for an increase in the market price for the Sheffield stock as an independent company in the industry was not favorable.

   3. The Sheffield Board of Directors was informed that TransMontaigne intended to complete a financing of approximately $25 million prior to the closing of the Merger in a private transaction at a price of $5.50 per share of TransMontaigne Common Stock. The implied value of the New Common Stock following the Merger, based upon an evaluation of $5.50 per share for the TransMontaigne Common Stock, represented a premium over the then market price of the Old Sheffield Common Stock

   4. The opinion of Rauscher Pierce that, as of the date of the opinion, based upon the assumptions made, factors considered, the review undertaken and subject to limitations and qualifications as described in the opinion, the terms of the proposed Merger are fair to holders of Old Sheffield Common Stock from a financial point of view, and the analysis of Rauscher Pierce which led to that conclusion, were considered by the directors.

   5. The Board of Directors of Sheffield received from its investment bankers and its President information concerning TransMontaigne's business, business plans, management and other factors affecting the potential for TransMontaigne to be and become a profitable investment for the Sheffield stockholders. The principal executive officers of TransMontaigne also met with the Sheffield Board of Directors on February 5, 1996, and described the business of TransMontaigne and its management's plans for the future of TransMontaigne. The Board of Directors believes that the outlook for TransMontaigne's future is good and that the outlook for an increase in the market price of the New Common Stock is better with TransMontaigne combined into Sheffield than for Sheffield as a stand-alone company.

   6. The Sheffield Board of Directors considered financial and other terms of the Merger, including: (a) that the Merger would generally be tax-free to the Sheffield stockholders who will receive New Common Stock in the Merger (see "The Merger-Certain Federal Income Tax Consequences"); and (b) that the Merger will be subject to the approval of the Sheffield stockholders and, while the Merger Agreement contains a "no shop" clause and a termination fee provision (see "Certain Terms of the Merger Agreement-No Solicitation" and "-Termination"), the Merger Agreement permits Sheffield to provide information to or enter into discussions or negotiations with other persons if the Sheffield Board determines that this is appropriate in the exercise of the directors' fiduciary duties.

   7. In considering the proposed Merger, the Sheffield Board considered the greater diversity of the businesses conducted by TransMontaigne and that TransMontaigne may therefore be less vulnerable to adverse business developments than Sheffield on a stand-alone basis. As a result, the Merger with TransMontaigne may offer Sheffield stockholders a prospect of greater stability and reduced risk in its future operations.

   8. The Sheffield Board of Directors was advised that the proposed Merger will significantly expand the equity market capitalization of Sheffield, as the Surviving Corporation, thereby potentially attracting analyst coverage and improved institutional interest in the New Common Stock. This increased market capitalization may lead to expanding evaluation multiples for the Surviving Corporation, and the shift of Sheffield's focus away from exploration and production could also lead to some expansion of the multiple applied to valuing the New Common Stock in the marketplace. Such expanded market capitalization should also improve market liquidity which would provide Sheffield stockholders with a better opportunity to liquidate their investments.

   The foregoing discussion of the information and factors considered by the Sheffield Board is not intended to be exhaustive but is believed to include the material factors considered by the Sheffield Board. In reaching its determination to approve and recommend the Merger, the Sheffield Board did not assign any relative or specific weights to the foregoing factors and individual directors may have given different weights to different factors. The Sheffield Board is, however, unanimous in its recommendation to the Sheffield stockholders that the Merger Agreement be approved and adopted.


OPINION OF SHEFFIELD FINANCIAL ADVISOR

   In considering the proposed Merger, the Sheffield Board engaged Rauscher Pierce to evaluate the fairness of the terms of the Merger, from a financial point of view, to the Sheffield stockholders. On February 4 and 5, 1996, in connection with the consideration of the proposed Merger by the Sheffield Board, Rauscher Pierce made a presentation to the Board with respect to the proposed Merger. The Sheffield Board received an oral opinion from Rauscher Pierce to the effect that, at that time, and based upon and subject to certain matters stated in its opinion, the terms of the proposed Merger were fair, from a financial point of view, to the Sheffield stockholders. This oral opinion was confirmed in writing as of February 6, 1996, and was substantially identical to its opinion dated the date of this Joint Proxy Statement/Prospectus, the full text of which is attached hereto as Appendix II. Sheffield stockholders are urged to read the opinion carefully in its entirety for a description of the factors considered and the assumptions made by Rauscher Pierce in rendering its opinion.

   Rauscher Pierce informed the Sheffield directors that, in preparing its opinion, Rauscher Pierce had assumed and relied upon the accuracy and completeness of financial and other information supplied to it by Sheffield and TransMontaigne or that was publicly available, and did not independently verify such information. Rauscher Pierce had also relied upon the managements of Sheffield and TransMontaigne, respectively, as to the reasonableness and achieveability of financial forecasts of Sheffield and TransMontaigne (and the assumptions and bases thereof) provided to it or prepared on the basis of information and assumptions furnished to it. Rauscher Pierce was not requested to make and did not make an independent appraisal or evaluation of assets, properties, facilities or liabilities of either Sheffield or TransMontaigne, and it was not furnished with any such evaluation or appraisal.

   Rauscher Pierce was not requested to, and did not, make any recommendations to the Sheffield Board as to the numbers of shares of New Common Stock to be received in the Merger by Sheffield and TransMontaigne stockholders, which were determined through arms' length negotiation among the parties. In arriving at its opinion, Rauscher Pierce did not ascribe a specific range of fair value to Sheffield, but made its determinations as to the fairness of the terms of the Merger Agreement on the basis of financial and comparative analyses.

   The factors taken into consideration by Rauscher Pierce in rendering its opinion are set forth in the opinion that is attached to this Joint Proxy Statement/Prospectus as Appendix II, and the limitation upon its investigation of Sheffield and TransMontaigne is also described in the opinion. In the presentation to the Sheffield directors, representatives of Rauscher Pierce also described the methods of analysis that were used in arriving at its opinion with respect to the relative evaluations of Sheffield and TransMontaigne for purposes of determining the fairness of the terms of the Merger Agreement.

   In connection with making its presentations to the Sheffield Board of Directors and issuing its opinion, Rauscher Pierce performed a variety of financial and comparative analyses, including those described below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Accordingly, such an opinion is not readily susceptible to summary description. The following summary does not purport to be a complete description of the presentations by Rauscher Pierce to the Sheffield Board or of the analyses performed by Rauscher Pierce in this regard.

REFERENCE COMPANY ANALYSIS

   In order to arrive at reference values for both Sheffield and TransMontaigne, Rauscher Pierce compared the historical and projected relevant financial and operating results of Sheffield and TransMontaigne with that of such financial and operating results of two groups of selected publicly traded reference companies that it deemed relevant (collectively, the "Reference Companies").
The Reference Companies were selected by Rauscher Pierce primarily because they are engaged in operations substantially similar to those of Sheffield and TransMontaigne. The first group of Reference Companies was used to evaluate Sheffield's reference value and consisted of two subsets.

The first subset was Natural Gas Gathering, Transportation & Marketing Companies and included Aquila Gas Pipeline Corporation, KN Energy, Inc., NGC Corporation, Tejas Gas Corporation, Tejas Power Corporation, USX-Delhi Group and Western Gas Resources, Inc. The second subset was Exploration & Production Companies and included Abraxas Petroleum Corporation, Coho Energy, Inc., Columbus Energy Corp., HarCor Energy, Inc., Key Production Company, Inc., Maynard Oil Company, Tipperary Corporation and The Wiser Oil Company. The second group of Reference Companies were used to evaluate TransMontaigne's reference value and also consisted of two subsets. The first subset was Natural Gas Gathering, Transportation & Marketing Companies and was identical to the ones used to evaluate Sheffield. The second subset was Petroleum Refining Companies and included Crown Central Petroleum Corporation, FINA, Inc., Getty Petroleum Corp., Lyondell Petrochemical Company, MAPCO Inc., Quaker State Corporation and Ultramar Corporation.

   Rauscher Pierce compared latest twelve month and 1996 calendar year projected operating results for the Reference Companies with their market capitalization. Market value of capitalization is defined as the common stock price multiplied by the number of common shares outstanding plus short- and long- term debt and the value of its preferred stock (market value if publicly traded or liquidation value or book value if not), less excess cash and equivalents (cash and cash equivalents in excess of working capital requirements). In order to arrive at relevant valuation ratios, a weighted average of the two subsets in each group of Reference Companies was calculated. The weighted average percentage was based upon gross profit contribution by both Sheffield and TransMontaigne to each subset in their respective group of Reference Companies. The weighted average ratio of market capitalization of the first group of Reference Companies to: (i) latest twelve months and 1996 calendar year projected earnings before interest, taxes and depreciation & amortization averaged 9.6 and 7.6, respectively; and (ii) latest twelve months and 1996 calendar projected earnings before interest and taxes averaged 14.3 and 12.3, respectively. The weighted average ratio of market capitalization of the second group of Reference Companies to: (i) latest twelve months and 1996 calendar year projected earnings before interest, taxes and depreciation & amortization averaged 10.9 and 8.9, respectively; and (ii) latest twelve months and 1996 calendar year projected earnings before interest and taxes averaged 14.7 and 12.7, respectively.

   Rauscher Pierce also compared latest twelve month and 1996 calendar year projected operating results with the common stock price of the Reference Companies. The weighted average ratio of common stock price of the first group of Reference Companies to: (i) latest twelve months and 1996 calendar year projected earnings per share averaged 19.8 and 18.0, respectively; and (ii) latest twelve months and 1996 calendar year projected cash flow per share averaged 8.7 and 6.3, respectively. The weighted average ratio of common stock price of the second group of Reference Companies to: (i) latest twelve months and 1996 calendar year projected earnings per share averaged 22.0 and 18.3, respectively; and (ii) latest twelve months and 1996 calendar year projected cash flow per share averaged 9.5 and 6.8, respectively.

REFERENCE MERGER & ACQUISITION ANALYSIS

   In order to arrive at additional reference values for Sheffield, Rauscher Pierce compared the historical and projected relevant financial and operating results of Sheffield with that of such financial and operating results of selected reference merger and acquisition transactions (the "Reference Transactions"). The Reference Transactions also contained two subsets. The first subset was Natural Gas Gathering, Transportation & Marketing Company transactions and included the acquisition of Valero Natural Gas Partners, L.P. by Valero Energy Corp.; the acquisition of Grand Valley Gas Company by Associated Natural Gas Corp; the acquisition of American Oil & Gas Corp. by K N Energy, Inc.; the acquisition of Associated Natural Gas Corporation by Panhandle Eastern Corp.; the acquisition of Trident NGL Holding by Natural Gas Clearinghouse; the acquisition of Transco Energy Company by the Williams Companies; the acquisition of Hadson Corp. by LG&E Energy Corp.; and the acquisition of Eastex Energy Inc. by El Paso Natural Gas Co. The second subset was Exploration & Production Company transactions and included the acquisition of Washington Energy Resources by Cabot Oil & Gas Corporation; the acquisition of Alta Energy Corporation by Devon Energy Corporation; the acquisition of American Natural Energy by Alexander Energy Corporation; the acquisition of Diamond Shamrock Offshore Partners, L.P. by Burlington Resources Inc.; the acquisition of Diamond A & Diamond Operating by Coda Energy Inc.; the acquisition of Bridge Oil Limited by Parker & Parsley Petroleum; the acquisition of General Atlantic Resources by United Meridian Corporation; the acquisition of Hampton Resources Corporation by Bellwether Exploration Company; the acquisition of Dekalb Energy Company by Apache Corporation; the acquisition of Dalen Corporation by Enserch Exploration Inc.; the acquisition of Edisto Exploration & Production by Convest Energy Corporation; and the acquisition of Plains Petroleum Company by Barrett Resources Corporation.

   Rauscher Pierce compared latest twelve month and 1996 calendar year projected operating results for the acquired companies in the Reference Transactions with their enterprise purchase prices. Enterprise purchase price is defined as the equity purchase price plus short- and long-term debt and the value of its preferred stock, less excess cash and equivalents. In order to arrive at relevant valuation ratios, a weighted average of the two subsets of Reference Transactions was calculated. The weighted average percentage was based upon gross profit contribution by Sheffield to each subset of the Reference Transactions. The weighted average ratio of enterprise purchase price to: (i) latest twelve months and 1996 calendar year projected earnings before interest, taxes and depreciation & amortization averaged 9.2 and 7.2, respectively; and
(ii) latest twelve months and 1996 calendar year earnings before interest and taxes averaged 17.3 and 15.3, respectively.

   Rauscher Pierce also compared latest twelve month and 1996 calendar year projected operating results for the acquired companies in the Reference Transactions with their equity purchase prices. The weighted average ratio of equity purchase price to: (i) latest twelve months and 1996 calendar year net income from continuing operations averaged 20.3 and 18.3, respectively; and ( ii) latest twelve months and 1996 calendar year cash flow averaged 8.3 and 6.3, respectively.

IMPLIED NET ASSET VALUE ANALYSIS


   Rauscher Pierce also calculated an implied net asset value per share for Sheffield. Implied net asset value was calculated by adding working capital (excluding short-term debt), the pretax value of estimated proved oil and gas reserves discounted at the following percentages: 10% for proved developed producing reserves, 30% for proved developed non-producing reserves and 50% for proved undeveloped reserves, the value of undeveloped acreage (valued at $50.00 per net acre) and the book value of non-oil and gas assets, less short- and long-term debt, preferred stock and other long-term liabilities. The implied net asset value calculation resulted in a net asset value of $7.1 million or $2.11 per share for Sheffield.

PREMIUM / DISCOUNT ANALYSIS

   Rauscher Pierce compared the reference values calculated for Sheffield employing the Reference Company, Reference Transactions and implied net asset value analyses and current common stock price, one week average common stock price and four week average common stock price to the reference values calculated for TransMontaigne employing the Reference Company analysis. Sheffield's reference values were compared to TransMontaigne's reference values discounted at the following percentages: 5%, 10% and 30%. In each comparison except for one, which was only slightly dilutive, the consideration offered to Sheffield's Common Stockholders was a premium. The premium being offered was also compared to a selected list of reference energy industry stock - for - stock transactions (the "Reference Stock - For - Stock Transactions"). The premium being received by Sheffield Common Stockholders compared favorably to premiums received in the Reference Stock - For - Stock Transactions.

   Rauscher Pierce is a recognized investment banking firm with substantial energy industry expertise and experience in transactions similar to the Merger and was familiar with Sheffield and its business. As part of its investment banking business, Rauscher Pierce is continually engaged in the assessment of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bidding, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Sheffield selected Rauscher Pierce because of its expertise, reputation and familiarity with the energy industry and its independence of both parties to the proposed Merger.

   As compensation for its financial advisory services in connection with the Merger, Rauscher Pierce will receive a fee of $75,000 from Sheffield, whether or not the Merger is consummated. Sheffield has agreed to indemnify Rauscher Pierce and certain related persons against certain liabilities to which Rauscher Pierce may become subject as a result of its engagement, including liabilities under the federal securities laws.

   Rauscher Pierce does not intend to make any review or analysis with respect to the Merger after the date of this Joint Proxy Statement/Prospectus.


INTERESTS OF CERTAIN PERSONS IN THE MERGER

   In considering the recommendation of TransMontaigne's Board of Directors with respect to the Merger, TransMontaigne's stockholders should be aware that certain members of TransMontaigne's Board and management have certain interests respecting the Merger separate from their interests as holders of TransMontaigne Common Stock. Following the Effective Time, the officers and directors of TransMontaigne will become the officers of the Surviving Corporation, and the Surviving Corporation will adopt the compensation arrangements and benefit plans of TransMontaigne. Cortlandt S. Dietler, the Chairman, Chief Executive Officer and President of TransMontaigne, owns 14,623 shares of Old Sheffield Common Stock. Bryan G. Lawrence, a director of TransMontaigne, is also a director and an affiliate of the majority shareholder of Interenergy Corporation, which participates in a partnership with Sheffield formed in 1991 for the purpose of purchasing certain gas gathering and processing assets near Lignite, North Dakota. Day-to-day management of the partnership is provided by Interenergy for a managment fee of $15,000 per month while major decisions are made by a management committee consisting of two members each from Sheffield and Interenergy. Interenergy purchased $1,268,000, $1,482,000 and $1,536,000 of gas from the partnership during fiscal 1995, 1994 and 1993, respectively. Sheffield believes that the prices received by the partnership were no less than the prices that would have been received from an independent third party. The partnership and its business are further described in the Sheffield 1995 10-K, attached hereto as Appendix IV, at pages IV-3 and IV-26.

   In considering the recommendation of Sheffield's Board of Directors with respect to the Merger, Sheffield's stockholders should be aware that certain members of Sheffield's Board and management have certain interests respecting the Merger separate from their interests as holders of Old Sheffield Common Stock, including those referred to below.

   If the Merger occurs, the currently unvested portion of Sheffield's employee options will become vested and exercisable in full the day immediately preceding the Effective Time of the Merger. Options to purchase Old Sheffield Common Stock are held by the following directors and officers of Sheffield:

                        Shares Subject to
Name                   Options and Warrants  Price
- ----                   --------------------  -----
J. Samuel Butler             100,000         $1.50
David A. Melman               14,000         $1.50
McLain J. Forman              14,000         $1.50
Randall E. King               33,506         $2.00
David L. Milanesi             30,000         $1.50
Jerry D. Smothermon           35,000         $1.50

The number of shares subject to options warrants and the exercise prices will be adjusted at the Effective Time to reflect the reverse stock split accomplished by the Merger.

   In addition to serving as a director of Sheffield, Mr. King is a principal in the investment banking firm of Petrie Parkman. Petrie Parkman received a payment of $50,000 for financial advisory services upon execution of the Merger Agreement. At the closing of the Merger, Petrie Parkman will receive an additional payment of $50,000 for its financial services, as well as 12,332 shares of New Common Stock.

   Sheffield adopted the Key Employee Retention Plan in order to provide an incentive to certain of its key employees to remain in the employ of Sheffield during periods when the future of Sheffield is uncertain due to a potential change of control. Under the terms of the Retention Plan, the Committee determines the Participants in the Retention Plan. The Committee determined that each present employee of Sheffield, including the executive officers, J. Samuel Butler, Jerry D. Smothermon and David L. Milanesi, could participate. As it relates to the Merger, the provisions of the Retention Plan provide that each Participant who remains with Sheffield through the Effective Date and thereafter experiences a "Qualified Termination" as defined in the Retention Plan, will receive in cash an amount equal to one-half of his Annual Base Salary (as defined in the Retention Plan), subject to any applicable payroll or other withholding tax. If a Participant leaves the Surviving Corporation's employ after March 15, 1996 for any reason other than a Qualified Termination, such Participant will receive in cash an amount equal to three months of his Annual Base Salary (subject to withholding). Generally, a Qualified Termination would occur if a

Participant is terminated by the Surviving Corporation after March 15, 1996 other than for "Cause," or if a Participant voluntarily leaves the Surviving Corporation after March 15, 1996 for "Good Reason." As defined in the Retention Plan, "Cause" generally means serious, willful misconduct in respect of a Participant's obligations to his or her employer or gross violation of the employer's established policies and precedures. "Good Reason" is defined, in general, to mean the occurrence of any of certain events over which the employer is responsible, such as a reduction of a Participant's responsiblities or base salary, a failure to continue a Particpant's compensation (including perquisites) or welfare plan, or a change in a Participant's base location by seventy miles. In addition, the Retention Plan provides that all outstanding stock options will become exercisable March 14, 1996, and requires Sheffield to amend its profit-sharing plan so that all account balances are 100% vested, and all allocations of Sheffield's contributions are made without regard to the service and employment requirements under the profit-sharing plan.

   For purposes of the Retention Plan, the Annual Base Salaries of Messrs. Butler, Milanesi and Smothermon were $130,000, $80,000 and $100,000, respectively.

   After the Effective Time, Mr. Morgens will be a director of the Surviving Corporation.

   The Merger Agreement provides that the Surviving Corporation will maintain certain indemnification and limitation of liability provisions in Sheffield's Charter and Bylaws for a period of five years after the Effective Time. See "Certain Terms of the Merger Agreement-Indemnification."


CERTAIN FEDERAL INCOME TAX CONSEQUENCES

   In the opinion of Holme Roberts & Owen LLC, counsel to TransMontaigne, the following summarizes the material federal income tax consequences expected to result to the stockholders of TransMontaigne from the Merger, subject to the conditions and limitations described herein. The following discussion and the tax opinions described below are based on the current provisions of the Internal Revenue Code of 1986 (the "Code"), the applicable Treasury Regulations (the "Regulations") and the public administrative and judicial interpretations of the Code and Regulations, all of which are subject to change, which changes could be applied retroactively. The discussion and the opinions address only those stockholders who hold TransMontaigne Common Stock, and who hold (or will hold if the Merger is consummated) the New Common Stock as a capital asset within the meaning of Section 1221 of the Code.

   No attempt has been made to comment on all federal income tax consequences of the Merger that may be relevant to particular TransMontaigne and Sheffield stockholders, including holders that are subject to special tax rules such as dealers in securities, foreign persons, mutual funds, insurance companies, tax-exempt entities and holders who acquired their shares as compensation or who do not hold their shares as capital assets. The description and the tax opinions do not address state, local and foreign tax consequences.

   HOLDERS OF THE TRANSMONTAIGNE COMMON STOCK ARE ADVISED AND URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR PERSONAL CIRCUMSTANCES AND THE CONSEQUENCES UNDER STATE, LOCAL AND FOREIGN TAX LAWS, INCLUDING ANY POTENTIAL CHANGES IN TAX LAWS.

   No ruling from the Internal Revenue Service (the "Service") has been or will be requested in connection with the Merger. TransMontaigne and Sheffield have received from TransMontaigne's counsel, Holme Roberts & Owen LLC, an opinion that, subject to the conditions and limitations described therein, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, TransMontaigne and Sheffield will each be a party to the reorganization within the meaning of Section 368(b) of the Code, and the tax consequences described in paragraphs (a) through (d) below will result. It is a condition to the obligation of TransMontaigne and Sheffield to close the Merger that such opinion shall not have been withdrawn or modified in any material respect.

   The tax opinion is subject to a number of assumptions and is based on certain representations from TransMontaigne, Sheffield and the TransMontaigne stockholders. Among other representations, the opinion is based on representations from certain stockholders of TransMontaigne as to their plans and intentions with respect to the disposition of the Sheffield Stock to be received in the Merger. If any of the assumptions or representations are not accurate, counsel's opinion may be different.

   If the Merger qualifies as a reorganization under Section 368(a) of the Code as expressed in the tax opinion, the following federal income tax consequences will result:

   (a) no gain or loss will be recognized by TransMontaigne in connection with the Merger;

   (b) no gain or loss will be recognized by a holder of TransMontaigne Common Stock upon the exchange of all of such holder's shares of TransMontaigne Common Stock solely for shares of New Common Stock in the Merger;

   (c) the aggregate tax basis of the shares of New Common Stock received by a Trans-Montaigne stockholder in the Merger will be the same as the aggregate tax basis of the shares of TransMontaigne Common Stock surrendered in exchange therefor;

   (d) the holding period of the shares of New Common Stock received by a TransMontaigne stockholder in the Merger will include the holding period of the shares of TransMontaigne Common Stock surrendered in exchange therefor, provided that such shares of TransMontaigne Common Stock are held as capital assets at the Effective Time; and

   If a holder of TransMontaigne Common Stock who exchanges shares in the Merger were to receive any consideration for his TransMontaigne Common Stock other than New Common Stock, such holder would recognize taxable income equal to the fair market value of such additional consideration (but not in excess of the amount, if any, by which the sum of the fair market value of such consideration plus the fair market value of the New Common Stock received by such holder exceeds the tax basis for the TransMontaigne shares surrendered in exchange therefor). TransMontaigne does not believe that there is any material additional consideration.

   It is also the opinion of counsel that: the holders of the Old Sheffield Common Stock will not recognize any gain or loss as a result of the reverse stock split accomplished by the Merger except to the extent of cash received in lieu of fractional shares of New Common Stock; the aggregate tax basis of the shares of New Common Stock received in the exchange will be the same as the aggregate tax basis of the shares of Old Sheffield Common Stock surrendered in exchange therefore (adjusted to take into account basis attributable to any fractional shares); and the holding period for the shares of New Common Stock will include the holding period of the shares of Old Sheffield Common Stock surrendered in exchange therefore (provided that such shares of Old Sheffield Common Stock are held as a capital asset at the effective time).

   An opinion of counsel does not provide the same degree of assurance with respect to the tax consequences of a transaction as a private letter ruling from the Service. An opinion of counsel, unlike a private letter ruling from the Service, has no binding effect on the Service but rather represents counsel's legal judgment based on current law. The Service could take a position contrary to counsel's opinion and, if the matter is litigated, a court may reach a decision contrary to the opinion.

   If the Merger were a taxable transaction, TransMontaigne stockholders would recognize gain or loss on the disposition of their TransMontaigne shares in the Merger. In addition, TransMontaigne would recognize the taxable gain inherent in its assets, and the Surviving Corporation would become obligated for TransMontaigne's tax liability resulting from such gain.

   Stockholders of TransMontaigne who effectively exercise their "dissenters' rights" will receive cash payments that represent the "fair value" of their shares. The cash payments will be treated as having been received as a distribution in redemption of their stock under Section 302 of the Code. Under section 302 the redemption will be treated as a sale for tax purposes (rather than a dividend distribution) if the redemption of the shares: (a) qualifies as a "substantially disproportionate" redemption with respect to such stockholder's interest in the redeeming corporation, or (b) results in a complete termination of such stockholder's interest in the redeeming corporation, or (c) is "not essentially equivalent to a dividend" with respect to such stockholder. In determining whether any of these three tests has been met, both the shares actually owned by the stockholder and any shares constructively owned by such stockholder by reason of the constructive ownership rules of Section 318 of the Code must be taken into account. If the redemption is not treated as a sale under these rules, it will be considered a dividend to the extent paid out of the undistributed earnings and profits of the redeeming corporation. Under the Clark case (489 U.S. 726 (1989)), it is unclear whether TransMontaigne or
- -----
Sheffield will be considered the redeeming corporation for purposes of applying the rules of Section 302 of the Code to a dissenting stockholder as described above. The effect of which corporation is considered the redeeming corporation is that if Sheffield (rather than TransMontaigne) is considered the redeeming corporation it may be easier for the stockholder to satisfy one or more of the three section 302 tests described above so that the redemption will be treated as a sale for tax purposes. However, the three section 302 tests described above are based, in part, on the particular factual circumstance of the stockholder. Dissenting stockholders should consult their personal tax advisors on these matters.

   Under Section 3406 of the Code, the TransMontaigne stockholders may be subject to "backup withholding" at the rate of 31% on "reportable payments" to be received by them if they fail to furnish their correct taxpayer identification numbers or for certain other reasons. The Surviving

Corporation will report to these persons and to the Service for each calendar year the amount of any reportable payments during that year and the amount of tax withheld, if any, with respect to those reportable payments.


ACCOUNTING TREATMENT

  The Merger is expected to be accounted as a "purchase" of Sheffield's assets by TransMontaigne in a reverse acquisition. TransMontaigne will record the assets and liabilities of Sheffield at their fair values, based on the price of the TransMontaigne Common Stock issued in the private placement that TransMontaigne completed in April 1996. See the Pro Forma Combined Financial Information and notes thereto included elsewhere in this Joint Proxy Statement/Prospectus.


GOVERNMENTAL AND REGULATORY APPROVALS

  Sheffield and TransMontaigne are aware of no governmental or regulatory approvals required for consummation of the Merger, other than compliance with applicable securities laws.


RESTRICTIONS ON RESALES BY AFFILIATES

  The shares of New Common Stock to be received by TransMontaigne stockholders in connection with the Merger have been registered under the Securities Act and, except as set forth in this paragraph, may be traded without restriction. The shares of New Common Stock to be issued in connection with the Merger and received by persons who are deemed to be "affiliates" (as that term is defined in Rule 144 under the Securities Act) of TransMontaigne prior to the Merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act (or, in the case of such persons who become affiliates of the Surviving Corporation, Rule 144 under the Securities Act) or as otherwise permitted under the Securities Act.


RIGHTS OF DISSENTING STOCKHOLDERS

   Under Delaware law, Sheffield's stockholders will not be entitled to any appraisal or dissenter's rights in connection with the Merger because the Old Sheffield Common Stock is publicly traded.

   Dissenting TransMontaigne Stockholders who hold TransMontaigne Common Stock ("TransMontaigne Dissenting Shares") of record as of the Effective Time of the Merger are entitled to appraisal rights under Section 262 of the DGCL ("Section 262"). Section 262 is reprinted in its entirety in Appendix V to this Joint Proxy Statement Prospectus. All references in Section 262 and in this discussion to a "stockholder" are to the record holder of TransMontaigne Dissenting Shares as to which appraisal rights are asserted. A person having a beneficial interest in TransMontaigne Dissenting Shares that are held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect whatever appraisal rights the beneficial owner may have.

   The following discussion and Appendix V should be reviewed carefully by any Dissenting TransMontaigne Stockholder who wishes to exercise statutory appraisal rights or who wishes to preserve the right to do so, since failure to comply with the procedures set forth herein or therein will result in the loss of appraisal rights.

   Dissenting TransMontaigne Stockholders of record who desire to exercise their appraisal rights must satisfy the following conditions. A written demand for appraisal of TransMontaigne Dissenting Shares must be mailed or delivered to TransMontaigne at the following address: 370 17th Street, Suite 900, Denver, Colorado 80202, Attention: Secretary. In order to constitute a valid exercise of appraisal rights, the written demand must be received by TransMontaigne before June 3, 1996. The failure to execute a written consent of stockholders for the Merger by a holder of TransMontaigne Common Stock will not be deemed to satisfy such notice requirement. The written demand for appraisal must specify the Dissenting TransMontaigne Stockholder's name and mailing address, the number of TransMontaigne Dissenting Shares for which appraisal is demanded, and that the Dissenting TransMontaigne Stockholder is thereby demanding appraisal of such TransMontaigne Dissenting Shares. The demand for appraisal must be executed by or for the Dissenting TransMontaigne Stockholder of record, fully and correctly, as such Dissenting Stockholder's name appears on the certificate or certificates representing his TransMontaigne Dissenting Shares. If the TransMontaigne Dissenting Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian, or custodian, such demand must be executed by the fiduciary. If the TransMontaigne Dissenting Shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by all record owners. An authorized agent, including an agent for two or more record owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner.

   A record owner who holds TransMontaigne Dissenting Shares as a nominee for others, may exercise appraisal rights with respect to the TransMontaigne Dissenting Shares held for all or less than all beneficial owners of TransMontaigne Dissenting Shares as to which such person is the record owner. In such case, the written demand for appraisal must set forth the number of TransMontaigne Dissenting Shares covered by such demand. Where the number of TransMontaigne Dissenting Shares is not expressly stated, the demand will be presumed to cover all TransMontaigne Dissenting Shares outstanding in the name of such record owner. Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct their record owners to comply strictly with the statutory requirements with respect to the exercise of appraisal rights, before the taking of the vote on the Merger.

   Within 120 days after the Effective Time, either the Surviving Corporation or any Dissenting TransMontaigne Stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery (the "Delaware Chancery Court") demanding a determination of the fair value of the TransMontaigne Dissenting Shares of all of the stockholders demanding appraisal rights. If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Chancery Court will determine which stockholders are entitled to appraisal rights and will appraise the TransMontaigne Dissenting Shares owned by such persons, determining the fair value of such TransMontaigne Dissenting Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be fair value. In determining fair value, the Delaware Chancery Court is to take into account all relevant factors.

   The costs of the appraisal proceeding may be determined by the Delaware Chancery Court and assessed against such parties as the Delaware Chancery Court deems equitable in the circumstances. Upon application of a stockholder seeking appraisal, the Delaware Chancery Court may order that all or a portion of the expenses incurred by any such stockholder in connection with the appraisal proceeding, including without limitation reasonable attorneys' fees and the fees and expenses of experts, be assessed pro rata against the value of all TransMontaigne Dissenting Shares entitled to appraisal.

   Any TransMontaigne Dissenting Stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the Effective Time, be entitled to vote for any purpose the shares subject to such demand or to receive any dividends or other distributions on such TransMontaigne Dissenting Shares, except for dividends or distributions payable to Dissenting TransMontaigne Stockholders of record at a date prior to the Effective Time.


                     CERTAIN TERMS OF THE MERGER AGREEMENT

   The following description does not purport to be complete and is qualified by reference to the Merger Agreement, a copy of which is attached as Appendix I to this Joint Proxy Statement/Prospectus.


EFFECTIVE TIME OF THE MERGER

   The Merger Agreement provides that, as promptly as practicable after the satisfaction or waiver of the conditions to closing the Merger, the parties will cause the Merger to be consummated by filing the Certificate of Merger with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, Delaware law (the date and time of such filing, or such later date or time agreed upon by Sheffield and TransMontaigne and set forth therein, being the "Effective Time"). It is anticipated that, if the Merger Agreement is approved and adopted on June 3, 1996 and all other conditions to the Merger have been satisfied or waived, the Effective Time will occur on June 3, 1996 or as soon thereafter as practicable.


MANNER AND BASIS OF CONVERTING SHARES

   At the Effective Time, TransMontaigne will be merged with and into Sheffield, which will be the surviving corporation of the Merger, and (i) each outstanding share of TransMontaigne Common Stock, other than certificates which immediately prior to the Effective Time evidenced shares of TransMontaigne Common Stock held in the treasury of TransMontaigne or owned by Sheffield or any direct or indirect wholly-owned subsidiary of either Sheffield or TransMontaigne, which shares will be canceled at the Effective Time, will be converted into one share of New Common Stock, subject to the right of the holder of such share to seek an appraisal of the fair value thereof as described in this Joint Proxy Statement/Prospectus; (ii) each 2.432599 outstanding shares of Old

Sheffield Common Stock will become one share of New Common Stock; (iii) the name of Sheffield will be changed to "TransMontaigne Oil Company;" and (iv) the number of authorized shares of New Common Stock will be increased to 40,000,000. Outstanding warrants and options to purchase shares of TransMontaigne Common Stock will become warrants and options to purchase shares of New Common Stock. Notwithstanding the foregoing, if between the date of the Merger Agreement and the Effective Time the outstanding shares of Old Sheffield Common Stock or TransMontaigne Common Stock will have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the numbers of shares to be received in the Merger by TransMontaigne and Sheffield stockholders will be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

   As soon as practicable following the Effective Time, the Transfer Agent will mail to each record holder of Converted Shares immediately prior to the Effective Time a letter of transmittal and other information advising such holder of the consummation of the Merger and for use in exchanging Converted Share certificates for Old Sheffield Common Stock certificates and cash in lieu of a fractional share. Letters of transmittal will also be available following the Effective Time at the offices of Sheffield in Denver, Colorado. Upon delivery of an executed transmittal letter and surrender of a Converted Share certificate to the Transfer Agent for cancellation, the holders of such certificates will be entitled to receive a certificate representing the number of whole shares of New Common Stock which such holder has the right to receive under the terms of the Merger Agreement. After the Effective Time, there will be no further registration of transfers on the stock transfer books of TransMontaigne of shares of TransMontaigne Common Stock that were outstanding immediately prior to the Effective Time. Share certificates should not be surrendered for exchange prior to the Effective Time and the receipt of a letter of transmittal.

   No fractional shares of New Common Stock will be issued in the Merger. Each stockholder of TransMontaigne or Sheffield entitled to a fractional share will receive an amount in cash equal to the value of such fractional share based upon the last sale price of Old Sheffield Common Stock on the American Stock Exchange (Emerging Company Marketplace) prior to the Effective Time. No interest will be paid on such amount, and all Converted Shares held by a record holder will be aggregated for purposes of computing the amount of such payment.

   Until so surrendered and exchanged, each certificate previously evidencing Converted Shares will represent solely the right to receive shares of New Common Stock and cash in lieu of fractional shares. Unless and until any such certificates will be so surrendered and exchanged, no dividends or other distributions payable to the holders of record of New Common Stock as of any time on or after the Effective Time will be paid to the holders of such certificates evidencing Converted Shares prior to the Merger; provided, however, that, upon any such surrender and exchange of such certificates, there will be paid to the record holders of the certificates issued and exchanged therefor (i) the amount, without interest thereon, of dividends and other distributions, if any, with a record date on or after the Effective Time theretofore paid with respect to such whole shares of New Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, if any, with a record date on or after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of New Common Stock.

   The Merger Agreement provides that any issued and outstanding Dissenting TransMontaigne Shares held by a Dissenting TransMontaigne Stockholder will not be converted as described above but will become, at the Effective Date, by virtue of the Merger and without any further action, the right to receive such consideration as may be determined to be due to such Dissenting TransMontaigne Stockholder pursuant to the DGCL; provided, however, that TransMontaigne Common Stock outstanding immediately prior to the Effective Date and held by a Dissenting TransMontaigne Stockholder who will, after the Effective Date, withdraw his demand for appraisal or lose his right of appraisal, in either case pursuant to the DGCL, will be deemed to be converted as of the Effective Date, into the right to receive New Common Stock.


CONDITIONS TO THE MERGER

   The respective obligations of Sheffield and TransMontaigne to consummate the Merger are subject to the satisfaction of the following conditions, any or all of which may be waived in writing by the parties hereto, in whole or in part, to the extent permitted by applicable law: (a) the Merger Agreement and the Merger will have been approved and adopted by the requisite vote of the stockholders of TransMontaigne and Sheffield; (b) no Governmental Entity (as defined in the Merger Agreement) or federal or state court of competent jurisdiction will have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; and (c) TransMontaigne's lenders must have given their consents to the Merger.

   The obligation of TransMontaigne to effect the Merger is also subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived in writing by TransMontaigne, in whole or in part, to the extent permitted by applicable law: (a) except when the failure of representations made by Sheffield in the Merger Agreement to be true and correct (without regard to any exception in any representation for matters that would not constitute a material adverse effect on the assets, liabilities, financial condition, results of operations or current or future business of Sheffield and its subsidiaries, taken as a whole (a "Sheffield Material Adverse Effect")) would not result in an aggregate liability to Sheffield or reduction in value of Sheffield in excess of $350,000, each of the representations and warranties of Sheffield contained in the Merger Agreement must be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties must be true and correct as of such earlier date); (b) Sheffield must have performed or complied with all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the Closing Date; (c) since the date of the Merger Agreement, there must have been no change, occurrence or circumstance in the current or future business, financial condition or results of operations of Sheffield or any of its subsidiaries having or reasonably likely to have, individually or in the aggregate, a Sheffield Material Adverse Effect; (d) there must not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any Governmental Entity in connection with the grant of a regulatory approval necessary, in the reasonable business judgment of TransMontaigne, to the continuing operation of the current or future business of Sheffield, which imposes any condition or restriction upon Sheffield or the business or operations of Sheffield which, in the reasonable business judgment of TransMontaigne, would be materially burdensome in the context of the transactions contemplated by the Merger Agreement; (e) Holme Roberts & Owen LLC must have delivered to TransMontaigne its written opinion substantially to the effect that (w) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, (x) Sheffield and TransMontaigne will each be a party to that reorganization within the meaning of
Section 368(b) of the Code, (y) Sheffield and TransMontaigne will not recognize any gain or loss for U.S. federal income tax purposes as a result of the Merger, and (z) no gain or loss will be recognized by the holders of TransMontaigne Common Stock upon receipt of shares of New Common Stock in the Merger, except with respect to any cash received in lieu of a fractional share interest in the New Common Stock; and such opinion must not have been withdrawn or modified in any material respect; (f) Davis Graham & Stubbs LLP must have delivered its written opinion to TransMontaigne, in form and substance reasonably satisfactory to TransMontaigne, to the effect that the New Common Stock, when issued as contemplated by the Merger Agreement, will be duly authorized, fully paid and validly issued; and (g) warrants to purchase 81,450 shares of Old Sheffield Common Stock must have been exercised.

   The obligation of Sheffield to effect the Merger is also subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived in writing by Sheffield, in whole or in part, to the extent permitted by applicable law: (a) except when the failure of representations made by TransMontaigne in the Merger Agreement to be true and correct (without regard to any exception in any representation for matters that would not constitute a change, occurrence or circumstance in the current or future business, financial condition or results of operations of TransMontaigne or any of its subsidiaries having or reasonably likely to have, individually or in the aggregate, a material adverse effect on the financial condition, results of operations or current or future business of TransMontaigne and its subsidiaries, taken as a whole (a "TransMontaigne Material Adverse Effect")) would not result in an aggregate liability to TransMontaigne or reduction in value of TransMontaigne in excess of $3,500,000, each of the representations and warranties of TransMontaigne contained in the Merger Agreement must be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties must be true and correct as of such earlier date); (b) TransMontaigne must have performed or complied with all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the Closing Date; (c) since the date of the Merger Agreement, there must have been no TransMontaigne Material Adverse Effect; (d) Holme Roberts & Owen LLC must have delivered its written opinion to Sheffield, in form and substance reasonably satisfactory to Sheffield, to the effect that: (w) the Merger will constitute a reorganization within the meaning of section 368(a) of the Code; (x) TransMontaigne and Sheffield must each be a party to that reorganization within the meaning of section 368(b) of the Code; (y) TransMontaigne will not recognize any gain or loss for federal income tax purposes as a result of the Merger; and (z) for federal income tax purposes no gain or loss will be recognized by the holders of TransMontaigne stock upon receipt of shares of New Common Stock in the Merger, except with respect to any cash received in lieu of a fractional share interest in the New Common Stock; and such tax opinion must not have been withdrawn or modified in any material respect prior to the Closing Date; and (e) each stockholder of TransMontaigne must have provided to Sheffield a certificate of nonforeign status pursuant to Regulations under Section 1445 of the Code.

   There can be no assurance that all of the conditions to the Merger will be satisfied.

REPRESENTATIONS AND WARRANTIES

   The Merger Agreement contains various representations and warranties of TransMontaigne and Sheffield relating to, among other things, (i) each of their organization and similar corporate matters, (ii) each of their capitalization,
(iii) authorization, execution, delivery, performance and enforceability of the Merger Agreement and related matters, and the absence of conflicts, violations and defaults under their respective charters and bylaws and certain other agreements and documents, (iv) compliance with law, (v) the documents and reports filed by Sheffield with the Commission and TransMontaigne's financial statements and the accuracy of the information contained therein, (vi) the absence of certain changes and events, (vii) litigation, (viii) employee benefit matters, (ix) taxes and matters relating to a tax-free reorganization, (x) certain business practices, (xi) environmental matters, (xii) vote required,
(xiii) brokers, (xiv) insurance, (xv) properties, (xvi) certain contracts and restrictions, (xvii) certain regulatory matters, (xviii) futures trading and
(xix) the accuracy of certain information provided. The representations and warranties expire at the Effective Time.


CERTAIN COVENANTS; CONDUCT OF BUSINESS PRIOR TO THE MERGER

  Each of TransMontaigne and Sheffield has agreed that, prior to the Effective Time, unless otherwise expressly contemplated by the Merger Agreement or consented to in writing by the other, it will and will cause its subsidiaries to
(a) use all reasonable efforts to preserve substantially intact its business organization, maintain its material rights and franchises, retain the services of its respective officers and employees and maintain its relationships with its material customers and suppliers; (b) maintain and keep its material properties and assets in as good repair and condition as at present, ordinary wear and tear excepted, and maintain supplies and inventories in quantities consistent with its customary business practice; and (c) use all reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that currently maintained. Sheffield has also agreed that, prior to the Effective Time, unless otherwise expressly contemplated by the Merger Agreement or consented to in writing by TransMontaigne, it will and will cause its subsidiaries to operate its business in all material respects in the usual and ordinary course consistent with past practices.

   Sheffield has agreed that, prior to the Effective Time, except as expressly contemplated by the Merger Agreement or otherwise consented to in writing by TransMontaigne, it will not do, and will not permit any of its subsidiaries to do, any of the following: (a)(i) increase the compensation payable to or to become payable to any director or executive officer; (ii) grant any severance or termination pay to, or enter into or amend any employment or severance agreement with, any director, officer or employee; (iii) establish, adopt or enter into any employee benefit plan or arrangement; or (iv) amend, or take any other actions with respect to, any of its benefit plans, subject to certain exceptions; (b) declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of capital stock, except for dividends by a wholly owned subsidiary of Sheffield to Sheffield or another wholly owned subsidiary of Sheffield; (c)(i) except for certain matters, redeem, purchase or otherwise acquire any shares of its or any of its subsidiaries' capital stock or any securities or obligations convertible into or exchangeable for any shares of its or its subsidiaries' capital stock, or any options, warrants or conversion or other rights to acquire any shares of its or its subsidiaries' capital stock or any such securities or obligations; (ii) effect any reorganization or recapitalization; or (iii) split, combine or reclassify any of its or its subsidiaries' capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its or its subsidiaries' capital stock; (d)(i) except for certain matters, issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale of, any shares of any class of its or its subsidiaries' capital stock, any securities convertible into or exercisable or exchangeable for any such shares, or any rights, warrants or options to acquire any such shares; (ii) amend or otherwise modify the terms of any such rights, warrants or options the effect of which shall be to make such terms more favorable to the holders thereof; or (iii) take any action to optionally accelerate the exercisability of stock options; (e) acquire or agree to acquire any business or other entity, or otherwise acquire or agree to acquire any assets of any other person (with certain exceptions); (f) sell or otherwise dispose of any of its material assets or any material assets of any of its subsidiaries, with certain exceptions; (g) release any third party from its obligations, or grant any consent, under any existing standstill provision relating to a Competing Transaction or otherwise under any confidentiality or other agreement, or fail to fully enforce any such agreement; (h) adopt or propose to adopt certain amendments to its charter or bylaws, which would alter the terms of its capital stock or would have an adverse impact on the consummation of the transactions contemplated by the Merger Agreement; (i) change any of its methods of accounting or take certain actions with respect to taxes; (j) incur any obligation for borrowed money or purchase money indebtedness, except in the ordinary course of business consistent with past practice and in no event in excess of $100,000 in the aggregate; (k) take any action other than actions required by the Merger Agreement, which would result in a failure to maintain the trading of the Old Sheffield Common Stock on the American Stock Exchange (Emerging Company Marketplace); (l) enter into any material arrangement, agreement or contract with any third party which provides for an exclusive arrangement with that third party or is substantially more restrictive on Sheffield or substantially less advantageous to Sheffield than arrangements, agreements or contracts existing on the date hereof; (m) enter into certain material contracts; (n) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of Sheffield or any of its subsidiaries; (o) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations, (x) reflected or reserved against in, or contemplated by, the financial statements (or the notes thereto) of Sheffield and its subsidiaries,
(y) incurred in the ordinary course of business consistent with past practice or
(z) which are legally required to be paid, discharged or satisfied; (p) knowingly take, or agree to commit to take, any action that would make any representation or warranty of Sheffield contained in the Merger Agreement inaccurate in any respect at, or as of any time prior to, the Effective Time;
(q) other than between or among wholly-owned subsidiaries of Sheffield which remain wholly-owned or between Sheffield and its wholly-owned subsidiaries which remain wholly-owned, neither Sheffield nor any of its subsidiaries will engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any of Sheffield's affiliates, including, without limitation, any transactions, agreements, arrangements or understandings with any affiliate or other person covered under Item 404 of Regulation S-K under the Securities Act that would be required to be disclosed under such Item 404, other than pursuant to such agreements, arrangements, or understandings existing on the date of this Agreement or as disclosed in writing to TransMontaigne; provided, however, that any such agreement, arrangement or understanding disclosed in such writing must be approved by at least two independent directors of Sheffield, after having received an appraisal or valuation from an independent appraiser or expert (reasonably acceptable to TransMontaigne) that the terms are fair to Sheffield and are no less favorable to Sheffield than could be obtained in an arms-length transaction with an unaffiliated party, and, provided, further, that Sheffield provides TransMontaigne with all information concerning any such agreement, arrangement or understanding that TransMontaigne may reasonably request; (r) agree to or approve any commitment, including any authorization for expenditure or agreement to acquire property, obligating Sheffield for an amount in excess of $10,000; (s) engage in any natural gas or other futures or options trading or be a party to any price swaps, hedges, futures or similar instruments, except for hedging purposes in accordance with past practices; or (t) agree in writing or otherwise to do any of the foregoing.

   TransMontaigne has agreed that, prior to the Effective Time, except as expressly contemplated by the Merger Agreement or otherwise consented to in writing by TransMontaigne, it will not do, and will not permit any of its subsidiaries to do, any of the following: (i) adopt or propose to adopt any amendments to its charter or bylaws, which would have an adverse impact on the consummation of the transactions contemplated by the Merger Agreement; (ii) knowingly take, or agree to commit to take, any action that would make any representation or warranty of TransMontaigne contained in the Merger Agreement inaccurate in any respect at, or as of any time prior to, the Effective Time; or
(c) cause the Sheffield Exploration Company, Inc. 401(k) Plan to be terminated or merged with any other plan until after the close of the 1996 plan year.


NO SOLICITATION

   Additionally, Sheffield has agreed not to initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal relating to, or that may reasonably be expected to lead to, any Competing Transaction, or enter into discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of the officers, directors or employees of Sheffield or any of its subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by Sheffield or any of Sheffield's subsidiaries to take any such action, and Sheffield will promptly notify TransMontaigne of all relevant terms of any such inquiries and proposals received by Sheffield or any of its subsidiaries or by any such officer, director, investment banker, financial advisor, attorney, accountant or other representative relating to any of such matters and if such inquiry or proposal is in writing, Sheffield will promptly deliver or cause to be delivered to TransMontaigne a copy of such inquiry or proposal; provided, however, that the Board of Directors of Sheffield may (i) furnish information to, or enter into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide proposal in writing by such person or entity to acquire Sheffield pursuant to a merger, consolidation, share exchange, business combination or other similar transaction or to acquire a substantial portion of the assets of Sheffield or any of its subsidiaries, if, and only to the extent that (A) the Board of Directors of Sheffield, after consultation with and based upon the written opinion of independent legal counsel (who may be Sheffield's regularly engaged independent legal counsel), determines in good faith that such action is necessary for such Board of Directors to comply with its fiduciary duties to stockholders under applicable law and (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity Sheffield (x) provides written notice to TransMontaigne to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity and (y) enters into with such person or entity a confidentiality agreement in reasonably customary form on terms not more favorable to such person or entity than the terms contained in the Confidentiality Agreement between Sheffield and TransMontaigne;
(ii) comply with Rule 14e-2 promulgated under the Exchange Act with regard to a Competing Transaction; or (iii) fail to make or withdraw or modify its recommendation of the Merger and the Merger Agreement if there exists a Competing Transaction and the Board of Directors of Sheffield, after consultation with and based upon the written opinion of independent legal counsel (who may be Sheffield's regularly engaged independent legal counsel), determines in good faith that such action is necessary for such Board of Directors to comply with its fiduciary duties to stockholders under applicable law.


CERTAIN POST-MERGER MATTERS

   Pursuant to the Merger Agreement, the Sheffield Charter and the Sheffield Bylaws, as in effect immediately prior to the Effective Time (except that the name of Sheffield will be changed to "TransMontaigne Oil Company;" and the number of authorized shares of New Common Stock will be increased to 40,000,000) will be the certificate of incorporation and bylaws of the Surviving Corporation until amended as provided therein and pursuant to the DGCL.


TERMINATION OR AMENDMENT OF THE MERGER AGREEMENT

   The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger Agreement and the Merger by the stockholders of TransMontaigne and Sheffield: (a) by mutual consent of Sheffield and TransMontaigne; (b) by Sheffield, upon a material breach of any representation, warranty, covenant or agreement on the part of TransMontaigne set forth in the Merger Agreement, or if any representation or warranty of TransMontaigne will have become untrue, in either case such that Sheffield's conditions to closing would be incapable of being satisfied by July 31, 1996;
(c) by TransMontaigne, upon a material breach of any representation, warranty, covenant or agreement on the part of Sheffield set forth in the Merger Agreement, or if any representation or warranty of Sheffield will have become untrue, in either case such that TransMontaigne's conditions to closing would be incapable of being satisfied by July 31, 1996; (d) by either Sheffield or TransMontaigne, if there is any order of a Governmental Entity which is final and nonappealable preventing the consummation of the Merger, subject to a limited exception; (e) by either Sheffield or TransMontaigne, if the Merger is not consummated before July 31, 1996; (f) by either Sheffield or TransMontaigne, if the Merger Agreement and the Merger fails to receive the requisite vote for approval and adoption by the stockholders of Sheffield at the Sheffield Special Meeting; (g) by TransMontaigne, if (1) the Board of Directors of Sheffield withdraws, modifies or changes its recommendation of the Merger Agreement or the Merger in a manner adverse to TransMontaigne or has resolved to do any of the foregoing; (2) the Board of Directors of Sheffield has recommended to the stockholders of Sheffield any Competing Transaction or has resolved to do so;
(3) a tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of Sheffield is commenced, and the Board of Directors of Sheffield does not recommend that stockholders not tender their shares into such tender or exchange offer, or (4) any person (other than TransMontaigne or an affiliate thereof) has acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder), has been formed which beneficially owns, or has the right to acquire beneficial ownership of, 20% or more of the then outstanding shares of capital stock of Sheffield; or (h) by Sheffield, if the Board of Directors of Sheffield (x) fails to make or withdraws its recommendation to Sheffield's stockholders of the Merger Agreement if there exists at such time a Competing Transaction, or (y) recommends to Sheffield's stockholders approval or acceptance of a Competing Transaction, in each case only if the Board of Directors of Sheffield, after consultation with and based upon the written opinion of independent legal counsel (who may be Sheffield's regularly engaged independent legal counsel), determines in good faith that such action is necessary for such Board of Directors to comply with its fiduciary duties to stockholders under applicable law.

   Subject to limited exceptions, including the survival of Sheffield's agreement to pay a termination fee to TransMontaigne under certain circumstances as discussed below, in the event of the termination of the Merger Agreement, the Merger Agreement will become void, there will be no liability on the part of Sheffield or TransMontaigne to the other and all rights and obligations of the parties thereto will cease, except that no party will be relieved of any liability for (i) any breach of such party's covenants or agreements contained in the Merger Agreement, or (ii) any willful breach of such party's representations or warranties contained in the Merger Agreement.

   The Merger Agreement may be amended by the parties by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of Sheffield, (i) no amendment, which under applicable law may not be made without the approval of the stockholders of TransMontaigne or Sheffield, may be made without such approval, and (ii) no amendment, which under the applicable rules of the American Stock Exchange (Emerging Company Marketplace), may not be made without the approval of the stockholders of Sheffield, may be made without such approval. At any time prior to the Effective Time, any party to the Merger Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party thereto, (b) waive any inaccuracies in the representations and warranties of the other party contained therein or in any document delivered pursuant thereto and (c) waive compliance by the other party with any of the agreements or conditions contained therein.


EXPENSES AND TERMINATION FEE

   All expenses incurred by Sheffield and TransMontaigne will be borne by the party incurring such expenses.

   The Merger Agreement also provides that Sheffield will pay to TransMontaigne a fee equal to $410,000, which amount will be inclusive of all of TransMontaigne's expenses, if the Merger Agreement is terminated in accordance with its terms by any of the following (a "Trigger Event"): (a) by TransMontaigne after a wilful breach by Sheffield, if Sheffield has had contacts or entered into negotiations after the date of the Merger Agreement regarding a Competing Transaction, and within twelve months of the termination of the Merger Agreement Sheffield consummates a Business Combination (as defined below) or enters into a definitive agreement providing for a Business Combination with any person with whom such contacts had been made; (b) by either Sheffield or TransMontaigne if the Merger Agreement fails to receive the requisite vote for approval and adoption by the stockholders of Sheffield at the Sheffield Special Meeting, and at the time of such meeting there exists a Competing Transaction;
(c) by TransMontaigne if the Board of Directors of Sheffield withdraws, modifies or changes its recommendation of the Merger Agreement or the Merger in a manner adverse to TransMontaigne (or resolves to do so) and, at such time, there exists a Competing Transaction; (d) by TransMontaigne, if the Board of Directors of Sheffield recommends any Competing Transaction to Sheffield's stockholders (or resolves to do so); (e) by TransMontaigne, if a tender or exchange offer for 20% or more of the capital stock of Sheffield is commenced, and Sheffield's Board of Directors does not recommend that its stockholders not tender their shares into such tender offer or exchange offer; or (f) by Sheffield, if the Board of Directors of Sheffield
(i) fails to recommend (or withdraws its recommendation of) approval and adoption by its stockholders of the Merger and the Merger Agreement and there exists a Competing Transaction, or (ii) recommends a Competing Transaction, in each case upon a determination in good faith, after consultation with and based on the written opinion of independent legal counsel, that such action is necessary for such Board to comply with its fiduciary duties under applicable law.

   The Merger Agreement defines "Business Combination" as (i) a merger, consolidation, share exchange, business combination or similar transaction involving Sheffield, (ii) a sale, lease, exchange, transfer or other disposition of 20% or more of the assets of Sheffield and its subsidiaries, taken as a whole, in a single transaction or a series of transactions, or (iii) the acquisition, by a person (other than TransMontaigne or any affiliate thereof) or group (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of 20% or more of the Old Sheffield Common Stock whether by tender or exchange offer or otherwise.


INDEMNIFICATION

   The Merger Agreement provides that, for a period of five years after the Effective Time, the Surviving Corporation will not amend or otherwise modify certain limitation of liability and indemnification provisions of its Charter and By-laws in a manner that would adversely affect the rights thereunder of any individuals who at any time prior to the Effective Time were directors or officers of Sheffield in respect of acts or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by the Merger Agreement), unless such amendment or modification is required by law.

             MARKET PRICES OF COMMON STOCK AND DIVIDEND INFORMATION

   The Old Sheffield Common Stock has been traded on the American Stock Exchange (Emerging Company Marketplace) since December 14, 1993 under the symbol "SHE." There is no public market for TransMontaigne Common Stock. The shares of New Common Stock have been approved for listing on the American Stock Exchange (Primary List) subject to completion of the Merger. The following table sets forth, for the periods indicated, the range of high and low per share sale prices for Old Sheffield Common Stock as reported on the American Stock Exchange (Emerging Company Marketplace). No dividends were paid in 1994 or in 1995 on either the Old Sheffield Common Stock or the TransMontaigne Common Stock.


           For the Quarter Ended                         Low        High
     -----------------------------------------          -----       -----
     FISCAL 1994
     December 31, 1993 (beginning December 14)          $2.87       $3.25
     March 31, 1994                                     $2.87       $3.62
     June 30, 1994                                      $1.87       $2.87

     FISCAL 1995
     September 30, 1994                                 $1.88       $2.25
     December 31, 1994                                  $1.38       $1.94
     March 31, 1995                                     $1.19       $1.44
     June 30, 1995                                      $1.25       $1.63

     FISCAL 1996
     September 30, 1995                                 $1.50       $1.63
     December 31, 1995                                  $1.38       $1.81
     March 31, 1996                                     $1.63       $4.44
     Fourth Quarter, through May 8, 1996                $4.13       $7.38



   On February 6, 1996, the last trading day prior to the announcement by Sheffield and TransMontaigne that they had executed the Merger Agreement, the closing per share sale prices of Old Sheffield Common Stock, as reported on the American Stock Exchange (Emerging Company Marketplace), was $1.75. The Merger Agreement does not provide for any adjustment in the numbers of shares of New Common Stock to be received by TransMontaigne or Sheffield stockholders in the event that either the Old Sheffield Common Stock or TransMontaigne Common Stock should increase or decrease in value. See the cover page of this Joint Proxy Statement/Prospectus for a recent closing price of Old Sheffield Common Stock.

   No dividends were paid in 1995 or in 1994 on either the Old Sheffield Common Stock or the TransMontaigne Common Stock and neither company has any present intention of paying dividends in the immediate future. TransMontaigne's current revolving credit facility contains restrictions on the payment of dividends. Under its Credit Agreement with Norwest Bank, Sheffield may not make dividend payments.

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

             PRINCIPAL STOCKHOLDERS OF TRANSMONTAIGNE AND SHEFFIELD

TRANSMONTAIGNE

   The following table indicates the beneficial ownership as of the date hereof of the TransMontaigne Common Stock, and of New Common Stock after the Merger, by each director of TransMontaigne, by each person known by TransMontaigne to own more than 5% of the outstanding shares of TransMontaigne Common Stock, TransMontaigne's Chief Executive Officer and TransMontaigne's other executive officers whose total annual salary and bonus exceeds $100,000 and by all directors and executive officers of TransMontaigne as a group. Except as otherwise indicated below, the ownership reflects sole voting and investment power by the beneficial owner.

                Percent of                                          Percent of    Percent of
             Name and Address                 Amount and Nature    Outstanding       New
            of Beneficial Owner              Beneficial Owner (1)   Shares (2)   Common Stock
- -------------------------------------------  --------------------  ------------  -------------
Cortlandt S. Dietler                                   1,894,529           9.8%           9.1%
Richard E. Gathright (3)                                 533,000           2.7%           2.5%
Harold R. Logan, Jr.                                     343,056           1.8%           1.6%
Frederick W. Boutin                                      237,500           1.2%           1.1%
      TransMontaigne Oil Company
      370 Seventeenth Street, Suite 900
      Denver, CO  80202

First Reserve Fund VI,                                 6,582,830          34.1%          31.6%
  Limited Partnership and other
  partnerships managed by
  First Reserve Corporation (4)
      475 Steamboat Road
      Greenwich, CT  06830

Yorktown Energy Partners, L.P.                         3,154,961          16.3%          15.2%
  and other venture capital funds managed
  by, and shares owned by officers of
  Dillon, Read & Co. Inc. (5)
      535 Madison Avenue
      New York, New York  10022

Waterwagon & Co.(6)                                    3,117,000          16.1%          15.0%
      c/o Merrill Lynch Growth Fund
      800 Scudders Mill Road
      Plainsborough, NJ  08536

Massachusetts Mutual Life(7)                           1,296,277           6.6%           6.2%
  Insurance Company and
  funds managed by Massachusetts Mutual
  Life Insurance Co.
      1295 State Street
      Springfield, MA  01111

Edwin G. Bradberry, Trustee                            1,104,082           5.7%           5.3%
      One West Mountain
      Fayetteville, AR  72701

John A. Hill (4)                                       6,582,830          34.1%          31.6%
      475 Steamboat Road
      Greenwich, CT  06830

Bryan H. Lawrence (5)                                  3,154,961          16.3%          15.2%
      535 Madison Avenue
      New York, New York  10022

William E. Macaulay (4)                                6,582,830          34.1%          31.7%
      475 Steamboat Road
      Greenwich, CT  06830

All Directors and Executive                           12,745,876          64.7%          60.3%
  Officers as a Group (7 Persons) (8)

_____________________
*  Less than one percent.

(1) All shares are owned both of record and beneficially unless otherwise specified by footnote to this table.

(2) Calculated pursuant to Rule 13d-3(d) of the Securities Exchange Act of 1934, as amended. Under Rule 13d-3(d), shares not outstanding that are subject to options, warrants, rights, or conversion privileges exercisable within sixty days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but not deemed outstanding for the purpose of calculating the percentage owned by any other person.

(3) Includes 18,300 shares held by The Richard E. Gathright IRA Rollover
    Account.

(4) First Reserve Corporation is an affiliate of John A. Hill and William E. Macaulay, directors of TransMontaigne. The directors of First Reserve Corporation, Messrs. Macaulay and Hill and David H. Kennedy, exercise sole voting and dispositive control over these shares. Messrs. Hill and Macaulay disclaim beneficial ownership of these shares.


(5) Yorktown Energy Partners, L.P. and Dillon, Read & Co. Inc. are affiliates of Bryan H. Lawrence, a director of TransMontaigne. Dillon, Read & Co. Inc. has sole voting and dispositive control over these shares. Mr. Lawrence owns 44,923 shares individually and disclaims beneficial ownership of the remaining shares.

(6) TransMontaigne has granted to Waterwagon & Co. the right to maintain its 15% ownership of New Common Stock if TransMontaigne issues stock in the future. See "Description of Sheffield Capital Stock-General." Merrill Lynch & Co., Inc., a widely-held public company, has sole voting and dispositive control over these shares.

(7) Massachusetts Mutual Life Insurance Company, a widely-held mutual insurance company, has sole voting and dispositive control over these shares.

(8) Includes 9,692,868 shares held by affiliates, beneficial ownership of which are disclaimed by the officers and directors.

SHEFFIELD

   The following table indicates the beneficial ownership as of the Sheffield Record Date of the Old Sheffield Common Stock, and of New Common Stock after the Merger, by each director, by each person known by Sheffield to own more than 5% of the outstanding shares of Old Sheffield Common Stock, Sheffield's Chief Executive Officer and Sheffield's other executive officers whose total annual salary and bonus exceeds $100,000 and by all directors and executive officers of Sheffield as a group. Except as otherwise indicated below, the ownership reflects sole voting and investment power by the beneficial owner.

                                                             Percent of      Percent of
        Name and Address              Amount and Nature      Outstanding        New
       of Beneficial Owner           Beneficial Owner (1)     Shares (2)   Common Stock (11)
- ---------------------------------  ------------------------  ------------  -----------------

Edwin H. Morgens                            151,038 (3)              4.4%          *
 10 East 50th Street
 SheffieldYork, NY  10022

The Edwin H. Morgens and
 Linda H. Morgens 1993 Trust                486,050 (4)             14.0%          1.0%
 9510 East 71st Street
 Chicago, IL  60649

J. Samuel Butler                            307,345 (5)              8.6%          *
 1801 Broadway, Suite 600
 Denver, CO  80202

Randall E. King                              58,506 (6)              1.7%          *
 1801 Broadway, Suite 600
 Denver, CO  80202

David A. Melman                              24,094 (7)(9)        *                *
 1801 Broadway, Suite 600
 Denver, CO  80202

McLain J. Forman                             16,000 (8)(9)        *                *
 1801 Broadway, Suite 600
 Denver, CO  80202

All Directors and Executive
Officers as a Group (6 persons)             658,983 (9)(10)         17.9%          1.3%

- --------------------
* Less than one percent.

(1) All shares are owned both of record and beneficially unless otherwise specified by footnote to this table.

 (2) Calculated pursuant to Rule 13d-3(d) of the Securities Exchange Act of 1934, as amended. Under Rule 13d-3(d), shares not outstanding that are subject to options, warrants, rights, or conversion privileges exercisable within sixty days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but not deemed outstanding for the purpose of calculating the percentage owned by any other person.

 (3) Includes 19,394 shares held by the Jane A. Waterfall 1994 Trust, Edwin H. Morgens and Susan Waterfall, Trustees, and 19,394 shares held by the John
     C. Waterfall, Jr. 1994 Trust, Edwin H. Morgens and Susan Waterfall, Trustees. Mr. Morgens shares voting and investment power over the shares with his co-trustee, but specifically disclaims beneficial ownership of such 38,788 shares.

 (4) The trust is irrevocable for the benefit of certain descendants of Edwin H. and Linda H Morgens. Anne Bretz Carpenter, a non-resident niece of Mr. Morgens, serves as trustee, with sole voting and investment power over the shares.

 (5) Includes 100,000 shares issuable upon exercise of stock options granted under the Amended and Restated 1990 Stock Option Plan. See also footnote
     (9). Also includes 12,000 shares held in trust for Mr. Butler's grandchildren for which Mr. Butler serves as Trustee, and 24,501 shares held in Sheffield's 401(k) profit sharing plan, for which Mr. Butler serves as Trustee. Mr. Butler disclaims beneficial ownership of such 36,501 shares.

 (6) Includes 25,000 shares issuable upon exercise of presently-exercisable stock options granted under the Amended and Restated 1990 Stock Option Plan, and 8,506 shares issuable upon exercise of a warrant, originally issued to Petrie Parkman & Co. in 1991 in connection with a private placement of stock and thereafter assigned, in part, to Mr. King. The Merger Agreement requires that the warrant be exercised prior to the Effective Time of the Merger.

 (7) Includes 14,000 shares issuable upon exercise of stock options granted under the Amended and Restated 1990 Stock Option Plan. See also footnote
     (9).

 (8) Includes 14,000 shares issuable upon exercise of presently exercisable stock options granted under the Amended and Restated 1990 Stock Option Plan. See also footnote (9).

 (9) Stock options do not vest until the first anniversary of the date of grant, December 5, 1996, at which time such options will be one-third vested, and thereafter will vest in increments of one-third each on the second and third anniversaries of the date of grant. However, Sheffield's Key Employee Retention Plan provides that such options will vest and be exercisable in full on the day immediately preceding the Effective Time of the Merger.

(10) Includes 65,000 shares issuable upon exercise of stock options granted under the Amended and Restated 1990 Stock Option Plan and not included in prior footnotes.

(11) Includes 12,332 shares of New Common Stock issuable to Petrie Parkman upon closing of the Merger, as compensation for financial advisory services rendered to Sheffield. Also includes 81,450 shares of Old Sheffield Common Stock (converted to 33,483 shares of New Common

   Stock) issuable pursuant to the exercise of an outstanding warrant, which exercise is required by the Merger Agreement as a condition to closing the Merger.

   Certain information relating to the management, executive compensation and certain relationships and related transactions pertaining to Sheffield is set forth in the Sheffield 1995 10-K which has been attached to this Joint Proxy Statement/Prospectus as Appendix IV.


                     DESCRIPTION OF SHEFFIELD CAPITAL STOCK

GENERAL

   At the Sheffield Record Date, the authorized capital stock of Sheffield consisted of 10,000,000 shares of common stock, $.01 par value per share, of which 3,459,512 shares were outstanding, and 2,000,000 shares of preferred stock, $.01 par value per share, of which no shares were outstanding.

   After the Merger, the number of authorized shares of New Common Stock will be increased to 40,000,000. In addition, (i) Waterwagon & Co. will have the right to maintain its 15% ownership of New Common Stock if the Surviving Corporation issues stock in the future, pursuant to an agreement between Waterwagon & Co. and TransMontaigne; and (ii) certain institutional investors that own TransMontaigne Common Stock will have the right after the Merger to require the Surviving Corporation to register their shares under the Securities Act.

   The description set forth below of the New Common Stock constitutes a brief summary of certain provisions of Sheffield's Charter and By-Laws, all of which are filed as exhibits to the Registration Statement of which this Joint Proxy Statement/Prospectus is a part. Such summary does not purport to be complete and is qualified by reference to such documents.


COMMON STOCK

   Each share of New Common Stock has one vote on all matters on which stockholders are entitled or permitted to vote, including the election or removal of directors. Holders of the New Common Stock have no redemption or conversion rights, participate ratably in any distribution of assets to stockholders in liquidation, and have no preemptive or other subscription rights. Cumulative voting is not permitted in the election of directors.
Holders of the New Common Stock are entitled to receive such dividends as may be declared by the Board of Directors of the Surviving Corporation out of funds legally available therefor. All outstanding shares of New Common Stock are, and the shares to be issued pursuant to the Merger Agreement will be, fully paid and nonassessable. Key Corporation Shareholder Services is the Transfer Agent and Registrar for the New Common Stock.

PREFERRED STOCK

   The Board of Directors of the Surviving Corporation, without further action by the stockholders, is authorized to issue shares of preferred stock in one or more series and, with certain limitations, to determine preferences as to dividends and in liquidation, and voting, conversion, redemption and other rights of each series. The Board could issue a series or series of preferred stock with rights more favorable with respect to dividends and liquidation than those held by the holders of New Common Stock.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

   Sheffield is and the Surviving Corporation will be subject to Section 203 of the DGCL, which generally prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) prior to such date the Board of Directors of the corporation approved either the business combination or the transaction in which the person became an interested stockholder, (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock of the corporation excluding shares owned by officers or directors of the corporation and by certain employee stock plans, or (iii) on or after such date the business combination is approved by the Board of Directors of the corporation and by the affirmative vote of at least 66-3/4% of the outstanding voting stock of the corporation that is not owned by the
interested stockholder.   A "business combination" generally includes mergers,
asset sales and similar transactions between the corporation and the interested stockholder, and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns 15% or more of the corporation's voting stock or who is an affiliate or associate of the corporation and, together with his affiliates and associates, has owned 15% or more of the corporation's voting stock within three years.

RESTRICTIONS ON DIVIDENDS

   Under its Credit Agreement with Norwest Bank, Sheffield may not make dividend payments. No dividends were paid in 1995 or in 1994 on the Old Sheffield Common Stock.


                      COMPARATIVE RIGHTS OF TRANSMONTAIGNE
                           AND SHEFFIELD STOCKHOLDERS

   If the Merger is consummated, the stockholders of TransMontaigne will become stockholders of the Surviving Corporation. The rights of the stockholders of both Sheffield and TransMontaigne are governed by and subject to the provisions of the DGCL. The rights of current TransMontaigne stockholders following the Merger will be governed by Sheffield's Charter, as amended by the Certificate of Merger, and Sheffield's By-Laws, rather than the provisions of the TransMontaigne Charter and TransMontaigne's By-Laws; and the rights of current Sheffield stockholders following the Merger will be governed by Sheffield's Charter, as amended by the Certificate of Merger, rather than the provisions of the present Charter. The following is a brief summary of certain differences between the rights of Sheffield's and TransMontaigne's stockholders before and after the Merger, and is qualified by reference to the relevant provisions of the DGCL, the Sheffield Charter, the Certificate of Merger, Sheffield's By-Laws, the TransMontaigne Charter and TransMontaigne's By-Laws.

CERTAIN VOTING REQUIREMENTS

   TransMontaigne's Certificate of Incorporation and By-Laws provide that the act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors, except that the affirmative vote of at least five of six directors is required to (i) with the approval of the holders of two-thirds of TransMontaigne's voting stock, amend or repeal the By-laws, or adopt new By-laws, (ii) with the approval of the holders of two-thirds of TransMontaigne's outstanding voting stock, amend TransMontaigne's certificate of incorporation, (iii) with the approval of the holders of two-thirds of TransMontaigne's voting stock, approve a merger, consolidation dissolution, liquidation or recapitalization of TransMontaigne or the sale, transfer or other disposition in any single or related series of transactions of assets having a fair market value in excess of 25% of the fair market value of all of the assets of TransMontaigne and its subsidiaries, (iv) approve the issuance in any single or related series of transactions of additional voting stock of TransMontaigne (and/or options, warrants or other rights to acquire such voting stock) with more than 20% of the voting power of all outstanding voting stock of TransMontaigne, with such voting power to be measured before such issuance, (v) approve any single or related series of debt or preferred stock financings in excess of $10,000,000, (vi) approve any single or related series of acquisitions of businesses, assets or investments with a value, determined by the purchase price or by another fair measurement of value, greater than 25% of TransMontaigne's assets, measured before the acquisition on a consolidated basis, (vii) approve any public offering by TransMontaigne of equity or debt securities, (viii) approve any amendment to TransMontaigne's Stockholders Agreement or (ix) approve the issuance of any preferred stock, or the filing of a certificate designating the designations, preferences, powers, rights, qualifications, limitations and restrictions in accordance with Section 151(g) of the DGCL. None of such provisions may be overruled or avoided by taking action indirectly, whether through a subsidiary of the corporation or otherwise.

   Sheffield's Charter and By-Laws permit the Board of Directors to act by a majority of the directors present at a meeting at which a quorum is present, and permit the stockholders to act by a majority of the stockholders present at a meeting at which a quorum is present, except for certain matters which under the DGCL require the approval of a majority of the outstanding shares.

POWER TO CALL SPECIAL MEETINGS

   TransMontaigne's By-Laws provide that a special meeting of stockholders may be called by the president, the Board of Directors or by the holders of at least 10% of the stock entitled to vote at the meeting. Sheffield's By-Laws provide that a special meeting of stockholders may be called by the Board of Directors or by the president of Sheffield or by the holders of a majority of the stock entitled to vote at the meeting.

AMENDMENTS TO SHEFFIELD CHARTER

   In connection with the Merger, the number of authorized shares of New Common Stock will be increased to 40,000,000 and Sheffield's name will be changed to "TransMontaigne Oil Company." Presently the Sheffield Charter authorizes 10,000,000 shares of Old Sheffield Common Stock and the TransMontaigne Charter authorizes 30,000,000 shares of TransMontaigne Common Stock.

   See also "Description of Sheffield Capital Stock."

                         INDEPENDENT PUBLIC ACCOUNTANTS

   It is expected that representatives of Coopers & Lybrand L.L.P. will be present at the Sheffield Special Meeting to respond to appropriate questions of stockholders and to make a statement if they so desire.

                                 LEGAL MATTERS

   The validity of the New Common Stock offered hereby has been passed upon for Sheffield by Davis Graham & Stubbs LLP, Denver, Colorado. Certain tax consequences of the Merger have been passed upon for TransMontaigne by Holme Roberts & Owen LLC, Denver, Colorado.

                                    EXPERTS

   The consolidated financial statements of TransMontaigne Oil Company as of April 30, 1995 and 1994 and for the year ended April 30, 1995, the seven months ended April 30, 1994 and the years ended September 30, 1993 and 1992 have been included herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of such firm as experts in accounting and auditing.

   The consolidated financial statements and financial statement schedule of Sheffield Exploration Company, Inc. as of June 30, 1995 and 1994 and for each of the three years in the period ended June 30, 1995, included in Sheffield's Annual Report on Form 10-K for the year ended June 30, 1995, incorporated by reference in this prospectus and elsewhere in the registration statement, have been incorporated herein in reliance on the reports, which include an explanatory paragraph with respect to the adoption of SFAS No. 109, "Accounting for Income Taxes" in 1993 and SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" in 1995, of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.


   The consolidated financial statements of Lion Oil Company as of April 30, 1995 and 1994 and for each of the years in the three-year period ended April 30, 1995 have been included herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of such firm as experts in accounting and auditing.

                            STOCKHOLDERS' PROPOSALS

   If the Merger occurs, the Surviving Corporation will adopt the April 30 fiscal year end of TransMontaigne and the next annual meeting of the Surviving Corporation will be after April 30, 1997. In that case, any proposals of stockholders of the Surviving Corporation intended to be presented at the annual meeting of Stockholders of the Surviving Corporation to be held after April 30, 1997 must have been received by the Surviving Corporation, addressed to the Corporate Secretary at 370 17th Street,

Republic Plaza, Suite 900, Denver, CO 80202, no later than April 15, 1996, to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

   If the Merger does not occur, any proposals of Sheffield stockholders intended to be presented at the annual meeting of Stockholders of Sheffield to be held in December 1996 must have been received by Sheffield, addressed to the Corporate Secretary at 1801 Broadway, Suite 600, Denver, Colorado 80202, no later than July 9, 1996, to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

                         Index to Financial Statements


TRANSMONTAIGNE OIL COMPANY

Pro Forma Combined Financial Statements                                     Page
                                                                            ----

Introduction...............................................................  F-3
 Condensed Pro Forma Combined Balance Sheet, January 31, 1996 (Unaudited).. F-4 Condensed Pro Forma Combined Statements of Operations, nine months ended January 31, 1996 (Unaudited).......................................  F-6
 Condensed Pro Forma Combined Statements of Operations,
  year ended April 30, 1995 (Unaudited)....................................  F-7
 Notes to Condensed Pro Forma Combined Financial Statements (Unaudited)....  F-8

Interim Consolidated Financial Statements

 Consolidated Balance Sheets, January 31, 1996 and April 30, 1995
  (Unaudited).............................................................. F-10
 Consolidated Statements of Operations, nine months ended
  January 31, 1996 and 1995 (Unaudited).................................... F-11
 Consolidated Statements of Stockholders' Equity, nine months ended
  January 31, 1996 and year ended April 30, 1995 (Unaudited)............... F-12
 Consolidated Statements of Cash Flows, nine months ended
  January 31, 1996 and 1995 (Unaudited).................................... F-13
 Notes to Consolidated Financial Statements (Unaudited).................... F-14

Annual Consolidated Financial Statements

 Independent Auditors' Report.............................................. F-16
 Consolidated Balance Sheets, April 30, 1995 and 1994...................... F-17
 Consolidated Statements of Operations, year ended April 30, 1995, seven months ended April 30, 1994 and years ended September 30, 1993 and 1992.. F-18 Consolidated Statements of Stockholders' Equity, year ended April 30,
  1995, seven months ended April 30, 1994 and years ended September 30,
  1993 and 1992............................................................ F-19
 Consolidated Statements of Cash Flows, year ended April 30, 1995, seven months ended April 30, 1994 and years ended September 30, 1993 and 1992.. F-20
 Note to Consolidated Financial Statements................................  F-21

LION OIL COMPANY

Interim and Annual Consolidated Financial Statements                        Page
                                                                            ----

 Independent Auditors' Report.............................................. F-30
 Consolidated Balance Sheets, January 31, 1996 (unaudited)
  and April 30, 1995 and 1994.............................................. F-31
 Consolidated Statements of Earnings, nine months ended January 31, 1996 and 1995 (unaudited) and years ended April 30, 1995, 1994 and 1993....... F-32
 Consolidated Statements of Stockholders' Equity, nine months ended
  January 31, 1996 (unaudited) and years ended April 30, 1995, 1994 and
   1993.................................................................... F-33
 Consolidated Statements of Cash Flows, nine months ended January 31, 1996 and 1995 (unaudited) and years ended April 30, 1995, 1994 and 1993....... F-34
 Notes to Consolidated Financial Statements................................ F-36

SHEFFIELD EXPLORATION COMPANY, INC.

The following financial statements of Sheffield Exploration Company, Inc. are included in Sheffield's Second Quarter 10-Q and Sheffields' 1995 10-K attached to this Joint Proxy Statement/Prospectus.

Interim Financial Statements (Appendix III)

 Consolidated Balance Sheets, December 31, 1995 and June 30, 1995 (Unaudited) Consolidated Statements of Operations, three and six months ended
  December 31, 1995 and 1994 (Unaudited)
 Consolidated Statements of Cash Flows, six months ended
  December 31, 1995 and 1994 (Unaudited)
 Notes to Consolidated Financial Statements (Unaudited)

Annual Consolidated Financial Statements (Appendix IV)

 Report of Independent Accountants
 Consolidated Balance Sheets, June 30, 1995 and 1994
 Consolidated Statements of Operations, years ended
  June 30, 1995, 1994 and 1993
 Consolidated Statements of Changes in Stockholders' Equity, years ended
  June 30, 1995, 1994 and 1993
 Consolidated Statements of Cash Flows, years ended
  June 30, 1995, 1994 and 1993
 Notes to Consolidated Financial Statements

TRANSMONTAIGNE OIL COMPANY AND SUBSIDIARIES

Condensed Pro Forma Combined Financial Information

- --------------------------------------------------------------------------------

TransMontaigne Oil Company ("TransMontaigne") and Sheffield Exploration Company, Inc. ("Sheffield") have entered into an agreement dated February 6, 1996 (the "Merger Agreement") that provides for the merger of TransMontaigne with and into Sheffield. Under the terms of the Merger Agreement each 2.432599 shares of common stock of Sheffield ("Old Sheffield Common Stock") will be exchanged for one share of common stock, $.01 par value per share, of Sheffield ("New Common Stock"). TransMontaigne will then merge into Sheffield and TransMontaigne's shareholders will receive one share of New Common Stock for each share of common stock of TransMontaigne. The Merger will constitute a reverse acquisition of Sheffield by TransMontaigne, in that Sheffield will survive the Merger, but will be owned approximately 93% by the former stockholders of TransMontaigne. Consequently, the transaction will be accounted for as a purchase of Sheffield by TransMontaigne. TransMontaigne's fiscal year ends April 30 and Sheffield's fiscal year ends June 30. The year end of the combined entity will be April 30.

On April 17, 1996, TransMontaigne completed the private placement of an additional $25 million of common equity.

On October 2, 1995, Sheffield sold its Oklahoma and Kansas gas gathering, processing and storage assets for approximately $5,500,000 (Sheffield Asset
Sale) and recognized a gain on the sale of approximately $1,060,000.

The following unaudited condensed pro forma combined balance sheet as of January 31, 1996 assumes that the Merger occurred as of that date and reflects the combination of the historical balance sheet of TransMontaigne as of January 31, 1996 with the historical balance sheet of Sheffield as of December 31, 1995, with pro forma adjustments to give effect to (1) purchase accounting adjustments to the cost of certain assets of Sheffield, (2) estimated costs incurred related to the Merger, (3) the exercise of all of Sheffield's warrants for cash, and (4) the issuance of 4,545,456 shares of TransMontaigne common stock for $24,975,008, net of offering costs (the "Private Placement").

The following unaudited condensed pro forma combined statements of operations for the nine months ended January 31, 1996 and the year ended April 30, 1995 combines the historical results of operations of TransMontaigne for the nine months ended January 31, 1996 and the year ended April 30, 1995 with the pro forma results of operations of Sheffield for the nine months ended
December 31, 1995 and the year ended June 30, 1995, respectively. The pro forma results of operations of Sheffield include the pro forma effects of the Sheffield Asset Sale as if it had occurred on July 1, 1994. The pro forma combined results of operations of Transmontaigne assume that the Merger occurred as of May 1, 1994 and includes pro forma adjustments to depreciation and amortization expense as a result of the purchase accounting adjustments to property, plant and equipment and goodwill.


The historical results of operations of Sheffield for the three months ended June 30, 1995 are included in the pro forma combined results of operations of Transmontaigne for both the year ended April 30, 1995 and the nine months ended January 31, 1996. Sheffield reported revenue of $1,885,977 and a net loss of $643,308 for the three months ended June 30, 1995 (revenue of approximately $710,000 and a net loss of approximately $549,000 as adjusted for the pro forma effects of the Sheffield Asset Sale).

The pro forma results of operations are not necessarily indicative of the results that would have been obtained if the Merger had occurred as of the beginning of the periods presented nor are they indicative of future operating results of the combined companies. These unaudited condensed pro forma combined financial statements should be read in conjunction with the historical financial statements and related notes of TransMontaigne and Sheffield.

TRANSMONTAIGNE OIL COMPANY
AND SUBSIDIARIES

Condensed Pro Forma Combined Balance Sheet

(Unaudited)


- ----------------------------------------------------------------------------------------------------------------------------
                                                Sheffield    TransMontaigne
                                                historical     historical         Pro forma adjustments          Pro forma
                                               December 31,    January 31,        ---------------------          combined
Assets                                            1995            1996              Debit      Credit         TransMontaigne
- ------                                            ----            ----              -----      ------         --------------
Current assets:
          Cash and cash equivalents            $  2,885,261     10,729,401 (d)       162,900          -           38,777,570
                                                                           (i)    25,000,008
          Trade accounts receivable               1,116,607     15,441,798                 -          -           16,558,405
          Inventories                                     -     25,001,116                 -          -           25,001,116
          Prepaid expenses and other                157,981        958,281                 -          -            1,116,262
                                               ------------     ----------        ----------  ---------          -----------
                                                  4,159,849     52,130,596        25,162,908          -           81,453,353
                                               ------------     ----------        ----------  ---------          -----------
Property, plant and equipment:
          Land                                            -      1,072,798                 -          -            1,072,798
          Plant and equipment                             -     23,745,515 (e)       161,312          -           23,906,827
          Oil and gas properties                  5,049,903              -                 -  2,849,903 (e)        2,200,000
          Gas plant and related equipment         2,351,094              -                 -    151,094 (e)        2,200,000
          Accumulated depreciation               (4,101,723)    (6,170,639)(e)     4,101,723          -           (6,170,639)
                                               ------------     ----------        ----------  ---------          -----------
                                                  3,299,274     18,647,674         4,263,035  3,000,997           23,208,986
                                               ------------     ----------        ----------  ---------          -----------
Investments and other assets:
          Investments                                     -     14,828,706                 -          -           14,828,706
          Other assets                              359,743        921,152 (e)       317,291          -            1,598,186
          Deferred debt issuance costs                    -        411,267                 -          -              411,267
                                               ------------     ----------        ----------  ---------          -----------
                                                    359,743     16,161,125           317,291          -           16,838,159
                                               ------------     ----------        ----------  ---------          -----------

                                                $ 7,818,866     86,939,395        29,743,234  3,000,997          121,500,498
                                               ============     ==========        ==========  =========          ===========

TRANSMONTAIGNE OIL COMPANY
AND SUBSIDIARIES

Condensed Pro Forma Combined Balance Sheet, Continued

(Unaudited)

- -------------------------------------------------------------------------------------------------------------------------------
                                                  Sheffield    TransMontaigne
                                                 historical      historical         Pro forma adjustments          Pro forma
Liabilities and                                  December 31,    January 31,        ----------------------          combined
Stockholders' Equity                                1995            1996              Debit       Credit         TransMontaigne
- --------------------                                ----            ----              -----       ------         --------------
Current liabilities:
Current portion of long-term debt              $            -              -                -            -                    -
Trade accounts payable                                836,103      9,395,047                -            -           10,231,150
Inventory due under exchange
  agreements                                                -      3,659,572                -            -            3,659,572
Accrued liabilities                                   113,153      6,435,066                -      438,000 (e)        7,011,219
                                                                                                    25,000 (i)
                                               ---------------  -------------       ----------  ----------       ---------------
                                                      949,256     19,489,685                -      463,000           20,901,941
                                               ---------------  -------------       ----------  ----------       ---------------
Long-term debt, less current portion                  100,050     32,402,267                -            -           32,502,317

Minority interest                                           -      5,224,555                -            -            5,224,555

Stockholders' equity:
          Common stock                                 34,236      1,478,572 (e)        35,051         815 (d)          207,991
                                                                             (j)     1,739,806      14,679 (e)
                                                                                                   454,546 (i)

          Capital in excess of par value            6,856,217     36,661,550 (e)     7,018,302     162,085 (d)       70,980,928
                                                                                                 8,059,110 (e)
                                                                                                24,520,462 (i)
                                                                                                 1,739,806 (j)
          Accumulated deficit                        (120,893)    (8,317,234)(e)                   120,893 (j)       (8,317,234)
                                               --------------    -----------        ----------  ----------          -----------
                                               $    6,769,560     29,822,888         8,793,159  35,072,396           62,871,685
                                               --------------    -----------        ----------  ----------          -----------
                                               $    7,818,866     86,939,395         8,793,159  35,535,396          121,500,498
                                               ==============    ===========        ==========  ==========          ===========

TRANSMONTAIGNE OIL COMPANY
AND SUBSIDIARIES

Condensed Pro Forma Combined Statement of Operations

Nine Months Ended January 31, 1996

(Unaudited)


- -----------------------------------------------------------------------------------------------------------------------------
                                             Sheffield                    Sheffield     TransMontaigne
                                          historical nine               pro forma nine  historical nine
                                            months ended                 months ended     months ended                 Pro forma
                                            December 31,    Pro forma    December 31,      January 31,   Pro forma      combined
                                                1995       adjustments       1995             1996      adjustments  TransMontaigne
                                                ----       -----------       ----             ----      -----------  --------------
Revenue:
  Product sales, pipeline tariffs
    and terminaling fees                   $          -            -              -       347,974,850             -     347,974,850
  Gas processing and gathering                4,203,330   (3,344,159)(a)    859,171                 -             -         859,171
  Oil and gas sales                             779,383            -        779,383                 -             -         779,383
                                              ---------    ---------      ---------       -----------    ----------     -----------
                                              4,982,713   (3,344,159)     1,638,554       347,974,850             -     349,613,404
                                              ---------    ---------      ---------       -----------    ----------     -----------

Costs and expenses:
  Product costs and direct
    operating expenses                                -            -              -       340,346,282             -     340,346,282
  Gas processing and gathering                3,341,341   (2,870,281)(a)    471,060                 -             -         471,060
  Operation of producing properties             314,942            -        314,942                 -             -         314,942
  Production taxes                               82,788            -         82,788                 -             -          82,788
  General and administrative                    792,241            -        792,241         3,507,967             -       4,300,208
  Depreciation, depletion and
    amortization                                606,753     (163,257)(a)    443,496           853,315        48,515 (f)   1,345,326
  Impairments                                   456,750            -        456,750                 -      (456,750)(g)           -
  Other                                          63,945            -         63,945                 -             -          63,945
                                              ---------    ---------      ---------       -----------    ----------     -----------
                                              5,658,760   (3,033,538)     2,625,222       344,707,564      (408,235)    346,924,551
                                              ---------    ---------      ---------       -----------    ----------     -----------

          Operating income                     (676,047)    (310,621)      (986,668)        3,267,286       408,235       2,688,853

Other income (expense):
  Equity in earnings of affiliates,
    net of minority interest                          -            -              -           207,396             -         207,396
  Interest expense                             (135,170)     128,720 (b)     (6,450)       (1,916,297)            -      (1,922,747)
  Other financing costs                               -            -              -          (232,290)            -        (232,290)
  Interest income                                20,234            -         20,234           380,544             -         400,778
  Gain on sales of assets                     1,059,669   (1,059,669)(c)          -                 -             -               -
                                              ---------    ---------      ---------       -----------    ----------     -----------
                                                944,733     (930,949)        13,784        (1,560,647)            -      (1,546,863)
                                              ---------    ---------      ---------       -----------    ----------     -----------

          Earnings before income taxes          268,686   (1,241,570)      (972,884)        1,706,639       408,235       1,141,990

Provision for income taxes                      670,000     (670,000)(c)          -           104,502             - (h)     104,502
                                              ---------    ---------      ---------       -----------    ----------     -----------

          Net earnings (loss)              $   (401,314)    (571,570)      (972,884)        1,602,137       408,235       1,037,488
                                              =========    =========      =========       ===========    ==========     ===========
Weighted average number of
  common shares outstanding                                                                14,713,980                    16,253,676
                                                                                           ==========                    ==========
Primary and fully diluted earnings
  per share                                                                                    $ 0.11                          0.06
                                                                                               ======                          ====

TRANSMONTAIGNE OIL COMPANY
AND SUBSIDIARIES

Condensed Pro Forma Combined Statement of Operations

For the Year Ended April 30, 1995

(Unaudited)

- ------------------------------------------------------------------------------------------------------------------------------------

                                           Sheffield                    Sheffield    TransMontaigne
                                           historical                   pro forma      historical
                                           year ended                   year ended     year ended                        Pro forma
                                            June 30,     Pro forma       June 30,       April 30,       Pro forma        combined
                                              1995      adjustments        1995           1995         adjustments    TransMontaigne
                                              ----      -----------        ----           ----         -----------    --------------
Revenue:
  Product sales, pipeline tariffs
    and terminaling fees                  $     -            -               -        324,591,409            -         324,591,409
  Gas processing and gathering              6,972,380   (5,217,000)  (a) 1,755,380         -                 -           1,755,380
  Oil and gas sales                         1,156,745        -           1,156,745         -                 -           1,156,745
                                          -----------   ----------      ----------    -----------       ----------     -----------
                                            8,129,125   (5,217,000)      2,912,125    324,591,409            -         327,503,534
                                          -----------   ----------      ----------    -----------       ----------     -----------
Costs and expenses:
  Product costs and direct
    operating expenses                          -            -               -        318,811,953                      318,811,953
  Gas processing and gathering              5,991,614   (4,756,000)  (a) 1,235,614         -                 -           1,235,614
  Operation of producing properties           385,526        -             385,526         -                 -             385,526
  Production taxes                            114,685        -             114,685         -                 -             114,685
  General and administrative                  717,897      117,000   (a)   834,897      4,226,123            -           5,061,020
  Depreciation, depletion and
    amortization                              883,202     (318,000)  (a)   565,202      1,147,291          150,794  (f)  1,863,287
  Impairments                               1,069,048        -           1,069,048         -            (1,069,048)          -
  Other                                        67,495        -              67,495         -                 -      (g)     67,495
                                          -----------   ----------      ----------    -----------       ----------     -----------
                                            9,229,467   (4,957,000)      4,272,467    324,185,367         (918,254)    327,539,580
                                          -----------   ----------      ----------    -----------       ----------     -----------
          Operating income                 (1,100,342)    (260,000)     (1,360,342)       406,042          918,254         (36,046)
Other income (expense):
  Equity in earnings of affiliates,
    net of minority interest                    -            -               -            294,653            -             294,653
  Interest expense                           (196,507)     188,000   (b)    (8,507)    (3,119,019)           -          (3,127,526)
  Other financing costs                         -            -               -           (393,031)           -            (393,031)
  Interest income                              12,181        -              12,181         -                 -              12,181
  Gain on sales of assets                       8,715        -               8,715       (286,735)           -            (278,020)
                                          -----------   ----------      ----------    -----------       ----------     -----------
                                             (175,611)     188,000          12,389     (3,504,132)           -          (3,491,743)
                                          -----------   ----------      ----------    -----------       ----------     -----------
          Earnings before income taxes     (1,275,953)     (72,000)     (1,347,953)    (3,098,090)         918,254      (3,527,789)

Provision for income taxes                      -                -               -        119,545                - (h)     119,545
                                          -----------   ----------      ----------    -----------       ----------     -----------
          Net earnings (loss)             $(1,275,953)     (72,000)     (1,347,953)    (3,217,635)         918,254      (3,647,334)
                                          ===========   ==========      ==========    ===========       ==========     ===========
Weighted average number of
  common shares outstanding                                                             2,860,390                        7,115,342
                                                                                      ===========                      ===========
Primary and fully diluted loss
  per share                                                                                $(1.32)                          (0.51)
                                                                                           ======                            ====


TRANSMONTAIGNE OIL COMPANY AND SUBSIDIARIES

Condensed Pro Forma Combined Financial Information

- --------------------------------------------------------------------------------

(1)  Basis of Presentation


     The Merger Agreement provides that, at the Effective Time, TransMontaigne will merge with and into Sheffield with Sheffield becoming the Surviving Corporation; (i) each outstanding share of TransMontaigne Common Stock will be converted into one share of New Common Stock; (ii) each 2.432599 outstanding shares of Old Sheffield Common Stock will become one share of New Common Stock; (iii) the name of Sheffield will be changed to "TransMontaigne Oil Company;" and (iv) the number of authorized shares of New Common Stock will be increased to 40,000,000. Any resulting fractional shares will be settled in cash. Outstanding warrants to purchase 248,686 shares of TransMontaigne Common Stock will become warrants to purchase an equal number of shares of New Common Stock. Outstanding options to purchase 995,000 shares of TransMontaigne Common Stock will become options to purchase an equal number of shares of New Common Stock. Outstanding options to purchase shares of Old Sheffield Common Stock will be converted into options to purchase 89,616 shares of New Common Stock.

     Under the terms of the Merger Agreement, 1,455,629 shares of New Common Stock will be issued to the Sheffield shareholders (assuming that warrants to purchase 81,450 shares of Old Sheffield Common Stock are exercised prior to the Effective Time and that no Sheffield options are exercised prior to the Effective Time). The shares issued to the Sheffield shareholders will be valued at $5.50 per share (based on the price of the shares issued in the Private Placement) or a total of $8,005,960.

     Estimated costs of the Merger are $505,830, including the value of 12,332 shares of New Common Stock to be issued to Sheffield's investment advisor of approximately $67,829.

     The pro forma condensed financial statements also reflect the exercise of warrants to purchase shares of Old Sheffield Common Stock and the proceeds therefrom of $162,900. These warrants originally were to expire in March 1996, but have been extended to the Effective Time.

     The pro forma condensed financial statements also reflect the issuance of 4,545,456 shares of common stock of TransMontaigne for $5.50 per share for total proceeds of $24,975,008, net of offering costs of $25,000.

TRANSMONTAIGNE OIL COMPANY AND SUBSIDIARIES

- --------------------------------------------------------------------------------

(2)  Pro Forma Adjustments for the Sheffield Asset Sale

     Pro forma adjustments have been made to the historical statements of operations of Sheffield for the nine months ended December 31, 1995 and the year ended June 30, 1995 to give effect to the sale of Sheffield's Oklahoma and Kansas gas gathering, processing and storage assets for approximately $5,500,000 as follows:

     (a)  To eliminate the revenue and expenses attributable to the assets sold.

     (b) To reflect the reduction in interest expense resulting from the application of proceeds from the sale to reduce long-term debt.

     (c) To eliminate the gain on sale of assets as it is a nonrecurring credit directly attributable to the sale and to eliminate the provision for income taxes as it is a nonrecurring charge directly attributable to the sale.

(3)  Pro Forma Adjustments for the Merger

     Adjustments to Sheffield's Financial Statements

     Pro forma adjustments have been made to the historical balance sheet of Sheffield at December 31, 1995 and the historical statements of operations for the nine months ended December 31, 1995 and the year ended
     June 30, 1995:

     (d) To record the exercise of the warrants to purchase 81,450 shares of common stock of Sheffield for $162,900 in cash subsequent to December 31, 1995 and prior to the effective date of the merger.

     (e)  To record the acquisition of Sheffield by TransMontaigne, including
          (1) adjustments to record the shares of New Common Stock to be issued to the Sheffield shareholders, (2) adjustments to the historical cost of Sheffield's property, plant and equipment, and (3) an adjustment to record goodwill.

     (f) To adjust depreciation expense as a result of the purchase accounting adjustments to the cost of the property, plant and equipment of Sheffield and to amortize goodwill over 20 years.

     (g) To eliminate the impairments of oil and gas properties recorded by Sheffield since the assets to which they relate are being revalued to fair value as part of the purchase adjustments.

     (h) On a pro forma basis, no income tax benefit was recorded for the year ended April 30, 1995 since the pro forma income tax benefit attributable to the pro forma operating loss would have been offset by an increase in the valuation allowance for net deferred tax assets. On a pro forma basis, no income tax expense was reflected for the nine months ended January 31, 1996 since the pro forma provision for income taxes would have been offset by a decrease in the valuation allowance for net deferred tax assets.

     Adjustments to TransMontaigne's Financial Statements

     A pro forma adjustment has been made to the historical balance sheet of TransMontaigne at January 31, 1996:

     (i) To record the issuance of 4,545,456 shares of TransMontaigne common stock at $5.50 per share for total proceeds of $24,975,008, net of offering costs of approximately $25,000, in the private placement which was completed on April 17, 1996.

     (j) To adjust the par value of the shares of common stock of TransMontaigne to be converted into shares of New Common Stock with a par value $.01 per share.

(4)  Earnings (Loss) Per Share

     Pro forma earnings per share have been computed based on the pro forma net earnings (loss) and the pro forma weighted average common shares outstanding for the periods presented. The pro forma weighted average common shares outstanding have been computed by adjusting TransMontaigne's historical weighted average common shares outstanding by the New Common Shares to be issued to the shareholders of Sheffield. The dilutive effect of options outstanding on the calculation of pro forma earnings per share is not material.

TRANSMONTAIGNE OIL COMPANY
AND SUBSIDIARIES

Consolidated Balance Sheets

January 31, 1996 and April 30, 1995 (Unaudited)
- --------------------------------------------------------------------------------

Assets                                               January 31,    April 30,
- ------                                                  1996           1995
                                                        ----           ----
Current assets:
          Cash and cash equivalents                  $10,729,401     1,801,828
          Trade accounts receivable                   15,441,798    17,608,564
          Amounts receivable under stock purchase
           agreements                                          -    30,000,002
          Inventories                                 25,001,116    21,361,341
          Prepaid expenses and other                     958,281       905,794
                                                     -----------   -----------
                                                      52,130,596    71,677,529
                                                     -----------   -----------

Property, plant and equipment:
          Land                                         1,072,798     1,047,324
          Plant and equipment                         23,745,515    20,915,921
          Accumulated depreciation                    (6,170,639)   (5,360,082)
                                                     -----------   -----------
                                                      18,647,674    16,603,163
                                                     -----------   -----------

Investments and other assets:
          Investments                                 14,828,706    14,798,228
          Other assets                                   921,152       994,598
          Deferred debt issuance costs                   411,267       146,828
                                                     -----------   -----------
                                                      16,161,125    15,939,654
                                                     -----------   -----------
                                                     $86,939,395   104,220,346
                                                     ===========   ===========

Liabilities and Stockholders' Equity
- ------------------------------------

Current liabilities:
          Current portion of long-term debt         $      -         1,103,826
          Trade accounts payable                       9,395,047    22,365,444
          Inventory due under exchange agreements      3,659,572     3,895,830
          Accrued liabilities                          6,435,066     6,323,224
                                                     -----------   -----------
                                                      19,489,685    33,688,324
                                                     -----------   -----------

Long-term debt, less current portion                  32,402,267    36,945,610

Minority interests                                     5,224,555     5,115,710

Stockholders' equity:
          Common stock issued and outstanding
           14,785,715 shares at January 31, 1996
           and 14,780,715 at April 30, 1995            1,478,572     1,478,071
          Capital in excess of par value              36,661,550    36,912,002
          Accumulated deficit                         (8,317,234)   (9,919,371)
                                                     -----------   -----------
                                                      29,822,888    28,470,702
                                                     -----------   -----------
                                                     $86,939,395   104,220,346
                                                     ===========   ===========

See accompanying notes to consolidated financial statements.

TRANSMONTAIGNE OIL COMPANY
AND SUBSIDIARIES

Consolidated Statements of Operations

Nine Months Ended January 31, 1996 and 1995 (Unaudited)
- --------------------------------------------------------------------------------

                                                        1996           1995
                                                        ----           ----
Revenue:
          Product sales, pipeline tariffs and
           terminaling fees                        $ 347,974,850   236,169,346

Costs and expenses:
          Product costs and direct operating
           expenses                                  340,346,282   229,816,440
          General and administrative                   3,507,967     2,611,665
          Depreciation and amortization                  853,315       873,878
                                                   -------------  ------------
                                                     344,707,564   233,301,983
                                                   -------------  ------------

             Operating income                          3,267,286     2,867,363

Other income (expenses):
          Equity in earnings of affiliates               316,241       514,637
          Minority interests                            (108,845)     (144,425)
          Interest expense                            (1,916,297)   (2,217,834)
          Interest income                                380,544             -
          Other financing costs                         (232,290)     (307,573)
                                                   -------------  ------------
                                                      (1,560,647)   (2,155,195)
                                                   -------------  ------------

             Earnings before income taxes              1,706,639       712,168

State income taxes                                      (104,502)      (88,158)
                                                   -------------  ------------

             Net earnings                          $   1,602,137       624,010
                                                   =============  ============
Weighted average common shares outstanding            14,713,980     2,694,830
                                                   =============  ============
Earnings per common share                                  $0.11          0.23
                                                           =====          ====

See accompanying notes to consolidated financial statements.

TRANSMONTAIGNE OIL COMPANY
AND SUBSIDIARIES

Consolidated Statements of Stockholders' Equity

Year Ended April 30, 1995 and Nine Months Ended January 31, 1996 (Unaudited)
- -------------------------------------------------------------------------------


                                                                   Redeemable              Capital in
                                                                   preferred     Common     excess of   Accumulated
                                                                     stock        stock     par value     deficit      Total
                                                                  ------------  ---------  -----------  -----------  ---------
    Balance at April 30, 1994                                     $ 7,426,692     269,483     941,095   (6,156,435)   2,480,835

    Preferred stock dividends (78,515 shares)                         545,195           -           -     (545,301)        (106)
    Common stock issued in connection with
     conversion of preferred stock                                 (7,971,887)    295,255   7,676,632            -            -
    Common stock issued in connection with stock
     purchase agreements                                                    -     833,333  29,166,669            -   30,000,002
    Common stock issued in connection with a
     merger                                                                 -      80,000     120,000            -      200,000
    Costs related to conversion of preferred stock and
     issuance of common stock                                               -           -    (992,394)           -     (992,394)
    Net earnings                                                            -           -           -   (3,217,635)  (3,217,635)
                                                                  -----------   ---------  ----------   ----------   ----------

    Balance at April 30, 1995                                               -   1,478,071  36,912,002   (9,919,371)  28,470,702

    Costs related to conversion of preferred
     stock and issuance of common stock                                     -           -    (263,452)           -     (263,452)
    Common stock issued                                                     -         501      13,000            -       13,501
    Net earnings                                                            -           -           -    1,602,137    1,602,137
                                                                  -----------   ---------  ----------   ----------   ----------
    Balance January 31, 1996                                      $         -   1,478,572  36,661,550   (8,317,234)  29,822,888
                                                                  ===========   =========  ==========   ==========   ==========

See accompanying notes to consolidated financial statements.

TRANSMONTAIGNE OIL COMPANY
AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Nine Months Ended January 31, 1996 and 1995 (Unaudited)
- --------------------------------------------------------------------------------

                                                       1996           1995
                                                       ----           ----
Cash flows from operating activities:
 Net  earnings                                    $   1,602,137        624,010
 Adjustments to reconcile net earnings to net
  cash provided (used) by operating activities:
     Equity in earnings of affiliates                  (207,396)      (514,637)
     Other noncash items                                 (4,403)       144,425
     Dividends received from affiliates                       -         50,000
     Depreciation and amortization                      853,315        873,878
     Loss on cancellation of aircraft lease and
      disposition of assets                                   -        (40,644)
     Changes in operating assets and liabilities,
      net of noncash activities:
        Trade accounts receivable                     2,166,766      9,302,354
        Inventories                                  (3,639,775)    (4,134,707)
        Prepaid expenses and other                      (52,487)       191,519
        Trade accounts payable                      (12,793,266)    (9,114,628)
        Inventory due under exchange agreements        (236,258)     4,344,958
        Accrued liabilities                             (65,289)    (1,332,848)
                                                  -------------   ------------

          Net cash provided (used) by operating
           activities                               (12,376,656)       393,680
                                                  -------------   ------------

Cash flows from investing activities:
 Purchases of property, plant and equipment          (2,895,371)      (593,899)
 Proceeds from sale of assets                           295,387        260,000
 Decrease in other assets                                65,770         39,242
                                                  -------------   ------------

          Net cash used by investing activities      (2,534,214)      (294,657)
                                                  -------------   ------------

Cash flows from financing activities:
      Borrowings                                    144,328,899    127,465,433
      Repayments of borrowings                     (149,976,068)  (129,040,442)
      Stock subscription receivable                  30,000,002              -
      Costs paid relating to conversion of
       preferred stock, issuance of common stock
       and debt issuance of debt                       (514,390)           (76)
                                                  -------------   ------------

          Net cash provided (used) by investing
           activities                                23,838,443     (1,575,085)
                                                  -------------   ------------

          Increase (decrease) in cash and cash
           equivalents                                8,927,573     (1,476,062)

Cash and cash equivalents at beginning of period      1,801,828      2,210,427
                                                  -------------   ------------

Cash and cash equivalents at end of period        $  10,729,401        734,365
                                                  =============   ============

See accompanying notes to consolidated financial statements.

TRANSMONTAIGNE OIL COMPANY
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

January 31, 1996
- --------------------------------------------------------------------------------

(1)  Basis of Presentation

     The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial reporting and the regulations of the Securities and Exchange Commission for quarterly reporting. Accordingly, the consolidated financial statements do not include all the information and notes required by generally accepted accounting principles for complete financial statements. As a result, these unaudited consolidated financial statements should be read in conjunction with the Company's audited consolidated financial statements and notes thereto included herein. In the opinion of management, all adjustments, consisting only of normal recurring accruals, have been made which are necessary for a fair presentation of the financial position of the Company and the results of its operations. Operating results for interim periods are not necessarily indicative of the results that may be expected for the complete fiscal year.

(2)  Long-term Debt

     Long-term debt at January 31, 1996 and April 30, 1995, is as follows:

                                                          1996         1995
                                                          ----         ----
     12 3/4% senior subordinated debentures net of
              discount (face amount $4,000,000)       $  3,946,267   3,938,468
     Line of credit with a bank                         28,456,000  33,000,000
     Note payable to a bank, repaid in May 1995                  -   1,100,000
     Other                                                       -      10,968
                                                      ------------  ----------
                                                        32,402,267  38,049,436
     Less current portion                                        -  (1,103,826)
                                                      ------------  ----------

                                                      $ 32,402,267  36,945,610
                                                      ============  ==========

     In March 1991, the Company issued 12 3/4% senior subordinated debentures which are guaranteed by certain subsidiaries and are due December 15, 2000, with interest payable semi-annually on June 15 and December 15. The debentures are subject to a required prepayment amount of $2,000,000, without premium, on December 15, 1999. The debentures may be prepaid prior to December 15, 2000, at premium, under certain circumstances. In conjunction with the issuance of these debentures, the Company issued warrants to purchase 248,686 shares of the Company's common stock. The warrant exercise price was reduced effective April 26, 1995 from $6.10 per share to $3.60 per share, through December 15, 2000.

TRANSMONTAIGNE OIL COMPANY
AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

- --------------------------------------------------------------------------------

(3)  Common Stock

     Effective as of April 26, 1995, the Company entered into a series of Stock Purchase Agreements and other related transactions, with certain institutional and individual investors pursuant to which it issued 8,333,334 shares of common stock for $30,000,002. The proceeds from the shares of common stock issued were received in May 1995.

(4)  Stock Options

     The Company has adopted two stock option plans, (the "1991 Plan" and the "1995 Plan"), under which stock options may be granted to key employees of the Company. Under the 1991 Plan, the Company may grant options for up to 300,000 shares of common stock at prices and for terms as determined by the Administrative Committee of the 1991 Plan. The Company may grant options for up to 1,000,000 shares of common stock under the 1995 Plan. Options granted under the 1995 Plan are exercisable at a price determined by the Incentive Plan Committee, however, in no event shall the price be less than the fair market value of the stock on the date of grant. Options under the 1995 Plan expire at such time as the Incentive Plan Committee determines, but no later than seven years from the date of grant. During the nine months ended January 31, 1996, the Company granted options to purchase 68,000 shares of common stock at $3.60 per share. The options expire seven years from the date of grant.

(5)  Investment in Lion

     The Company owns a 65% interest in COH, which owns a 28% interest in Lion. As a result, the Company effectively owns 18% of common stock of Lion. At January 31, 1996 and April 30, 1995, the Company's investment in Lion was approximately $14,829,000 and $14,497,000, respectively, and the minority interests were approximately $5,225,000 and $5,116,000, respectively.

     Summarized balance sheet information for Lion as of January 31, 1996 and April 30, 1995 is as follows:

                                                        1996            1995
                                                        ----            ----
                                                           (in thousands)
         Assets:
          Current assets                           $   65,393          95,610
          Property, plant and equipment, net           68,258          71,186
          Other assets                                  1,127           1,926
                                                     --------        --------

                                                   $  134,778         168,722
                                                     ========        ========

         Liabilities and stockholders' equity:
          Current liabilities                      $   35,131          37,273
          Long-term debt                               38,325          71,239
          Deferred income taxes                         7,879           7,962
          Stockholders' equity                         53,443          52,248
                                                     --------        --------

                                                   $  134,778         168,722
                                                     ========        ========

     Summarized statement of operations information for Lion for the nine months ended January 31, 1996, and 1995 is as follows:

                                                        1996            1995
                                                        ----            ----
                                                           (in thousands)
         Net sales                                 $  430,856         393,731
         Cost of sales                                421,259         383,051
                                                     --------        --------
                 Gross profit                           9,597          10,680

         Selling, general and administrative
          expenses                                      3,982           4,203
         Management fees                                  498             651
                                                     --------        --------
                 Operating income                       5,117           5,826
         Interest expense and other
          (income), net                                 3,089           3,168
                                                     --------        --------

         Earnings before income tax                     2,028           2,658

         Income tax expense                               834           1,097
                                                     --------        --------
                 Net earnings                      $    1,194           1,561
                                                     ========        ========

                         Independent Auditors' Report
                         ----------------------------


The Board of Directors and Stockholders
TransMontaigne Oil Company:


We have audited the accompanying consolidated balance sheets of TransMontaigne Oil Company and subsidiaries as of April 30, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year ended April 30, 1995, the seven months ended April 30, 1994 and the years ended September 30, 1993 and 1992. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of TransMontaigne Oil Company and subsidiaries as of April 30, 1995 and 1994, and the results of their operations and their cash flows for the year ended April 30, 1995, the seven months ended April 30, 1994 and the years ended September 30, 1993 and 1992, in conformity with generally accepted accounting principles.



                              KPMG Peat Marwick LLP


Denver, Colorado
June 16, 1995, except for
  the third paragraph of
  note 6, as to which the date
  is July 19, 1995

TRANSMONTAIGNE OIL COMPANY
AND SUBSIDIARIES

Consolidated Balance Sheets

April 30, 1995 and 1994

- ---------------------------------------------------------------------
Assets                                         1995          1994
- ------                                         ----          ----
Current assets:
  Cash and cash equivalents                $  1,801,828    2,210,427
  Trade accounts receivable                  17,608,564   18,891,986
  Amounts receivable under stock             30,000,002            -
   purchase agreements
  Inventories                                21,361,341   19,769,435
  Prepaid expenses and other                    905,794      997,814
                                           ------------   ----------
                                             71,677,529   41,869,662
                                           ------------   ----------

Property, plant and equipment:
  Land                                        1,047,324    1,045,824
  Plant and equipment                        20,915,921   21,248,750
  Accumulated depreciation                   (5,360,082)  (4,882,458)
                                           ------------   ----------
                                             16,603,163   17,412,116
                                           ------------   ----------

Investments and other assets:
  Investments                                14,798,228   14,516,020
  Other assets                                  994,598    1,500,824
  Deferred debt issuance costs                  146,828      171,644
                                           ------------   ----------
                                             15,939,654   16,188,488
                                           ------------   ----------
                                           $104,220,346   75,470,266
                                           ============   ==========

Liabilities and Stockholders' Equity
- ----------------------------------------

Current liabilities:
  Current portion of long-term debt        $  1,103,826      211,710
  Trade accounts payable                     22,365,444   22,319,198
  Inventory due under exchange agreements     3,895,830    1,168,835
  Accrued liabilities                         6,323,224    6,615,204
                                           ------------   ----------
                                             33,688,324   30,314,947
                                           ------------   ----------

Long-term debt, less current portion         36,945,610   37,671,329

Minority interests                            5,115,710    5,003,155

Stockholders' equity:
  Redeemable Series A, voting,
    cumulative, convertible
    preferred stock, par value
    $.10; authorized 3,000,000
    shares, issued and outstanding
    none at April 30, 1995
    and 1,060,956 shares at
    April 30, 1994                                    -    7,426,692
  Common stock, par value $.10
    per share; authorized
    27,000,000 shares, issued and
    outstanding 14,780,715 shares
    at April 30, 1995 and
    2,694,830 shares at April 30,
    1994                                      1,478,071      269,483
  Capital in excess of par value             36,912,002      941,095
  Accumulated deficit                        (9,919,371)  (6,156,435)
                                           ------------   ----------
                                             28,470,702    2,480,835
                                           ------------   ----------
                                           $104,220,346   75,470,266
                                           ============   ==========

See accompanying notes to consolidated financial statements.

TRANSMONTAIGNE OIL COMPANY
AND SUBSIDIARIES

Consolidated Statements of Operations

Year Ended April 30, 1995, Seven Months Ended April 30, 1994
and Years Ended September 30, 1993 and 1992

- -----------------------------------------------------------------------------------------------------
                                                  1995           1994          1993          1992
                                                  ----           ----          ----          ----
Revenue:
  Product sales, pipeline tariffs
    and terminaling fees                      $324,591,409   296,086,981   507,936,810   515,547,695

Costs and expenses:
  Product costs and direct
    operating expenses                         318,811,953   294,773,790   505,348,576   513,875,940
  General and administrative                     4,226,123     2,156,817     3,199,223     2,787,591
  Depreciation and amortization                  1,147,291       665,955     1,099,253       814,778
                                              ------------   -----------   -----------   -----------
                                               324,185,367   297,596,562   509,647,052   517,478,309
                                              ------------   -----------   -----------   -----------

                Operating income (loss)            406,042    (1,509,581)   (1,710,242)   (1,930,614)


Other income (expenses):
  Equity in earnings (losses)
    of affiliates                                  407,208       710,626      (136,511)      181,818
  Minority interests                              (112,555)     (231,156)       77,802       (25,259)
  Interest expense                              (3,119,019)   (1,524,473)   (2,319,180)   (2,032,951)
  Other financing costs                           (393,031)     (228,468)     (354,195)     (317,789)
  Cancellation of aircraft lease                  (286,735)            -             -             -
                                              ------------   -----------   -----------   -----------
                                                (3,504,132)   (1,273,471)   (2,732,084)   (2,194,181)
                                              ------------   -----------   -----------   -----------

          Loss before income
            taxes                               (3,098,090)   (2,783,052)   (4,442,326)   (4,124,795)

State income taxes                                (119,545)      (70,557)      (48,142)      (76,127)
                                              ------------   -----------   -----------   -----------

          Net loss                            $ (3,217,635)   (2,853,609)   (4,490,468)   (4,200,922)
                                              ============   ===========   ===========   ===========

Weighted average common shares
  outstanding                                    2,860,390     2,694,830     2,694,830     2,694,830
                                              ============   ===========   ===========   ===========

Loss per common share                               $(1.32)        (1.15)        (1.85)        (1.73)
                                                    ======         =====         =====         =====

See accompanying notes to consolidated financial statements.

TRANSMONTAIGNE OIL COMPANY
AND SUBSIDIARIES

Consolidated Statements of Stockholders' Equity

Year Ended April 30, 1995 and Seven Months Ended April 30, 1994 and Years Ended September 30, 1993 and 1992

- ---------------------------------------------------------------------------------------------------------------

                                                  Redeemable               Capital in
                                                   preferred     Common    excess of   Accumulated
                                                    stock        stock     par value     deficit        Total
                                                  ------------  ---------  ----------  ------------  -----------

Balance at September 30, 1991                     $ 6,221,292     269,483     941,095    6,594,193   14,026,063

Preferred stock dividends (65,245 shares)             456,715           -           -     (456,796)         (81)
Net earnings                                                -           -           -   (4,200,922)  (4,200,922)
                                                    ----------- ---------  ----------   -----------  ----------
Balance at September 30, 1992                       6,678,007     269,483     941,095    1,936,475    9,825,060

Preferred stock dividends (70,034 shares)             490,238           -           -     (490,330)         (92)
Net earnings                                                -           -           -   (4,490,468)  (4,490,468)
                                                    ----------- ---------  ----------   -----------  ----------

Balance at September 30, 1993                       7,168,245     269,483     941,095   (3,044,323)   5,334,500

Preferred stock dividends (36,921 shares)             258,447           -           -     (258,503)         (56)
Net earnings                                                -           -           -   (2,853,609)  (2,853,609)
                                                    ----------- ---------  ----------   -----------  ----------

Balance at April 30, 1994                           7,426,692     269,483     941,095   (6,156,435)   2,480,835

Preferred stock dividends (78,515 shares)             545,195           -           -     (545,301)        (106)
Common stock issued in connection with
  conversion of preferred stock                    (7,971,887)    295,255   7,676,632            -            -
Common stock issued in connection
  with stock  purchase agreements                           -     833,333  29,166,669            -   30,000,002
Common stock issued in connection with a merger             -      80,000     120,000            -      200,000
Costs related to conversion of preferred stock and
  issuance of common stock                                  -           -    (992,394)           -     (992,394)
Net earnings                                                -           -           -   (3,217,635)  (3,217,635)
                                                    ----------- ---------  ----------   -----------  ----------
Balance at April 30, 1995                           $       -   1,478,071  36,912,002   (9,919,371)  28,470,702
                                                    =========== =========  ==========   ===========  ==========

See accompanying notes to consolidated financial statements.

TRANSMONTAIGNE OIL COMPANY
AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years Ended April 30, 1995, Seven Months Ended April 30, 1994
and Years Ended September 30, 1993 and 1992

- -----------------------------------------------------------------------------------------------------------------------------
                                                                        1995           1994           1993           1992
                                                                  --------------  -------------  -------------  -------------
Cash flows from operating activities:
  Net  earnings                                                   $  (3,217,635)    (2,853,609)    (4,490,468)    (4,200,922)
  Adjustments to reconcile net earnings to net cash
    provided (used) by operating activities:
      Equity in (earnings) losses of affiliates                        (407,208)      (710,626)       136,511       (181,818)
      Minority interests                                                112,555        231,156        (77,802)        25,259
      Dividends received from affiliates                                125,000         75,000         40,000        360,000
      Depreciation and amortization                                   1,147,291        665,955      1,099,253        814,778
      Deferred tax benefit                                                    -              -              -        (50,000)
      Loss on cancellation of aircraft lease and
        disposition of assets                                           159,090              -         (4,623)             -
      Dividends paid to minority shareholders                                 -              -              -       (126,000)
      Changes in operating assets and liabilities,
        net of noncash activities:
          Trade accounts receivable                                   1,283,422    (10,201,357)     1,239,836     (1,219,993)
          Inventories                                                (1,591,906)    23,107,751     (8,756,709)    (5,506,744)
          Prepaid expenses and other                                    169,196       (567,652)       (63,513)        76,535
          Trade accounts payable                                       (641,400)   (12,845,989)    11,540,616      4,980,486
          Inventory due under exchange agreements                     2,726,995     (1,801,431)     2,038,399     (3,521,743)
          Accrued liabilities                                          (291,980)     2,713,551      2,302,687        271,108
                                                                  -------------   ------------   ------------   ------------

            Net cash provided (used)
              by operating activities                                  (426,580)    (2,187,251)     5,004,187     (8,279,054)
                                                                  -------------   ------------   ------------   ------------

Cash flows from investing activities:
  Purchases of property, plant and equipment                           (747,774)      (461,888)    (4,730,726)    (2,247,052)
  Proceeds from sale of assets                                          260,585              -          8,245         51,430
  Decrease (increase) in other assets                                   443,627       (579,181)       107,589       (131,569)
                                                                  -------------   ------------   ------------   ------------

            Net cash used by investing activities                       (43,562)    (1,041,069)    (4,614,892)    (2,327,191)
                                                                  -------------   ------------   ------------   ------------

Cash flows from financing activities:
  Borrowings                                                        161,521,745    104,155,965    171,977,400    152,282,000
  Repayments of borrowings                                         (161,355,348)  (100,464,024)  (173,293,008)  (142,574,050)
  Cash dividends paid on preferred stock                                   (106)           (56)           (92)           (81)
  Cash received in connection with merger                               200,000              -              -              -
  Costs paid relating to conversion of preferred stock
    and issuance of common stock                                       (304,748)             -              -              -
                                                                  -------------   ------------   ------------   ------------

            Net cash provided (used) by
              investing activities                                       61,543      3,691,885     (1,315,700)     9,707,869
                                                                  -------------   ------------   ------------   ------------

            Increase (decrease) in cash and cash
              equivalents                                              (408,599)       463,565       (926,405)      (898,376)

Cash and cash equivalents at beginning of period                      2,210,427      1,746,862      2,673,267      3,571,643
                                                                  -------------   ------------   ------------   ------------

Cash and cash equivalents at end of period                        $   1,801,828      2,210,427      1,746,862      2,673,267
                                                                  =============   ============   ============   ============

Supplemental disclosure of cash flow information -
  Noncash investing and financing activities:
    Costs accrued relating to conversion of preferred
      stock and issuance of common stock                          $     687,646              -              -              -
                                                                  =============   ============   ============   ============

See accompanying notes to consolidated financial statements.

TRANSMONTAIGNE OIL COMPANY
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

April 30, 1995 and 1994
- --------------------------------------------------------------------------------

(1)  Merger and Issuance of Common Stock

     Effective as of April 26, 1995, the Continental Ozark Corporation (the "Company") and TransMontaigne Oil Company, ("TransMontaigne") entered into a Merger Agreement pursuant to which all of the outstanding shares of common stock of TransMontaigne were converted into 800,000 shares of common stock of the Company. Upon consummation of the merger, the Company received $200,000 in cash and changed its name to TransMontaigne Oil Company.

     Effective as of April 26, 1995, the Company entered into a series of Stock Purchase Agreements and other related transactions, with certain institutional and individual investors pursuant to which the Company issued 8,333,334 shares of the Company's common stock for $30,000,002.

     Effective as of April 26, 1995, the Company and the holders of its redeemable convertible preferred stock entered into a Conversion Agreement pursuant to which all of the outstanding shares of preferred stock of the Company were converted into 2,952,551 shares of common stock of the Company.

(2)  Summary of Significant Accounting Policies

     (a)  Principles of Consolidation

          The accompanying consolidated financial statements include, collectively, the Company and its wholly owned subsidiary, Continental Ozark, Inc. (COZ), and COZ's wholly owned subsidiaries (Spruce Oil Corporation, Continental Ozark Trading Co., COZ Pipeline, Inc. and its 60% proportionate share of Razorback Pipeline Company, Norco Pipeline, Inc. and COZ Terminaling, Inc.) and COZ's 65% owned subsidiary, Continental Ozark Holding, Inc. (COH). All significant intercompany accounts and transactions have been eliminated in consolidation.

     (b)  Description of the Business

          The Company is an independent company in the business of pipelining, terminaling, storing and selling refined petroleum products principally in the Mid-Continent region of the United States. The Company provides short-term credit to its customers which, with the exception of related parties, are generally all wholesale distributors of these products. The Company requires collateral, such as letters of credit, liens on products, and guarantees on a customer by customer basis. The Company maintains allowances for potential uncollectible accounts receivable, which historically have been minimal.

     (c)  Cash and Cash Equivalents

          The Company considers all short-term investments with a maturity of three months or less when acquired to be cash equivalents.

TRANSMONTAIGNE OIL COMPANY
AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

- --------------------------------------------------------------------------------

(2)  Summary of Significant Accounting Policies (Continued)

     (d)  Inventories

          Inventories of refined products are stated at the lower of last-in, first-out (LIFO) cost or market. Refined products due from third parties under exchange agreements are included in inventory and recorded at current replacement cost. Refined products due to third parties under exchange agreements are recorded at current replacement cost. Adjustments resulting from changes in current replacement cost for refined products due to or from third parties under exchange agreements are reflected in cost of products sold. The exchange agreements are generally for a term of 30 days and are generally settled by delivering product to or receiving product from the party to exchange.

     (e)  Property, Plant and Equipment

          Depreciation of equipment is provided by the straight-line and double-declining balance methods. Depreciation of all other assets is provided by the straight-line method. Estimated useful lives are 25 years for plant, which includes buildings, storage tanks and pipelines and 3 to 20 years for equipment. All items of property, plant and equipment are carried at cost.

     (f)  Investment in Lion Oil Company

          The Company's investment in Lion Oil Company ("Lion") is accounted for using the equity method. Under this method, the investment, originally recorded at cost, is adjusted to recognize the Company's share of the net earnings or losses of Lion as incurred rather than as dividends or other distributions are received.

     (g)  Recognition of Revenue

          Revenue from the sale of refined petroleum products are recorded at the time title and risk of ownership pass. Transfers of products to or from third parties under exchange agreements do not culminate the earnings process and are recorded as inventory and liability transactions with no effect on income.

     (h)  Deferred Debt Issuance Costs

          Deferred debt issuance costs related to senior subordinated debentures are amortized on the interest method over the term of the debentures (approximately 10 years). Accumulated amortization was $101,332 and $76,516 at April, 30, 1995 and 1994, respectively.

TRANSMONTAIGNE OIL COMPANY
AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

- --------------------------------------------------------------------------------

(2)  Summary of Significant Accounting Policies (Continued)

     (i)  Income Taxes

          The Company utilizes the asset and liability method of accounting for income taxes, as prescribed by Statement of Financial Accounting Standards No. 109 (Statement 109). Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply in the years in which these temporary differences are expected to be recovered or settled. Changes in tax rates are recognized in income in the period that includes the enactment date.

     (j)  Minority Interests

          Minority interests consist of ownership interests in COH attributable to shareholders other than the Company.

     (k)  Hedging Arrangements

          The Company manages the risk associated with fluctuations in the price of refined petroleum products primarily through future contracts which are entered into as designated hedges against the products purchased. Gains and losses from these transactions are recorded as an adjustment to the cost of the product purchased.

          The Company's Risk Management Committee reviews the total inventory position on a weekly basis in order to ensure compliance with the Company's hedging policies, including the maximum amount of risk to be assumed in connection with such hedging activity. During the year ended April 30, 1995, the Company followed a hedging policy whereby its net inventory position subject to price risk may not exceed 400,000 barrels of petroleum products, without the prior approval of the Risk Management Committee.

          At April 30, 1995, the Company had 736 petroleum product futures contracts outstanding (each contract is for 1,000 barrels). When these contracts were offset against net long-term purchase commitments and physical inventory, the Company's exposure to the risk of price fluctuations was reduced to approximately 95,000 barrels. In addition, the Company is exposed to credit risk in the event the counterparties in third party agreements were not able to perform their contractual obligations.

     (l)  Earnings (Loss) Per Common Share

          Earnings (loss) per common share has been calculated based on the weighted average number of common shares outstanding during the period after giving effect to preferred stock dividends. The assumed conversion of the outstanding shares of convertible preferred stock was anti-dilutive for all periods presented.

     (m)  Reclassifications

          Certain amounts in the accompanying consolidated financial statements for prior periods have been reclassified to conform to the classifications used in 1995.

TRANSMONTAIGNE OIL COMPANY
AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

- --------------------------------------------------------------------------------


(3)  Inventories

                                               1995        1994
                                               ----        ----
     Refined petroleum products             $12,929,837  13,241,642
     Refined petroleum products
       due from third parties
       under exchange agreements              8,421,611   6,513,745
     Other                                        9,893      14,048
                                            -----------  ----------

                                            $21,361,341  19,769,435
                                            ===========  ==========

     If the lower of average or replacement cost method of accounting had been used instead of the LIFO method for valuing refined petroleum products, inventories would have been $5,995,825 and $3,385,738 greater than reported at April 30, 1995 and 1994, respectively.

     If the lower of average or replacement cost method of accounting had been used, the net earnings (loss) would have $260,126 for the year ended April 30, 1995, $635,516 for the seven months ended April 30, 1994 and $(4,289,666) and $(3,809,917), respectively, for the years ended September 30, 1993 and 1992.

     During the seven months ended April 30, 1994 and the year ended April 30, 1995, inventory quantities were reduced, which resulted in a liquidation of LIFO inventory layers carried at costs which prevailed in prior years. The effect of the liquidations was to increase product costs and the net loss for the seven month ended April 30, 1994 by approximately $904,000 and to decrease product costs and decease the net loss for the year ended April 30, 1995 by approximately $863,000.

     The Company's refined petroleum products inventory consists primarily of gasoline and distillates. A significant portion of this inventory represents line fill and tank bottoms. This portion of the inventory is required for operating balances in the conduct of the Company's daily distribution transactions and is maintained both in tanks and pipelines owned by the Company and pipelines owned by third parties.

(4)  Property, Plant and Equipment

                                                   1995         1994
                                                   ----         ----
     Land                                       $ 1,047,324   1,045,824
     Terminals and equipment                      5,764,874   5,704,955
     Pipelines, rights of way and equipment      13,960,421  13,396,349
     Other plant and equipment                    1,190,626   2,147,446
                                                -----------  ----------
                                                 21,963,245  22,294,574
     Less accumulated depreciation                5,360,082   4,882,458
                                                -----------  ----------

                                                $16,603,163  17,412,116
                                                ===========  ==========

TRANSMONTAIGNE OIL COMPANY
AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

- --------------------------------------------------------------------------------

(5)  Investment in Lion

     The Company owns a 65% interest in COH, which owns a 28% interest in Lion. As a result, the Company effectively owns 18% of the common stock of Lion. At April 30, 1995 and 1994, the Company's investment in Lion was approximately $14,497,000 and $14,149,000, respectively, and the minority interests were approximately $5,116,000 and $5,003,000, respectively.

     Condensed financial information for Lion as of and for the year ended April 30, 1995, the seven months ended April 30, 1994 and the years ended September 30, 1993 and 1992:

     Summarized balance sheet information for Lion as of April 30, 1995 and 1994 is as follows:

                                                         1995       1994
                                                         ----       ----
                                                          (in thousands)
            Assets:
              Current assets                          $  95,610     78,758
              Property, plant and equipment, net         71,186     71,519
              Other assets                                1,926      3,502
                                                        -------    -------

                                                      $ 168,722    153,779
                                                        =======    =======

            Liabilities and stockholders' equity:
              Current liabilities                     $  37,273     30,245
              Long-term debt                             71,239     64,429
              Deferred income taxes                       7,962      8,113
              Stockholders' equity                       52,248     50,992
                                                        -------    -------

                                                      $ 168,722    153,779
                                                        =======    =======

     Summarized statement of operations information for Lion for the years ended April 30, 1995, 1994 and 1993 is as follows:

                                                  1995      1994      1993
                                                  ----      ----      ----
                                                       (in thousands)
       Net sales                              $  525,037   477,573   493,244
       Cost of sales                             511,655   462,491   484,020
                                                 -------   -------   -------
               Gross profit                       13,382    15,082     9,224

       Selling, general and administrative
         expenses                                  5,763     5,224     4,968
       Management fees                               532     1,166        55
                                                 -------   -------   -------
               Operating income                    7,087     8,692     4,201

       Interest expense and other
         (income), net                             4,939     4,002     3,944
                                                 -------   -------   -------
               Earnings before income tax          2,148     4,690       257

       Income tax expense                            892     1,831       129
                                                 -------   -------   -------

               Net earnings                   $    1,256     2,859       128
                                                 =======   =======   =======

     The Company has $2,600,000 of letters of credit outstanding to a bank to assist Lion in obtaining financing. No outstanding obligations exist under these letters of credit as of April 30, 1995.

(6)  Long-term Debt

     Long-term debt at April 30, 1995 and 1994, before giving effect to the repayments in May 1995 described below, is as follows:

                                                          1995          1994
                                                          ----          ----
     12 3/4% senior subordinated debentures net
              of discount (face amount $4,000,000)     $ 3,938,468    3,928,067
     Line of credit with a bank                         33,000,000   32,607,500
     Note payable to a
      bank at its prime rate plus
              0.50%; repaid in May 1995; secured         1,100,000    1,250,000
              by certain terminal facilities
     Note payable to a bank at prime rate
              plus 1.25%, repaid in 1995                         -       83,260
     Other                                                  10,968       14,212
                                                       -----------   ----------
                                                        38,049,436   37,883,039
     Less current portion                               (1,103,826)    (211,710)
                                                       -----------   ----------

                                                       $36,945,610   37,671,329
                                                       ===========   ==========

TRANSMONTAIGNE OIL COMPANY
AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

- --------------------------------------------------------------------------------

(6)  Long-term Debt

     In March 1991, the Company issued 12 3/4% senior subordinated debentures which are guaranteed by certain subsidiaries and are due December 15, 2000, with interest payable semi-annually on June 15 and December 15. The debentures are subject to a required prepayment amount of $2,000,000, without premium, on December 15, 1999. The debentures may be prepaid prior to December 15, 2000, at premium, under certain circumstances. In conjunction with the issuance of these debentures, the Company issued warrants to purchase 248,686 shares of the Company's common stock. The warrant exercise price was reduced effective April 26, 1995 from $6.10 per share to $3.60 per share, through December 15, 2000.

     COZ has a line of credit with a major bank which provides available credit up to $55,000,000 through October 31, 1996 and, through March 27, 1994, was secured by accounts receivable and inventories. On March 28, 1994, COZ also granted to the lender first security interests in the common stock of its wholly owned subsidiaries and in certain pipeline assets with a depreciated cost of approximately $2,270,000 at April 30, 1995, and provided upstream guarantees of the debt by the wholly owned subsidiaries. The interest rate on the line of credit is based on the bank's prime rate and was 9.0% at April 30, 1995. Effective July 19, 1995, the lender released its first security interests in all collateral other than accounts receivables and inventory, and also released the upstream guarantees from the wholly owned subsidiaries.

     The line of credit arrangement contains covenants which require, among other things, maintaining a minimum level of working capital and a minimum level of tangible net worth. As of April 30, 1995, COZ was in compliance with the covenants.

     On May 9, 1995, COZ reduced the line of credit indebtedness by $18,900,000. Also, on May 9, 1995 COZ repaid the $1,100,000 outstanding balance on the note payable to another bank. After giving effect to these repayments, maturities of long-term debt for fiscal years subsequent to 1995 are as follows:

            1996                             $     3,826
            1997                              14,104,164
            1998                                   2,978
            1999                                       -
            2000                               3,938,468
                                             -----------

                                             $18,049,436
                                             ===========

     COZ has outstanding standby letters of credit to product suppliers and a bank (see note 5) totaling approximately $16,900,000 at April 30, 1995. Actual obligations to such suppliers at April 30, 1995 are included in trade accounts payable.

     Cash payments for interest were approximately $2,478,000, $1,741,000, $2,230,000 and $1,985,000 for the year ended April 30, 1995, the seven months ended April 30, 1994 and the years ended September 30, 1993 and 1992, respectively.

TRANSMONTAIGNE OIL COMPANY
AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

- --------------------------------------------------------------------------------

(7)  Redeemable Convertible Preferred Stock

     In March 1991, the Company issued 857,143 shares of voting redeemable Series A cumulative convertible preferred stock at $7.00 per share which had a liquidation and mandatory redemption price of the same amount. This preferred stock had one vote per share. Dividends on the preferred stock were payable quarterly, at 7.15% per annum of the liquidation value outstanding, in additional shares of preferred stock or, at the Company's option, in cash.

     Effective as of April 26, 1995 all outstanding shares of preferred stock were converted into common stock.

(8)  Stock Options

     The Company has adopted two stock option plans, (the "1991 Plan" and the "1995 Plan"), under which stock options may be granted to key employees of the Company. Under the 1991 Plan, the Company may grant options for up to 300,000 shares of common stock at prices and for terms as determined by the Administrative Committee of the 1991 Plan. The Company may grant options for up to 1,000,000 shares of common stock under the 1995 Plan. Options granted under the 1995 Plan are exercisable at a price determined by the Incentive Plan Committee, however, in no event shall the price be less than the fair market value of the stock on the date of grant. Options under the 1995 Plan expire at such time as the Incentive Plan Committee determines, but no later than seven years from the date of grant.

     Changes in stock options outstanding for the year ended April 30, 1995, the seven months ended April 30, 1994 and the years ended September 30, 1993 and 1992 are as follows:

                                       1991 Plan              1995 Plan
                                ------------------------  ------------------
                                              Option                Option
                                             price per             price per
                                 Shares        share      Shares     share
                                ---------  -------------  -------  ---------
Outstanding at September 30,
   1991, 1992 and 1993           220,254    $3.50 - 6.10        -          -
Forfeited                       (124,500)           6.10        -          -
Granted                                -               -  124,500       2.70
                                --------    ------------  -------       ----
Outstanding at
  April 30, 1994                  95,754     3.50 - 6.10  124,500       2.70
Granted                                -               -  350,000       2.70
                                --------    ------------  -------       ----
Outstanding at
  April 30, 1995                  95,754     3.50 - 6.10  474,500       2.70
                                ========    ============  =======       ====
Exercisable at
  April 30, 1995                  95,754    $3.50 - 6.10  474,500       2.70
                                ========    ============  =======       ====

TRANSMONTAIGNE OIL COMPANY
AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

- --------------------------------------------------------------------------------

(9)  Income Taxes

     Income tax expense, consisting solely of state income taxes, was $119,545, $70,557, $48,142 and $76,127 for the year ended April 30, 1995, the seven months ended April 30, 1994 and the years ended September 30, 1993 and 1992, respectively. Income tax expense differs from the amount computed by applying the U.S. federal corporate income tax rate of 34% to pretax loss as a result of the following:

                                 1995         1994        1993         1992
                                 ----         ----        ----         ----
Computed "expected" tax      $(1,015,000)   (868,000)  (1,537,000)  (1,394,000)
 expense
Increase (reduction) in
 income taxes resulting from:
   Increase in the valuation
     allowance for deferred
     tax assets allocated to
     income tax expense        1,174,000   1,032,000    1,617,000    1,616,000
   State income taxes, net of
     federal income tax benefit   79,000      47,000       40,571       60,226
   Other, net                   (118,455)   (140,443)     (72,429)    (206,099)
                             -----------   ---------   ----------   ----------
         Income tax expense  $   119,545      70,557       48,142       76,127
                             ===========   =========   ==========   ==========

     The tax effects of temporary differences which give rise to significant portions of the deferred tax assets and deferred tax liabilities at April 30, 1995 and 1994 are as follows:

                                                           1995         1994
                                                           ----         ----
Deferred tax assets:
  Inventories, principally due to differences in
     method used for tax purposes                      $
  Future deductible amounts for income tax
     purposes resulting from a change in the
     method of accounting for inventories                1,038,000    1,773,000
  Net operating loss carryforwards                       3,783,000    3,029,000
  Alternative minimum tax credit carryforwards              24,000       24,000
                                                       -----------   ----------
         Total gross deferred tax assets                 7,549,000    6,209,000

  Less valuation allowance                              (4,717,000)  (3,543,000)
                                                       -----------   ----------

         Net deferred tax assets                         2,832,000    2,666,000

Deferred tax liabilities:
  Plant and equipment, principally due to
     differences in depreciation methods                (2,796,000)  (2,652,000)
  Investments in affiliated company,
     principally                                           (36,000)     (14,000)
     due to undistributed earnings                     -----------   ----------

         Net deferred taxes                            $         -            -
                                                       ===========   ==========

TRANSMONTAIGNE OIL COMPANY
AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

- --------------------------------------------------------------------------------

     The Company intends to change its year-end for income tax purposes from December 31 to April 30, effective in 1995. The Company also changed its method of accounting for inventories for income tax purposes effective January 1, 1994. The effect of this change was approximately $8,200,000 at January 1, 1994, and, under the provisions of the Internal Revenue Code, this amount is deductible over a 3-year period.

     At April 30, 1995, the Company has net operating loss carryforwards for federal income tax purposes of approximately $9,956,000 which are available to offset future federal taxable income, if any, through 2008. In addition, the Company has alternative minimum tax credit carryforwards of approximately $24,000 available to reduce future federal regular income taxes, if any, which can be carried forward indefinitely.

     Under Statement 109, the Company provides for deferred income taxes on the undistributed net earnings of Lion. Under the transition rules in Statement 109, the Company is not required to recognize a deferred tax liability of approximately $6,100,000 for the undistributed net earnings of Lion which arose prior to the adoption of Statement 109 because the Company currently does not expect those undistributed earnings to become taxable to the Company in the foreseeable future. A deferred tax liability will be recognized on these undistributed earnings when the Company expects that it will recover those undistributed earnings in a taxable manner, such as through the receipt of dividends or the sale of the investment.

     The Company paid state income taxes of $138,000, $45,000, $-0- and $165,000 for the year ended April 30, 1995, the seven months ended April 30, 1994 and the years ended September 30, 1993 and 1992, respectively.

(10) Related Party Transactions

     The Company had sales of $884,000, $6,698,000, $7,691,000 and $15,139,000 and purchases of $28,997,000, $15,710,000, $52,050,000 and $41,972,000 for
     the year ended April 30, 1995, the seven months ended 1994 and the years ended September 30, 1993 and 1992, respectively, with companies affiliated by common ownership.

     Related party balances at April 30, 1995 and 1994:

                                         1995      1994
                                         ----      ----
               Accounts receivable    $   45,549   16,633
               Accounts payable        1,270,335  530,250


                         Independent Auditors' Report
                         ----------------------------


The Board of Directors and Stockholders
Lion Oil Company and Subsidiary:


We have audited the accompanying consolidated balance sheets of Lion Oil Company and subsidiary as of April 30, 1995 and 1994, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended April 30, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Lion Oil Company and subsidiary as of April 30, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended April 30, 1995, in conformity with generally accepted accounting principles.

As discussed in notes 1 and 5 to the consolidated financial statements, the Company adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, as of May 1, 1993.



                              KPMG Peat Marwick LLP


Jackson, Mississippi
July 11, 1995

LION OIL COMPANY
AND SUBSIDIARY

Consolidated Balance Sheets

- --------------------------------------------------------------------------------

                                                                April 30
                                          January 31    ------------------------
Assets                                       1996          1995         1994
- ------                                       ----          ----         ----
                                          (unaudited)
Current assets:
  Cash and cash equivalents              $          -    11,909,536   17,191,910
  Trade accounts receivable,
   less allowance For doubtful accounts    23,144,274    26,812,439   19,646,891
  Inventories                              38,776,266    51,921,402   38,960,436
  Refundable income taxes                           -     1,564,965        3,005
  Current portion of deferred
   income taxes                                     -        82,822      104,723
  Prepaid expenses and other
   current assets                           3,472,581     3,319,025    2,851,297
                                         ------------   -----------  -----------
     Total current assets                  65,393,121    95,610,189   78,758,262
                                         ------------   -----------  -----------
Property, plant and equipment             107,861,229   105,757,497   99,618,657
Less accumulated depreciation              39,602,988    34,571,855   28,099,810
                                         ------------   -----------  -----------
     Net property, plant and equipment     68,258,241    71,185,642   71,518,847
                                         ------------   -----------  -----------
Deferred turnaround costs, less
 accumulated amortization                     502,449     1,405,162    2,938,067
Other assets                                  624,308       520,911      563,495
                                         ------------   -----------  -----------

                                         $134,778,119   168,721,904  153,778,671
                                         ============   ===========  ===========
Liabilities and Stockholders' Equity
- ------------------------------------

Current liabilities:
  Cash overdraft                          $   844,106             -            -
  Trade accounts payable                   16,223,114    19,888,675   17,519,787
  Current installments of long-term debt    2,939,875     3,142,857      476,196
  Accrued expenses and other
   current liabilities                      5,849,287    10,040,495    9,732,824
  Inventory due under finished
   product exchange agreements              8,442,347     4,181,611    1,259,508
  Income taxes currently                      833,213        19,187    1,256,477
   payable                               ------------   -----------  -----------
     Total current liabilities             35,131,942    37,272,825   30,244,792
                                         ------------   -----------  -----------

Long-term liabilities:
  Long-term debt, excluding
   current installments                    38,324,536    71,238,909   64,428,883
  Deferred income taxes                     7,879,086     7,961,907    8,113,010
                                         ------------   -----------  -----------
     Total long-term liabilities           46,203,622    79,200,816   72,541,893
                                         ------------   -----------  -----------

Stockholders' equity:
  Common stock of $.10 par value.
    Authorized 12,000,000 shares; issued
    and outstanding 8,649,600 shares          864,960       864,960      864,960
  Additional paid-in capital                8,572,140     8,572,140    8,572,140
  Retained earnings                        44,005,455    42,811,163   41,554,886
                                         ------------   -----------  -----------
     Total stockholders' equity            53,442,555    52,248,263   50,991,986
                                         ------------   -----------  -----------

                                         $134,778,119   168,721,904  153,778,671
                                         ============   ===========  ===========

See accompanying notes to consolidated financial statements.

LION OIL COMPANY
AND SUBSIDIARY

Consolidated Statements of Earnings

- --------------------------------------------------------------------------------

                                                         Nine months ended
                                                             January 31                            Year ended April 30
                                                         -----------------------            --------------------------------
                                                         1996               1995            1995          1994          1993
                                                         ----               ----            ----          ----          ----
                                                               (unaudited)

    Net sales                                          $430,855,988       393,731,304   525,036,778   477,573,034   493,244,228
    Cost of sales                                       421,259,309       383,051,449   511,654,771   462,491,358   484,020,067
                                                       ------------       -----------   -----------   -----------   -----------
        Gross profit                                      9,596,679        10,679,855    13,382,007    15,081,676     9,224,161

    Selling, general and administrative expenses          3,982,360         4,202,874     5,763,021     5,223,310     4,968,187
    Management fees                                         497,621           650,493       531,946     1,166,099        54,579
                                                       ------------       -----------   -----------   -----------   -----------
        Operating income                                  5,116,698         5,826,488     7,087,040     8,692,267     4,201,395
                                                       ------------       -----------   -----------   -----------   -----------
    Other income (expense):
      Interest expense                                   (3,479,066)       (3,361,147)   (5,214,396)   (4,187,176)   (4,245,858)
      Interest income                                        43,826            32,399        42,009        41,127        71,099
      Miscellaneous, net                                    346,047           159,905       233,124       143,347       230,495
                                                       ------------       -----------   -----------   -----------   -----------
                                                         (3,089,193)       (3,168,843)   (4,939,263)   (4,002,702)   (3,944,264)
                                                       ------------       -----------   -----------   -----------   -----------
        Earnings before income taxes                      2,027,505         2,657,645     2,147,777     4,689,565       257,131

    Income tax expense                                      833,213         1,096,462       891,500     1,830,887       128,858
                                                       ------------       -----------   -----------   -----------   -----------
        Net earnings                                   $  1,194,292         1,561,183     1,256,277     2,858,678       128,273
                                                       ============       ===========   ===========   ===========   ===========

See accompanying notes to consolidated financial statements.

LION OIL COMPANY
AND SUBSIDIARY

Consolidated Statements of Stockholders' Equity

- --------------------------------------------------------------------------------

                                                   Common stock      Additional                  Total
                                               --------------------   paid-in     Retained   stockholders'
                                                Shares     Amount     capital     earnings      equity
                                               ---------  ---------  ----------  ----------  -------------
Balance at                                     8,649,600   $864,960   8,572,140  38,567,935     48,005,035
  April 30, 1992

Net earnings for 1993                                  -          -           -     128,273        128,273
                                               ---------   --------   ---------  ----------     ----------
Balance at
  April 30, 1993                               8,649,600    864,960   8,572,140  38,696,208     48,133,308

Net earnings for 1994                                  -          -           -   2,858,678      2,858,678
                                               ---------   --------   ---------  ----------     ----------
Balance at
  April 30, 1994                               8,649,600    864,960   8,572,140  41,554,886     50,991,986

Net earnings for 1995                                  -          -           -   1,256,277      1,256,277
                                               ---------   --------   ---------  ----------     ----------
Balance at
  April 30, 1995                               8,649,600    864,960   8,572,140  42,811,163     52,248,263

Net earnings for nine
  months ended
  January 31, 199
  (unaudited)                                          -          -           -   1,194,292      1,194,292
                                               ---------   --------   ---------  ----------     ----------
Balance at
  January 31,
  1996 (unaudited)                             8,649,600   $864,960   8,572,140  44,005,455     53,442,555
                                               =========   ========   =========  ==========     ==========


See accompanying notes to consolidated financial statements.

LION OIL COMPANY
AND SUBSIDIARY

Consolidated Statements of Cash Flows

- --------------------------------------------------------------------------------

                                                                    Nine months ended
                                                                        January 31                    Year ended April 30
                                                           -----------------------------  ------------------------------------------

                                                                1996           1995           1995           1994          1993
                                                                ----           ----           ----           ----          ----
                                                                     (unaudited)
Increase in cash and cash equivalents:
  Cash flows from operating activities:
    Cash received from customers                           $ 436,639,348    394,677,295    520,302,240    490,889,065   490,427,017
    Cash paid to suppliers and employees                    (409,548,348)  (381,387,215)  (521,484,138)  (448,637,782) (498,672,340)

    Interest and dividends received                               43,871         32,399         42,009         41,127        71,099
    Other operating income received                              329,480        146,910        203,285        170,529       245,956
    Interest paid (net of amount capitalized)                 (3,901,396)    (3,287,399)    (5,034,862)    (4,108,359)   (3,668,587)

    Income taxes refunded (paid)                                 362,267     (3,824,425)    (1,992,419)     2,375,937        57,251
                                                           -------------   ------------   ------------   ------------  ------------
      Net cash provided (used) by operating activities        23,925,222      6,357,565     (7,963,885)    40,730,517   (11,539,604)

                                                           -------------   ------------   ------------   ------------  ------------
  Cash flows from investing activities:
    Capital expenditures                                      (3,425,059)    (5,247,151)    (6,510,499)   (12,458,711)   (6,316,706)

    Deferred turnaround costs                                          -              -              -              -    (4,598,597)

    Proceeds from sale of equipment                               25,676         70,480        211,233         33,097        91,712
    Notes and other accounts receivable                          (63,583)       193,385              -              -             -
                                                           -------------   ------------   ------------   ------------  ------------
      Net cash used by investing activities                   (3,462,966)    (4,983,286)    (6,299,266)   (12,425,614)  (10,823,591)

                                                           -------------   ------------   ------------   ------------  ------------

  Cash flows from financing activities:
    Proceeds from lines of credit                            539,889,267    502,934,091    699,044,595    609,001,450   604,126,473
    Principal payments on lines of credit                   (573,006,622)  (540,128,869)  (716,299,571)  (617,412,186) (571,130,023)

    Proceeds from long-term debt and note payable                      -     24,557,591     42,199,862        232,287       319,895
    Principal payments on long-term debt and note payable              -     (9,010,116)   (15,468,199)    (9,284,526)   (8,258,575)

    Additions to debt issue costs                                (98,543)      (246,593)      (495,910)      (458,813)     (599,903)
    Increase in cash overdraft                                   844,106              -              -              -             -
                                                           -------------   ------------   ------------   ------------  ------------
      Net cash provided (used) by financing activities       (32,371,792)   (21,893,896)     8,980,777    (17,921,788)   24,457,867
                                                           -------------   ------------   ------------   ------------  ------------
      Net increase (decrease) in cash and cash equivalents   (11,909,536)   (20,519,617)    (5,282,374)    10,383,115     2,094,672

  Cash and cash equivalents at beginning of period            11,909,536     17,191,910     17,191,910      6,808,795     4,714,123
                                                           -------------   ------------   ------------   ------------  ------------

  Cash and cash equivalents at end of period               $           -      3,327,707     11,909,536     17,191,910     6,808,795
                                                           =============   ============   ============   ============  ============

                                                                     (Continued)

LION OIL COMPANY
AND SUBSIDIARY

Consolidated Statements of Cash Flows, Continued

- --------------------------------------------------------------------------------

                                                                      Nine months ended
                                                                         January 31                   Year ended April 30
                                                               ---------------------------  ----------------------------------------

                                                                    1996          1995          1995         1994          1993
                                                                    ----          ----          ----         ----          ----
                                                                        (unaudited)
Reconciliation of net earnings to net cash provided (used) by operating activities:
    Net earnings                                                 $ 1,194,292    1,561,183     1,256,277    2,858,678       128,273
    Adjustments:
      Depreciation and amortization                                7,410,486    7,321,797     8,791,454    7,719,264     7,509,136
      Deferred income taxes                                                -            -      (129,202)     464,852     1,200,725
      Gain from sale of equipment                                    (18,862)     (12,638)      (62,584)     (10,406)      (39,106)
      Changes in operating assets and liabilities:
         (Increase) decrease in trade accounts receivable          3,668,165   (1,057,136)   (7,165,548)   7,925,333    (7,611,384)
         (Increase) decrease in inventories                       13,145,136     (999,061)  (12,960,966)  21,251,812    (6,724,358)
         (Increase) decrease in refundable income taxes            1,564,965        3,005    (1,561,960)   2,456,487    (1,010,647)
         Increase in prepaid expenses and other current assets      (153,556)  (1,700,693)     (467,728)     (50,615)     (525,933)
         (Increase) decrease in other assets                        (103,397)     208,558       (25,000)           -             -
         Increase (decrease) in trade accounts payable            (3,665,561)  (1,603,081)    2,368,888   (3,802,728)   (6,623,043)
         Increase (decrease) in accrued expenses and other
           current liabilities                                    (4,191,208)  (4,406,232)      307,671    2,183,208      (257,352)
         Increase (decrease) in inventory due under finished
           product exchange agreements                             4,260,736    7,201,877     2,922,103   (1,521,845)    2,414,085
         Increase (decrease) in income taxes currently payable       814,026     (160,014)   (1,237,290)   1,256,477             -
                                                                 -----------   ----------   -----------   ----------   -----------
            Net cash provided (used) by operating activities     $23,925,222    6,357,565    (7,963,885)  40,730,517   (11,539,604)
                                                                 ===========   ==========   ===========   ==========   ===========

See accompanying notes to consolidated financial statements.

LION OIL COMPANY
AND SUBSIDIARY

Notes to Consolidated Financial Statements

For Each of the Years in the Three-Year Period Ended
April 30, 1995 and for the Nine Months Ended
January 31, 1996 and 1995
(Information with Respect to the Nine-Month Periods is Unaudited)

- --------------------------------------------------------------------------------

 (1) Nature of Business and Summary of Significant Accounting Policies

     Lion Oil Company (the Company) is engaged in petroleum refining and related lines of business. It owns and operates a petroleum refinery, crude oil gathering pipelines, product terminals and related equipment.

     (a)  Principles of Consolidation

          The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, J. Christy Construction Co., Inc. (J. Christy), a maintenance and construction business. All significant intercompany balances and transactions have been eliminated in consolidation.

     (b)  Interim Financial Statements

          The interim consolidated financial statements as of January 31, 1996 and for the nine months ended January 31, 1996 and 1995 are unaudited. In the opinion of management, all adjustments, consisting only of normal recurring accruals, have been made which are necessary for a fair presentation of the financial position of the Company and the results of its operations. Operating results for interim periods are not necessarily indicative of the results that may be expected for the complete fiscal year.

     (c)  Inventories

          Inventories in the amount of $51,260,579 and $38,450,969 at April 30, 1995 and 1994, respectively, are stated at lower of approximate cost (first-in, first-out) or market (net realizable value). Inventories in the amount of $660,823 and $509,467, respectively, are stated at lower of approximate cost (last-in, first-out) or market (replacement cost). Had cost been determined using the first-in, first-out method for all categories, inventories would have been greater by approximately $284,000 and $300,000 at April 30, 1995 and 1994, respectively.

          Finished petroleum products due from third parties under exchange agreements are included in inventory and recorded at current replacement cost. Finished petroleum products are due to third parties under exchange agreements are recorded at current replacement cost. Adjustments resulting from changes in current replacement cost for refined products due to or from third parties under exchange agreements are reflected in cost of products sold. The exchange agreements are generally for a term of 30 days and are generally settled by delivering product to or receiving product from the party to the exchange.

     (d)  Property, Plant and Equipment

          Depreciation of plant and equipment is provided over the estimated useful lives of the respective assets using the straight-line method. All property, plant and equipment is carried at cost.

     (e)  Recognition of Revenue

          Revenues from the sale of finished products are recorded at the time title and risk of ownership pass.

          Transfers of products to or from third parties under exchange agreements do not culminate the earnings process and are recorded as inventory and liability transactions with no effect on income. Inventory under product exchange agreements consisted primarily of finished petroleum products at April 30, 1995 and 1994.

     (f)  Deferred Turnaround Costs

          Turnaround costs for major production units of the refinery are deferred and amortized over the three-year period benefited. All other turnaround costs are charged to expense as incurred.

LION OIL COMPANY
AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

- --------------------------------------------------------------------------------

     (g)  Income Taxes

          Effective May 1, 1993, the Company adopted the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (Statement 109). The cumulative effect of this change of accounting for income taxes was not significant and was included in income tax expense in the 1994 consolidated statement of earnings. Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     (h)  Cash Equivalents

          The Company considers interest bearing accounts with an original maturity of three months or less to be cash equivalents.

     (i)  Tax Credits

          The Company uses the flow through method to account for tax credits.

     (j)  Debt Issue Costs

          Debt issue costs are amortized using the straight line method over the term of the related debt agreements.

 (2) Inventories

     A summary of inventories follows:


                                                   April 30
                                           ------------------------
                                               1995         1994
                                           ------------  ----------

      Finished petroleum products           $19,798,790  16,546,031
      Finished petroleum products due
        from third parties under
        exchange agreements                   5,140,396   2,659,040
      Crude oil                              20,308,300  15,139,571
      Intermediates                           5,571,607   3,801,775
      Raw materials and supplies              1,102,309     814,019
                                            -----------  ----------

                                            $51,921,402  38,960,436
                                            ===========  ==========

LION OIL COMPANY
AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

- --------------------------------------------------------------------------------

(3)  Property, Plant and Equipment

     A summary of property, plant and equipment follows:

                                                   April 30
                                           -------------------------
                                               1995          1994
                                           -------------  ----------

     Land                                   $  1,682,378   1,554,743
     Buildings and improvements                  824,005     824,005
     Refinery and equipment                   75,885,365  69,564,733
     Pipelines and equipment                  17,327,827  17,122,550
     Terminals and equipment                   2,353,110   2,335,763
     Tractors, trailers and automobiles        3,097,647   3,123,772
     Other plant and equipment                 1,814,208   1,627,678
     Construction in progress                  2,772,957   3,465,413
                                            ------------  ----------
                                             105,757,497  99,618,657
     Less accumulated depreciation            34,571,855  28,099,810
                                            ------------  ----------

                                            $ 71,185,642  71,518,847
                                            ============  ==========

     Approximately $223,000 of interest incurred during the year ended April 30, 1994 was capitalized as part of the cost of self-constructed assets.

     Construction in progress consists primarily of costs incurred for refinery improvements. The Company estimates that it will cost approximately $2,254,000 to complete projects in progress at April 30, 1995.

(4)  Leased Assets and Lease Commitments

     As of April 30, 1995, minimum lease payments due under noncancelable operating leases are as follows:

             Year ending April 30:
                       1996                   $2,148,119
                       1997                    1,813,881
                       1998                    1,327,568
                       1999                      997,728
                       2000                      944,623
                       Thereafter              1,889,246
                                              ----------

             Total minimum lease payments     $9,121,165
                                              ==========

     Most of the Company's leases require the Company to pay taxes, maintenance and insurance applicable to the leased property.

     Rental expense under operating leases was approximately $1,339,000, $1,744,000 and $1,217,000 in 1995, 1994 and 1993, respectively.

LION OIL COMPANY
AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

- --------------------------------------------------------------------------------

(5)  Income Taxes

     As discussed in note 1, the Company adopted Statement 109 as of May 1, 1993. The cumulative effect of this change in accounting for income taxes was determined as of May 1, 1993. This amount was not material, and therefore is not shown separately in the 1994 consolidated statement of earnings.

     Components of income tax expense (benefit) are as follows:

                              Federal      State      Total
                            ------------  -------  -----------
       1995:
                Current     $   999,088    21,614   1,020,702
                Deferred       (263,455)  134,253    (129,202)
                            -----------   -------  ----------

                            $   735,633   155,867     891,500
                            ===========   =======  ==========

       1994:
                Current     $ 1,343,560    22,475   1,366,035
                Deferred        206,610   258,242     464,852
                            -----------   -------  ----------

                            $ 1,550,170   280,717   1,830,887
                            ===========   =======  ==========
       1993:
                Current     $(1,087,903)   16,036  (1,071,867)
                Deferred      1,163,341    37,384   1,200,725
                            -----------   -------  ----------

                            $    75,438    53,420     128,858
                            ===========   =======  ==========

     Income tax expense of $891,500 for 1995 (effective rate of 41.5%), $1,830,887 for 1994 (effective rate of 39.0%) and $128,858 for 1993
     (effective rate of 50.1%) differs from the expected amounts (computed by applying the U. S. Federal corporate rate of 34% to pretax earnings) as follows:

                                                   1995       1994      1993
                                                 ---------  ---------  -------

     Computed expected tax expense                $730,244  1,594,452   87,425

     Increases resulting from:
           State income taxes (net of federal
           income tax benefit)                     102,872    185,273   35,258
           Other                                    58,384     51,162    6,175
                                                  --------  ---------  -------

           Actual tax expense                     $891,500  1,830,887  128,858
                                                  ========  =========  =======

LION OIL COMPANY
AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

- --------------------------------------------------------------------------------

(5)  Income Taxes (continued)

     The tax effects of temporary differences that give rise to the deferred tax assets and deferred tax liabilities are presented below:

                                                               April 30
                                                       -------------------------
                                                           1995         1994
                                                       ------------  -----------
 Deferred tax assets:
   Accounts receivable, due to allowance for doubtful
     accounts                                          $    18,980       18,980
   Inventories, principally due to additional costs
     inventoried for tax purposes pursuant to the Tax
     Reform Act of 1986                                     60,674       46,047
   State net operating loss carryforward                     3,167       39,696
   Alternative minimum tax credit carryforward           1,193,762      556,539
                                                       -----------   ----------
          Total gross deferred tax assets                1,276,583      661,262
                                                       -----------   ----------

 Deferred tax liabilities:
   Plant and equipment, principally due to differences
     in depreciation                                    (8,622,268)  (7,554,259)
   Deferred turnaround costs                              (533,400)  (1,115,290)
                                                       -----------   ----------
 Total gross deferred tax liabilities                   (9,155,668)  (8,669,549)
                                                       -----------   ----------
          Net deferred tax liabilities                 $(7,879,085)  (8,008,287)

     The Company has determined, based on its history of profitable operations and expectations for the future, that the deferred tax assets will more likely than not be fully realized and that no valuation allowance is necessary at April 30, 1995.

     At April 30, 1995 the Company had State net operating loss carryforwards for income tax purposes of approximately $80,000. These operating loss carryforwards will expire April 30, 1998.

LION OIL COMPANY
AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

- --------------------------------------------------------------------------------

(6)  Note Payable and Long-term Debt

     A summary of long-term debt follows:

                                                             April 30
                                                    ---------------------------
                                                        1995          1994
                                                    ------------  -------------

Line of credit with NBD Bank (NBD)                   $52,672,688             -
Term note payable to The CIT Group/Equipment
 Financing, Inc. (CIT)                                21,214,285             -
Line of credit with Sunburst Bank (Sunburst),
 due May 31, 1995 with interest at a stipulated
 percentage above the prime rate, collateralized
 by certain equipment                                    494,793       596,463
Line of credit with The First National Bank of
 Boston (First Boston)                                         -    49,927,664
Term note payable to First Boston, collateralized
 by a first lien on the refinery, due in
 quarterly installments of $750,000 beginning
 July 31, 1995, plus interest at a stipulated
 percentage above the prime rate.  This note was
 repaid in the year ended April 30, 1995.                      -    12,000,000
Term note payable to Deposit Guaranty National
 Bank (DGNB), collateralized by a lien on a
 pipeline and related equipment, due in monthly
 installments of $39,683, plus interest at a
 stipulated percentage above the prime rate.
 This note was repaid in the year ended April 30,
 1995.                                                         -     2,380,952
                                                      ----------    ----------
                                                      74,381,766    64,905,079
Less current installments of long-term debt            3,142,857       476,196
                                                     -----------  ------------

Long-term debt, excluding current installments       $71,238,909   64,428,8 83
                                                     ===========  ============

     A summary of balances outstanding at April 30, 1995 under the Company's line of credit follows:

Line of credit available                                          $ 75,000,000
Letters of credit outstanding                                      (13,310,930)
Loan outstanding                                                   (52,672,688)
                                                                  ------------
Unused portion of line of credit                                  $  9,016,382
                                                                  ============

LION OIL COMPANY
AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

- --------------------------------------------------------------------------------

(6)  Note Payable and Long-term Debt (continued)

     A summary follows of scheduled maturities of long-term debt at April 30, 1995:

                 Fiscal year               Amount
                 -----------               ------
                    1996                 $ 3,142,857
                    1997                   3,637,650
                    1998                  55,815,545
                    1999                   3,142,857
                    2000                   3,142,857
                    Thereafter             5,500,000
                                         -----------

                                         $74,381,766
                                         ===========


     The line of credit with NBD provides for borrowings up to $75,000,000 with interest payable on outstanding amounts at LIBOR plus 2.75% or the greater of the prime rate or federal funds rate plus 1% (floating rate). The line is secured by cash, accounts receivable and inventories, and by letters of credit in the amount of $13,542,000 obtained in favor of the Company by its stockholders. The effective rate is set at the Company's discretion and may be changed periodically. Each time the Company requests an advance under the line, it must specify whether interest is to be calculated using LIBOR plus 2.75%, or the floating rate. At April 30, 1995 advances totaling $20,000,000 were at LIBOR, at an effective rate of 8.875%, and advances totaling $32,672,688 were under the floating rate, which was at the prime rate of 9.0%. The Company is required to pay a commitment fee at an annual percentage rate of 1/2% on the average daily unused amount of the line of credit. These fees totaled approximately $240,000 for the year ended April 30, 1995. Amounts due under the line of credit are not due until August 30, 1997, the termination date of the related credit agreement and, therefore, amounts outstanding at April 30, 1995 are classified as long-term debt in the accompanying consolidated balance sheet.

     The term note payable to CIT is due in eighty-four monthly principal installments of $261,905 through January 2002 and is secured by a first lien on the refinery, equipment, certain inventories and various pipelines and bears interest at either LIBOR plus 3% or the prime rate plus 1%. The effective rate is set at the Company's discretion and may be changed periodically. At April 30, 1995 the interest rate on the note was 9.125%.

     The Company also had a $600,000 revolving line of credit with Sunburst at April 30, 1995. This line, which was due on demand, was collateralized by certain equipment and had an interest rate which floated at a stipulated percentage above the prime rate. This line matured on May 31, 1995, and was subsequently renewed and extended with similar terms and conditions until May 15, 1996. At April 30, 1995 the Company had $494,793 outstanding under this line of credit.

LION OIL COMPANY
AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

- --------------------------------------------------------------------------------

     At April 30, 1994 the Company had a line of credit with First Boston which provided for borrowings up to $75,000,000, with the interest rate floating at a stipulated percentage above the prime rate. The line was secured by all personal property of the Company, including accounts receivable and inventories, and by letters of credit in the amount of $13,542,000 obtained in favor of the Company by its stockholders. All amounts due under the line were repaid and the line was canceled during the year ended April 30, 1995.

     The line of credit with NBD and note payable to CIT contain restrictive covenants which, among other things, require the Company to maintain stated levels of tangible net worth and working capital, stated ratios of current assets to current liabilities and limit capital expenditures and indebtedness (other than that under this agreement) to certain levels.

(7)  Management Contract and Related Party Transactions

     The Company is managed by Ergon, Inc., its largest stockholder, under a management contract whereby Ergon is paid a management fee by the Company. The fee is based on a percentage of earnings before income taxes.

     In the event of termination of the management contract by the Company without cause or by mutual agreement of the Company and Ergon, Ergon has the right, at its option, to purchase common stock of the Company equal to 20% of the total issued and outstanding capital stock as of the date of such termination. The purchase price of such stock would be the same as that of the original shares issued.

     In the ordinary course of business the Company makes purchases from and sales to Ergon and its subsidiaries as well as other stockholders of the Company. Such transactions are at prevailing market prices.

     A summary follows of material related party balances and transactions as of and for the years ended April 30, 1995 and 1994 (approximate amounts):

                                                           1995         1994
                                                       ------------  ----------
     Ergon and its subsidiaries:
         Asphalt sales                                   $2,878,000  2,190,000
                                                         ==========  =========
         Other sales                                     $1,235,000  1,676,000
                                                         ==========  =========
         Net purchases                                   $3,350,000  1,481,000
                                                         ==========  =========
         Transportation expenses                         $1,152,000  1,724,000
                                                         ==========  =========
         Management fees                                 $  532,000  1,166,000
                                                         ==========  =========
         Data processing fees                            $  304,000    290,000
                                                         ==========  =========
         Net amounts due from (to) Ergon at April 30     $  256,000   (461,000)
                                                         ==========  =========

                                                            (continued)

LION OIL COMPANY
AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

- --------------------------------------------------------------------------------

                                                            1995         1994
                                                        ------------  ----------
     Continental Ozark Inc.:
         Sales, net of trades                            $27,974,000  26,895,000
                                                         ===========  ==========
         Purchases, net of trades                        $   917,000   4,310,000
                                                         ===========  ==========
         Net amounts due from Continental Ozark Inc.
         at April 30                                     $   652,000     688,000
                                                         ===========  ==========
     Wilson Sewell and Shuler Drilling Company -
         purchases                                       $   786,000     824,000
                                                         ===========  ==========
     Long Brothers Oil Company:
         Sales                                           $    18,000      19,000
                                                         ===========  ==========
         Purchases                                       $   960,000   1,188,000
                                                         ===========  ==========
     M. S. Delone - purchases                            $   148,000     173,000
                                                         ===========  ==========
     Ned Price - purchases                               $ 1,344,000   1,370,000
                                                         ===========  ==========
     E. G. Bradberry - purchases                         $    37,000      41,000
                                                         ===========  ==========

(8)  Profit Sharing Plan

     The Company has a defined contribution profit sharing plan covering substantially all permanent full-time employees. The Company makes annual contributions to the plan in amounts determined by the Board of Directors. As of April 30, 1995 and 1994, contributions of $792,000 and $696,000, respectively, had been authorized and accrued.

(9)  Litigation and Contingencies

     The Company has pending legal claims incurred in the normal course of business which, in the opinion of management, can be disposed of without material effect on the Company.

     The Company is in the final stages of a required assessment of inactive surface impound-ments for compliance with environmental laws and regulations. When the assessment is completed, the Company, its consulting engineers and regulatory authorities will determine the extent of any required remedial action. In the opinion of management, the net cost of any remedial action will not have a material adverse effect on the Company.

(10) Concentration of Credit

     The Company sells a majority of its finished products to customers in the oil and gas industry. The Company performs on-going credit evaluations of its customers and generally does not require collateral on accounts receivable. The Company believes it maintains adequate allowances for any uncollectible accounts receivable, which historically have been minimal.

LION OIL COMPANY
AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

- --------------------------------------------------------------------------------

(11) Fair Value of Financial Instruments

     The following table presents the carrying amounts and estimated fair values of the Company's financial instruments at April 30, 1995. FASB Statement No. 107, "Disclosures about Fair Value of Financial Instruments," defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties.

                                                          Carrying       Fair
                                                           amount       value
                                                        ------------  ----------
     Cash and cash equivalents                          $11,909,536  11,909,536
     Long-term debt, including current installments      74,381,766  74,381,766

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

     (a)  Cash and cash equivalents - the carrying amount approximates fair
          -------------------------
          value because of the short maturity of these instruments.

     (b)  Long-term debt, including current installments - the carrying amount
          ----------------------------------------------
          approximates fair value based on the use of floating interest rates which approximate market rates.

                                                                      Appendix I

                     RESTATED AGREEMENT AND PLAN OF MERGER


     THIS RESTATED AGREEMENT AND PLAN OF MERGER, dated as of February 6, 1996 (this "Agreement"), is by and between TransMontaigne Oil Company, a Delaware corporation ("TransMontaigne"), and Sheffield Exploration Company, Inc., a Delaware corporation ("Sheffield").

                                    RECITALS

     A. TransMontaigne wishes to merge with and into Sheffield (the "Merger"), and pursuant thereto, (i) each share of common stock, $.10 per share par value, of TransMontaigne ("TransMontaigne Common Stock") will be converted into the right to receive one share of common stock of Sheffield ("New Sheffield Common Stock"), (ii) each 2.432599 shares of Sheffield common stock issued and outstanding as of the Effective Time ("Old Sheffield Common Stock") will be converted into the right to receive one share of New Sheffield Common Stock,
(iii) the name of Sheffield will be changed to "TransMontaigne Oil Company" and
(iv) the number of authorized shares of New Sheffield Common Stock will be increased to 40,000,000.

     B. The Board of Directors of Sheffield has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Sheffield and is fair to, and in the best interests of, Sheffield and its stockholders and has approved and adopted this Agreement and the issuance of New Sheffield Common Stock in connection therewith and the other transactions contemplated hereby, and recommended approval by the stockholders of Sheffield of this Agreement.

     D. The Board of Directors of TransMontaigne has determined that the Merger is consistent with and in furtherance of the long-term business strategy of TransMontaigne and is fair to, and in the best interests of, TransMontaigne and its stockholders and has approved and adopted this Agreement and the transactions contemplated hereby, and recommended approval of this Agreement by the stockholders of TransMontaigne.

     D. For federal income tax purposes, it is intended that the Merger qualify as a reorganization under the provisions of section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code") and that this Agreement constitute a plan of reorganization.

                                   AGREEMENT

     ACCORDINGLY, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

          Section 1.01.  The Merger.  Upon the terms and subject to the
                         ----------
conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware ("Delaware Law"), at the Effective Time, TransMontaigne shall be merged with and into Sheffield. As a result of the Merger, the separate corporate existence of TransMontaigne shall cease and Sheffield shall continue as the surviving corporation of the Merger (the "Surviving Corporation") and its name shall be changed to "TransMontaigne Oil Company." Certain terms used in this Agreement are defined in Section 9.03 hereof.

          SECTION 1.02. Closing; Closing Date; Effective Time.  Unless this
                        -------------------------------------
Agreement shall have been terminated pursuant to Section 8.01, and subject to the satisfaction or, if permissible, waiver of the conditions set forth in
Article VII, the consummation of the Merger and the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of TransMontaigne as soon as practicable (but in any event within two business days) after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII, or at such other date, time and place as TransMontaigne and Sheffield may agree; provided, that the conditions set forth in Article VII shall have been satisfied or waived at or prior to such time. The date on which the Closing takes place is referred to herein as the "Closing Date". As promptly as practicable on the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware, in the form of Exhibit A attached hereto (the date and time of such filing, or such later date or time agreed upon by TransMontaigne and Sheffield and set forth therein, being the "Effective Time"). For all tax purposes, the Closing shall be effective at the end of the day on the Closing Date.

          SECTION 1.03.  Effect of the Merger.  At the Effective Time, the
                         --------------------
effect of the Merger shall be as provided in the applicable provisions of Delaware Law.

          SECTION 1.04.  Certificate of Incorporation; Bylaws.  At the Effective
                         ------------------------------------
Time, the certificate of incorporation of Sheffield, as amended as provided in the Certificate of Merger attached hereto as Exhibit A to change the name of Sheffield to "TransMontaigne Oil Company" and to increase the authorized number of shares of New Sheffield Common Stock to 40,000,000, shall be the certificate of incorporation of the Surviving Corporation and thereafter shall continue to be its certificate of incorporation until amended as provided therein and pursuant to Delaware Law. The bylaws of Sheffield, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation and thereafter shall continue to be its bylaws until amended as provided therein and pursuant to Delaware Law.

          SECTION 1.05.  Directors and Officers.  The directors of the Surviving
                         ----------------------
Corporation immediately after the Effective Time shall be Edwin H. Morgens and the directors of TransMontaigne immediately prior to the Effective Time, each to hold office in accordance with the charter and bylaws of the Surviving Corporation, and the officers of the Surviving Corporation immediately after the Effective Time shall be the officers of TransMontaigne immediately prior to the Effective Time, each to hold office in accordance with the bylaws of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.


                                   ARTICLE II

               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

          SECTION 2.01.  Merger Consideration; Conversion and Cancellation of
                         ----------------------------------------------------
Securities.  At the Effective Time, by virtue of the Merger and without any
- ----------
action on the part of TransMontaigne, Sheffield or their respective stockholders:

          (a) Subject to the other provisions of this Article II, each share of TransMontaigne Common Stock issued and outstanding immediately prior to the Effective Time (excluding any TransMontaigne Common Stock described in Section 2.01(b) of this Agreement and shares held by Dissenting TransMontaigne Stockholders (as defined in Section 2.01(e)) shall be converted into the right to receive one share of New Sheffield Common Stock and each 2.432599 shares of Old Sheffield Common Stock (excluding any Old Sheffield Common Stock described in Section 2.01(b) of this Agreement) shall be converted into the right to receive one share of New Sheffield Common Stock (the "Exchange Ratios"). Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding shares of TransMontaigne Common Stock or Old Sheffield Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratios shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

          (b) Notwithstanding any provision of this Agreement to the contrary, each share of TransMontaigne Common Stock held in the treasury of TransMontaigne, and each share of TransMontaigne Common Stock or Old Sheffield Common Stock owned by TransMontaigne or Sheffield or any direct or indirect wholly owned subsidiary of TransMontaigne or of Sheffield immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

          (c) All shares of TransMontaigne Common Stock and Old Sheffield Common Stock shall cease to be outstanding and shall automatically be canceled and retired, and each certificate previously evidencing TransMontaigne Common Stock and Old Sheffield Common Stock immediately prior to the Effective Time (other than TransMontaigne Common Stock and Old Sheffield Common Stock described in
Section 2.01(b) of this Agreement) ("Converted Shares" or "Converted Share Certificates," as the case may be) shall thereafter represent the right to receive, subject to Section 2.02(e) of this Agreement, that number of shares of New Sheffield Common Stock determined pursuant to Section 2.01(a) hereof and, if applicable, cash pursuant to Section 2.02(f) of this Agreement (the "Merger Consideration"). The holders of Converted Share Certificates shall cease to have any rights with respect to such Converted Shares except as otherwise provided herein or by law. Such Converted Share Certificates shall be exchanged for certificates evidencing whole shares of New Sheffield Common Stock upon the surrender of such Converted Share Certificates in accordance with the provisions of Section 2.02 of this Agreement, without interest. No fractional shares of New Sheffield Common Stock shall be issued in connection with the Merger and, in lieu thereof, a cash payment shall be made pursuant to Section 2.02(f) of this Agreement.

          (d) All shares of New Sheffield Common Stock issued to holders of TransMontaigne Common Stock in the Merger shall be registered under the Securities Act of 1933, as amended (the "Securities Act").

          (e) Notwithstanding anything in this Agreement to the contrary, any issued and outstanding shares of capital stock of TransMontaigne held by a TransMontaigne stockholder who has not voted in favor of nor consented to the Merger and who complies with all the provisions of Delaware Law concerning the right of holders of such stock to dissent from the Merger and require appraisal of their shares (a "Dissenting TransMontaigne Stockholder"), shall not be converted as described in Section 2.01(a) but shall become, at the Effective Date, by virtue of the Merger and without any further action, the right to receive such consideration as may be determined to be due to such Dissenting TransMontaigne Stockholder pursuant to Delaware Law; provided, however, that
                                                     --------  -------
shares of TransMontaigne Common Stock outstanding immediately prior to the Effective Date and held by a Dissenting TransMontaigne Stockholder who shall, after the Effective Date, withdraw his demand for appraisal or lose his right of appraisal, in either case pursuant to Delaware Law, shall be deemed to be converted as of the Effective Date, into the right to receive New Sheffield Common Stock.

     SECTION 2.02.  Exchange and Surrender of Certificates.
                    --------------------------------------

          (a) As of the Effective Time, Sheffield shall deposit, or shall cause to be deposited with American Securities Transfer, Inc. (the "Exchange Agent"), for the benefit of the holders of Converted Share Certificates, for exchange in accordance with this Article II, the Merger Consideration, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund."

          (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of shares of TransMontaigne Common Stock and Old Sheffield Common Stock immediately prior to the Effective Time (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Converted Share Certificates shall pass, only upon delivery of the Converted Share Certificates to the Exchange Agent, and which shall be in such form and have such other provisions as TransMontaigne and Sheffield may reasonably specify) and (ii) instructions for use in effecting the surrender of the Converted Share Certificates in exchange for certificates representing shares of New Sheffield Common Stock issuable pursuant to Section 2.01 in exchange for such Converted Share Certificates.
Upon surrender of a Converted Share Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Converted Share Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of New Sheffield Common Stock which such holder has the right to receive in exchange for the Converted Share Certificate surrendered pursuant to the provisions of this Article II (after taking into account all Converted Shares then held by such holder), and the Converted Share Certificates so surrendered shall forthwith be canceled. In the event of a transfer of ownership of TransMontaigne Common Stock or Old Sheffield Common Stock which is not registered in the transfer records of TransMontaigne, a certificate representing the proper number of shares of New Sheffield Common Stock may be issued to a transferee if the Converted Share Certificate representing such TransMontaigne Common Stock or Old Sheffield Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this
Section 2.02, each Converted Share Certificate shall be deemed at any time after the Effective Time to represent only the New Sheffield Common Stock into which the Converted Shares represented by such Converted Share Certificate have been converted as provided in this Article II and the right to receive upon such surrender cash in lieu of any fractional shares of New Sheffield Common Stock as contemplated by Section 2.02(f).

          (c) After the Effective Time, there shall be no further registration of transfers of TransMontaigne Common Stock certificates or Old Sheffield Common Stock certificates. If, after the Effective Time, certificates representing shares of TransMontaigne Common Stock or Old Sheffield Common Stock are presented to the Surviving Corporation or the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Agreement.

          (d) Any portion of the Merger Consideration or the Exchange Fund made available to the Exchange Agent pursuant to Section 2.02(a) that remains unclaimed by the holders of shares of TransMontaigne Common Stock one year after the Effective Time shall be returned to the Surviving Corporation, upon demand, and any such holder who has not exchanged its shares of TransMontaigne Common Stock in accordance with this Section 2.02 prior to that time shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration in respect of its shares of TransMontaigne Common Stock. Notwithstanding the foregoing, the Surviving Corporation shall not be liable to any holder of Converted Shares for any amount paid to a public official pursuant to applicable abandoned property escheat or similar laws.

          (e) No dividends, interest or other distributions with respect to shares of New Sheffield Common Stock shall be paid to the holder of any unsurrendered Converted Share Certificates until such Converted Share Certificates are surrendered as provided in this Section 2.02. Upon such surrender, the Surviving Corporation shall pay, without interest, all dividends and other distributions payable in respect of such shares of New Sheffield Common Stock on a date subsequent to, and in respect of a record date after, the Effective Time.

          (f) No certificates or scrip evidencing fractional shares of New Sheffield Common Stock shall be issued upon the surrender for exchange of certificates, and such fractional share interests shall not entitle the owner thereof to any rights as a stockholder of the

Surviving Corporation. In lieu of any such fractional shares, each holder of a Converted Share Certificate shall, upon surrender of such certificate for exchange pursuant to this Article II, be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying the last sale price of the Old Sheffield Common Stock on the American Stock Exchange (Emerging Company Marketplace) prior to the Closing Date by the fractional share of New Sheffield Common Stock to which such holder would otherwise be entitled (after taking into account all Converted Shares held of record by such holder at the Effective Time).

          (g) The Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former holder of TransMontaigne Common Stock such amounts as the Surviving Corporation (or any affiliate thereof) is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of the TransMontaigne Common Stock in respect of which such deduction and withholding was made.

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF SHEFFIELD

          Sheffield hereby represents and warrants to TransMontaigne that:

          SECTION 3.01.  Organization and Qualification; Subsidiaries. Each of
                         --------------------------------------------
Sheffield and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, other than where the failure to be so duly qualified and in good standing would not have a Sheffield Material Adverse Effect. The term "Sheffield Material Adverse Effect" as used in this Agreement shall mean any change or effect that, individually or when taken together with all other such changes or effects, would be reasonably likely to be materially adverse to the assets, liabilities, financial condition, results of operations or current or future business of Sheffield and its subsidiaries, taken as a whole. Schedule 3.01 of the disclosure schedule to be delivered to TransMontaigne by Sheffield as set forth in Section 7.02 hereof (the "Sheffield Disclosure Schedule") will set forth, as of the date thereof, a true and complete list of all Sheffield's directly or indirectly owned subsidiaries, together with (A) the jurisdiction of incorporation or organization of each subsidiary and the percentage of each subsidiary's outstanding capital stock or other equity interests owned by Sheffield or another subsidiary of Sheffield, and (B) an indication of whether each such subsidiary is a "Significant Subsidiary" as defined in Section 9.03(g) of this Agreement. Except as set forth in Schedule 3.01 to the Sheffield Disclosure Schedule, neither Sheffield nor any of its subsidiaries owns an equity interest in any other partnership or joint venture arrangement or other business entity that is material to the assets, liabilities, financial condition, results of operations or current or future business of Sheffield and its subsidiaries, taken as a whole.

     SECTION 3.02.  Charter and Bylaws.  Sheffield has heretofore furnished
                    ------------------
to TransMontaigne complete and correct copies of the charter and the bylaws or the equivalent organizational documents as presently in effect of Sheffield and each of its subsidiaries. Neither Sheffield nor any of its subsidiaries is in violation of any of the provisions of its charter or any material provision of its bylaws (or equivalent organizational documents).

     SECTION 3.03.  Capitalization.
                    --------------

          (a) The authorized capital stock of Sheffield consists of (i) 10,000,000 shares of Old Sheffield Common Stock, of which 3,447,979 shares are issued and outstanding, no shares are held in treasury by Sheffield and 240,000 shares are reserved for future issuance pursuant to outstanding stock options and 81,450 shares are reserved for future issuance pursuant to outstanding warrants; and (ii) 2,000,000 shares of preferred stock, par value $.01 per share, of which no shares are issued and outstanding. Except as described in this Section 3.03 or in Schedule 3.03(a) to the Sheffield Disclosure Schedule, no shares of capital stock of Sheffield are reserved for any purpose. Each of the outstanding shares of capital stock of, or other equity interests in, each of Sheffield and its subsidiaries is duly authorized, validly issued, and, in the case of shares of capital stock, fully paid and nonassessable, and has not been issued in violation of (nor are any of the authorized shares of capital stock of, or other equity interests in, such entities subject to) any preemptive or similar rights created by statute, the charter or bylaws (or the equivalent organizational documents) of Sheffield or any of its subsidiaries, or any agreement to which Sheffield or any of its subsidiaries is a party or bound, and such outstanding shares or other equity interests owned by Sheffield or a subsidiary of Sheffield are owned free and clear of all security interests, liens, claims, pledges, agreements, limitations on Sheffield's or such subsidiaries' voting rights, charges or other encumbrances of any nature whatsoever.

          (b) Except as set forth in Section 3.03(a) above or in Schedule 3.03(b)(i) to the Sheffield Disclosure Schedule, there are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments of any character to which Sheffield or any of its subsidiaries is a party relating to the issued or unissued capital stock of Sheffield or any of its subsidiaries or obligating Sheffield or any of its subsidiaries to grant, issue or sell any shares of the capital stock of Sheffield or any of its subsidiaries, by sale, lease, license or otherwise. Except as set forth in
Schedule 3.03(b)(ii) to the Sheffield Disclosure Schedule, there are no obligations, contingent or otherwise, of Sheffield or any of its subsidiaries to
(i) repurchase, redeem or otherwise acquire any shares of Old Sheffield Common Stock or other capital stock of Sheffield, or the capital stock or other equity interests of any subsidiary of Sheffield; or (ii) provide material funds to, or make any material investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any subsidiary of Sheffield or any other person. Except as described in Schedule 3.03(b)(iii) to the Sheffield Disclosure Schedule, neither Sheffield nor any of its subsidiaries (x) directly or indirectly owns, (y) has agreed to purchase or otherwise acquire or (z) holds any interest convertible into or exchangeable or exercisable for, 5% or more of the capital stock of any corporation, partnership, joint venture or other business association or entity (other than the subsidiaries of Sheffield set forth in Schedule 3.01 to the Sheffield Disclosure Schedule). Except as set forth in Schedule 3.03(b)(iv) to the Sheffield Disclosure Schedule, there are no agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any person is or may be entitled to receive any payment based on the revenues or earnings, or calculated in accordance therewith, of Sheffield or any of its subsidiaries. There are no voting trusts, proxies or other agreements or understandings to which Sheffield or any of its subsidiaries is a party or by which Sheffield or any of its subsidiaries is bound with respect to the voting of any shares of capital stock of Sheffield or any of its subsidiaries.

          (c) Sheffield has made available to TransMontaigne complete and correct copies of (i) its Amended and Restated 1990 Stock Option Plan (the "Sheffield Option Plan") and the forms of options issued pursuant to the Sheffield Option Plan, including all amendments thereto and (ii) all options and warrants that are not in the form thereof provided under clause (i) above.
Schedule 3.03(c) to the Sheffield Disclosure Schedule will set forth a complete and correct list of all outstanding warrants and options, restricted stock or any other stock awards (the "Sheffield Stock Awards") granted under the Sheffield Option Plan or otherwise, setting forth as of the date hereof (i) the number and type of Sheffield Stock Awards, (ii) the exercise price of each outstanding stock option or warrants, and (iii) the number of stock options and warrants presently exercisable.

          (d) The shares of New Sheffield Common Stock to be issued pursuant to the Merger (i) will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, Sheffield's charter or bylaws or any agreement to which Sheffield is a party or is bound, (ii) will be registered under the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act") and (iii) will be registered or exempt from registration under applicable state securities or blue sky laws ("Blue Sky Laws").

     SECTION 3.04.  Authority.  Sheffield has all requisite corporate power
                    ---------
and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby (subject to, with respect to the Merger and the issuance of the New Sheffield Common Stock in the Merger, the approval thereof by the stockholders of Sheffield as described in Section 3.15 hereof). The execution and delivery of this Agreement by Sheffield and the consummation by Sheffield of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of Sheffield are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (subject to, with respect to the Merger, the adoption of this Agreement by the stockholders of Sheffield as described in Section 3.15 hereof). This Agreement has been duly executed and delivered by Sheffield and, assuming the due authorization, execution and delivery thereof by TransMontaigne, constitutes the legal, valid and binding obligation of Sheffield enforceable against Sheffield in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     SECTION 3.05.  No Conflict; Required Filings and Consents.
                    ------------------------------------------

          (a) The execution and delivery of this Agreement by Sheffield does not, and the consummation of the transactions contemplated hereby in accordance with its terms will not (i) conflict with or violate the charter or bylaws, or the equivalent organizational documents, in each case as amended or restated, of Sheffield or any of its subsidiaries, (ii) conflict with or violate any federal, state, foreign or local law, statute, ordinance, rule, regulation, order, judgment or decree (collectively, "Laws") applicable to Sheffield or any of its subsidiaries or by which any of their respective properties is bound or subject or (iii) except as described in Schedule 3.05 to the Sheffield Disclosure Schedule, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of a lien or encumbrance on any of the properties or assets of Sheffield or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Sheffield or any of its subsidiaries is a party or by or to which Sheffield or any of its subsidiaries or any of their respective properties is bound or subject, except for any such conflicts or violations described in clause (ii) or breaches, defaults, events, rights of termination, amendment, acceleration or cancellation, payment obligations or liens or encumbrances described in clause
(iii) that would not have a Sheffield Material Adverse Effect. The Board of Directors of Sheffield has taken all actions necessary under Delaware Law, including approving the transactions contemplated by this Agreement and taking appropriate actions under Section 203 of Delaware Law, to ensure that the restrictions on business combinations set forth in Section 203 of Delaware Law do not, and will not, apply with respect to or as a result of the transactions contemplated by this Agreement.

          (b) The execution and delivery of this Agreement by Sheffield does not, and consummation of the transactions contemplated hereby will not, require Sheffield to obtain any consent, license, permit, approval, waiver, authorization or order of, or to make any filing with or notification to, any governmental or regulatory authority, domestic or foreign (collectively, "Governmental Entities"), except (i) for filing (A) a registration statement on Form S-4 (the "Registration Statement") under the Securities Act, (B) preliminary and definitive proxy materials under the Exchange Act, (C) registration, qualifications and claims for exemptions under Blue Sky Laws, and
(D) appropriate merger documents as required by Delaware Law; and (ii) where the failure to obtain such consents, licenses, permits, approvals, waivers, authorizations or orders, or to make such filings or notifications, would not, either individually or in the aggregate, materially interfere with Sheffield's performance of its obligations under this Agreement and would not have a Sheffield Material Adverse Effect.

     SECTION 3.06.  Permits; Compliance.  Each of Sheffield and its
                    -------------------
subsidiaries and to Sheffield's knowledge each third party operator of any of Sheffield's properties, is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, the "Sheffield Permits"), and there is no action, proceeding or investigation pending or, to the knowledge of Sheffield, threatened regarding suspension or cancellation of any of the Sheffield Permits, except where the failure to possess, or the suspension or cancellation of, such Sheffield Permits would not have a Sheffield Material Adverse Effect. Neither Sheffield nor any of its subsidiaries is in conflict with, or in default or violation of (a) any Law applicable to Sheffield or any of its subsidiaries or by or to which any of their respective properties is bound or subject or (b) any of the Sheffield Permits, except for any such conflicts, defaults or violations that would not have a Sheffield Material Adverse Effect. During the period commencing on October 1, 1995 and ending on the date hereof, neither Sheffield nor any of its subsidiaries has received from any Governmental Entity any written notification with respect to possible conflicts, defaults or violations of Laws, except as set forth in Schedule 3.06 of the Sheffield Disclosure Schedule and except for written notices relating to possible conflicts, defaults or violations that would not have a Sheffield Material Adverse Effect.

     SECTION 3.07.  Reports; Financial Statements; Reserve Reports.
                    ----------------------------------------------

          (a) Except as disclosed on Schedule 3.07(a) of the Sheffield Disclosure Schedule, since December 31, 1992, Sheffield and its subsidiaries have timely filed (i) all forms, reports, statements and other documents required to be filed with (A) the Securities and Exchange Commission (the "SEC") including, without limitation, (1) all Annual Reports on Form 10-K, (2) all Quarterly Reports on Form 10-Q, (3) all proxy statements relating to meetings of stockholders (whether annual or special), (4) all Current Reports on Form 8-K and (5) all other reports, schedules, registration statements or other documents (collectively referred to as the "Sheffield SEC Reports") and (B) any applicable state securities authorities and (ii) all forms, reports, statements and other documents required to be filed with any other applicable federal or state regulatory authorities, except where the failure to file any such forms, reports, statements or other documents would not have a Sheffield Material Adverse Effect (all such forms, reports, statements and other documents in clauses (i) and (ii) of this Section 3.07(a) being referred to herein, collectively, as the "Sheffield Reports"). The Sheffield Reports, including all Sheffield Reports filed after the date of this Agreement and prior to the Effective Time, (x) were or will be prepared in accordance with the requirements of applicable Law (including, with respect to Sheffield SEC Reports, the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Sheffield SEC Reports) and
(y) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in Sheffield SEC Reports filed prior to the Effective Time (i) have been or will be prepared in accordance with the published rules and regulations of the SEC and generally accepted accounting principles applied on a consistent basis throughout the periods involved (except
(A) to the extent required by changes in generally accepted accounting principles and (B) with respect to Sheffield SEC Reports filed prior to the date of this Agreement, as may be indicated in the notes thereto) and (ii) fairly present or will fairly present the consolidated financial position of Sheffield and its subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated (including reasonable estimates of normal and recurring year-end adjustments), except that (x) any unaudited interim financial statements were or will be subject to normal and recurring year-end adjustments and (y) any pro forma financial statements contained in such consolidated financial statements are not necessarily indicative of the consolidated financial position of Sheffield and its subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated.

          (c) Except when a failure of any representation made in this Section 3.07(c) to be true and correct would not result in a liability to Sheffield in excess of $10,000, Sheffield's internal oil and gas reserve report as to all of Sheffield's oil and gas reserves except those covered by the Ryder Scott Report described below (the "Internal Reserve Report") was prepared in accordance with guidelines of the Society of Petroleum Engineers and the SEC and customary oil and gas engineering practices and is based on historical information which is accurate and complete in all material respects, and there is no fact or circumstance that would materially affect the findings, conclusions, assumptions or projections contained in the Internal Reserve Report.

     (d) Except when a failure of any representation made in this Section 3.07(d) to be true and correct would not result in a liability to Sheffield in excess of $10,000, in connection with preparation of the Ryder Scott Petroleum Engineers ("Ryder Scott") report as to oil and gas reserves of wells connected to the Lignite gas processing plant gathering system (the "Ryder Scott Report"), nothing has come to Sheffield's attention nor is there any fact or circumstance known to Sheffield that would affect any of the findings, conclusions, assumptions or projections contained in the Ryder Scott Report.

     SECTION 3.08.  Absence of Certain Changes or Events.  Except as disclosed
                    ------------------------------------
in Sheffield SEC Reports filed prior to the date of this Agreement or as contemplated by this Agreement or as set forth in Schedule 3.08 to the Sheffield Disclosure Schedule, since September 30, 1995 Sheffield and its subsidiaries have conducted their respective businesses only in the ordinary course and in a manner consistent with past practice and there has not been: (i) any material damage, destruction or loss (whether or not covered by insurance) with respect to any material assets of Sheffield or any of its subsidiaries; (ii) any material change by Sheffield or its subsidiaries in their accounting methods, principles or practices; (iii) any declaration, setting aside or payment of any dividends or distributions in respect of shares of Old Sheffield Common Stock or the shares of stock of, or other equity interests in, any subsidiary of Sheffield, or any redemption, purchase or other acquisition by Sheffield or any of its subsidiaries of any of Sheffield's securities or any of the securities of any subsidiary of Sheffield; (iv) any increase in the benefits under, or the establishment or amendment of, any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any increase in the compensation payable or to become payable to directors, officers or employees of Sheffield or its subsidiaries;
(v) any revaluation by Sheffield or any of its subsidiaries of any of their assets, including the writing down of the value of inventory or the writing down or off of notes or accounts receivable, other than in the ordinary course of business and consistent with past practices; (vi) any entry by Sheffield or any of its subsidiaries into any commitment or transaction material to Sheffield and its subsidiaries, taken as a whole (other than this Agreement and the transactions contemplated hereby);
(vii) any material increase in indebtedness for borrowed money; or (viii) a Sheffield Material Adverse Effect.

     SECTION 3.09.  Absence of Litigation.  Except as disclosed in the Sheffield
                    ---------------------
SEC Reports filed prior to the date of this Agreement or as set forth in
Schedule 3.09 to the Sheffield Disclosure Schedule, there is no claim, action, suit, litigation, proceeding, arbitration or, to the knowledge of Sheffield, investigation of any kind, at law or in equity (including actions or proceedings seeking injunctive relief), pending or, to the knowledge of Sheffield, threatened against Sheffield or any of its subsidiaries or any properties or rights of Sheffield or any of its subsidiaries (except for claims, actions, suits, litigation, proceedings, arbitrations or investigations which would not have a Sheffield Material Adverse Effect), and neither Sheffield nor any of its subsidiaries is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Sheffield, continuing investigation by, any Governmental Entity, or any judgment, order, writ, injunction, decree or award of any Government Entity or arbitrator, including, without limitation, cease-and-desist or other orders, except for matters that would not have a Sheffield Material Adverse Effect.

     SECTION 3.10.  Employee Benefit Plans; Labor Matters.
                    -------------------------------------

          (a) Schedule 3.10(a) to the Sheffield Disclosure Schedule will set forth each employee benefit plan (as such term is defined in ERISA section 3(3)) maintained or contributed to during the past five years by Sheffield or any member of its ERISA Group or with respect to which Sheffield or any member of its ERISA Group could incur liability under Section 4063, 4069, 4212(c) or 4204 of ERISA, and any other retirement, pension, stock option, stock appreciation right, profit sharing, incentive compensation, deferred compensation, savings, thrift, vacation pay, severance pay, or other employee compensation or benefit plan, agreement, practice, or arrangement, whether written or unwritten, whether or not legally binding (collectively, the "Sheffield Benefit Plans"). For purposes of this Agreement, "ERISA Group" means a controlled or affiliated group within the meaning of Code section 414(b), (c), (m), or (o) of which Sheffield is a member. Sheffield has made available to TransMontaigne correct and complete copies of all Sheffield Benefit Plans (including a detailed written description of any Sheffield Benefit Plan that is unwritten, including a description of eligibility criteria, participation, vesting, benefits, funding arrangements and assets and any other provisions relating to Sheffield) and, with respect to each Sheffield Benefit Plan, a copy of each of the following, to the extent each is applicable to each Sheffield Benefit Plan: (i) the most recent favorable determination letter, (ii) materials submitted to the Internal Revenue Service in support of a pending determination letter request, (iii) the most recent letter issued by the Internal Revenue Service recognizing tax exemption, (iv) each insurance contract, trust agreement, or other funding vehicle, (v) the three most recently filed Forms 5500 plus all schedules and attachments, (vi) the three most recent actuarial valuations, and (vii) each summary plan description or other general explanation or communication distributed or otherwise provided to employees with respect to each Sheffield Benefit Plan that describes the terms of the Sheffield Benefit Plan.

          (b) With respect to the Sheffield Benefit Plans, no event has occurred and, to the knowledge of Sheffield, there exists no condition or set of circumstances, in connection with which Sheffield or any member of its ERISA Group could be subject to any liability under the terms of such Sheffield Benefit Plans, ERISA, the Code or any other applicable Law which would have a Sheffield Material Adverse Effect. Except as otherwise set forth on Schedule 3.10(b) to the Sheffield Disclosure Schedule,

              (i) As to any Sheffield Benefit Plan intended to be qualified under Section 401 of the Code, such Sheffield Benefit Plan satisfies the requirements of such Section and there has been no termination or partial termination of such Sheffield Benefit Plan within the meaning of Section 411(d)(3) of the Code;

              (ii) There are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of Sheffield, threatened against, or with respect to, any of the Sheffield Benefit Plans or their assets, any plan sponsor, or any fiduciary (as such term is defined in Section 3(21) of ERISA), and Sheffield has no knowledge of any facts that could give rise to any actions, suits or claims;

              (iii) All contributions required to be made to the Sheffield Benefit Plans pursuant to their terms and provisions have been made timely;

              (iv) As to any Sheffield Benefit Plan subject to Title IV of ERISA, there has been no event or condition which presents the material risk of plan termination, no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred, no reportable event within the meaning of Section 4043 of ERISA has occurred, no notice of intent to terminate the Sheffield Benefit Plan has been given under Section 4041 of ERISA, no proceeding has been instituted under
Section 4042 of ERISA to terminate the Sheffield Benefit Plan, and no liability to the Pension Benefit Guaranty Corporation or to the Plan has been incurred;

              (v) Neither Sheffield nor any party in interest (as such term is defined in ERISA section 3(14)) nor any disqualified person has engaged in any prohibited transaction within the meaning of ERISA section 406 or Code section 4975 that would subject Sheffield to any liability;

              (vi) The consummation of the transactions contemplated by this Agreement will not give rise to any acceleration of vesting of payments or options, the acceleration of the time of making any payments, or the making of any payments, which in the aggregate would result in an "excess parachute payment" within the meaning of Section 280G of the Code and the imposition of the excise under Section 4999 of the Code; and

     (c) Neither Sheffield nor any member of its ERISA Group is or has ever been a party to any collective bargaining or other labor union contracts. No collective bargaining agreement is being negotiated by Sheffield or any of its subsidiaries. There is no pending or threatened labor dispute, strike or work stoppage against Sheffield or any of its subsidiaries which may interfere with the respective business activities of Sheffield or any of its subsidiaries. None of Sheffield, any of its subsidiaries or any of their respective representatives or employees has committed any unfair labor practices in connection with the operation of the respective businesses of Sheffield or its subsidiaries, and there is no pending or threatened charge or complaint against Sheffield or any of its subsidiaries by the National Labor Relations Board or any comparable state agency.

          (d) Except as disclosed in Schedule 3.10(d) to the Sheffield Disclosure Schedule, neither Sheffield nor any of its subsidiaries is a party to or is bound by any severance agreements, programs or policies. Schedule 3.10(d) to the Sheffield Disclosure Schedule will set forth, and Sheffield has made available to TransMontaigne true and correct copies of, (i) all employment agreements with officers of Sheffield or its subsidiaries; (ii) all agreements with consultants of Sheffield or its subsidiaries obligating Sheffield or any subsidiary to make annual cash payments in an amount exceeding $25,000; (iii) all non-competition agreements with Sheffield or a subsidiary executed by officers of Sheffield; and (iv) all plans, programs, agreements and other arrangements of Sheffield or its subsidiaries with or relating to its directors.

          (e) Except as provided in Schedule 3.10(e) to the Sheffield Disclosure Schedule, (x) no Sheffield Benefit Plan provides retiree medical or retiree life insurance benefits to any person and (y) neither Sheffield nor any of its subsidiaries is contractually or otherwise obligated (whether or not in writing) to provide any person with life insurance or medical benefits upon retirement or termination of employment, other than as required by the provisions of Sections 601 through 608 of ERISA and Section 4980B of the Code and each such Sheffield Benefit Plan or arrangement may be amended or terminated by Sheffield or its subsidiaries at any time without liability.

          (f) Neither Sheffield nor any member of its ERISA Group contributes to or has an obligation to contribute to, and has not within six years prior to the date of this Agreement contributed to or had an obligation to contribute to or has any secondary liability under ERISA section 4204 to, a multiemployer plan within the meaning of Section 3(37) of ERISA.

          (g) Except as contemplated by this Agreement or as set forth in
Schedule 3.10(g), Sheffield has not amended, or taken any other actions with respect to any of the Sheffield Benefit Plans or any of the plans, programs, agreements, policies or other arrangements described in Section 3.10(d) of this Agreement since December 31, 1995.

          (h) With respect to each Sheffield Benefit Plan that is a "group health plan" within the meaning of Section 5000(b) of the Code, each such Sheffield Benefit Plan complies and has complied with the requirements of Part 6 of Title I of ERISA and Sections 4980B and 5000 of the Code, except where the failure to so comply would not have a Sheffield Material Adverse Effect.

     SECTION 3.11.  Taxes.  Except when a failure of any representation made in
                    -----
this Section 3.11 to be true and correct would not result in a liability to Sheffield in excess of $10,000:

          (a) (1) Except to the extent that the applicable statute of limitations has expired, all Returns required to be filed by or on behalf of Sheffield have been duly filed on a timely basis and such Returns (including all attached statements and schedules) are true, complete and correct. Except to the extent that the applicable statute of limitations has expired, all Taxes shown to be payable on the Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are payable by Sheffield with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns) or with respect to any period prior to the Effective Time.

               (2) Sheffield has withheld and paid over all Taxes required to have been withheld and paid over (including any estimated taxes), and has complied in all material respects with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party.

               (3) Sheffield has disclosed on its income tax returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Code Section 6662.

               (4) There are no liens on any of the assets of Sheffield with respect to Taxes, other than liens for Taxes not yet due and payable or as set forth in Section 3.11 of the Sheffield Disclosure Schedule for Taxes that are being contested in good faith through appropriate proceedings and for which appropriate reserves have been established.

               (5) Sheffield does not have any liability under Treasury Regulation (S) 1.1502-6 or any analogous state, local or foreign law by reason of having been a member of any consolidated, combined or unitary group, other than in the current affiliated group of which Sheffield is the common parent corporation.

               (6) Except to the extent that the applicable statute of limitations has expired, Sheffield has made available to TransMontaigne complete copies of: (i) all federal and state income tax, sales and use tax, employment tax and franchise tax returns of Sheffield for all periods since the formation of Sheffield, and (ii) all tax audit reports, work papers statements of deficiencies, closing or other agreements received by Sheffield or on its behalf relating to Taxes, and

               (7) Sheffield does not do business in or derive income from any state, local, territorial or foreign taxing jurisdiction so as to be subject to Return filing requirements of such jurisdiction, other than those for which Returns have been furnished to TransMontaigne.

     (b) Except as disclosed on Schedule 3.11(b) of the Sheffield
Disclosure Schedule:

          (1) There is no audit of any Returns of Sheffield by a governmental or taxing authority in process, pending or, to the knowledge of Sheffield, threatened (formally or informally).

          (2) Except to the extent that the applicable statute of limitations has expired and except as to matters that have been resolved, no deficiencies exist or have been asserted (either formally or informally) or are expected to be asserted with respect to Taxes of Sheffield, and no notice (either formally or informally) has been received by Sheffield that it has not filed a Return or paid Taxes required to be filed or paid by it.

          (3) Sheffield is not a party to any pending action or proceeding for assessment or collection of Taxes, nor has such action or proceeding been asserted or threatened (either formally or informally) against it or any of its assets, except to the extent that the applicable statute of limitations has expired and except as to matters that have been resolved.

          (4) No waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of Sheffield.

          (5) The deferred asset accounts as reflected on the Sheffield financial statements are accurate.

          (6) There are no requests for rulings, subpoenas or requests for information pending with respect to Sheffield.

          (7) No power of attorney has been granted by Sheffield, with respect to any matter relating to Taxes.

          (8) Sheffield has never been included in an affiliated group of corporations, within the meaning of section 1504 of the Code, other than in the current affiliated group of which Sheffield is the common parent corporation.

          (9) Sheffield is not (nor has it ever been) a party to any tax sharing agreement between affiliated corporations.

          (10) The amount of liability for unpaid Taxes of Sheffield for all periods ending on or before the Effective Time will not, in the aggregate, materially exceed the amount of the liability accruals for Taxes reflected on the balance sheet of Sheffield as of the Closing Date.

     (c) Except as disclosed on Schedule 3.11(c) of the Sheffield Disclosure
Schedule:

          (1) Sheffield is not required to treat any of its assets as owned by another person for federal income tax purposes or as tax-exempt bond financed property or tax-exempt use property within the meaning of section 168 of the Code.

          (2) Sheffield has not issued or assumed any indebtedness that is subject to section 279(b) of the Code.

          (3) Sheffield has not entered into any compensatory agreements with respect to the performance of services under which payment would result in a nondeductible expense pursuant to Section 280G of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code.

          (4) No election has been made under Section 338 of the Code with respect to Sheffield and no action has been taken that would result in any income tax liability to Sheffield as a result of a deemed election within the meaning of Section 338 of the Code.

          (5) No consent under Section 341(f) of the Code has been filed with respect to Sheffield.

          (6) Sheffield has not agreed, nor is it required to make, any adjustment under Code Section 481(a) by reason of a change in accounting method or otherwise.

          (7) Sheffield has not disposed of any property that is presently being accounted for under the installment method.

          (8) Sheffield is not a party to any interest rate swap or currency swap.

          (9) Sheffield has not participated in any international boycott as defined in Code Section 999.

          (10) There are no outstanding balances of deferred gain or loss accounts related to deferred intercompany transactions with respect to Sheffield under Treasury Regulations (S)(S) 1.1502-13 or 1.1502-13T.

          (11) Sheffield has not made and will not make any election under Treasury Regulation (S) 1.1502-20(g)(1) (or any similar provision) with respect to the reattribution of net operating losses of Sheffield.

          (12) There is no excess loss account under Treasury Regulation
(S)1.1502-19 with respect to the stock of Sheffield or any subsidiary.

          (13) Sheffield is not subject to any joint venture, partnership or other arrangement or contract that is treated as a partnership for federal income tax purposes.

          (14) With respect to any provisions of state or local income tax laws that are comparable to the provisions of federal income tax laws described in paragraph (1) through (13) above, Sheffield hereby makes representations for state and local income tax purposes corresponding to the representations made by Sheffield in paragraph (1) through (13) above with respect to federal income tax matters.

          (15) Sheffield does not have and has never had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

          (16) Except as required with respect to cash paid for fractional shares and to dissenting stockholders, Sheffield does not intend to withhold any amount from the Merger Consideration pursuant to the tax withholding provisions of section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code, or of any other provision of law.

     (d) The books and records of Sheffield, including the tax returns of Sheffield made available to TransMontaigne, contain accurate and complete information with respect to:

                   (1) All material tax elections in effect with respect to
                       Sheffield;

                   (2) The current tax basis of the assets of Sheffield;

                   (3) The current and accumulated earnings and profits of
                       Sheffield;

                   (4) The net operating losses of Sheffield by taxable year;

                   (5) The net capital losses of Sheffield;

                   (6) The tax credit carry overs of Sheffield;

                   (7) The overall foreign losses of Sheffield under section
                       904(f) of the Code that are subject to recapture.

         (e) The tax returns provided by Sheffield to TransMontaigne contain accurate and complete information with respect to the net operating losses, net operating loss carry forwards and other tax attributes of Sheffield, and the extent to which they are subject to any limitation under Code sections 381, 382, 383, or 384, or any other provision of the Code or the federal consolidated return regulations (or any predecessor provision of any Code section or the regulations) and, apart from any such limitations and apart from any limitation that would be imposed as a result of the Merger, there is nothing that would prevent Sheffield from utilizing these net operating losses, net operating loss carry forwards or other tax attributes as so limited if it had sufficient income.

         (f) (1) For purposes of this Agreement the term "Taxes" shall mean all taxes, however, denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes, payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, required to be paid, withheld or collected.

              (2) For the purposes of this agreement, the term "Returns" shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

              (3) All references to "Sheffield" in this section 3.11 shall include all subsidiaries of Sheffield and where appropriate in this section 3.11, the singular shall include the plural.


    SECTION 3.12.  Tax Matters.
                   -----------

         (a) Neither Sheffield nor, to the knowledge of Sheffield, any of its affiliates has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of section 368(a) of the Code.

         (b) Sheffield has no plan or intention to reacquire the New Sheffield Common Stock issued in the Merger.

         (c) Sheffield and the holders of Old Sheffield Common Stock will each pay their respective expenses, if any, incurred in connection with the Merger.

         (d) There is no intercorporate indebtedness existing between Sheffield and TransMontaigne that was issued, acquired or will be settled at a discount.

         (e) Sheffield is not an investment company as defined in section 368(a)(2)(F)(iii) and (iv) of the Code.

    SECTION 3.13.  Certain Business Practices.  None of Sheffield, any of its
                   --------------------------
subsidiaries or any directors, officers, agents or employees of Sheffield or any of its subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

    SECTION 3.14.  Environmental Matters.
                   ---------------------

         (a) Except for matters disclosed in Schedule 3.14 to the Sheffield Disclosure Schedule and except for matters that would not result individually in liability to Sheffield or any of its subsidiaries in excess of $25,000 or in the aggregate with all other such matters, in liability to Sheffield or any of its subsidiaries in excess of $50,000,

          (i) the properties, operations and activities of Sheffield and its subsidiaries are in compliance with all applicable Environmental Laws and there are no circumstances which could reasonably be expected to prevent or interfere with their continued compliance with applicable Environmental Laws.

          (ii) Sheffield and its subsidiaries and the properties and operations of Sheffield and its subsidiaries are not subject to any existing, pending, or, to Sheffield's knowledge, threatened civil, criminal or administrative action, suit, claim, notice of violation, investigation, notice of potential liability, request for information, inquiry, demand or proceeding under applicable Environmental Laws.

          (iii) Sheffield and its subsidiaries have not agreed, whether by contract or by consent agreement with governmental authorities or private persons, to undertake investigation, clean up, or remedial activities.

          (iv) All notices, permits, licenses, or similar authorizations required to be obtained or filed by Sheffield or any of its subsidiaries under any Environmental Law in connection with any aspect of the business of Sheffield or its subsidiaries, including without limitation those relating to the treatment, storage, disposal or discharge of Hazardous Materials, have been duly obtained or filed and will remain valid and in effect after the Merger, and Sheffield and its subsidiaries are in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations.

          (v) Sheffield and its subsidiaries have satisfied and are currently in compliance with all financial responsibility requirements applicable to their operations and imposed by any governmental authority under Environmental Laws, and Sheffield and its subsidiaries have not received any notice of noncompliance with respect to any such financial responsibility requirements.

          (vi) There are no physical or environmental conditions existing on any property of Sheffield or its subsidiaries or resulting from Sheffield's or such subsidiaries' operations or activities, past or present, at any location, including without limitation, releases and disposal of Hazardous Materials, that would give rise to any on-site or off-site investigation, reporting, or remedial obligations or other Environmental Liability.

          (vii) To the extent required by applicable Environmental Laws, all Hazardous Materials generated by Sheffield and its subsidiaries have been transported only by persons authorized under applicable Environmental Laws to transport such materials, and disposed of only at treatment, storage and disposal facilities authorized under applicable Environmental Laws to treat, store or dispose of such Hazardous Materials.

          (viii) There has been no exposure of any person or property to Hazardous Materials or any release of Hazardous Materials into the environment by Sheffield or its present or prior subsidiaries or in connection with their present or prior properties or operations that could reasonably be expected to give rise to any Environmental Liability.

          (ix) No release or clean up of Hazardous Materials has occurred at Sheffield and its subsidiaries' properties which could reasonably be expected to result in the assertion or creation of any lien on the properties by any governmental body or agency with respect thereto, nor has any such lien been asserted or made by any governmental body or agency with respect thereto.

          (x) To Sheffield's knowledge, the operations of each third party operator of any of Sheffield or its subsidiaries' properties are in compliance with the terms of this Section 3.14.

     (b) Sheffield and its subsidiaries have made available to TransMontaigne all internal and external environmental audits, studies, documents and correspondence on environmental matters in the possession of Sheffield or its subsidiaries relating to any of the present or prior properties or operations of Sheffield and its subsidiaries.

     (c) For purposes of this Agreement, the following terms shall be defined as follows:

         (i) "Environmental Laws" shall mean any and all laws, statutes, ordinances, rules, regulations or orders of any governmental entity pertaining to pollution, health, safety, or the environment, including without limitation, the Clean Air Act, the Comprehensive Environmental, Response, Compensation, and Liability Act ("CERCLA"), the Clean Water Act, the Occupational Safety and Health Act, the Resource Conservation and Recovery Act, the Solid Waste Disposal Act, the Emergency Planning and Community Right-To-Know Act, the Safe Drinking Water Act, the Toxic Substances Control Act, the Hazardous Materials Transportation Act, the Oil Pollution Act, all as amended, any state laws implementing the foregoing federal laws, any state laws pertaining to waste management including, without limitation, the handling of oil and gas exploration and production or processing wastes or the use, maintenance and closure of pits and impoundments, all other federal, state or local environmental conservation or protection laws, and any common law creating liability for environmental conditions. Environmental Laws shall include without limitation, all restrictions, conditions, standards, limitations, prohibitions, requirements, obligations, schedules and timetables contained in Environmental Laws or contained in any regulation, plan, code, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

          (ii) "Hazardous Materials" shall mean any materials that are regulated by or form the basis of liability under Environmental Laws, and includes without limitation, wastes, hazardous substances, pollutants or contaminants, hazardous or solid wastes, hazardous constituents, hazardous materials, toxic substances, petroleum, including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel (or mixtures of natural gas and such synthetic gas).

          (iii) "Environmental Liability" shall mean liabilities, fines, penalties, obligations, consequential damages, responsibilities, response costs, natural resource damages, corrective action costs, reclamation costs, and costs and expenses, known or unknown, absolute or contingent, past, present or future, resulting from any requirement, claim or demand under Environmental Laws or contract.

    SECTION 3.15.  Vote Required.  The only vote of the holders of any class or
                   -------------
series of Sheffield capital stock necessary to approve the Merger and adopt this Agreement is the affirmative vote of the holders of at least a majority of the outstanding shares of Old Sheffield Common Stock.

    SECTION 3.16.  Brokers.  Except as set forth in Schedule 3.16 to the
                   -------
Sheffield Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Sheffield. Prior to the date of this Agreement, Sheffield has made available to TransMontaigne a complete and correct copy of all agreements referenced in Schedule 3.16 to the Sheffield Disclosure Schedule pursuant to which such firm will be entitled to any payment relating to the transactions contemplated by this Agreement.

    SECTION 3.17.  Insurance.  Sheffield and each of its subsidiaries are
                   ---------
currently insured, and during each of the past five calendar years have been insured, for reasonable amounts against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured.

    SECTION 3.18.  Properties.
                   ----------

         (a) With respect to Sheffield and its subsidiaries' non-oil and gas properties (including without limitation the natural gas processing plant in Lignite, North Dakota), except for liens arising in the ordinary course of business after the date hereof and properties and assets disposed of in the ordinary course of business after the date of the most recent balance sheet contained in the Form 10-Q referred to below, Sheffield and its subsidiaries have good and marketable title free and clear of all liens, except for easements, rights-of-way, servitudes and permits on, over or in respect of any of such properties that are not such as to materially interfere with the operation, value or use thereof, to all their material properties and assets, whether tangible or intangible, real, personal or mixed, reflected in Sheffield's most recent consolidated balance sheet contained in Sheffield's most recent Sheffield SEC Report on Form 10-Q filed prior to the date hereof as being owned by Sheffield and its subsidiaries as of the date thereof. All buildings, and all fixtures, equipment and other property and assets which are material to its business on a consolidated basis, held under leases by any of Sheffield or its subsidiaries are held under valid instruments enforceable by Sheffield or its subsidiaries in accordance with their respective terms. Substantially all of Sheffield's and its subsidiaries' equipment in regular use has been well maintained and is in good and serviceable condition, reasonable wear and tear excepted.

         (b) With respect to Sheffield and its subsidiaries' oil and gas properties, Schedule 3.18(b) to the Sheffield Disclosure Schedule will list, as of the date thereof, all of the producing oil and gas properties owned by Sheffield and its subsidiaries (the "Sheffield Oil and Gas Properties") and certain information with respect thereto; and:

             (i) Except as set forth in Schedule 3.18(b) to the Sheffield Disclosure Schedule, Sheffield and its subsidiaries have Defensible Title to all of the Sheffield Oil and Gas Properties, subject to and except for the Permitted Encumbrances and such other encumbrances as would be acceptable to a reasonably prudent operator of oil and gas properties.

                 (A) As used herein, the term "Defensible Title" shall mean as to the wells and properties described in the column "Lease Name" in Schedule 3.18(b) to the Sheffield Disclosure Schedule (individually called a "Property"), such title as will enable Sheffield and its subsidiaries to receive not less than the net revenue interests that will be set forth on Schedule 3.18(b) to the Sheffield Disclosure Schedule of all hydrocarbons and other minerals produced from each Property, and which will obligate Sheffield and its subsidiaries to bear costs and expenses relating to the maintenance, development, and operations of each Property not greater than the working interests that will be set forth on Schedule 3.18(b) to the Sheffield Disclosure Schedule.

                 (B) As used herein, the term "Permitted Encumbrances" shall mean:

                     (1) lessors' royalties, overriding royalties, division orders, reversionary interests and net profits interests and similar burdens which do not operate to reduce the net revenue interests in any Property below those that will be set forth on Schedule 3.18(b) to the Sheffield Disclosure Schedule;

                     (2) the terms and conditions of the oil, gas and mineral leases (the "Sheffield Leases") related to the Sheffield Oil and Gas Properties and all agreements, orders, instruments and declarations to which the Sheffield Leases are subject and that are customary and acceptable in the oil and gas industry in the area of the particular property;

                     (3) liens arising under operating agreements, pooling, unitization or communitization agreements, and similar agreements of a type and nature customary in the oil and gas industry and securing payment of amounts not yet delinquent;

                     (4) liens securing payments to mechanics and materialmen, and liens securing payment of taxes or assessments, which liens are not yet delinquent or, if delinquent, are being contested in good faith in the normal course of business;

                     (5) conventional rights of reassignment obligating Sheffield and its subsidiaries to reassign their interests in a portion of the Sheffield Oil and Gas Properties to a third party in the event Sheffield and its subsidiaries intend to release or abandon such interest;

                     (6) calls on or preferential rights to purchase production at not less than prevailing prices;

                     (7) rights reserved to or vested in any Governmental Entity to control or regulate any of the Sheffield Oil and Gas Properties in any manner, and all applicable laws, rules, regulations and orders of any such Governmental Entity; and

                     (8) easements, rights-of-way, servitudes, permits, surface leases, and other surface uses on, over or in respect of any of the Sheffield Oil and Gas Properties that are not such as to materially interfere with the operation, value or use thereof.

          (ii) Except as described in Schedule 3.18(b)(ii) to the Sheffield Disclosure Schedule, the Sheffield Leases are in full force and effect, are valid and subsisting, cover the entire estates they purport to cover and contain no express provisions that require the drilling of additional wells or other material development operations in order to earn or to continue to hold all or any portion of the Sheffield Oil and Gas Properties, and Sheffield has never been advised directly or indirectly by any lessor under any Sheffield Lease or by any other party of a default under any such Lease or of any requirements or demands to drill additional wells on any of the lands included within any of the Sheffield Oil and Gas Properties.

          (iii) Neither Sheffield nor any of its subsidiaries is in default under any contract or agreement pertaining to the Sheffield Oil and Gas Properties. Except as specifically indicated on Schedule 3.18(b)(iii) to the Sheffield Disclosure Schedule and except for hydrocarbon sales contracts with a term not greater than three months, no hydrocarbons produced from the Sheffield Oil and Gas Properties are subject to a sales contract or other agreement relating to the marketing of hydrocarbons, and no person has any call upon, option to purchase or similar rights with respect to the Sheffield Oil and Gas Properties or the rights therefrom.

          (iv) All royalties, rentals and other payments due under the Sheffield Leases have been properly and timely paid, and all conditions necessary to keep the Sheffield Leases in force have been fully performed.

          (v) Except for gas balancing agreements containing customary provisions, neither Sheffield nor any of its subsidiaries is obligated, by virtue of a prepayment arrangement, a "take or pay" arrangement, a production payment or any other arrangement, to deliver hydrocarbons produced from the Sheffield Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor.

          (vi) Except as set forth on Schedule 3.18(b)(vi) to the Sheffield Disclosure Schedule, with respect to Authorizations for Expenditure executed on or after December 31, 1995, and covering expenditures exceeding $10,000 attributable to Sheffield or its subsidiaries' interest,

                (1) there are no outstanding calls under Authorizations for Expenditures for payments which are due or which Sheffield has committed to make which have not been made;

                (2) there are no material operations with respect to which Sheffield has become a non-consenting party where the effect of such non-consent will not be disclosed on Schedule 3.18(b) to the Sheffield Disclosure Schedule, and

                (3) there are no commitments for the expenditure of funds for drilling or other capital projects other than projects with respect to which the operator is not required under the applicable operating agreement to seek consent.


          (vii) Except as set forth on Schedule 3.18(b)(vii) to the Sheffield Disclosure Schedule and except when a failure of any representation made in this Section 3.18 to be true and correct would not result in a liability to Sheffield in excess of $10,000, there are no Sheffield Oil and Gas Properties to which Sheffield or any of its subsidiaries is either "over-produced" or "under-produced" which singly or in the aggregate would have a Sheffield Material Adverse Effect.

    SECTION 3.19.  Certain Contracts and Restrictions.  Other than agreements,
                   ----------------------------------
contracts or commitments listed elsewhere in the Sheffield Disclosure Schedule,
Schedule 3.19 to the Sheffield Disclosure Schedule will list, as of the date thereof, each agreement, contract or commitment (including any amendments thereto) to which Sheffield or any of its subsidiaries is a party or by which Sheffield or any of its subsidiaries is bound (i) involving consideration during the next twelve months in excess of $10,000 or (ii) which is otherwise material to the assets, liabilities, financial condition, results of operations or current or future business of Sheffield and its subsidiaries, taken as a whole. As of the date of this Agreement and except as indicated on the Sheffield Disclosure Schedule, (i) Sheffield has fully complied with all material terms and conditions of all agreements, contracts and commitments listed in the Sheffield Disclosure Schedule and all such agreements, contracts and commitments are in full force and effect, (ii) Sheffield has no knowledge of any defaults thereunder or any cancellations or modifications thereof, and (iii) such agreements, contracts and commitments are not subject to any memorandum or other written document or understanding permitting cancellation.

    SECTION 3.20.  Easements.  Except when a failure of any representation made
                   ---------
in this Section 3.20 to be true and correct would not result in a liability to Sheffield in excess of $10,000, the business of Sheffield and its subsidiaries has been operated in a manner that does not violate the material terms of any easements, rights of way, permits, servitudes, licenses and similar rights relating to real property used by Sheffield and its subsidiaries in its business (collectively, "Sheffield Easements"), and all material Sheffield Easements are valid and enforceable and grant the rights purported to be granted thereby and all rights necessary thereunder for the current operation of such business.

    SECTION 3.21.  Futures Trading and Fixed Price Exposure.  None of Sheffield
                   ----------------------------------------
or any of its subsidiaries is presently engaged in any natural gas or other futures or options trading or is a party to any price swaps, hedges, futures or similar instruments.

    SECTION 3.22.  Information Supplied.  Without limiting any of the
                   --------------------
representations and warranties contained herein, no representation or warranty of Sheffield and no statement by Sheffield or other information contained in or documents referred to in the Sheffield Disclosure Schedule, as of the date of such representation, warranty, statement or document, contains or contained any untrue statement of material fact, or, at the date thereof, omits or omitted to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such statements are or were made, not misleading.

    SECTION 3.23.  Opinion of Financial Advisor.  Sheffield has received the
                   ----------------------------
opinion of Rauscher Pierce Refsnes Inc. to the effect that, as of the date of delivery of such opinion, the terms of the Merger Agreement are fair, from a financial point of view, to the holders of Old Sheffield Common Stock. Sheffield will promptly deliver to TransMontaigne a complete copy of such opinion.

    SECTION 3.24.  AMEX Listing.  The Old Sheffield Common Stock is listed on
                   ------------
the American Stock Exchange (Emerging Company Marketplace), and Sheffield has not received any current notice from the American Stock Exchange that it intends to delist the Old Sheffield Common Stock from the American Stock Exchange (Emerging Company Marketplace) and is not in default of its listing agreement with the American Stock Exchange (Emerging Company Marketplace). Sheffield continues to qualify in all respects for such listing. No representation is made as to whether Sheffield will continue to meet the listing requirements following the Closing.

                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF TRANSMONTAIGNE

    TransMontaigne hereby represents and warrants to Sheffield that:

    SECTION 4.01.  Organization and Qualification; Subsidiaries.  Each of
                   --------------------------------------------
TransMontaigne and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, other than where the failure to be so duly qualified and in good standing would not have a TransMontaigne Material Adverse Effect. The term "TransMontaigne Material Adverse Effect" as used in this Agreement shall mean any change or effect that, individually or when taken together with all such other changes or effects, would be reasonably likely to be materially adverse to the assets, liabilities, financial condition, results of operations or current or future business of TransMontaigne and it subsidiaries, taken as a whole.
Schedule 4.01 of the disclosure schedule that will be delivered to Sheffield by TransMontaigne pursuant to Section 7.03 hereof (the "TransMontaigne Disclosure Schedule") will set forth, as of the date thereof, a true and complete list of all TransMontaigne's directly or indirectly owned subsidiaries, together with
(A) the jurisdiction of incorporation or organization of each subsidiary and the percentage of each subsidiary's outstanding capital stock or other equity interests owned by TransMontaigne or another subsidiary of TransMontaigne, and
(B) an indication of whether each such subsidiary is a "Significant Subsidiary" as defined in Section 9.03(g) of this Agreement. Except as set forth on in
Schedule 4.01 to the TransMontaigne Disclosure Schedule, neither TransMontaigne nor any of its subsidiaries owns an equity interest in any other partnership or joint venture arrangement or other business entity that is material to the assets, liabilities, financial condition, results of operations or current or future business of TransMontaigne and its subsidiaries, taken as a whole.

    SECTION 4.02.  Charter and Bylaws.  TransMontaigne has heretofore furnished
                   ------------------
to Sheffield a complete and correct copy of the charter and bylaws or the equivalent organizational documents as presently in effect of TransMontaigne and each of its subsidiaries. Neither TransMontaigne nor any of its subsidiaries is in violation of any of the provisions of its charter or any material provision of its bylaws.

    SECTION 4.03.  Capitalization.
                   --------------

         (a) The authorized capital stock of TransMontaigne consists of (i) 30,000,000 shares of TransMontaigne Common Stock, of which 14,785,715 shares are issued and outstanding, no shares are held in treasury by TransMontaigne and 881,940 shares are reserved for future issuance pursuant to outstanding stock options and warrants; and (ii) 3,000,000 shares of preferred stock, par value $.10 per share, of which no shares are issued and outstanding.. Except as described in this Section 4.03 or in Schedule 4.03(a) of the TransMontaigne Disclosure Schedule, no shares of capital stock of TransMontaigne are reserved for any purpose. Each of the outstanding shares of capital stock of, or other equity interests in, each of TransMontaigne and its subsidiaries is duly authorized, validly issued, and, in the case of shares of capital stock, fully paid and nonassessable, and has not been issued in violation of (nor are any of the authorized shares of capital stock of, or other equity interests in, such entities subject to) any preemptive or similar rights created by statute, the charter or bylaws (or the equivalent organizational documents) of TransMontaigne or any of its subsidiaries, or any agreement to which TransMontaigne or any of its subsidiaries is a party or bound, and such outstanding shares or other equity interests owned by TransMontaigne or a subsidiary of

TransMontaigne are owned free and clear of all security interests, liens, claims, pledges, agreements, limitations on TransMontaigne's or such subsidiaries' voting rights, charges or other encumbrances of any nature whatsoever..

         (b) Except as set forth in Section 4.03(a) above or in Schedule 4.03(b)(i) to the TransMontaigne Disclosure Schedule, there are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments of any character to which TransMontaigne is a party relating to the issued or unissued capital stock of TransMontaigne or any of its subsidiaries or obligating TransMontaigne or any of its subsidiaries to grant, issue or sell any shares of the capital stock of TransMontaigne or any of its subsidiaries, by sale, lease, license or otherwise. Except as set forth in
Schedule 4.03(b)(ii) to the TransMontaigne Disclosure Schedule, there are no obligations, contingent or otherwise, of TransMontaigne or any of its subsidiaries to (i) repurchase, redeem or otherwise acquire any shares of TransMontaigne Common Stock or other capital stock of TransMontaigne, or the capital stock or other equity interests of any subsidiary of TransMontaigne; or
(ii) provide material funds to, or make any material investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any subsidiary of TransMontaigne or any other person. Except as described in Schedule 4.03(b)(iii) to the TransMontaigne Disclosure Schedule, neither TransMontaigne nor any of its subsidiaries(x) directly or indirectly owns, (y) has agreed to purchase or otherwise acquire or
(z) holds any interest convertible into or exchangeable or exercisable for, 5% or more of the capital stock of any corporation, partnership, joint venture or other business association or entity (other than the subsidiaries of TransMontaigne that will be set forth in Schedule 4.01 to the TransMontaigne Disclosure Schedule). Except as set forth in Schedule 4.03(b)(iv) to the TransMontaigne Disclosure Schedule and except for any agreements, arrangements or commitments between TransMontaigne and its subsidiaries or between such subsidiaries, there are no agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any person is or may be entitled to receive any payment based on the revenues or earnings, or calculated in accordance therewith, of TransMontaigne or any of its subsidiaries. Except as set forth in Schedule 4.03(b)(v), there are no voting trusts, proxies or other agreements or understandings to which TransMontaigne or any of its subsidiaries is a party or by which TransMontaigne or any of its subsidiaries is bound with respect to the voting of any shares of capital stock of TransMontaigne or any of its subsidiaries.

         (c) TransMontaigne has made available to Sheffield complete and correct copies of (i) its Amended and Restated Employee Nonqualified Stock Option Plan and Employees' Stock Option Plan (the "TransMontaigne Option Plan") and the forms of options issued pursuant to the TransMontaigne Option Plan, including all amendments thereto and (ii) all options and warrants that are not in the form thereof provided under clause (i) above. Schedule 4.03(c) to the TransMontaigne Disclosure Schedule will set forth a complete and correct list of all outstanding warrants and options, restricted stock or any other stock awards (the "TransMontaigne Stock Awards") granted under the TransMontaigne Option Plan or otherwise, setting forth as of the date hereof (i) the number and type of TransMontaigne Stock Awards, (ii) the exercise price of each outstanding stock option or warrants, and (iii) the number of stock options and warrants presently exercisable.

    SECTION 4.04.  Authority.  TransMontaigne has all requisite corporate power
                   ---------
and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby (subject to, with respect to the Merger, the adoption of this Agreement by the stockholders of TransMontaigne as described in Section 4.12 hereof). The execution and delivery of this Agreement by TransMontaigne and the consummation by TransMontaigne of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of TransMontaigne are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (subject to, with respect to the approval and adoption of this Agreement and the Merger, the approval thereof by the holders of the TransMontaigne Common Stock as described in Section 4.12). This Agreement has been duly executed and delivered by TransMontaigne and, assuming the due authorization, execution and delivery thereof by Sheffield, constitutes the legal, valid and binding obligation of TransMontaigne enforceable against TransMontaigne in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

    SECTION 4.05.  No Conflict; Required Filings and Consents.
                   ------------------------------------------

         (a) The execution and delivery of this Agreement by TransMontaigne does not, and the consummation of the transactions contemplated hereby will not (i) conflict with or violate the charter or bylaws, or the equivalent organizational documents, in each case as amended or restated, of TransMontaigne or any of its subsidiaries, (ii) conflict with or violate any Laws applicable to TransMontaigne or any of its subsidiaries or by which any of their respective properties is bound or subject, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of TransMontaigne or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which TransMontaigne or any of its subsidiaries is a party or by or to which TransMontaigne or any of its subsidiaries or any of their respective properties is bound or subject, except for any such conflicts or violations described in clause (ii) or breaches, defaults, events, rights of termination, amendment, acceleration or cancellation, payment obligations or liens or encumbrances described in clause (iii) that would not have a TransMontaigne Material Adverse Effect.

         (b) The execution and delivery of this Agreement by TransMontaigne does not, and the consummation of the transactions contemplated hereby will not, require TransMontaigne to obtain any consent, license, permit, approval, waiver, authorization or order of, or to make any filing with or notification to, any Governmental Entities, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act and Blue Sky Laws and the filing and recordation of appropriate merger documents as required by Delaware Law, and
(ii) where the failure to obtain such consents, licenses, permits, approvals, waivers, authorizations or orders, or to make such filings or notifications, would not, either individually or in the aggregate, materially interfere with TransMontaigne's performance of its obligations under this Agreement and would not have a TransMontaigne Material Adverse Effect.

    SECTION 4.06.  Permits; Compliance.  Each of TransMontaigne and its
                   -------------------
subsidiaries and to TransMontaigne's knowledge each third party operator of any of TransMontaigne's properties, is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, the "TransMontaigne Permits"), and there is no action, proceeding or investigation pending or, to the knowledge of TransMontaigne, threatened regarding suspension or cancellation of any of the TransMontaigne Permits, except where the failure to possess, or the suspension or cancellation of, such TransMontaigne Permits would not have a TransMontaigne Material Adverse Effect. Neither TransMontaigne nor any of its subsidiaries is in conflict with, or in default or violation of (a) any Law applicable to TransMontaigne or any of its subsidiaries or by or to which any of their respective properties is bound or subject or (b) any of the TransMontaigne Permits, except for any such conflicts, defaults or violations described in the TransMontaigne Disclosure Schedule or which would not have a TransMontaigne Material Adverse Effect. During the period commencing on January 1, 1995 and ending on the date hereof, neither TransMontaigne nor any of its subsidiaries has received from any Governmental Entity any written notification with respect to possible conflicts, defaults or violations of Laws, except for written notices relating to possible conflicts, defaults or violations described in the TransMontaigne Disclosure Schedule or that would not have a TransMontaigne Material Adverse Effect.

    SECTION 4.07.  Financial Statements.  TransMontaigne's consolidated
                  ---------------------
financial statements (including the related notes thereto) for the year ended April 30, 1995 and for the quarter ended October 31, 1995 (i) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except (A) to the extent required by changes in generally accepted accounting principles and (B) as may be indicated in the notes thereto) and (ii) fairly present the financial position of TransMontaigne and its subsidiaries as of the respective dates thereof and the results of operations and cash flows for the periods indicated (including reasonable estimates of normal and recurring year-end adjustments), except that (x) any unaudited interim financial statements were or will be subject to normal and recurring year-end adjustments and (y) any pro forma financial information contained in such financial statements is not necessarily indicative of the financial position of TransMontaigne and its subsidiaries as of the respective dates thereof and the results of operations and cash flows for the periods indicated.

    SECTION 4.08.  Absence of Certain Changes or Events.  Except as disclosed in
                   ------------------------------------
the TransMontaigne Disclosure Schedule or as contemplated by this Agreement or as set forth in Schedule 4.08 to the TransMontaigne Disclosure Schedule, since October 31, 1995, TransMontaigne and its subsidiaries have conducted their respective businesses in the ordinary course of business consistent with past practice. Since October 31, 1995, there has not occurred (i) any events, changes, or effects (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) having or, which would be reasonably likely to have, individually or in the aggregate, a TransMontaigne Material Adverse Effect; (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the equity interests of TransMontaigne or of any of its subsidiaries other than dividends paid by wholly owned subsidiaries, or any redemption, purchase or other acquisition by TransMontaigne or any of its subsidiaries of any of TransMontaigne's securities or any of the securities of any subsidiary of TransMontaigne; (iii) any revaluation by TransMontaigne or any of its subsidiaries of any of their assets, including the writing down of the value of inventory or the writing down or off of notes or accounts receivable, other than in the ordinary course of business and consistent with past practices; (iv) any change by TransMontaigne or any of its subsidiaries in accounting principles or methods, except insofar as may be required by a change in generally accepted accounting principles; (v) a fundamental change in the nature of TransMontaigne's business; or (vi) a TransMontaigne Material Adverse Effect.

    SECTION 4.09.  Absence of Litigation.  Except as set forth in Schedule 4.09
                   ---------------------
to the TransMontaigne Disclosure Schedule, there is no claim, action, suit, litigation, proceeding, arbitration or, to the knowledge of TransMontaigne, investigation of any kind, at law or in equity (including actions or proceedings seeking injunctive relief), pending or, to the knowledge of TransMontaigne, threatened against TransMontaigne or any of its subsidiaries or any properties or rights of TransMontaigne or any of its subsidiaries (except for claims, actions, suits, litigation, proceedings, arbitrations or investigations which would not have a TransMontaigne Material Adverse Effect), and neither TransMontaigne nor any of its subsidiaries is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of TransMontaigne, continuing investigation by, any Governmental Entity, or any judgment, order, writ, injunction, decree or award of any Government Entity or arbitrator, including, without limitation, cease-and-desist or other orders, except for matters that would not have a TransMontaigne Material Adverse Effect.

    SECTION 4.10.  Tax Matters.  Neither TransMontaigne nor, to the knowledge of
                   -----------
TransMontaigne, any of its affiliates has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of section 368(a) of the Code.

    SECTION 4.11.  Taxes.  Except as set forth in Schedule 4.11 of the
                   -----
TransMontaigne Disclosure Schedule and except as such failure of any representation or warranty made in this Section 4.11 to be true and correct which would not have a TransMontaigne Material Adverse Effect:

    (a) TransMontaigne and its subsidiaries have (i) duly filed (or there have been filed on their behalf) with the appropriate governmental authorities all Returns required to be filed by them and such Returns are true, correct and complete, and (ii) duly paid in full or made provision in accordance with generally accepted accounting principles (or there has been paid or provision has been made on their behalf) for the payment of all Taxes for all periods ending through the date hereof;

    (b) TransMontaigne and its subsidiaries have complied in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any foreign laws) and have, within the time and the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under applicable laws;

    (c) There is no plan or intention by any stockholder of TransMontaigne who owns one percent or more of TransMontaigne Common Stock, and to the knowledge of TransMontaigne there is no plan or intention on the part of any of the remaining stockholders of TransMontaigne, to sell, exchange or otherwise dispose of a number of shares of New Sheffield Common Stock to be received in the Merger that would reduce the TransMontaigne stockholders' ownership of New Sheffield Common Stock to a number of shares having a value, as of the Effective Time, of less than 50 percent of the value of all of the TransMontaigne Common Stock (including shares of TransMontaigne Common Stock exchanged for cash in lieu of fractional shares of New Sheffield Common Stock) outstanding immediately prior to the Effective Time;

    (d) TransMontaigne and each of its subsidiaries (A) has not been a member of an affiliated group filing a consolidated federal income tax return other than a group the common parent of which was TransMontaigne, (B) does not have any liability under Treas. Reg. (S) 1.1502-6 or any analogous state, local or foreign law by reason of having been a member of any consolidated, combined or unitary group, other than in the current affiliated group of which TransMontaigne is the common parent corporation, and (C) is not a party to any tax sharing agreement with any persons other than current members of the consolidated group of which TransMontaigne is the common parent corporation;

    (e) There is no material dispute or claim concerning any liabilities for Taxes of TransMontaigne or its subsidiaries either raised or expected to be raised by any taxing authority;

    (f) TransMontaigne has made available to Sheffield complete copies of (i) all federal income tax returns of TransMontaigne for all periods since the formation of TransMontaigne and all federal income tax returns of its subsidiaries for all periods open under the statute of limitations for assessments and (ii) examination reports, and statements of deficiencies assessed or agreed by TransMontaigne or its subsidiaries;

    (g) No consent under Section 341(f) of the Code has been filed with respect to TransMontaigne or any of its subsidiaries;

    (h) TransMontaigne has not entered into any compensatory agreements with respect to the performance of services under which payment would result in a nondeductible expense pursuant to Section 280G of the Code;

    (i) TransMontaigne and each of its subsidiaries has not agreed, nor is it required to make, any adjustment under Code Section 481(a) by reason of a change in accounting method or otherwise, and TransMontaigne and no such adjustment with respect to tax items that would, but for the Merger, be realized by TransMontaigne and its subsidiaries will be required as a result of the Merger;

    (j) TransMontaigne and its subsidiaries have not issued or assumed any indebtedness that is subject to Section 279(b) of the Code;

    (k) The amount of liability for unpaid Taxes of TransMontaigne and its subsidiaries for all periods ending on or before the Effective Time will not, in the aggregate, materially exceed the amount of the liability accruals for Taxes reflected on the balance sheet of TransMontaigne as of the Closing Date;

    (l) The tax returns provided by TransMontaigne to Sheffield contain accurate and complete information with respect to the net operating losses, net operating loss carryforwards and other tax attributes of TransMontaigne and its subsidiaries, and the extent to which they are subject to any limitation under Code Sections 381, 382, 383 or 384, or any other provision of the Code or the federal consolidated return regulations (or any predecessor provision of any Code section or the regulations) and, apart from any such limitations and apart from any limitation that would be imposed as a result of the Merger, there is nothing that would prevent Sheffield from utilizing these net operating losses, net operating loss carryforwards or other tax attributes as so limited if sufficient income were realized;

    (m) TransMontaigne and its subsidiaries have not disposed of any property in a transaction that is presently accounted for under the installment method; and

    (n) TransMontaigne and its subsidiaries are not required to treat any of their assets as owned by another person for federal income tax purposes or as tax exempt bond property or as tax exempt use property within the meaning of
Section 118 of the Code.

    SECTION 4.12.  Vote Required.  The only vote of the holders of any class or
                   -------------
series of TransMontaigne capital stock necessary to approve the Merger is the affirmative vote of the holders of two-thirds of the shares of TransMontaigne Common Stock outstanding.

    SECTION 4.13.  Brokers.  No broker, finder or investment banker is entitled
                   -------
to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of TransMontaigne .

    SECTION 4.14.  Information Supplied.  Without limiting any of the
                   --------------------
representations and warranties contained herein, no representation or warranty of TransMontaigne and no statement by TransMontaigne or other information contained in or documents referred to in the TransMontaigne Disclosure Schedule, as of the date of such representation, warranty, statement or document, contains or contained any untrue statement of material fact, or, at the date thereof, omits or omitted to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such statements are or were made, not misleading.

    SECTION 4.15.  Employee Benefit Plans; Labor Matters.  (a) As of the date of
                   -------------------------------------
this Agreement, except as would not have a TransMontaigne Material Adverse Effect, the material employee benefit plans, arrangements, practices, contracts and agreements (including, without limitation, employment agreements, change of control employment agreements and severance agreements, incentive compensation, bonus, stock option, stock appreciation rights and stock purchase plans, and including, but not limited to, plans described in section 3(3) of ERISA), maintained by TransMontaigne, any of its subsidiaries or any trade or business, whether or not incorporated, that together with TransMontaigne would be deemed a "controlled group" within the meaning of section 4001(a)(14) of ERISA, or with respect to which TransMontaigne or any of its subsidiaries has or may have a liability (the "TransMontaigne Plans") are in substantial compliance with applicable laws, including ERISA and the Code.

         (b) With respect to the TransMontaigne Plans, no event has occurred and, to the knowledge of TransMontaigne, there exists no condition or set of circumstances, in connection with which TransMontaigne or any member of its ERISA Group could be subject to any liability under the terms of such TransMontaigne Plans, ERISA, the Code or any other applicable Law which would have a TransMontaigne Material Adverse Effect.

         (c) Except as otherwise set forth on Schedule 4.10(c) to the TransMontaigne Disclosure Schedule, neither TransMontaigne nor any member of its ERISA Group contributes to or has an obligation to contribute to, and has not within six years prior to the date of this Agreement contributed to or had an obligation to contribute to or has any secondary liability under ERISA section 4204 to, a multiemployer plan within the meaning of Section 3(37) of ERISA.

    SECTION 4.16.  Certain Business Practices.  None of TransMontaigne, any of
                   --------------------------
its subsidiaries or any directors, officers, agents or employees of TransMontaigne or any of its subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

    SECTION 4.17.  Environmental Matters.  (a) Except as disclosed in Schedule
                   ---------------------
4.17 to the TransMontaigne Disclosure Schedule and except for matters that would not have or are reasonably not likely to have a TransMontaigne Material Adverse Effect, to the best knowledge of TransMontaigne:

          (i) the properties, operations and activities of TransMontaigne and its subsidiaries are in compliance with all applicable Environmental Laws and there are no circumstances which could reasonably be expected to prevent or interfere with their continued compliance with applicable Environmental Laws.

          (ii) TransMontaigne and its subsidiaries and the properties and operations of TransMontaigne and its subsidiaries are not subject to any existing, pending, or, to

TransMontaigne's knowledge, threatened civil, criminal or administrative action, suit, claim, notice of violation, investigation, notice of potential liability, request for information, inquiry, demand or proceeding under applicable Environmental Laws.

          (iii) TransMontaigne and its subsidiaries have not agreed, whether by contract or by consent agreement with governmental authorities or private persons, to undertake investigation, clean up, or remedial activities.

          (iv) All notices, permits, licenses, or similar authorizations required to be obtained or filed by TransMontaigne or any of its subsidiaries under any Environmental Law in connection with any aspect of the business of TransMontaigne or its subsidiaries, including without limitation those relating to the treatment, storage, disposal or discharge of Hazardous Materials, have been duly obtained or filed and will remain valid and in effect after the Merger, and TransMontaigne and its subsidiaries are in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations.

          (v) TransMontaigne and its subsidiaries have satisfied and are currently in compliance with all financial responsibility requirements applicable to their operations and imposed by any governmental authority under Environmental Laws, and TransMontaigne and its subsidiaries have not received any notice of noncompliance with respect to any such financial responsibility requirements.

          (vi) There are no physical or environmental conditions existing on any property of TransMontaigne or its subsidiaries or resulting from TransMontaigne's or such subsidiaries' operations or activities, past or present, at any location, including without limitation, releases and disposal of Hazardous Materials, that would give rise to any on-site or off-site investigation, reporting, or remedial obligations or other Environmental Liability.

          (vii) To the extent required by applicable Environmental Laws, all Hazardous Materials generated by TransMontaigne and its subsidiaries have been transported only by persons authorized under applicable Environmental Laws to transport such materials, and disposed of only at treatment, storage and disposal facilities authorized under applicable Environmental Laws to treat, store or dispose of such Hazardous Materials.

          (viii) There has been no exposure of any person or property to Hazardous Materials or any release of Hazardous Materials into the environment by TransMontaigne or its present or prior subsidiaries or in connection with their present or prior properties or operations that could reasonably be expected to give rise to any Environmental Liability.

          (ix) No release or clean up of Hazardous Materials has occurred at TransMontaigne and its subsidiaries' properties which could reasonably be expected to result in the assertion or creation of any lien on the properties by any governmental body or agency with respect thereto, nor has any such lien been asserted or made by any governmental body or agency with respect thereto.

             (x) The operations of each third party operator of any of TransMontaigne or its subsidiaries' properties are in compliance with the terms of this Section 4.17.

         (b) TransMontaigne and its subsidiaries have made available to Sheffield all material internal and external environmental audits, studies, documents and correspondence on environmental matters in the possession of TransMontaigne or its subsidiaries relating to any of the present or prior properties or operations of TransMontaigne and its subsidiaries and Lion Oil Company.

    SECTION 4.18.  Insurance.  TransMontaigne and each of its subsidiaries are
                   ---------
currently insured, and during each of the past five calendar years have been insured, for reasonable amounts against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured.

    SECTION 4.19.  Certain Contracts and Restrictions.  Other than agreements,
                   ----------------------------------
contracts or commitments listed elsewhere in the TransMontaigne Disclosure Schedule, Schedule 4.19 to the TransMontaigne Disclosure Schedule will list, as of the date thereof, (i) the ten largest (in terms of consideration) agreements, contracts or commitments (including any amendments thereto) to which TransMontaigne or any of its subsidiaries is a party or by which TransMontaigne or any of its subsidiaries is bound and (ii) each agreement, contract or commitment (including any amendments thereto) which is otherwise material to the assets, liabilities, financial condition, results of operations or current or future business of TransMontaigne and its subsidiaries, taken as a whole. As of the date of this Agreement and except as indicated on the TransMontaigne Disclosure Schedule, (i) TransMontaigne has fully complied with all material terms and conditions of all agreements, contracts and commitments that will be listed in the TransMontaigne Disclosure Schedule and all such agreements, contracts and commitments are in full force and effect, (ii) TransMontaigne has no knowledge of any defaults thereunder or any cancellations or modifications thereof, and (iii) such agreements, contracts and commitments are not subject to any memorandum or other written document or understanding permitting cancellation.

    SECTION 4.20.  Properties.  Except for liens arising in the ordinary course
                   ----------
of business after the date hereof and properties and assets disposed of in the ordinary course of business after the date of TransMontaigne's most recent balance sheet, TransMontaigne and its subsidiaries have good and marketable title free and clear of all liens, the existence of which would have a TransMontaigne Material Adverse Effect, to all their material properties and assets, whether tangible or intangible, real, personal or mixed, reflected in TransMontaigne's most recent consolidated balance sheet as being owned by TransMontaigne and its subsidiaries as of the date thereof or purported to be owned on the date hereof. All buildings, and all fixtures, equipment and other property and assets which are material to its business on a consolidated basis, held under leases by any of TransMontaigne or its subsidiaries are held under valid instruments enforceable by TransMontaigne or its subsidiaries in accordance with their respective terms. Substantially all of TransMontaigne's and its subsidiaries' equipment in regular use has been well maintained and is in good and serviceable condition, reasonable wear and tear excepted.

    SECTION 4.21.  Easements.  The business of TransMontaigne and its
                   ---------
subsidiaries has been operated in a manner that does not violate the material terms of any easements, rights of way, permits, servitudes, licenses and similar rights relating to real property used by TransMontaigne and its subsidiaries in its business (collectively, "TransMontaigne Easements") except for violations that have not resulted and will not result in a TransMontaigne Material Adverse Effect. All material TransMontaigne Easements are valid and enforceable and grant the rights purported to be granted thereby and all rights necessary thereunder for the current operation of such business.


                                   ARTICLE V

                                   COVENANTS

    SECTION 5.01.  Affirmative Covenants of Sheffield.  Sheffield hereby
                   ----------------------------------
covenants and agrees that, prior to the Effective Time, unless otherwise expressly contemplated by this Agreement or consented to in writing by TransMontaigne, Sheffield will and will cause its subsidiaries to:

         (a) operate its business in all material respects in the usual and ordinary course consistent with past practices;

         (b) use all reasonable efforts to preserve substantially intact its business organization, maintain its material rights and franchises, retain the services of its respective officers and employees and maintain its relationships with its material customers and suppliers;

         (c) maintain and keep its material properties and assets in as good repair and condition as at present, ordinary wear and tear excepted, and maintain supplies and inventories in quantities consistent with its customary business practice;

         (d) use all reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that currently maintained.

    SECTION 5.02.  Negative Covenants of Sheffield.  Except as expressly
                   -------------------------------
contemplated by this Agreement or otherwise consented to in writing by TransMontaigne, from the date of this Agreement until the Effective Time, Sheffield will not do, and will not permit any of its subsidiaries to do, any of the foregoing:

         (a) (i) except as set forth on in Schedule 5.02 to the Sheffield Disclosure Schedule, increase the compensation payable to or to become payable to any director or executive officer; (ii) grant any severance or termination pay to, or enter into or amend any employment or severance agreement with, any director, officer or employee; (iii) establish, adopt or enter into any employee benefit plan or arrangement; or (iv) except as may be required by applicable law, amend, or take any other actions with respect to, any of the Benefit Plans or any of the plans, programs, agreements, policies or other arrangements described in Section 3.10(d) of this Agreement;

         (b) declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of capital stock, except for dividends by a wholly owned subsidiary of Sheffield to Sheffield or another wholly owned subsidiary of Sheffield;

         (c) (i) except as described in Schedule 3.03(b)(ii) to the Sheffield Disclosure Schedule, redeem, purchase or otherwise acquire any shares of its or any of its subsidiaries' capital stock or any securities or obligations convertible into or exchangeable for any shares of its or its subsidiaries' capital stock (other than any such acquisition directly from any wholly owned subsidiary of Sheffield in exchange for capital contributions or loans to such subsidiary), or any options, warrants or conversion or other rights to acquire any shares of its or its subsidiaries' capital stock or any such securities or obligations (except in connection with the exercise of outstanding stock options in accordance with their terms); (ii) effect any reorganization or recapitalization; or (iii) split, combine or reclassify any of its or its subsidiaries' capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its or its subsidiaries' capital stock;

         (d) (i) except as described in Schedule 3.03(b)(i) to the Sheffield Disclosure Schedule, issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale (including the grant of any security interests, liens, claims, pledges, limitations in voting rights, charges or other encumbrances) of, any shares of any class of its or its subsidiaries' capital stock (including shares held in treasury), any securities convertible into or exercisable or exchangeable for any such shares, or any rights, warrants or options to acquire any such shares (except for the issuance of shares upon the exercise of outstanding stock options or the vesting of restricted stock in accordance with the terms of outstanding Sheffield Stock Awards); (ii) amend or otherwise modify the terms of any such rights, warrants or options the effect of which shall be to make such terms more favorable to the holders thereof; or (iii) take any action to optionally accelerate the exercisability of stock options;

         (e) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other person (other than the purchase of assets from suppliers or vendors in the ordinary course of business and consistent with past practice);

         (f) sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any of its material assets or any material assets of any of its subsidiaries, except for dispositions of oil and gas production in the ordinary course of business and consistent with past practice;

         (g) initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal relating to, or that may reasonably be expected to lead to, any Competing Transaction (as defined below), or enter into discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of the officers, directors or employees of Sheffield or any of its subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by Sheffield or any of Sheffield's subsidiaries to take any such action, and Sheffield shall promptly notify TransMontaigne of all relevant terms of any such inquiries and proposals received by Sheffield or any of its subsidiaries or by any such officer, director, investment banker, financial advisor, attorney, accountant or other representative relating to any of such matters and if such inquiry or proposal is in writing, Sheffield shall promptly deliver or cause to be delivered to TransMontaigne a copy of such inquiry or proposal; provided, however, that nothing contained in this subsection (g) shall prohibit the Board of Directors of Sheffield from (i) furnishing information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide proposal in writing by such person or entity to acquire Sheffield pursuant to a merger, consolidation, share exchange, business combination or other similar transaction or to acquire a substantial portion of the assets of Sheffield or any of its Significant Subsidiaries, if, and only to the extent that (A) the Board of Directors of Sheffield, after consultation with and based upon the written opinion of independent legal counsel (who may be Sheffield's regularly engaged independent legal counsel), determines in good faith that such action is necessary for such Board of Directors to comply with its fiduciary duties to stockholders under applicable law and (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity Sheffield (x) provides written notice to TransMontaigne to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity and (y) enters into with such person or entity a confidentiality agreement in reasonably customary form on terms not more favorable to such person or entity than the terms contained in that certain Confidentiality Agreement dated as of January 9, 1996 between TransMontaigne and Sheffield (the "Confidentiality Agreement"); (ii) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a Competing Transaction; or (iii) failing to make or withdrawing or modifying its recommendation referred to in Section 6.02(a) if there exists a Competing Transaction and the Board of Directors of Sheffield, after consultation with and based upon the written opinion of independent legal counsel (who may be Sheffield's regularly engaged independent legal counsel), determines in good faith that such action is necessary for such Board of Directors to comply with its fiduciary duties to stockholders under applicable law. For purposes of this Agreement, "Competing Transaction" shall mean any of the following (other than the transactions contemplated by this Agreement) involving Sheffield or any of its subsidiaries: (I) any merger, consolidation, share exchange, business combination or similar transaction; (II) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the assets of Sheffield and its subsidiaries, taken as a whole, (III) any tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of Sheffield or the filing of a registration statement under the Securities Act in connection therewith; (IV) any person (other than stockholders as of the date of this Agreement) having acquired beneficial ownership of, or any group (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) having been formed which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the outstanding shares of capital stock of Sheffield; or (V) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing;

         (h) release any third party from its obligations, or grant any consent, under any existing standstill provision relating to a Competing Transaction or otherwise under any confidentiality or other agreement, or fail to fully enforce any such agreement;

         (i) adopt or propose to adopt any amendments to its charter or bylaws, which would alter the terms of its capital stock or would have an adverse impact on the consummation of the transactions contemplated by this Agreement;

         (j) (A) change any of its methods of accounting in effect at June 30, 1995, or (B) make or rescind any express or deemed election relating to Taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes (except where the amount of such settlements or controversies, individually or in the aggregate, does not exceed $25,000), or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ended June 30, 1995, except, in each case, as may be required by Law or generally accepted accounting principles;

         (k) incur any obligation for borrowed money or purchase money indebtedness or guarantee, whether or not evidenced by a note, bond, debenture or similar instrument, except in the ordinary course of business consistent with past practice and in no event in excess of $100,000 in the aggregate;

         (l) enter into any material arrangement, agreement or contract with any third party which provides for an exclusive arrangement with that third party or is substantially more restrictive on Sheffield or substantially less advantageous to Sheffield than arrangements, agreements or contracts existing on the date hereof;

         (m) take any action other than actions required by this Agreement, which would result in a failure to maintain the listing of the Old Sheffield Common Stock on the American Stock Exchange (Emerging Company Marketplace);

         (n) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of Sheffield or any of its subsidiaries;

         (o) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations, (x) reflected or reserved against in, or contemplated by, the financial statements (or the notes thereto) of Sheffield and its subsidiaries, (y) incurred in the ordinary course of business consistent with past practice or (z) which are legally required to be paid, discharged or satisfied;

         (p) knowingly take, or agree to commit to take, any action that would make any representation or warranty of Sheffield contained herein inaccurate in any respect at, or as of any time prior to, the Effective Time;

         (q) other than between or among wholly-owned subsidiaries of Sheffield which remain wholly-owned or between Sheffield and its wholly-owned subsidiaries which remain wholly-owned, neither Sheffield nor any of its subsidiaries will engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any of Sheffield's affiliates, including, without limitation, any transactions, agreements, arrangements or understandings with any affiliate or other person covered under Item 404 of Regulation S-K under the Securities Act that would be required to be disclosed under such Item 404, other than pursuant to such agreements, arrangements, or understandings existing on the date of this Agreement (which are set forth on Section 5.01 of the Sheffield Disclosure Schedule) or as disclosed in writing to TransMontaigne on the date hereof; provided, however, that any such agreement, arrangement or understanding disclosed in such writing shall be approved by at least two independent directors of Sheffield, after having received an appraisal or valuation from an independent appraiser or expert (reasonably acceptable to TransMontaigne) that the terms are fair to Sheffield and are no less favorable to Sheffield than could be obtained in an arms-length transaction with an unaffiliated party, and, provided, further, that Sheffield provides TransMontaigne with all information concerning any such agreement, arrangement or understanding that TransMontaigne may reasonably request;

         (r) agree to or approve any commitment, including any authorization for expenditure or agreement to acquire property, obligating Sheffield for an amount in excess of $10,000;

         (s) engage in any natural gas or other futures or options trading or be a party to any price swaps, hedges, futures or similar instruments, except for hedging purposes in accordance with past practices; or

         (t) agree in writing or otherwise to do any of the foregoing.

    SECTION 5.03.  Affirmative and Negative Covenants of TransMontaigne.
                   ----------------------------------------------------

         (a) TransMontaigne hereby covenants and agrees that, prior to the Effective Time, unless otherwise expressly contemplated by this Agreement or consented to in writing by Sheffield, TransMontaigne will and will cause its subsidiaries to:

             (i) use all reasonable efforts to preserve substantially intact its business organization, maintain its material rights and franchises, retain the services of its respective officers and TransMontaigne employees and maintain its relationships with its material customers and suppliers;

             (ii) maintain and keep its material properties and assets in as good repair and condition as at present, ordinary wear and tear excepted, and maintain supplies and inventories in quantities consistent with its customary business practice; and

             (iii) use all reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that currently maintained.

         (b) Except as expressly contemplated by this Agreement or otherwise consented to in writing by Sheffield, from the date of this Agreement until the Effective Time, TransMontaigne will not do, and will not permit any of its subsidiaries to, (i) adopt or propose to adopt any amendments to its charter or bylaws, which would have an adverse impact on the consummation of the transactions contemplated by this Agreement; or (ii) knowingly take, or agree to commit to take, any action that would make any representation or warranty of TransMontaigne contained herein inaccurate in any respect at, or as of any time prior to, the Effective Time.

         (c) TransMontaigne will not cause the Sheffield Exploration Company, Inc. 401(k) Plan to be terminated or merged with any other plan until after the close of the 1996 Plan Year.

    SECTION 5.04.  Access and Information.
                   ----------------------

         (a) Sheffield shall, and shall cause its subsidiaries to (i) afford to TransMontaigne and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, the "TransMontaigne Representatives") reasonable access at reasonable times, upon reasonable prior notice, to the officers, employees, agents, properties, offices and other facilities of Sheffield and its subsidiaries and to the books and records thereof and (ii) furnish promptly to TransMontaigne and the TransMontaigne Representatives such information concerning the business, properties, contracts, records and personnel of Sheffield and its subsidiaries (including, without limitation, financial, operating and other data and information) as may be reasonably requested, from time to time, by TransMontaigne.

         (b) TransMontaigne shall, and shall cause its subsidiaries to (i) afford to Sheffield and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, the "Sheffield Representatives") reasonable access at reasonable times, upon reasonable prior notice, to the officers, employees, accountants, agents, properties, offices and other facilities of TransMontaigne and its subsidiaries and to the books and records thereof and (ii) furnish promptly to Sheffield and the Sheffield Representatives such information concerning the business, properties, contracts, records and personnel of TransMontaigne and its subsidiaries (including, without limitation, financial, operating and other data and information) as may be reasonably requested, from time to time, by Sheffield.

         (c) Notwithstanding the foregoing provisions of this Section 5.04, neither party shall be required to grant access or furnish information to the other party to the extent that such access or the furnishing of such information is prohibited by law. No investigation by the parties hereto made heretofore or hereafter shall affect the representations and warranties of the parties which are herein contained and each such representation and warranty shall survive such investigation.

         (d) The information received pursuant to Section 5.04 (a) and (b) shall be deemed to be "Confidential Information" for purposes of the Confidentiality Agreement.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

    SECTION 6.01.  Meetings of Stockholders.
                   ------------------------

         (a) Sheffield shall, promptly after the date of this Agreement, take all actions necessary in accordance with Delaware Law and its charter and bylaws to convene a special meeting of Sheffield's stockholders to act on this Agreement (the "Sheffield Stockholders Meeting"), and Sheffield shall consult with TransMontaigne in connection therewith. Sheffield shall use its best efforts to solicit from stockholders of Sheffield proxies in favor of the approval and adoption of this Agreement and to secure the vote of stockholders required by Delaware Law and its charter and bylaws to approve and adopt this Agreement and the Merger, unless otherwise necessary due to the applicable fiduciary duties of the directors of Sheffield, as determined by such directors in good faith after consultation with and based upon the written opinion of independent legal counsel (who may be Sheffield's regularly engaged independent legal counsel).

         (b) TransMontaigne shall, promptly after the date of this Agreement, take all actions necessary in accordance with Delaware Law and its charter and bylaws to act on this Agreement (the "TransMontaigne Stockholders Meeting"). TransMontaigne shall use its best efforts to solicit from stockholders of TransMontaigne proxies in favor of the approval and adoption of this Agreement and to secure the vote of stockholders required by Delaware Law and its charter and bylaws to approve and adopt this Agreement and the Merger.

    SECTION 6.02.  Registration Statement.
                   ----------------------

         (a) As promptly as practicable after the execution of this Agreement, TransMontaigne and Sheffield shall prepare and file with the SEC the Registration Statement, including a proxy statement for stockholders of Sheffield and TransMontaigne in connection with the transactions contemplated by this Agreement and a prospectus for the issuance by Sheffield of the New Sheffield Common Stock to former holders of TransMontaigne Common Stock (the "Proxy Statement/Prospectus"). Each of TransMontaigne and Sheffield will use its best efforts to cause the Registration Statement to be declared effective by the SEC as promptly as practicable, and shall take any action required to be taken under any applicable federal or state securities laws in connection with the issuance of shares of New Sheffield Common Stock to former holders of TransMontaigne Common Stock in the Merger. Each of TransMontaigne and Sheffield shall furnish to the other all information concerning it and the holders of its capital stock as the other may reasonably request in connection with such actions. As promptly as practicable after the Registration Statement shall have been declared effective by the SEC, Sheffield shall mail the Proxy Statement/Prospectus to its stockholders entitled to notice of and to vote at the Sheffield Stockholders Meeting and to the stockholders of TransMontaigne entitled to notice of and to vote at the TransMontaigne Stockholders Meeting. The Proxy Statement/Prospectus shall include the recommendation of Sheffield's Board of Directors in favor of the Merger and adoption of this Agreement, unless otherwise necessary due to the applicable fiduciary duties of the directors of Sheffield, as determined by such directors in good faith after consultation with and based upon the written opinion of independent legal counsel (who may be Sheffield's regularly engaged independent legal counsel). The Proxy Statement/Prospectus shall include the recommendation of TransMontaigne's Board of Directors in favor of approval of the Merger and adoption of this Agreement.

         (b) The information supplied by Sheffield for inclusion in the Registration Statement shall not, at the time the Proxy Statement/Prospectus is mailed to the stockholders of Sheffield and TransMontaigne, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event or circumstance relating to Sheffield or any of its affiliates, or its or their respective officers or directors, should be discovered by Sheffield that should be set forth in a supplement to the Proxy Statement/Prospectus, Sheffield shall promptly inform TransMontaigne thereof in writing. All documents that Sheffield is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

         (c) The information supplied by TransMontaigne for inclusion in the Registration Statement shall not, at the time the Proxy Statement/Prospectus is mailed to the stockholders of Sheffield and TransMontaigne, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event or circumstance relating to TransMontaigne or any of its affiliates, or to their respective officers or directors, should be discovered by TransMontaigne that should be set forth in a supplement to the Proxy Statement/Prospectus, TransMontaigne shall promptly inform Sheffield thereof in writing.

    SECTION 6.03.  Appropriate Action; Consents; Filings.
                   -------------------------------------

         (a) Sheffield and TransMontaigne shall each use, and shall cause each of their respective subsidiaries to use, all reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement,
(ii) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by TransMontaigne or Sheffield or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, the Merger, (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act and the rules and regulations thereunder, and any other applicable federal or state securities laws, and (B) any other applicable Law; provided that TransMontaigne and Sheffield shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the nonfiling party and its advisors prior to filings and, if requested, shall accept all reasonable additions, deletions or changes suggested in connection therewith. Sheffield and TransMontaigne shall furnish all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law (including all information required to be included in the Registration Statement) in connection with the transactions contemplated by this Agreement.

         (b) TransMontaigne and Sheffield agree to cooperate with respect to, and shall cause each of their respective subsidiaries to cooperate with respect to, and agree to use all reasonable efforts vigorously to contest and resist, any action, including legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an "Order") of any Governmental Entity that is in effect and that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal and all available legislative action. Each of TransMontaigne and Sheffield also agree to take any and all actions, including, without limitation, the disposition of assets or the withdrawal from doing business in particular jurisdictions, required by regulatory authorities as a condition to the granting of any approvals required in order to permit the consummation of the Merger or as may be required to avoid, lift, vacate or reverse any legislative or judicial action which would otherwise cause any condition to Closing not to be satisfied; provided, however, that in no event shall either party take, or be required to take, any action that would or could reasonably be expected to have a TransMontaigne Material Adverse Effect, and Sheffield shall not be required to take any action which would be consummated prior to the Effective Time and which would or could reasonably be expected to have a Sheffield Material Adverse Effect .

         (c) (i) Each of Sheffield and TransMontaigne shall give (or shall cause their respective subsidiaries to give) any notices to third parties, and use, and cause their respective subsidiaries to use, all reasonable efforts to obtain any third party consents, including without limitation the consent of TransMontaigne's lenders described in Section 7.01(d) (A) necessary, proper or advisable to consummate the transactions contemplated by this Agreement, (B) otherwise required under any contracts, licenses, leases or other agreements in connection with the consummation of the transactions contemplated hereby or (C) required to prevent a Sheffield Material Adverse Effect from occurring prior to the Effective Time or a TransMontaigne Material Adverse Effect from occurring after the Effective Time.

              (ii) In the event that any party shall fail to obtain any third party consent described in subsection (c)(i) above, such party shall use all reasonable efforts, and shall take any such actions reasonably requested by the other parties, to limit the adverse effect upon

Sheffield and TransMontaigne, their respective subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

         (d) Each of TransMontaigne and Sheffield shall promptly notify the other of (w) any material change in its current or future business, assets, liabilities, financial condition or results of operations, (x) any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Governmental Entities with respect to its business or the transactions contemplated hereby, (y) the institution or the threat of material litigation involving it or any of its subsidiaries or (z) any event or condition that might reasonably be expected to cause any of its representations, warranties, covenants or agreements set forth herein not to be true and correct at the Effective Time. As used in the preceding sentence, "material litigation" means any case, arbitration or adversary proceeding or other matter which would have been required to be disclosed on the Sheffield Disclosure Schedule pursuant to Section 3.09 or the TransMontaigne Disclosure Schedule pursuant to Section 4.09, as the case may be, if in existence on the date hereof, or in respect of which the legal fees and other costs (i) to Sheffield (or its subsidiaries) might reasonably be expected to exceed $20,000 over the life of the matter or
(ii) to TransMontaigne (or its subsidiaries) might reasonably be expected to exceed $200,000 over the life of the matter.

    SECTION 6.04.  Tax Treatment.  Each party hereto shall use all reasonable
                   -------------
efforts to cause the Merger to qualify, and shall not take, and shall use all reasonable efforts to prevent any affiliate of such party from taking, any actions that could prevent the Merger from qualifying, as a reorganization under the provisions of section 368(a) of the Code.

    SECTION 6.05.  Public Announcements.  Neither party shall issue any press
                   --------------------
release or otherwise make any public statements with respect to the Merger without the approval of the other. The press release announcing the execution and delivery of this Agreement shall be a joint press release of TransMontaigne and Sheffield.

    SECTION 6.06.  Stock Exchange Listing.  Sheffield shall use all reasonable
                   ----------------------
efforts to cause the shares of New Sheffield Common Stock to be issued in the Merger to former holders of TransMontaigne Common Stock to be approved for listing (subject to official notice of issuance) on the American Stock Exchange (Emerging Company Marketplace) prior to the Effective Time.

    SECTION 6.07.  Indemnification.  For a period of five years after the
                   ---------------
Effective Time, the Surviving Corporation shall not amend or otherwise modify
Article VIII or IX of the charter of Sheffield or Article 6 of the bylaws of Sheffield (as in effect on the date hereof) in a manner that would adversely affect the rights thereunder of any individuals who at any time prior to the Effective Time were directors or officers of Sheffield in respect of acts or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such amendment or modification is required by law. This Section 6.07 is intended to be for the benefit of, and shall be enforceable by, the persons referred to in the foregoing sentence, their heirs and personal representatives, and shall be binding on the Surviving Corporation and its successors and assigns.

                                  ARTICLE VII

                               CLOSING CONDITIONS

    SECTION 7.01.  Conditions to Obligations of Each Party Under This Agreement.
                   ------------------------------------------------------------
The respective obligations of each party to effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived in writing by the parties hereto, in whole or in part, to the extent permitted by applicable law:

         (a) Securities Laws.  The Registration Statement shall have been
             ---------------
declared effective by the SEC and Sheffield shall have received all Blue Sky permits and other authorizations necessary to consummate the transactions contemplated by this Agreement.

         (b) Stockholder Approval.  This Agreement and the Merger shall have
             --------------------
been approved and adopted by the requisite vote of the stockholders of Sheffield, and this Agreement and the Merger shall have been approved by the requisite vote of the stockholders of TransMontaigne.

         (c) No Order.  No Governmental Entity or federal or state court of
             --------
competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

         (d) TransMontaigne Lender Consents.  First National Bank of Boston N.A.
             ------------------------------
and Massachusetts Mutual Life Insurance Company shall have given their consents to the consummation of the transactions contemplated hereby.

         (e) Opinion of Financial Advisor.  Sheffield must have received the
             ----------------------------
opinion of Rauscher Pierce Refsnes Inc. to the effect that, as of the date of delivery of the Proxy Statement/Prospectus to the stockholders of Sheffield, the terms of the Merger Agreement are fair, from a financial point of view, to such stockholders.

    SECTION 7.02.  Additional Conditions to Obligations of TransMontaigne . The
                   -------------------------------------------------------
obligations of TransMontaigne to effect the Merger and the other transactions contemplated hereby are also subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived in writing by TransMontaigne, in whole or in part, to the extent permitted by applicable law:

         (a) Representations and Warranties.  Except when the failure of
             ------------------------------
representations made by Sheffield in this Agreement to be true and correct (without regard to any exception in any representation for matters that would not constitute a Sheffield Material Adverse Effect) would not result in an aggregate liability to Sheffield or reduction in value of Sheffield in excess of $350,000, each of the representations and warranties of Sheffield contained in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date). If a representation is given to the knowledge of Sheffield, the existence of such knowledge shall be determined as of the Closing Date. TransMontaigne shall have received a certificate of the President and the Chief Financial Officer of Sheffield, dated the Closing Date, to such effect.

         (b) Agreements and Covenants. Sheffield shall have performed or
             ------------------------
complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date. TransMontaigne shall have received a certificate of the President and the Chief Financial Officer of Sheffield, dated the Closing Date, to that effect.

         (c) Material Adverse Change. Since the date of this Agreement, there
             -----------------------
shall have been no change, occurrence or circumstance in the current or future business, assets, liabilities, financial condition or results of operations of Sheffield or any of its subsidiaries having or reasonably likely to have, individually or in the aggregate, a Sheffield Material Adverse Effect. TransMontaigne shall have received a certificate of the President and the Chief Financial Officer of Sheffield, dated the Closing Date, to such effect.

         (d) Absence of Regulatory Conditions. There shall not be any action
             --------------------------------
taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any Governmental Entity in connection with the grant of a regulatory approval necessary, in the reasonable business judgment of TransMontaigne, to the continuing operation of the current or future business of Sheffield, which imposes any condition or restriction upon TransMontaigne or the business or operations of Sheffield which, in the reasonable business judgment of TransMontaigne, would be materially burdensome in the context of the transactions contemplated by this Agreement.

         (e) Tax Opinion.  Prior to the date the Registration Statement is
             -----------
mailed to the stockholders of TransMontaigne, Holme Roberts & Owen LLC shall have delivered its written opinion to TransMontaigne, in form and substance reasonably satisfactory to TransMontaigne, to the effect that: (i) the Merger will constitute a reorganization within the meaning of section 368(a) of the Code; (ii) TransMontaigne and Sheffield will each be a party to that reorganization within the meaning of section 368(b) of the Code; (iii) TransMontaigne will not recognize any gain or loss for federal income tax purposes as a result of the Merger; and (iv) for federal income tax purposes no gain or loss will be recognized by the holders of TransMontaigne stock upon receipt of shares of New Sheffield Common Stock in the Merger, except with respect to any cash received in lieu of a fractional share interest in the New Sheffield Common Stock; and such tax opinion shall not have been withdrawn or modified in any material respect prior to the Closing Date. Counsel may rely on representations from the parties and the TransMontaigne stockholders in rendering its opinion.

         (f) DGS Opinion.  Prior to the date the Proxy Statement/Prospectus is
             -----------
mailed to the stockholders of TransMontaigne, Davis Graham & Stubbs shall have delivered its written opinion to TransMontaigne, in form and substance reasonably satisfactory to TransMontaigne, to the effect that the New Sheffield Common Stock, when issued as contemplated by this Agreement to former holders of TransMontaigne Common Stock, will be duly authorized, fully paid and validly issued. Counsel may rely on representations from the parties in rendering its opinion.

         (g) Withholding.  Sheffield must not have determined to withhold any
             -----------
amount from the Merger Consideration pursuant to the tax withholding provisions of section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code, or of any other provision of law, except with respect to cash paid for fractional shares and to dissenting stockholders.

         (h) Due Diligence.  Sheffield shall have provided to TransMontaigne the
             -------------
detailed Sheffield Disclosure Schedule and other information required by this Agreement by February 13, 1996 and TransMontaigne shall not have advised Sheffield in writing on or before February 16, 1996 that it has concluded that, as a result of its due diligence with respect to Sheffield, there exists information that TransMontaigne believes is likely to have a material adverse effect on the future operating prospects of Sheffield that, if known by TransMontaigne as of the date of this Agreement, would have caused TransMontaigne to refuse to enter into this Agreement.

         (i) Warrants.  Sheffield's warrants to purchase 81,450 shares of Old
             --------
Sheffield Common Stock must have been exercised.

    SECTION 7.03.  Additional Conditions to Obligations of Sheffield.  The
                   -------------------------------------------------
obligations of Sheffield to effect the Merger and the other transactions contemplated hereby are also subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived in writing by Sheffield, in whole or in part, to the extent permitted by applicable law:

         (a) Representations and Warranties.  Except when the failure of
             ------------------------------
representations made by TransMontaigne in this Agreement to be true and correct (without regard to any exception in any representation for matters that would not constitute a TransMontaigne Material Adverse Effect) would not result in an aggregate liability to TransMontaigne or reduction in value of TransMontaigne in excess of $3,500,000, each of the representations and warranties of TransMontaigne contained in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date). If a representation is given to the knowledge of TransMontaigne, the existence of such knowledge shall be determined as of the Closing Date. Sheffield shall have received a certificate of the

President and the Chief Financial Officer of TransMontaigne, dated the Closing Date, to such effect.

         (b) Agreements and Covenants. TransMontaigne shall have performed or
             ------------------------
complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date. Sheffield shall have received a certificate of the President and the Chief Financial Officer of TransMontaigne, dated the Closing Date, to that effect.

         (c) Due Diligence.  TransMontaigne shall have provided to Sheffield the
             -------------
detailed TransMontaigne Disclosure Schedule and other information required by this Agreement by February 13, 1996 and Sheffield shall not have advised TransMontaigne in writing on or before February 16, 1996 that it has concluded that, as a result of its due diligence with respect to TransMontaigne, there exists information that Sheffield believes is likely to have a material adverse effect on the future operating prospects of TransMontaigne that, if known by Sheffield as of the date of this Agreement, would have caused Sheffield to refuse to enter into this Agreement.

         (d) Tax Opinion.  Holme Roberts & Owen LLC shall have delivered its
             -----------
written opinion to Sheffield, in form and substance reasonably satisfactory to Sheffield, to the effect that: (i) the Merger will constitute a reorganization within the meaning of section 368(a) of the Code; (ii) TransMontaigne and Sheffield will each be a party to that reorganization within the meaning of section 368(b) of the Code; (iii) TransMontaigne will not recognize any gain or loss for federal income tax purposes as a result of the Merger; and (iv) for federal income tax purposes no gain or loss will be recognized by the holders of TransMontaigne stock upon receipt of shares of New Sheffield Common Stock in the Merger, except with respect to any cash received in lieu of a fractional share interest in the New Sheffield Common Stock; and such tax opinion shall not have been withdrawn or modified in any material respect prior to the Closing Date. Counsel may rely on representations from the parties and the TransMontaigne stockholders in rendering its opinion.

         (e) Nonforeign Certificates.  Each stockholder of TransMontaigne shall
             -----------------------
have provided to Sheffield a certificate of nonforeign status pursuant to Treasury Regulations under Section 1445 of the Code.

         (f) Material Adverse Change. Since the date of this Agreement, there
             -----------------------
shall have been no change, occurrence or circumstance in the current or future business, assets, liabilities, financial condition or results of operations of TransMontaigne or any of its subsidiaries having or reasonably likely to have, individually or in the aggregate, a TransMontaigne Material Adverse Effect. Sheffield shall have received a certificate of the President and the Chief Financial Officer of TransMontaigne, dated the Closing Date, to such effect.

                                  ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

    SECTION 8.01.  Termination. This Agreement may be terminated at any time
                   -----------
prior to the Effective Time, whether before or after approval of this Agreement and the Merger by the stockholders of Sheffield:

         (a) by mutual consent of TransMontaigne and Sheffield;

         (b) by TransMontaigne, upon a material breach of any representation, warranty, covenant or agreement on the part of Sheffield set forth in this Agreement, or if any representation or warranty of Sheffield shall have become untrue, in either case such that the conditions set forth in Section 7.02(a) or
Section 7.02(b) of this Agreement, as the case may be, would be incapable of being satisfied by July 31, 1996 (or as otherwise extended as described in Section 8.01(e)); provided, that in any case, a wilful breach shall be deemed to cause such conditions to be incapable of being satisfied for purposes of this
Section 8.01(b);

         (c) by Sheffield, upon a material breach of any representation, warranty, covenant or agreement on the part of TransMontaigne set forth in this Agreement, or if any representation or warranty of TransMontaigne shall have become untrue, in either case such that the conditions set forth in Section 7.03(a) or Section 7.03(b) of this Agreement, as the case may be, would be incapable of being satisfied by July 31, 1996 (or as otherwise extended as described in Section 8.01(e)); provided, that in any case, a wilful breach shall be deemed to cause such conditions to be incapable of being satisfied for purposes of this Section 8.01(c);

         (d) by either TransMontaigne or Sheffield, if there shall be any Order which is final and nonappealable preventing the consummation of the Merger, except if the party relying on such Order to terminate this Agreement has not complied with its obligations under Section 6.03(b) of this Agreement;

         (e) by either TransMontaigne or Sheffield, if the Merger shall not have been consummated before July 31, 1996; provided, however, that this Agreement may be extended by written notice of either TransMontaigne or Sheffield to a date not later than October 30, 1996, if the Merger shall not have been consummated as a direct result of Sheffield or TransMontaigne having failed by July 31, 1996 to receive all required regulatory approvals or consents with respect to the Merger;

         (f) by either TransMontaigne or Sheffield, if this Agreement and the Merger shall fail to receive the requisite vote for approval and adoption by the stockholders of Sheffield at the Sheffield Stockholders Meeting;

         (g) by TransMontaigne, if (i) the Board of Directors of Sheffield withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to TransMontaigne or shall have resolved to do any of the foregoing; (ii) the Board of Directors of Sheffield shall have recommended to the stockholders of Sheffield any Competing Transaction or shall have resolved to do so; (iii) a tender offer or exchange offer for

20% or more of the outstanding shares of capital stock of Sheffield is commenced, and the Board of Directors of Sheffield does not recommend that stockholders not tender their shares into such tender or exchange offer or; (iv) any person (other than TransMontaigne or an affiliate thereof, or any stockholder of Sheffield as of the date of this Agreement) shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder), shall have been formed which beneficially owns, or has the right to acquire beneficial ownership of, 20% or more of the then outstanding shares of capital stock of Sheffield; or

         (h) by Sheffield, if the Board of Directors of Sheffield (x) fails to make or withdraws its recommendation referred to in Section 6.02(a) if there exists at such time a Competing Transaction (as defined in Section 5.02(g)), or
(y) recommends to Sheffield's stockholders approval or acceptance of a Competing Transaction, in each case only if the Board of Directors of Sheffield, after consultation with and based upon the written opinion of independent legal counsel (who may be Sheffield's regularly engaged independent legal counsel), determines in good faith that such action is necessary for such Board of Directors to comply with its fiduciary duties to stockholders under applicable law.

    The right of any party hereto to terminate this Agreement pursuant to this
Section 8.01 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective officers, directors, representatives or agents, whether prior to or after the execution of this Agreement.

    SECTION 8.02.  Effect of Termination.  Except as provided in Section 8.05 or
                   ---------------------
Section 9.01 of this Agreement, in the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, there shall be no liability on the part of TransMontaigne or Sheffield to the other and all rights and obligations of any party hereto shall cease, except that nothing herein shall relieve any party of any liability for (i) any breach of such party's covenants or agreements contained in this Agreement, or (ii) any willful breach of such party's representations or warranties contained in this Agreement.

    SECTION 8.03.  Amendment. This Agreement may be amended by the parties
                   ---------
hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of Sheffield, (i) no amendment, which under applicable law may not be made without the approval of the stockholders of Sheffield or TransMontaigne, may be made without such approval, and (ii) no amendment, which under the applicable rules of the American Stock Exchange (Emerging Company Marketplace), may not be made without the approval of the stockholders of Sheffield, may be made without such approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

    SECTION 8.04.  Waiver.  At any time prior to the Effective Time, any party
                   ------
hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

    SECTION 8.05.  Fees, Expenses and Other Payments.
                   ---------------------------------

         (a) Except as provided in Section 8.05(c) of this Agreement, all Expenses (as defined in paragraph (b) of this Section 8.05) incurred by the parties hereto shall be borne solely and entirely by the party that has incurred such Expenses.

         (b) "Expenses" as used in this Agreement shall include all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Registration Statement and the Proxy Statement/Prospectus, the solicitation of stockholder approvals and all other matters related to the consummation of the transactions contemplated hereby.

         (c) Sheffield agrees that if this Agreement is terminated pursuant to:

             (i) Section 8.01(b) and (x) such termination is the result of a wilful breach of any representation, warranty, covenant or agreement of Sheffield contained herein, (y) Sheffield shall have had contacts or entered into negotiations relating to a Competing Transaction, in any such case at any time within the period commencing on the date of this Agreement through the date of termination of this Agreement, and (z) within twelve months after the date of termination of this Agreement, and with respect to any person or group with whom the contacts or negotiations referred to in clause (y) have occurred, a Business Combination (as defined in Section 8.05(e)) shall have occurred or Sheffield shall have entered into a definitive agreement providing for a Business Combination; or

             (ii) Section 8.01(f) because this Agreement and the Merger shall fail to receive the requisite vote for approval and adoption by the stockholders of Sheffield at the Sheffield Stockholders Meeting and at the time of such meeting there shall exist a Competing Transaction; or

             (iii) Section 8.01(g)(i) and at the time of the withdrawal, modification or change (or resolution to do so) of its recommendation by the Board of Directors of Sheffield, there shall exist a Competing Transaction; or

              (iv) Sections 8.01(g)(ii) or (iii); or

              (v)  Section 8.01(h);

then Sheffield shall pay to TransMontaigne an amount equal to $410,000, which amount is inclusive of all of TransMontaigne's Expenses.

         (d) Any payment required to be made pursuant to Section 8.05(c) of this Agreement shall be made as promptly as practicable but not later than three business days after termination of this Agreement, and shall be made by wire transfer of immediately available funds to an account designated by TransMontaigne, except that any payment to be made as the result of an event described in Section 8.05(c)(i) shall be made as promptly as practicable but not later than three business days after the occurrence of the Business Combination or the execution of the definitive agreement providing for a Business Combination.

         (e) For purposes of this Section 8.05, the term "Business Combination" means (i) a merger (other than pursuant to this Agreement), consolidation, share exchange, business combination or similar transaction involving Sheffield, (ii) a sale, lease, exchange, transfer or other disposition of 20% or more of the assets of Sheffield and its subsidiaries, taken as a whole, in a single transaction or a series of transactions, or (iii) the acquisition, by a person (other than TransMontaigne or any affiliate thereof) or group (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of beneficial ownership (as defined in Rule 13d-3 under the Exchange
Act) of 20% or more of the Old Sheffield Common Stock whether by tender or exchange offer or otherwise.

                                   ARTICLE IX

                               GENERAL PROVISIONS

    SECTION 9.01.  Effectiveness of Representations, Warranties and Agreements.
                   -----------------------------------------------------------

         (a) Except as set forth in Section 9.01(b) of this Agreement, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers, directors, representatives or agents, whether prior to or after the execution of this Agreement.

         (b) The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Article VIII, except that the agreements set forth in Articles I and II and IX and Sections 6.04 and 6.07 shall survive the Effective Time and those set forth in Sections 5.04(d), 8.02 and 8.05 and Article IX hereof shall survive termination. Nothing herein shall be construed to cause the Confidentiality Agreement to terminate upon the termination of this Agreement pursuant to
Article VIII.

    SECTION 9.02.  Notices.  All notices and other communications given or made
                   -------
pursuant hereto shall be in writing and shall be deemed to have been duly given upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the telecopier number specified below:

         (a)  If to TransMontaigne, to:

                   TransMontaigne Oil Company, Inc.
                   370 17th Street
                   Republic Plaza, Suite 900
                   Denver, CO  80208
                   Attention: Harold R. Logan Jr.
                   Telecopier No.: (303) 605-1671

    with a copy to:

                   Holme Roberts & Owen LLC
                   1700 Lincoln Street, Suite 4100
                   Denver, Colorado  80203
                   Attention: Joseph W. Morrisey, Jr.
                   Telecopier No.: (303) 866-0200

    (b)  If to Sheffield, to:

                   Sheffield Exploration Company Inc.
                   1801 Broadway, Suite 600
                   Denver, Colorado  80202
                   Attention: President
                   Telecopier No.: (303) 296-0329

    with a copy to:

                   Davis Graham & Stubbs
                   370 Seventeenth Street
                   Denver, Colorado 80202
                   Attention: Lester L. Woodward, Jr.
                   Telecopier No.: (303) 893-1379

    SECTION 9.03. Certain Definitions. For the purposes of this Agreement, the
                  -------------------
term:

         (a) "affiliate" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

         (b) a person shall be deemed a "beneficial owner" of or to have "beneficial ownership" of Old or New Sheffield Common Stock or TransMontaigne Common Stock, as the case may be, in accordance with the interpretation of the term "beneficial ownership" as defined in Rule 13d-3 under the Exchange Act, as in effect on the date hereof; provided that a person shall be deemed to be the beneficial owner of, and to have beneficial ownership of, Old or New Sheffield Common Stock or TransMontaigne Common Stock, as the case may be, that such person or any affiliate of such person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise.

         (c) "business day" means any day other than a day on which banks in the State of New York are authorized or obligated to be closed;

         (d) "control" (including the terms "controlled," "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise;

         (e) "knowledge" or "known" shall mean, with respect to any matter in question, if an executive officer of Sheffield or TransMontaigne, as the case may be, has actual knowledge of such matter;

         (f) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act);

         (g) "Significant Subsidiary" means any subsidiary of Sheffield or TransMontaigne, as the case may be, that would constitute a Significant Subsidiary of such party within the meaning of Rule 1-02 of Regulation S-X of the SEC; and

         (h) "subsidiary" or "subsidiaries" of Sheffield, TransMontaigne, the Surviving Corporation or any other person, means any corporation, partnership, joint venture or other legal entity of which Sheffield, TransMontaigne, the Surviving Corporation or any such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

    SECTION 9.04.  Headings.  The headings contained in this Agreement are for
                   --------
reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Section references herein are, unless the context otherwise requires, references to sections of this Agreement.

    SECTION 9.05.  Severability.  If any term or other provision of this
                   ------------
Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

    SECTION 9.06.  Entire Agreement.  This Agreement (together with the
                   ----------------
Exhibits, the Sheffield Disclosure Schedule and the TransMontaigne Disclosure Schedule) and the Confidentiality Agreement constitute the entire agreement of the parties, and supersede all prior agreements and undertakings, both written and oral, among the parties or between any of them, with respect to the subject matter hereof. Sheffield agrees that nothing contained in this Agreement, the proxies granted by certain officers and directors of Sheffield to TransMontaigne on or about the date hereof or the transactions contemplated hereby or thereby shall be deemed to violate the Confidentiality Agreement, and that such agreements and proxies have been entered into or granted with the prior written consent of Sheffield.

    SECTION 9.07.  Assignment.  This Agreement shall not be assigned by
                   ----------
operation of law or otherwise.

    SECTION 9.08.  Parties in Interest.  This Agreement shall be binding upon
                   -------------------
and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied (other than as contemplated by Section 6.07), is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

    SECTION 9.09.  Specific Performance.  The parties hereby acknowledge and
                   --------------------
agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Merger, will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party's obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.

    SECTION 9.10.  Failure or Indulgence Not Waiver; Remedies Cumulative.  No
                   -----------------------------------------------------
failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

    SECTION 9.11.  Governing Law.  This Agreement shall be governed by, and
                   -------------
construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

    SECTION 9.12.  Counterparts.  This Agreement may be executed in multiple
                   ------------
counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

    IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                       TRANSMONTAIGNE OIL COMPANY


                                       By: /s/ Cortlandt S. Dietler
                                           ------------------------
                                           Cortlandt S. Dietler
                                           President and Chief Executive Officer


                                       SHEFFIELD EXPLORATION COMPANY, INC.


                                       By: /s/ J. Samuel Butler
                                           --------------------
                                           J. Samuel Butler
                                           President and Chief Executive Officer

          [LETTERHEAD OF RAUSCHER PIERCE REFSNES, INC. APPEARS HERE]

                                 May 10, 1996

Board of Directors
Sheffield Exploration Company, Inc.
1801 Broadway, Suite 600
Denver, Colorado 80202

Gentlemen:

        You have requested our opinion as to the fairness from a financial point of view to the stockholders of Sheffield Exploration Company, Inc., a Delaware corporation ("Sheffield"), of the terms of the proposed merger ("Merger") as set forth in the Restated Agreement and Plan of Merger, dated February 6, 1996 (the "Agreement"), by and between Sheffield and TransMontaigne Oil Company, a Delaware corporation ("TransMontaigne"). Pursuant to the Agreement, TransMontaigne will be merged with and into Sheffield, and (i) each share of common stock, $.10 par value, of TransMontaigne ("TransMontaigne Common Stock") will be converted into the right to receive one share of common stock, $.01 par value, of Sheffield ("New Sheffield Common Stock"); (ii) each 2.432599 shares of Sheffield common stock, $.01 par value, issued and outstanding as of the effective time of the merger ("Old Sheffield Common Stock") will be converted into the right to receive one share of New Sheffield Common Stock;
(iii) the name of Sheffield will be changed to "TransMontaigne Oil Company"; and
(iv) the number of authorized shares of New Sheffield Common Stock will be increased to 40,000,000.

        In arriving at our opinion, we have reviewed the Agreement and certain publicly available business and financial information concerning Sheffield and TransMontaigne. We have also reviewed certain other information, including financial forecasts, provided to us by Sheffield and TransMontaigne, and have met with the managements of Sheffield and TransMontaigne to discuss the business and prospects of Sheffield and TransMontaigne, both individually and as a combined entity. Also, we have reviewed certain internally-prepared reserve reports relating to Sheffield's oil and gas properties (the "Reserve
Reports").

Board of Directors
Sheffield Exploration Company, Inc.
May 10, 1996
Page 2

        We have reviewed the terms of the Merger in relation to, among other things: current and historical market prices and trading volume of the Old Sheffield Common Stock; the respective companies' cash flow, net income and book value per share; the capitalization and financial condition of Sheffield and TransMontaigne; the pro forma financial impact of the Merger on Sheffield and TransMontaigne, including the potential relative ownership of the New Sheffield Common Stock after the Merger by the current shareholders of Sheffield and TransMontaigne; and, to the extent publicly available, the terms of recent merger and acquisition transactions involving reference companies. In addition, we have reviewed the merger premiums paid in recent stock-for-stock acquisitions of energy industry companies. We have also analyzed certain financial, stock market and other publicly available information relating to the business of other reference companies. In addition to the foregoing, we have considered such other information, financial studies, analyses and investigations and financial, economic and market criteria as we deemed relevant in arriving at our opinion.

        In connection with our review, we have not independently verified any of the foregoing information, and we have relied upon such information being complete and accurate in all material respects. With respect to the financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Sheffield and TransMontaigne as to the future financial performance of Sheffield and TransMontaigne, respectively. In addition, we have not made an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Sheffield and TransMontaigne, nor (except for the Reserve Reports) have we been furnished with any such evaluations or appraisals. In rendering our opinion, we have assumed that in the course of obtaining the necessary regulatory and governmental approvals for the proposed Merger, no restriction will be imposed that will have a material adverse effect on the contemplated benefits of the proposed Merger. Our opinion is based necessarily upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof.

        Rauscher Pierce Refsnes, Inc. as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We will receive a fee for rendering this opinion. In the ordinary course of our business, we may actively trade the securities of Sheffield for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

The Board of Directors
Sheffield Exploration Company, Inc.
May 10, 1996
Page 3

        It is understood that this letter is for the information of the Board of Directors of Sheffield in connection with its consideration of the Merger and is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without Rauscher Pierce Refsnes, Inc.'s prior written consent, which will not be unreasonably withheld. We understand that this letter will be reprinted in its entirety in the proxy statement sent to the stockholders of Sheffield in connection with the Merger.

        Based upon and subject to the foregoing, our experience as investment bankers, our work described above and other factors we deemed relevant, we are of the opinion that the terms of the proposed Merger are fair to stockholders of Sheffield from a financial point of view.

                                        Very truly yours,



                                        RAUSCHER PIERCE REFSNES, INC.

                                                                    Appendix III

                  SECURITIES AND EXCHANGE COMMISSION

                         Washington D.C. 20549

                               FORM 10-Q


                   QUARTERLY REPORT UNDER SECTION 13
                OF THE SECURITIES EXCHANGE ACT OF 1934




December 31, 1995                       Commission File Number 0-13201




                  SHEFFIELD EXPLORATION COMPANY, INC.
                       1801 Broadway, Suite 600
                        Denver, Colorado 80202







Incorporated in Delaware                            IRS ID #06-1052062

                       Telephone: (303) 296-1908







Sheffield Exploration Company, Inc. ("the Company") (1) has filed all reports required to be filed by Section 13 of the Securities Exchange Act of 1934 during the preceding 12 months and (2) has been subject to such filing requirements for the past 90 days.

           3,447,979 shares of common stock, $.01 par value, outstanding at February 7, 1996

                                 INDEX
                                 -----

                                                                  Page
                                                                  ----


Part One - Financial Information

          Consolidated Balance Sheets - December 31, 1995
               and June 30, 1995                                     1

          Consolidated Statements of Operations - Six months
               and three months ended December 31, 1995 and 1994     3

          Consolidated Statements of Cash Flows - Six months
               ended December 31, 1995 and 1994                      4

          Notes to Consolidated Financial Statements                 5

          Management's Discussion and Analysis of
               Financial Condition and Results of Operations         7


Part Two - Other Information

          Submission of Matters to a Vote of Security Holders       10

          Exhibits and Reports on Form 8-K                          11

          Signatures                                                11

          Exhibit Index                                             12

PART ONE - FINANCIAL INFORMATION

         SHEFFIELD EXPLORATION COMPANY, INC. AND SUBSIDIARIES
                      CONSOLIDATED BALANCE SHEETS
                              (Unaudited)

                                ASSETS



                                               December 31,       June 30,
                                                   1995             1995
                                               -------------    -------------
CURRENT ASSETS
  Cash and cash equivalents                    $  2,885,261     $     43,594
  Receivables, net                                1,116,607        1,156,837
  Gas in storage                                         --          237,810
  Assets held for sale                               87,450        4,144,040
  Deferred income taxes, net                             --          670,000
  Other                                              70,531           78,809
                                               -------------    -------------
                                                  4,159,849        6,331,090

PROPERTY AND EQUIPMENT
(Using the successful efforts method)
  Unproved oil and gas properties                   668,218          624,980
  Proved properties                               4,381,685        4,258,381
  Gas plant and related equipment                 2,201,782        2,071,328
  Other property and equipment                      149,312          123,402
                                               -------------    -------------
                                                  7,400,997        7,078,091
  Accumulated depreciation, depletion and
    amortization and impairment                  (4,101,723)      (3,800,247)
                                               -------------    -------------
                                                  3,299,274        3,277,844

  Deferred income taxes, net                        321,000          321,000
  Other assets                                       38,743          105,832
                                               -------------    -------------
                                               $  7,818,866     $ 10,035,766
                                               =============    =============

         The accompanying notes are an integral part of these consolidated financial statements

         SHEFFIELD EXPLORATION COMPANY, INC. AND SUBSIDIARIES
                      CONSOLIDATED BALANCE SHEETS
                              (Unaudited)

                 LIABILITIES AND STOCKHOLDERS' EQUITY



                                                    December 31,       June 30,
                                                        1995             1995
                                                    -------------    -------------
CURRENT LIABILITIES
  Accounts payable                                  $    836,103     $    849,349
  Deposits                                                    --           12,783
  Current portion of long-term debt                           --        1,175,250
  Production and ad valorem taxes payable                113,153          147,781
                                                    -------------    -------------
                                                         949,256        2,185,163

LONG-TERM DEBT, net of current portion                   100,050        1,374,050

STOCKHOLDERS' EQUITY
  Preferred stock $.01 par value; 2,000,000 shares
    authorized; none issued                                   --               --
  Common stock, $.01 par value; 10,000,000 shares
    authorized; 3,423,598 and 3,389,261 shares
    issued and outstanding at December 31, 1995
    and June 30, 1995, respectively                       34,236           33,893
  Additional paid-in capital                           6,856,217        6,805,550
  Accumulated deficit                                   (120,893)        (362,890)
                                                    -------------    -------------
                                                       6,769,560        6,476,553
                                                    -------------    -------------
                                                    $  7,818,866     $ 10,035,766
                                                    =============    =============


         The accompanying notes are an integral part of these consolidated financial statements

         SHEFFIELD EXPLORATION COMPANY, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF OPERATIONS
                              (Unaudited)



                                                         Three Months Ended                Six Months Ended
                                                             December 31,                    December 31,
                                                    -----------------------------   -----------------------------
                                                        1995            1994            1995             1994
                                                    -------------   -------------   -------------   -------------
Revenues
  Gas processing, gathering and storage             $    445,702    $  1,588,169    $  2,590,323    $  3,584,912
  Oil and gas sales                                      264,736         309,154         506,416         617,933
                                                    -------------   -------------   -------------   -------------
    Total revenues                                       710,438       1,897,323       3,096,739       4,202,845

Expenses
  Gas processing, gathering and storage                  298,195       1,368,581       1,929,257       3,087,216
  Operation of producing properties                      117,181          95,172         214,734         189,286
  Production taxes                                        28,465          30,346          55,473          58,448
  Exploration                                             13,413           6,919          43,677          21,107
  Depreciation, depletion and amortization:
    Gas processing, gathering and storage assets          49,671          98,499         171,503         211,633
    Oil and gas properties                               108,536         110,965         202,134         199,523
    Other                                                  2,811          12,635          16,348          22,195
  Impairments:
    Unproved properties                                       --         100,951              --         100,951
    Proved properties                                         --         511,347              --         511,347
  General and administrative, net                        345,759         111,151         581,736         238,254
                                                    -------------   -------------   -------------   -------------
    Total expenses                                       964,031       2,446,566       3,214,862       4,639,960
                                                    -------------   -------------   -------------   -------------

Operating loss                                          (253,593)       (549,243)       (118,123)       (437,115)

Other income (expense)
  Interest income and other                               43,551          11,289          49,492          13,089
  Gain on sale of fixed assets                         1,037,517          10,411       1,050,954          17,552
  Interest expense, net of capitalized interest           (6,450)        (42,651)        (70,326)        (87,704)
                                                    -------------   -------------   -------------   -------------
                                                       1,074,618         (20,951)      1,030,120         (57,063)
                                                    -------------   -------------   -------------   -------------
Income (loss) before income taxes                        821,025        (570,194)        911,997        (494,178)

Provision (benefit) for income taxes                     636,000         (28,000)        670,000              --
                                                    -------------   -------------   -------------   -------------

Net income (loss)                                   $    185,025    $   (542,194)   $    241,997    $   (494,178)
                                                    =============   =============   =============   =============

Net income (loss) per share                         $       0.05    $      (0.17)   $       0.07    $      (0.15)
                                                    =============   =============   =============   =============

Weighted average common shares outstanding             3,402,157       3,266,565       3,396,035       3,266,565
                                                    =============   =============   =============   =============



         The accompanying notes are an integral part of these consolidated financial statements

         SHEFFIELD EXPLORATION COMPANY, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF CASH FLOW
                              (Unaudited)



                                                               Six Months Ended
                                                                 September 30,
                                                         ------------------------------
                                                             1995             1995
                                                         -------------    -------------
Cash flows from operating activities:
Net income (loss)                                        $    241,997     $   (494,178)
Adjustments to reconcile net income (loss) to
  net cash provided by operating activities:
    Depletion, depreciation and amortization                  389,985          433,351
    Deferred income taxes                                     670,000               --
    Impairment expense                                             --          612,298
    (Gain) on asset sales                                  (1,050,954)          (5,628)
    Cost of storage gas sales (purchases)                     238,624         (110,600)
    Stock as compensation                                      50,000               --
    Other                                                      12,330            8,631
    Changes in current assets and liabilities:
        Receivables                                            23,230          316,559
        Payables                                              (13,246)         (73,649)
        Taxes payable                                         (34,628)          24,911
        Other current assets                                    8,278           68,611
        Other assets                                           (3,972)          45,227
                                                         -------------    -------------
Net cash provided by operating activities                     531,644          825,533

Cash flows from investing activities:
    Proceeds from asset sales                               5,271,896            8,500
    Additions to properties:
        Producing properties                                 (123,304)        (190,637)
        Gas plant, gathering and storage systems             (130,836)        (372,668)
        Unproved properties                                   (54,694)         (97,406)
        Other                                                 (25,910)        (132,998)
    Additions to assets held for sale                        (166,104)              --
    Gas in storage                                                 --         (266,000)
    Deposits                                                  (12,783)         217,000
                                                         -------------    -------------
Net cash provided by (used in) investing activities         4,758,265         (834,209)

Cash flows from financing activities:
    Loan proceeds                                                  --          173,715
    Payment of loan principal                              (2,449,250)              --
    Proceeds from stock issuance                                3,000               --
    Purchase of common stock                                   (1,992)              --
                                                         -------------    -------------
Net cash (used in) provided by financing activities        (2,448,242)         173,715
                                                         -------------    -------------

Net increase in cash and equivalents                        2,841,667          165,039
Cash and equivalents at beginning of period                    43,594          360,124
                                                         -------------    -------------

Cash and equivalents at end of period                    $  2,885,261     $    525,163
                                                         =============    =============



         The accompanying notes are an integral part of these consolidated financial statements

            SHEFFIELD EXPLORATION COMPANY AND SUBSIDIARIES
                    ("Sheffield" or "the Company")

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              (Unaudited)


(1)  FINANCIAL STATEMENT ADJUSTMENTS AND FOOTNOTE DISCLOSURES:

The accompanying consolidated financial statements are unaudited.
However, in the opinion of management, the accompanying financial statements reflect all adjustments, which are normal and recurring in nature, necessary for a fair presentation.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the Securities and Exchange Commission's rules and regulations. Management believes the disclosures made are adequate to make the information not misleading and suggests that these financial statements be read in conjunction with the Company's June 30, 1995 Form 10-K.

Certain reclassifications have been made to the prior year financial statements to conform to the current year presentation.

(2)  INCOME TAXES:

As a result of the Company's January 1, 1991 quasi-reorganization, income tax benefits resulting from utilization in subsequent years of net operating loss carryforwards existing at January 1, 1991 are excluded from results of operations and, since the Company's adoption of Statement of Financial Accounting Standard No. 109 in fiscal 1993, credited to the deferred tax asset. From the date of quasi-reorganization through June 30, 1992, benefits were credited to additional paid-in capital.

The $670,000 tax provision for the six months ended December 31, 1995 consists of taxes at the federal statutory rate of 34 percent
($328,000), a 3 percent state provision ($27,000) and an increase in the tax asset valuation allowance of $315,000.

As discussed in Note 5, the Company has executed a merger agreement. Assuming the merger is consummated, it is anticipated that future use of the Company's tax loss carryforward will be restricted.

(3)  NET INCOME (LOSS) PER SHARE:

Warrants and options have been excluded from the income (loss) per share calculation as they have no material dilutive effect.

(4)  RECENTLY ISSUED FINANCIAL ACCOUNTING STANDARD:

The Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 123 "Accounting for Stock-Based Compensation" in October 1995. This statement, which is required to be adopted in fiscal year 1997, introduces a fair-value based method of accounting for stock-based compensation. The Company has not yet adopted the statement and has not yet determined the impact it may have on the Company's financial statements or on the financial statement disclosure.

(5)  PROPOSED MERGER WITH TRANSMONTAIGNE OIL COMPANY:

On February 6, 1996, the Company executed an agreement with TransMontaigne Oil Company ("TransMontaigne"), a privately-held, Denver-based holding company, to merge TransMontaigne into Sheffield. Sheffield will be the surviving corporation and its name will be changed to TransMontaigne Oil Company. The current stockholders of TransMontaigne will own 91% of the surviving corporation. The board of directors of the surviving entity will consist of the members of the current TransMontaigne board, as well as Edwin H. Morgens, chairman of Sheffield. It is expected that the current officers of TransMontaigne will serve as officers after the merger.

The merger is subject to approval by the stockholders of TransMontaigne and Sheffield. The Company expects to file with the Securities and Exchange Commission a registration statement which includes proxy material for a stockholders' meeting, presently expected to be held in late April 1996.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

LIQUIDITY AND CAPITAL RESOURCES

GENERAL. On October 2, the Company sold all of its gas gathering and processing assets in Kansas and Oklahoma for a pre-adjustment price of $5.5 million (the "Asset Sale"). The purchase and sale agreement provided for an effective date of July 1, 1995. However, the purchase and sale agreement specified that Sheffield was entitled to all proceeds from the sale of natural gas from storage inventory provided that at closing there be a minimum of 150,000 mmbtu in inventory. Additionally, Sheffield continued to operate the assets until January 31, 1996. The Company recorded a gain of approximately $1 million during the quarter ended December 31, 1995 as a result of the Asset Sale. A portion of the proceeds have been used to substantially reduce bank debt, leaving the Company with a cash balance of approximately $3 million. This cash balance is significantly greater than that needed for the capital projects Sheffield currently plans to undertake in fiscal 1996.

As disclosed in Item 6, during February 1996, Sheffield issued a press release to announce that it had signed an agreement to merge with a company considerably larger than itself. Accordingly, Sheffield does not presently intend to undertake any significant capital expenditures outside its current areas of interest prior to the merger, which is anticipated to consummate prior to Sheffield's June 30, 1996 fiscal year end.

OPERATIONS. The primary difference in operating cash flows from 1994 to 1995 relates to the $317,000 increase in cash generated from changes in receivable balances during the six months ended
December 31, 1994. Although the sale of the Kansas and Oklahoma assets will ultimately have a negative effect on cash flows from operating activities, that effect was not manifested during the six months ended December 31, 1995. During the six months ended
December 31, 1994 additions were made to storage field gas inventory balances, thereby decreasing cash flows; during the quarter ended September 30, 1995 (the quarter prior to the Asset Sale), sales from storage inventory were made, thereby increasing operating cash flows. Other changes in the components of net income are discussed in RESULTS OF OPERATIONS, below.

INVESTING. Proceeds from the Asset Sale during the six months ended December 31, 1995 accounted for the significant change from the comparable period in 1994. Expenditures during each of the periods presented were for additions to projects in which the Company had previously made investments.

Sheffield (through its joint venture partner) is in the final stages of negotiating an agreement with a Canadian gas producer which, assuming successful completion of the contract negotiations, will result in the extension of the Company's Lignite, North Dakota gathering system into Saskatchewan. Due to recent successful Canadian drilling, the gas processing facility serving the area north of Lignite is approaching its processing capacity. As a prerequisite to finalizing the agreement, the Company intends to obtain a commitment from a purchaser for gas volumes sufficient to achieve an adequate return on the capital expended for the extension.

FINANCING. Proceeds from the Asset Sale were used to pay down substantially all the Company's bank debt. After reducing the borrowing base to reflect the Asset Sale, the Company has approximately $1.4 million of unused bank borrowing capacity.

RESULTS OF OPERATIONS

GAS GATHERING, PROCESSING AND STORAGE. The change in components of gas processing and gathering revenue from 1994 to 1995 is comprised of the following:

                                    PRICE      QUANTITY     REVENUE
                                   CHANGE       CHANGE      CHANGE
                                   ------      --------     -------
    For the quarters:
      Residue gas sales             (28)%       (82)%        (87)%
      Natural gas liquid sales       10%        (25)%        (18)%

    For the six-month periods:
      Residue gas sales             (16)%       (38)%        (48)%
      Natural gas liquid sales        7%        (15)%         (7)%

The quantity and revenue decreases from 1994 to 1995 are a result of the October 1995 Asset Sale. However, the positive impact of storage field sales during the quarter ended September 30, 1995 resulted in higher operating income from gathering, processing and storage during the six months ended December 31, 1995 versus the same six month period of 1994.

With regard to the Lignite, North Dakota system (the only system the Company owns after the Asset Sale), gas and liquids volumes have declined together with gas prices from 1995 to 1994. These declines have been offset somewhat by an increase in the price received for the liquids.

Lower 1995 depreciation, depletion and amortization reflects the Asset
Sale.

OIL AND GAS EXPLORATION AND PRODUCTION. The change in components of oil and gas revenue from 1994 to 1995 is comprised of the following:

                                    PRICE      QUANTITY     REVENUE
                                   CHANGE       CHANGE      CHANGE
                                   ------      --------     -------
    For the quarters:
      Oil                             1%          (9)%        (8)%
      Gas                           (3)%         (24)%       (26)%

    For the six-month periods:
      Oil                           (2)%          (4)%        (7)%
      Gas                          (20)%         (24)%       (40)%

Gas volume declines result from normal well depletion combined with the fact that no successful wells have been completed during the current fiscal year. However, two wells in the Pinedale, Wyoming field, which had been shut-in during April 1995 due to gas price considerations, were put back on production during December 1995. Production from those wells, together with production from another Pinedale well, is now being sold pursuant to a ten-year contract at a price of $1.85 per mmbtu (or $1.67 per mcf at the wellhead). The contract contains an annual escalation factor of 4 percent.

Certain Williston Basin oil wells require repairs and reworking on a recurring but irregular basis. Immediately prior to being reworked, the wells typically experience a decrease in production. Such was the case during the quarter ended December 31, 1995, when oil volume declined and operating costs went up. Both volumes and costs are expected to return to more normal levels during the remainder of the fiscal year.

During 1994, impairment expense was recognized on the south Texas properties.

INTEREST/GENERAL AND ADMINISTRATIVE EXPENSE. Proceeds from the Asset Sale were used to pay down bank debt (resulting in lower 1995 interest expense) and invested in short-term money market instruments
(resulting in higher 1995 interest income).

In December 1994, Trinity Petroleum Management, Inc. ("Trinity") became a wholly-owned subsidiary of Sheffield. Trinity previously provided management and administrative services to Sheffield and another company; now the former Trinity employees provide these services exclusively to Sheffield. Accordingly, certain personnel and overhead costs formerly shared by Sheffield and a third party company are now borne entirely by Sheffield. The increase in general and administrative expense from 1994 to 1995 is attributable primarily to the foregoing.

PROVISION FOR TAXES. As discussed in Note 2 to the Consolidated Financial Statements, the tax provision for the six months ended December 31, 1995 consists of taxes provided at the federal and state statutory rates as well as an amount representing a change in the deferred tax asset valuation allowance.

                               PART TWO

                           OTHER INFORMATION

Item 4.   Submission of matters to a vote of security holders.

          a. The Company's Annual Meeting of Shareholders was held at the Norwest Bank Building, Forum Room, 1740
               Broadway, Denver, Colorado at 10:30 a.m. on December 5,
               1995.

          b. Matters voted upon at the meeting and the results of the vote are as follows:

PROPOSAL 1:

Election of Directors

                                      FOR         WITHHELD
                                      ---         --------
     Edwin H. Morgens              2,426,886        277
     J. Samuel Butler              2,426,886        277
     David A. Melman               2,426,886        277
     McLain J. Forman              2,426,886        277
     Randall E. King               2,426,886        277

PROPOSAL 2:

Approval of the appointment of Coopers & Lybrand to serve as the Company's independent auditors for the fiscal year ending June 30, 1996.

                  FOR         AGAINST        ABSTAIN
                  ---         -------        -------
               2,427,069        87              7

Item 6.   Exhibits and Reports on Form 8-K.

          a.   Exhibits required by Item 601 of S-K

               10.17 Key Employee Retention Plan dated January 19,
                     1996.

               27    Financial Data Schedule

          b. On February 7, 1996, the Company filed a Form 8-K disclosing that it had issued a press release on February 6, 1996 reporting the execution of a merger agreement with privately-held TransMontaigne Oil Company.


                              SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                              SHEFFIELD EXPLORATION COMPANY, INC.



Date:  February 13, 1996      By: David L. Milanesi
                                 ------------------------------------
                              David L. Milanesi
                              On behalf of registrant as Treasurer;
                              Principal Financial Officer

                                                                     Appendix IV


                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                   FORM 10-K

                      Annual Report Pursuant to Section 13
                     of the Securities Exchange Act of 1934


For the fiscal year ended June 30, 1995                        File No. 0-13201

                      SHEFFIELD EXPLORATION COMPANY, INC.
                           1801 Broadway, Suite 600
                            Denver, Colorado  80202


Incorporated in Delaware                                     IRS ID #06-1052062

                           Telephone (303) 296-1908


No securities are registered pursuant to Section 12(b) of the Act. Securities registered pursuant to Section 12(g) of the Act:

                         COMMON STOCK; $.01 PAR VALUE

The Company (1) has filed all reports required to be filed by Section 13 of the Securities Exchange Act of 1934 during the preceding 12 months, and (2) has been subject to such filing requirement for the past 90 days.

The Company had no delinquent filers pursuant to Item 405 of Regulation S-K.

As of September 18, 1995, the aggregate market value of the shares of Common Stock held by nonaffiliates of the Company was $4,393,000, based upon the closing sale price of the Common Stock on the American Stock Exchange on September 18, 1995 of $1.63 per share.

Shares of Common Stock outstanding on September 18, 1995:  3,391,261

                               TABLE OF CONTENTS

           Item                                                       Page No.

Part I       1.    Business..........................................      1

             2.    Properties........................................      8

             3.    Legal Proceedings.................................     11

             4.    Vote of Security Holders..........................     11

Part II      5.    Market for Common Stock...........................     12

             6.    Selected Financial Data...........................     13

             7.    Management's Discussion and Analysis of
                     Financial Condition and Results of Operations...     13

             8.    Financial Statements and Supplementary Data.......     18

             9.    Changes in and Disagreements with Accountants
                     on Accounting and Financial Disclosures.........     31

Part III     10.   Directors and Executive Officers..................     32

             11.   Executive Compensation............................     33

             12.   Security Ownership of Certain Beneficial
                     Owners and Management...........................     34

             13.   Certain Relationships and Related Transactions....     35

Part IV      14.   Exhibits, Financial Statement Schedules and
                     Reports on Form 8-K.............................     36


                                       i
                                     PART I


ITEM 1.   BUSINESS

INTRODUCTION

Sheffield Exploration Company, Inc. ("Sheffield" or "the Company") engages in the acquisition, exploration, development, production and sale of crude oil and natural gas and in the gathering and processing of "wet" natural gas into residue ("dry") natural gas and natural gas liquids. Through the fiscal year ended June 30, 1995, natural gas gathering, storing and processing activities were located in North Dakota, Kansas and Oklahoma, but the Company recently sold its holdings in Kansas and Oklahoma, leaving North Dakota as the sole site for the Company's current natural gas processing and gathering activities. See "Sale of Gas Gathering, Processing and Related Assets." The Company's development drilling activities have been conducted in the Berry Cox Field and the Laredo Field in south Texas and more recently in the Pinedale Field in Wyoming. The Company also engages in well recompletion work in the Williston Basin (Montana and North Dakota).

The Company was organized under the laws of the State of Delaware in March 1991, at which time it acquired (through merger) the stock of its predecessor, originally incorporated in July 1981. See "Notes to Consolidated Financial Statements - Note 1." As used herein, references to Sheffield or the Company also include the Company's wholly-owned subsidiaries and its predecessors, unless otherwise indicated.


BUSINESS STRATEGY

Sheffield was incorporated in 1981 as a small oil company focused on exploration and production activities. Since its recapitalization and $2.7 million private placement of stock in 1991, it has implemented a strategy to expand its asset base and improve its cash flow through investment in gas processing and gathering assets as well as the drilling of natural gas wells.

Sheffield has taken an opportunistic approach to its investment strategy by identifying investments in which the Company can achieve a competitive edge over other potential investors through its ability to evaluate and finance projects more quickly than its competitors. Since 1990, this approach has allowed the Company to acquire an interest in a gas gathering system and natural gas processing plant in Lignite, North Dakota, gathering systems in Kansas and Oklahoma (together with a small processing plant), a gas storage field in Kansas and an interest in the development of two gas fields in south Texas and one in Pinedale, Wyoming.

The Company has financed its investments through use of its own cash coupled with bank debt. Since Sheffield generally attempts to liquidate the debt expeditiously, its borrowing capacity is quickly made available for future projects. This approach has allowed the Company to quickly close acquisitions, resulting in a competitive advantage for Sheffield in its purchase negotiations. See Item 7, Management's Discussion and Analysis, Liquidity and Capital Resources.

In recent years, the Company's investment in gas processing and gathering assets has provided relatively stable cash flows, thus facilitating the Company's prudent but aggressive investments in exploration/exploitation projects. While gas gathering and processing have provided consistent returns on investment, management believes that most investors in smaller oil and gas companies typically seek a potential investment return that can best be achieved through successful exploration/exploitation activities. Since the Company's May 1993 acquisition of its Kansas and Oklahoma gathering operations, competition for the purchase of such assets has increased significantly. Regulatory change (see "Federal Regulation of Sales and Transportation of Natural Gas") has led to consolidation within the gas transportation business and has resulted in companies attempting to acquire systems in order to better compete in the rapidly changing transportation sector. Additionally, primarily as a result of the completion of its Konold (Kansas) gas storage facility, the Company feels it has enhanced the value of the operations since it purchased them two years ago. Given the foregoing, and the Company's strategy of having financing capacity available prior to bidding on properties, the Company decided to sell a significant portion of its natural gas processing and gathering assets for a cash price of $5.5 million (subject to certain post-closing adjustments). See "Sale of Gas Gathering, Processing and Related Assets."

As it has done in the past, the Company will continue to seek investment opportunities in producing properties. However, competition to purchase producing properties remains strong, which is reflected in the offering prices. As a result of the intense competition for the acquisition of producing properties and other capital commitments, the Company did not acquire any additional producing properties during fiscal 1993 or 1994. In fiscal 1995, however, the Company acquired a 25 percent interest in the Pinedale Field, Sublette County, Wyoming, pursuant to its joint venture agreement with III Exploration Company, a wholly-owned subsidiary of Boise-based Intermountain Industries, Inc. (See "Intermountain Industries Joint Venture").


SALE OF GAS GATHERING, PROCESSING AND RELATED ASSETS

In May 1993, Sheffield purchased eleven natural gas gathering systems in south-central Kansas and southern Oklahoma, a processing facility in Oklahoma and a partially completed gas storage field in Kansas, by acquiring 100 percent of the stock of Republic Natural Gas Company ("Republic") and Prairie Gas Transportation Company ("Prairie") from a subsidiary of Dallas-based Sunrise Energy Services, Inc. The acquisition price consisted of a $3.7 million cash payment plus a share of future revenue generated by the assets if such revenue exceeded certain levels defined in the acquisition agreement. The Company financed the acquisition using existing working capital and a $2 million loan from Norwest Bank Denver.

The systems include approximately 380 miles of gathering lines (95 percent of which are located in Kansas), with combined gross throughput of approximately
9.5 million cubic feet of gas per day from approximately 310 wells. The gas processing facility provides extraction capacity for approximately 4.5 million cubic feet per day. The systems have interconnects with three intrastate and two interstate pipelines in Kansas and one intrastate pipeline in Oklahoma,
while servicing approximately 125 on-systems customers.   As part of the
acquisition agreement, Sheffield agreed to complete the Konold gas storage project, located south of Pratt, Kansas, an undertaking which was substantially completed during fiscal 1994 and became fully operational during the first quarter of fiscal 1995 at a cost of approximately $530,000. The Konold facility is capable of cycling up to one billion cubic feet per year, and has allowed the Company to better match gas supply with demand, thereby allowing the Company to maximize the margins on gas it sells by increasing that proportion of gas sold to end-users. In order to simplify administration of the Kansas operation, a merger of Prairie and Republic (both wholly-owned subsidiaries of Sheffield) was consummated in December 1993.

The ability of the Company to acquire its gas gathering, processing and storage assets in Kansas and Oklahoma in 1993 was facilitated by the Company's financial position at that time and its ability to move quickly to consummate the acquisition. As discussed previously, in July 1995, the Company was of the opinion that market conditions were such that it could maximize its financial returns by sellings its Kansas and Oklahoma assets. Therefore, the Company began soliciting bids from potential purchasers for all of its gas gathering and related assets, including its Lignite, North Dakota gathering system and processing plant. See "Gas Gathering and Processing Activities."

On September 25, 1995, the Company entered into an agreement (the "Agreement") to sell the Oklahoma and Kansas gas gathering, processing and storage assets to NGC Energy Resources, Limited Partnership, a Delaware limited partnership ("NGC"), for a cash price of $5.5 million. The Agreement provides for the Company to operate the assets until a date agreed upon by the Company and the buyer. In return, the Company will be reimbursed for its operating expenses, receive a management fee and retain all proceeds from the sale of gas from the Konold gas storage facility through September 30, 1995 to the extent such sales did not reduce the amount of gas in storage below 150,000 mmbtu. The Company closed the transaction on October 2, 1995, and will participate in a post-closing adjustment within 180 days thereafter in order to reconcile the expenses, fees, taxes and receivables paid by or owed to either the Company or NGC. The Company did not receive an adequate bid for its Lignite plant and as a result has decided to retain the plant.


EXPLORATION AND PRODUCTION ACTIVITIES

The Company has historically acquired various producing oil and gas properties, as well as leaseholds and other interests in oil and gas properties for exploratory and developmental drilling. Although the Company modified its business strategy to take advantage of attractive investment opportunities in the gas gathering and processing arenas, the Company remains committed to the acquisition and development of future oil and gas reserves. Given the competition for gas processing/gathering assets described previously, the Company does not anticipate making new investments in this sector during the foreseeable future.

In October 1994, the Company closed the acquisition of the Pinedale Field, Sublette County, Wyoming, in conjunction with its joint venture partner, III Exploration, Inc.. The Company acquired a 25 percent interest in two producing wells (shut-in at the time of purchase) and 1,410 gross acres for future drill sites; the remaining 75 percent is owned by III Exploration, Inc. In November 1994, the Company's first well to be drilled at Pinedale, the Vible No. 1, was spudded, and the two shut-in wells were put on production at a combined rate of 1,800 mcf of gas per day. Beginning in October 1995, the Company will sell existing Pinedale production pursuant to a ten-year contract at $1.85 per mmbtu, or $1.67 per mcf at the wellhead. The contract contains an annual escalation factor of 4 percent. Based upon the performance of all three wells to date, the Company is evaluating future drilling sites in the Pinedale Field. Due to the low current level of natural gas prices, the Company has deferred additional drilling at Pinedale until calendar 1996.

In south Texas, the Company has experienced disappointing results in its two wells in the Berry Cox Field, Jim Hogg County - the Rufino & Josefa Lopez No. 3 ("Lopez No. 3") and the Armstrong Ranch No. 2. Although the Lopez No. 3, completed as a producer in the spring of 1994, began production on April 1, 1994, pressure declined rapidly in the initially perforated zone as well as the Hinnant Sand zone, causing the Company to adjust estimates of expected reserves downward significantly.

After experiencing numerous delays caused by a myriad of mechanical problems, the Armstrong Ranch No. 2 was completed during the third quarter of fiscal 1995. The Armstrong Ranch No. 2 production profile was similar to that of the Lopez No. 3 and projected future reserves associated with the well are insignficant. The Company owns a 12.5 percent working interest in the south Texas wells and currently has no plans to drill additional wells at that location.

During fiscal 1992 and 1993, Sheffield conducted all of its drilling activity in Webb County (south Texas), completing three wells as gas producers and drilling one development dry hole. Plans are underway to drill four additional wells in Webb County and to recomplete an existing well in the field during fiscal 1996.

Although the Company has focused its exploration and production activity on drilling gas wells in south Texas since fiscal 1990, it has participated in the recompletion of several Williston Basin (Montana) oil wells during the past four years. That pattern continued during fiscal 1995 with the successful recompletion of the Bob Crusch 2-10 well. Based on the well's performance to date, it is expected that an offset will be drilled during fiscal 1996. The Company owns a 1.6 percent interest in the Crusch and adjacent acreage.


GAS GATHERING AND PROCESSING ACTIVITIES

Since its recapitalization in 1991, Sheffield has been financially positioned to implement a strategy of opportunistic investing designed to build the Company's asset base and improve its cash flow. Sheffield Gas Processors, Inc. ("SGP"), a wholly-owned subsidiary of Sheffield, was created to facilitate the Company's acquisitions of natural gas gathering and processing businesses.

In addition to the Republic acquisition described in "Sale of Gas Gathering, Processing and Related Assets," in September 1991, the Company, through SGP, signed an agreement with Interenergy Corporation ("Interenergy") to participate in a partnership (the "Partnership") formed for the purpose of purchasing a gas processing plant, a gathering system and a 24-mile pipeline (the "Asset Purchase") near the town of Lignite, North Dakota. Sheffield contributed capital of $1.5 million in return for a 90 percent interest in the net income generated by the Asset Purchase until recoupment of Sheffield's $1.5 million capital contribution, and a 70 percent interest in net income after recoupment. Day-to-day management of the Partnership is provided by Interenergy while major decisions are made by a management committee consisting of two members each from Sheffield and Interenergy.

In conjunction with the Asset Purchase, the Partnership obtained a bank loan (subsequently repaid) in the amount of $1.75 million, collateralized by all of the Partnership assets and guaranteed by the Company. Simultaneous with the closing of the Asset Purchase (net price of $3 million), the pipeline was sold to a third party for $450,000, $300,000 of which was applied to the debt. The Company achieved payout of its investment in November 1993, only two years after the Asset Purchase. Thereafter, on May 1, 1994, the Company sold an additional 20 percent interest to its partner, Interenergy, for $700,000.

During the past year, the Company has been negotiating with the owner of a Canadian gas processing facility regarding the extension of the Company's North Dakota gathering system into Canada. Due to increased gas production resulting from horizontal drilling north of the North Dakota border, the Canadian processing facility has reached the limits of its processing capacity. The Company has been discussing a possible agreement with the Canadian entity to divert gas to the Company's Lignite facility, and anticipates finalizing an agreement in the near future, subject to obtaining any necessary regulatory approvals from Canadian and U.S. authorities. See "Regulation."

During fiscal 1995 after completion of the Konold gas storage facility and prior to its sale, the Company was able to purchase natural gas at relatively low prices and inject approximately 400 million cubic feet of gas into the storage reservoir, thereby positioning itself to serve its end-users with lower cost gas from storage rather than with gas purchased at a higher cost on the spot market. Gas was sold from storage both during the heating season as well as during the summer to meet increased electric demand related to air conditioning use and to area farmers who use the gas to pump water for irrigation purposes. In accordance with the terms of the Agreement to sell the facility, the Company retained all the proceeds from sales of gas from the facility until the date of closing. See "Sale of Gas Gathering, Processing and Related Assets."


INTERMOUNTAIN INDUSTRIES JOINT VENTURE

The Company has the ability to participate in larger acquisitions than would be possible on its own due to its joint venture agreement with III Exploration Company, a wholly-owned subsidiary of Boise, Idaho-based Intermountain Industries, Inc. ("Intermountain"), whose principal business is the distribution of natural gas for southern Idaho (the "Intermountain Joint Venture"). The Company entered into the Intermountain Joint Venture Agreement on September 1, 1993 for an initial term of two years. The agreement, which required an initial capital contribution of up to $2 million from Sheffield and up to $6 million from Intermountain, was formed for the purpose of acquiring proved oil and gas properties as well as gas processing and gathering assets, throughout North America. The agreement provides that Sheffield will own 25 percent of the venture and, as managing partner, bring investment opportunities to the venture. As compensation for serving as managing partner, Sheffield's 25 percent interest in properties acquired pursuant to the Intermountain Joint Venture will increase to 35 percent after Intermountain recoups its investment cost.

The Company has renewed the Intermountain Joint Venture agreement for one year, effective September 1, 1995, under the same terms as the initial agreement. Pursuant to the agreement, Intermountain and Sheffield paid annual management fees of $75,000 and $25,000, respectively, to Trinity Petroleum Management, Inc. ("Trinity") through December 1994, at which time Sheffield acquired Trinity.
See "Acquisition of Trinity Petroleum Management, Inc." Beginning in January 1995, Intermountain remits its $75,000 annual management fee directly to the Company.

During the first two years of its existence, the Intermountain Joint Venture evaluated properties having an estimated value of approximately $237 million. Bids totalling $23 million were extended and, in October 1994, the Intermountain Joint Venture was successful in acquiring the Pinedale Field in Wyoming. See "Exploration and Production Activities." On behalf of the joint venture, the Company currently is evaluating several additional properties for potential acquisition.


ACQUISITION OF TRINITY PETROLEUM MANAGEMENT, INC.

On December 31, 1994, Sheffield exchanged 60,000 shares of its common stock at market value and approximately $10,000 cash for all of the shares of Trinity Petroleum Management Company, Inc. ("Trinity"), resulting in Trinity becoming a wholly-owned subsidiary of the Company. From September 1990 through December 1994, Trinity provided management and administrative services to Sheffield and another company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Interest/General and Administrative Expense." In conjunction with the acquisition, all of the former Trinity employees became employees of Sheffield (21 individuals at June 30, 1995). Prior to the acquisition Sheffield had no employees since all of the Company's management and administrative services were provided by Trinity. The Board of Directors determined the fair market value of the transaction to be approximately $96,000.


COMPETITION AND MARKETS

In both south Texas and North Dakota, Sheffield's natural gas is sold on the open market. The parties operating the properties which produce the gas actively seek the highest price available on a short-term basis. Likewise, the Company's oil and natural gas liquids are not sold pursuant to any long-term
fixed price contracts.   The price received for oil correlates with the price
established on the world market while the liquids price, though somewhat related to the price of oil, is also affected by seasonal and local market conditions.

The oil and gas industry is highly competitive. The Company competes for acquisition of oil and gas properties with numerous other entities, including major oil companies, other independent oil and gas concerns and individual producers and operators. Many of these competitors have financial and other
resources substantially greater than those of the Company.   A variety of
factors affect the market for oil and gas, including the extent of domestic production and imports of oil and gas, the proximity and capacity of natural gas pipelines and other transportation facilities, demand for oil and gas, the marketing of competitive fuels, political instability throughout the world and the effects of state and federal regulation of oil and gas production and sales. The oil and gas industry also competes with other industries in supplying the energy and fuel requirements of industrial, commercial and individual customers.

Alternative customers exist for both the Company's oil and gas production and its liquid hydrocarbons. As such, the loss of any customer would not adversely affect the Company. As a result of many uncontrollable factors, including international political events and economic conditions, prices for petroleum products have fluctuated greatly from time to time, however, there can be no assurance that the prices received by the Company's products will not be affected adversely by such fluctuations.

In view of the uncertainty of prices, Sheffield enters into price hedging agreements from time to time as conditions warrant. These hedges typically assure (assuming no breach or failure by the counterparty) that a minimum price is received for a portion of Sheffield's production which would otherwise be sold into local spot markets. Although a minimum price is assured on the volumes hedged, the benefits of upward movements in local spot prices may not be fully realized by Sheffield. Sheffield will continue to evaluate opportunities for hedging its oil and gas production as conditions warrant. The Company presently has no hedge contracts in effect. However, starting in October 1995, the Company will sell its 25 percent share of a gross 1,000 mcf per day from the Pinedale Field at a year-round price of $1.85 per mmbtu, or $1.67 per mcf at the wellhead. The ten-year contract contains an annual escalation factor of 4 percent.


REGULATION

The availability of a ready market for oil and natural gas production depends upon numerous factors beyond the Company's control. These factors include regulation of natural gas and oil transportation, federal and state regulations governing environmental quality and pollution control, state limits on allowable rates of production by well or proration unit, the amount of natural gas and oil available for sale, the availability of adequate pipeline and other transportation and processing facilities and the marketing of competitive fuels. For example, a productive natural gas well may be "shut-in" because of an oversupply of natural gas or lack of a natural gas pipeline in the areas in which the Company conducts operations. State and federal regulations generally are intended to prevent waste of natural gas and oil, protect rights to produce natural gas and oil between owners in a common reservoir, control the amount of natural gas and oil produced by assigning allowable rates of production and control contamination of the environment. Pipelines are subject to the jurisdiction of various federal, state and local agencies.

FEDERAL REGULATION OF SALES AND TRANSPORTATION OF NATURAL GAS.   Historically,
the transportation and sale for resale of natural gas in interstate commerce have been regulated pursuant to the Natural Gas Act of 1938 (the "NGA"), the Natural Gas Policy Act of 1978 (the "NGPA") and the regulations promulgated thereunder by the Federal Energy Regulatory Commission (the "FERC"). Maximum selling prices of certain categories of natural gas sold in "first sales," whether sold in interstate or intrastate commerce, were regulated pursuant to the NGPA. On July 26, 1989, the Natural Gas Wellhead Decontrol Act (the "Decontrol Act") was enacted, which removed, as of January 1, 1993, all remaining federal price controls from natural gas sold in "first sales." The FERC's jurisdiction over natural gas transportation was unaffected by the Decontrol Act.

The transportation and resale of natural gas transported and resold within the state of its production is usually regulated by the state involved. (In Kansas, such regulation is by the Kansas Corporation Commission). Although federal and state regulation of the transportation and resale of natural gas produced by the Company currently does not have any material direct impact on the Company, such regulation does have a material impact on the market for the Company's natural gas production and the price the Company receives for its natural gas production, as discussed below. Adverse changes in the regulation affecting the Company's gas markets could have a material impact on the Company.

Commencing in the mid-1980s and continuing until the present, the FERC promulgated several orders designed to correct market distortions and to make gas markets more competitive by, among other things, removing the transportation barriers to market access. The orders have had a profound influence on natural gas markets in the United States and have, among other things, fostered the development of a large spot market for gas. The following is a brief description of the most significant of those orders and is not intended to constitute a complete description of those orders or their impact.

In April 1992, the FERC issued Order No. 636, a rule designed to restructure the interstate natural gas transportation and marketing system and remove various barriers and practices that have historically limited non-pipeline natural gas sellers, including producers, from effectively competing with interstate pipelines. The most significant provisions of Order No. 636 require (a) that interstate pipelines provide both firm and interruptible transportation solely on an "unbundled" basis, separate from their sales service; (b) provide for the issuance of blanket certificates to pipelines to provide unbundled sales service, giving all customers the opportunity to purchase supplies from non-pipeline merchants (see the discussion of Order No. 547 below); (c) require that pipelines provide firm and interruptible transportation service on a basis that is equal in quality for all natural gas supplies, whether purchased from the pipeline or elsewhere; (d) require that pipelines provide new, non-discriminatory "no-notice" transportation for certain of their traditional sales customers that largely replicates the "bundled" sales service previously provided by pipelines; (e) establish programs for the reallocation of firm pipeline capacity; (f) require that all pipelines offer access to their storage facilities on a firm and interruptible basis; (g) provide for pregranted abandonment of pipeline sales agreements, interruptible and short-term (defined as one year or less) transportation agreements and conditional pregranted abandonment of long-term transportation service; (h) modify transportation rate design by requiring that all fixed costs related to transportation be recovered through the reservation charge and (i) provide mechanisms for the recovery by pipelines of certain types of costs likely to occur from implementation of Order No. 636. The restructuring process has been implemented on a pipeline-by-pipeline basis through negotiations in individual pipeline proceedings before the FERC.

Since the issuance of Order No. 636, the FERC has issued two orders making relatively minor modifications to Order No. 636. Certain parties filed for judicial review of Order No. 636 as well as for judicial review of the FERC's orders approving restructuring plans for various individual pipelines, but such efforts to alter the general restructuring contemplated under Order No. 636 have experienced limited success. Because implementation of the restructuring may vary by pipeline, it is not possible to predict what effect, if any, the ultimate restructuring resulting from Order No. 636 will have on the Company; however, the intended result is to cause the sale of natural gas to be market sensitive.

In December 1992, the FERC issued Order No. 547, governing the issuance of blanket marketer sales certificates to all natural gas sellers other than interstate pipelines. The order applies to non-first sales that remain subject to the FERC's NGA jurisdiction. Among other things, the order eliminates the need for natural gas producers and marketers to seek specific authorization under Section 7 of the NGA from the FERC to make sales of natural gas for resale. Instead, effective January 7, 1993, these natural gas sellers, by operation of the order, were issued blanket certificates of public convenience and necessity allowing them to make jurisdictional natural gas sales for resale at negotiated rates without seeking specific FERC authorization, thus allowing such sellers to compete with sellers making deregulated first sales.

The FERC intends Order No. 547, in tandem with Order No. 636, to foster a competitive market for natural gas by giving natural gas purchasers access to multiple supply sources at market-driven prices. Order No. 547 may increase competition in markets in which the Company's natural gas is sold.

In October 1992, the Energy Policy Act of 1992 was enacted. This Act streamlined the permitting process necessary to import Canadian natural gas and altered the treatment of such gas under the NGPA, eliminating the FERC's jurisdiction over the price of non-pipeline sales of natural gas imported from Canada. Canadian natural gas imports still require import authorizations from the Department of Energy's Office of Fossil Energy under Section 3 of the NGA and construction and siting authorizations, where applicable, from the FERC. These changes could enhance the ability of Canadian producers to export natural gas to the United States and increase competition in the domestic natural gas market.

Additional proposals and proceedings that might affect the natural gas industry are pending before Congress, the FERC and the courts. The natural gas industry historically has been very heavily regulated; therefore, there is no assurance that the less stringent regulatory approach recently pursued by the FERC and Congress will continue, or ultimately result in any benefit to the Company.

OIL PRICE CONTROLS AND TRANSPORTATION RATES.   Sales of crude oil, condensate
and gas liquids by the Company are currently not subject to federal regulation and are made at market prices. The FERC has issued an order establishing an indexing system for transportation rates for oil that could increase the cost of transporting oil to the purchaser. Because this order is subject to administrative and judicial review, the Company is not able to predict what effect, if any, this order will have on it.

STATE REGULATION OF OIL AND GAS PRODUCTION. States in which the Company conducts its natural gas and oil activities regulate the production and sale of natural gas and oil, including requirements for obtaining drilling permits, the method of developing new fields, the spacing and operation of wells and the prevention of waste of natural gas and other resources. In addition, many states regulate the rate of production and may establish maximum daily production allowables for wells on a market demand or conservation basis.
Such provisions may limit the rate at which oil and gas could be produced from the Company's properties and may restrict the number of wells that may be drilled on a particular lease or in a particular field. Recent trends indicate increased state and local regulation of oil and gas activities and pipeline operations which will impact the Company's operations; however, these impacts are not expected to be significant.

ENVIRONMENTAL REGULATION. The Company's operations are subject to numerous laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. These laws and regulations may require the acquisition of a permit before drilling commences, restrict the types, quantities and concentration of various substances that can be released into the environment in connection with drilling and production activities, limit or prohibit drilling activities on certain lands lying within wilderness, wetlands and other protected areas, and impose substantial liabilities for pollution resulting from the Company's operations. Moreover, the recent trend toward stricter standards in environmental legislation and regulations is likely to continue. For instance, legislation has been proposed in Congress from time to time that would reclassify certain oil and gas exploration and production wastes as "hazardous wastes" which would make the reclassified wastes subject to much more stringent handling, disposal and clean-up requirements. If such legislation were to be enacted, it could have a significant impact on the operating costs of the Company, as well as the oil and gas industry in general. Initiatives to further regulate the disposal of oil and gas wastes are pending or have recently been passed in certain states, and these various initiatives
could have a similar impact on the Company.   Management believes that the
Company is in substantial compliance with current applicable environmental laws and regulations and that continued compliance with existing requirements will not have a material adverse impact on the Company.


TITLE TO PROPERTIES

Substantially all of the Company's oil and gas property interests are held pursuant to leases from third parties. As is customary in the industry, the Company performs only a minimal title investigation before acquiring undeveloped properties and updates existing title opinions for its acquisitions of producing properties. A title opinion is obtained prior to the commencement of drilling operations on properties. The Company has obtained title opinions on substan tially all of its producing properties and believes that it has satisfactory title to such properties in accordance with standards generally accepted in the oil and gas industry. The Company's properties are subject to customary royalty interests, liens for current taxes and other burdens which the Company believes do not materially interfere with the use of or affect the value of such properties. Historically, substantially all of the Company's oil and gas properties have been mortgaged to secure borrowings under the Company's credit facilities.

The Company also holds real property title to rights-of-way and easements associated with its gas gathering pipeline systems. These rights-of-way and easements establish the right of the Company to own and operate pipelines across the lands of various landowners and generally allow the Company to conduct such repairs, maintenance and replacements as are reasonably necessary to continue the operation of the systems.


OPERATIONAL HAZARDS AND INSURANCE

The Company's operations are subject to the usual hazards incident to the drilling and production of oil and gas, such as blow-outs, cratering, explosions, uncontrollable flows of oil, gas or well fluids, fires, pollution, release of toxic gas and other environmental hazards and risks. These hazards can cause personal injury and loss of life, severe damage to and destruction of property and equipment, pollution or environmental damage and suspension of operations.

The Company maintains insurance of various types to cover its operations. The Company has one million dollars of general liability insurance and an additional four million dollars of excess liability insurance. In addition, the Company reviews the need for Operator's Extra Expense (control of well) Insurance on a case-by-case basis. The Company's insurance does not cover every potential risk associated with the drilling and production of oil and gas. In particular, coverage is not available for certain types of environmental hazards. The occurrence of a significant adverse event, the risks of which are not fully covered by insurance, could have a material adverse effect on the Company's financial condition and results of operations. Moreover, no assurance can be given that the Company will be able to maintain adequate insurance in the future at rates it considers reasonable.


ITEM 2.  PROPERTIES

RESERVE INFORMATION

Reserve information presented herein is based on reports prepared by the Company.

There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting the future rates of production and timing of development expenditures. The reserve data presented herein represent estimates only and should not be construed as being exact or a guarantee of future production by the Company.

Moreover, the standardized measure of discounted future net cash flows should not be construed as the fair market value of the Company's future cash flows. A market value determination would include many additional factors including (i) anticipated future increases or decreases in oil and gas prices and production and development costs; (ii) an allowance for return on investment; (iii) the value of additional reserves, not considered proved at present, which may be recovered as a result of further exploration and development activities and (iv) other business risks.

Proved oil and gas reserves are the estimated quantities of crude oil and natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed oil and gas reserves are those expected to be recovered through existing wells with existing equipment and operating methods.

Future net cash flows were computed using year-end prices and costs. Future income tax expense was not recognized due to the availability of net operating loss carryforwards.

All reserves are located within the United States. The Company's net interest in estimated quantities of proved developed and undeveloped reserves at June 30, 1993, 1994 and 1995, and changes in such quantities during those years are as follows:

                                                   Oil        Natural Gas
                                               -----------    -----------
                                                 (Bbls)          (Mcf)
PROVED DEVELOPED AND UNDEVELOPED RESERVES:

 June 30, 1992                                     417,741        633,787
  Revisions of previous estimates                  165,723        135,748
  Extensions and discoveries                         6,799        388,499
  Production                                       (70,485)      (131,299)
  Reserve sales                                    (34,839)           ---
                                               -----------     ----------
 June 30, 1993                                     484,939      1,026,735
  Revisions of previous estimates                   28,848         23,541
  Extensions and discoveries                        13,708        342,583
  Production                                       (55,879)      (233,803)
  Reserve sales                                    (25,352)       (17,867)
                                               -----------     ----------
June 30, 1994                                      446,264      1,141,189
  Revisions of previous estimates                   42,249       (553,889)
  Extensions and discoveries                         2,305        433,912
  Production                                       (49,446)      (214,166)
  Reserve purchases                                  4,162        401,010
                                               -----------     ----------
June 30, 1995                                      445,534      1,208,056
PROVED DEVELOPED RESERVES:
June 30, 1993                                      463,637        987,974
June 30, 1994                                      417,683      1,097,698
June 30, 1995                                      415,455      1,167,429

Standardized Measure of Discounted Future Net Cash Flows and Changes therein Relating to Proved Oil and Gas Reserves:

                                                 Years Ended June 30,
                                     -----------------------------------------
                                         1995           1994           1993
                                     -----------    -----------    -----------
Future cash inflows                  $ 9,029,000    $ 9,873,000    $ 9,785,000
Future production costs               (4,243,000)    (4,682,000)    (4,943,000)
Future development costs                (121,000)      (138,000)       (49,000)
                                     -----------    -----------    -----------
Future net cash flows                  4,665,000      5,053,000      4,793,000
Annual discount of 10%
   for estimated timing of
   cash flows                         (2,092,000)    (2,136,000)    (1,763,000)
                                     -----------    -----------    -----------
Standardized measure of
   discounted future net
   cash flows                        $ 2,573,000    $ 2,917,000    $ 3,030,000
                                     ===========    ===========    ===========

The principal sources of changes in the standardized measure of discounted future net cash flows are as follows:

                                                  Years Ended June 30,
                                          ------------------------------------
                                             1995         1994         1993
                                          ----------   ----------   ----------
Exploration and Production
   Balance, beginning of year             $2,917,000   $3,030,000   $3,107,000
   Sales of oil and gas
   produced, net of                         (657,000)    (662,000)    (811,000)
   production costs
Net changes in prices and                   (374,000)     252,000     (494,000)
   production costs
Extensions and discoveries                   378,000      402,000      571,000
Revisions of estimates                      (273,000)    (215,000)     434,000
Change in future
   development costs                         (35,000)     (56,000)      34,000
Reserve purchases                            325,000          ---          ---
Reserve sales                                    ---     (137,000)    (122,000)
Accretion of discount                        292,000      303,000      311,000
                                          ----------   ----------   ----------
                                          $2,573,000   $2,917,000   $3,030,000
                                          ==========   ==========   ==========

The Company's properties are located only within the United States.

The Company is not presently a party to any contracts or agreements requiring it to provide fixed quantities of oil or gas to specified purchasers. However, starting in October 1995, the Company will sell its 25 percent share of a gross 1,000 mcf per day from the Pinedale Field at a year-round price of $1.85 per mmbtu, or $1.67 per mcf at the wellhead after adjustments. The ten-year contract contains an annual escalation factor of 4 percent.

The Company's leasehold interests in its producing properties are in effect as long as production on the respective lease is maintained. Leasehold interests in undeveloped (nonproducing) properties have varying expiration dates and often require the payment of annual "delay rentals" to the lessors.

                          Productive Wells and Acreage
                                 June 30, 1995

- --------------------------------------------------------------------------------------------------------------------------------
                                                                                      Wells
                                                  ------------------------------------------------------------------------------
                        Acreage                                  Gross                                         Net
               ---------------------------        --------------------------------               -------------------------------
                  Gross           Net                Oil                   Gas                      Oil                  Gas
               -----------   -------------        -----------          -----------               ----------           ----------
N. Dakota         2,402           668                  16                    -                     4.1392                    -
Wyoming             564           137                   1                    3                     0.2500               0.7000
Texas             1,526           224                   -                    6                          -               0.7394
Montana           5,890           864                  19                    1                     3.2502               0.5000
               -----------   -------------        -----------          -----------               ----------           ----------
  Total          10,382         1,893                  36                   10                     7.6394               1.9394
               ===========   =============        ===========          ===========               ==========           ==========
                                                Undeveloped Acreage
                                                  June 30, 1995
                         ----------------------------------------------------------------------
                                                                  Gross                  Net
                                                               -----------           ----------
                         Montana                                  9,416                 1,142
                         N. Dakota                                2,922                   557
                         Texas                                      682                   330
                         Wyoming                                  1,726                   418
                                                               -----------           ----------
                                                                 14,746                 2,447
                                                               ===========           ==========

                                     Average Sales Price and Production Cost
                ----------------------------------------------------------------------------------
                                                                      1995       1994        1993
                                                                     ------    -------     -------
                Exploration and Production
                --------------------------
                    Sales Price:
                    Oil (per bbl.)                                   $16.38     $14.43      $18.59
                    Gas (per mcf)                                    $ 1.62      $1.95       $1.68
                    Production cost per equivalent Bbl. (a)          $ 5.88      $6.42       $7.80


(a) Gas volumes converted to barrel volumes at 6 MCF of gas to one barrel of oil. Production cost includes production tax expense and repairs to the Company-owned salt water disposal well in fiscal 1993.

                                                         Drilling Activity
- ----------------------------------------------------------------------------------------------------------------------------
                                     Gross Productive Wells      Gross             Net Productive Wells              Net
                               ------------------------------     Dry      -------------------------------------     Dry
                                 Gas       Oil        Total      Wells       Gas           Oil           Total      Wells
                               -------   --------------------   -------    -------     -------------------------   -------
1993
Development                        2       ---            2          1      0.3113         ---          0.3113      0.2222

1994
Development                        2       ---            2        ---      0.2141         ---          0.2141         ---

1995
Development                        2       ---            2        ---      0.3750         ---          0.3750         ---


An exploratory well is a well drilled to find oil and gas in an unproved area, to find a new reservoir in a field previously found to be productive of oil and gas in another reservoir or to extend a known reservoir. A development well is a well drilled within a proved area of an oil and gas reservoir to the depth of a stratigraphic horizon known to be productive in other locations.


ITEM 3.  LEGAL PROCEEDINGS

None.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

No matters were submitted to a vote of security holders during the quarter ended June 30, 1995.

                                    PART II

ITEM 5. MARKET PRICE OF THE REGISTRANT'S COMMON STOCK AND RELATED SECURITY HOLDER MATTERS

Sheffield's Common Stock has been regularly traded on the Emerging Company Marketplace of the American Stock Exchange, Inc. (the "Exchange") since December 14, 1993, under the symbol "SHE." As listed by the Exchange, the high and low closing sales prices for the Company's Common Stock for each quarter during the last two fiscal years were as follows:

                  For the Quarter Ended                  Low      High
     ------------------------------------------------  -------  --------
     Fiscal 1994
     December 31, 1993                                  $2.87     $3.25
      (beginning December 14, 1993)
     March 31, 1994                                     $2.87     $3.62
     June 30, 1994                                      $1.87     $2.87

     Fiscal 1995
     September 30, 1994                                 $1.88     $2.25
     December 31, 1994                                  $1.38     $1.94
     March 31, 1995                                     $1.19     $1.44
     June 30, 1995                                      $1.25     $1.63


On September 18, 1995, the closing sale price was $1.63.

As of September 18, 1995, there were 446 stockholders of record of the Company's Common Stock.

Prior to December 14, 1993, quotations for the Company's Common Stock were available only in the "pink sheets." There was virtually no trading in Sheffield stock from 1987 through the date of the Company's listing on the Exchange and no reliable price quotes are available for that period.

The Company has not paid cash dividends on its Common Stock since its incorporation and does not anticipate paying cash dividends in the foreseeable future. Sheffield instead intends to retain its earnings to support the growth of its business. Any future cash dividends would depend on future earnings, capital requirements, Sheffield's financial condition and other factors deemed relevant by the Board of Directors. The Company's credit agreement with Norwest Bank of Denver currently prohibits the payment of dividends.

ITEM 6.  SELECTED FINANCIAL DATA


The following selected financial data is for the fiscal years ended June 30, 1995, 1994, 1993, 1992 and 1991. Reference is made to the consolidated financial statements included in Item 8, "Financial Statements and Supplementary Data," for additional information.

                                                                               Years Ended June 30,
                                                ----------------------------------------------------------------------------------
                                                    1995            1994               1993           1992              1991
                                                ----------------------------------------------------------------------------------
REVENUES
  Gas gathering/processing                      $ 6,972,380      $10,277,680       $ 4,384,747      $2,743,868        $      ---
  Oil and gas                                     1,156,745        1,264,568         1,530,940       1,382,315         1,124,454
                                                -----------      -----------       -----------      ----------        ----------
                                                  8,129,125       11,542,248         5,915,687       4,126,183         1,124,454

NET INCOME (LOSS)                               $(1,275,953)     $    75,658       $   743,269      $  204,344        $  (40,759)

NET INCOME (LOSS) PER
  COMMON SHARE                                  $     (0.38)     $      0.02       $      0.23      $     0.06        $    (0.02)


TOTAL ASSETS                                    $10,035,766      $10,789,503       $10,961,038      $6,298,459        $4,927,655

WORKING CAPITAL                                 $ 4,145,927      $   880,184       $ 1,061,206      $1,824,032        $3,433,292

LONG-TERM DEBT,   excluding                     $ 1,374,050      $ 2,111,333       $ 2,141,414      $  602,248        $      ---
 current maturities

No dividends were declared or paid during the five years presented.

The Company adopted Statement of Financial Auditing Standard No. 109, Accounting for Income Taxes, during fiscal 1993 resulting in a net deferred tax asset at June 30, 1995 and June 30, 1994 of $991,000, for each period, and $1.5 million at June 30, 1993. During the quarter ended March 31, 1995, the Company adopted Statement of Financial Accounting Standard No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. Revenue increases from fiscal 1991 to 1992 and from fiscal 1993 to 1994 are attributable to gas processing/gathering acquisitions.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

LIQUIDITY AND CAPITAL RESOURCES

GENERAL. On September 25, 1995, the Company signed an agreement ("the Purchase and Sale Agreement") providing for the sale of all of its gas gathering and processing assets in Kansas and Oklahoma for a pre-adjustment price of $5.5 million (the "Asset Sale"). The Purchase and Sale Agreement provides for an effective date of July 1, 1995. However, the Purchase and Sale Agreement specifies that Sheffield is entitled to all proceeds from the sale of natural gas from storage inventory providing that at closing (October 2, 1995) there be a minimum of 150,000 mmbtu in inventory. The Company anticipates recording a gain of approximately $1.1 million as a result of the Asset Sale. A portion of the proceeds will be used to substantially reduce bank debt, leaving the Company with approximately $3.4 million in cash. This cash balance is significantly greater than that needed for the capital projects Sheffield currently plans to undertake in fiscal 1996 (see below), leaving the Company with cash for projects yet to be identified.

Sheffield participates in a joint venture with a subsidiary of Intermountain Industries, Inc. (For a more complete description of the joint venture, see Item 1 -Business). The Company is committed to identifying investment opportunities for the joint venture and will pay 25 percent of the cost of such investments. The Company anticipates concentrating much of its efforts throughout fiscal 1996 on identifying potential producing property acquisitions in which the joint venture can invest. Assuming success, it is anticipated that proceeds from the Asset Sale will be used for capital contributions by Sheffield to the joint venture.

OPERATIONS. Operating cash flows before general and administrative expense, interest expense and changes in working capital decreased by 7 percent, or $130,000, from fiscal 1994 to fiscal 1995. Although Sheffield's interest in cash flows generated by the Lignite, North Dakota gas processing facility ("Lignite") decreased from an average of 75 percent in 1994 to 50 percent in 1995, and although 10 percent of the Kansas gas gathering throughput volume was stored in the Konold storage facility rather than sold, net positive changes in other variables (see Results of Operations) led to the relatively modest decline in operating cash flow from year to year. Higher interest and general and administrative expenses (see below) as well as working capital changes made in the ordinary course of business accounted for the remaining operating cash flow decrease from 1994 to 1995.

INVESTING. Cash flows for investing activities reflect expenditures made for well drilling and completion costs as well as costs attributable to the Company's Kansas operations, primarily the Konold gas storage facility. That facility became fully operational during the fiscal year and began generating revenue during the quarter ended December 31, 1994.

Sheffield acquired a 25 percent interest in the Pinedale, Wyoming Field ("Pinedale") in October 1994 at a net cost to the Company of $174,000. At the time of purchase, the Pinedale Field consisted of two producing gas wells and 1,806 undeveloped acres. The investment in Pinedale was made for both the producing wells and for the purpose of conducting additional drilling on the prospective acreage. In January 1995, the Vible No. 1 gas well was completed as a producer at a cost of approximately $345,000 net to Sheffield's interest. Additional drilling is planned for Pinedale during calendar 1996. It is anticipated that the cost of future wells will be less than the cost of the Vible No. 1 as the Vible No. 1 served as a test well and certain costs incurred in its drilling and completion can be avoided in the future.

The Company incurred additional drilling and completion expenditures during fiscal 1995 in the Berry R. Cox Field (gas), south Texas. Based on the disappointing results to date, it is anticipated that any future expenditures in the field will be limited to recompleting a single zone in a currently producing well. However, Sheffield plans to exploit its past success in the Laredo Field (also a south Texas gas field) by drilling up to four wells and recompleting another during fiscal 1996.

Sheffield is in the final stages of negotiating an agreement with a Canadian gas producer which, assuming successful completion of the contract negotiations, will result in the extension of the Company's Lignite, North Dakota gathering system into Saskatchewan. Due to recent successful Canadian drilling, the gas processing facility serving the area north of Lignite is approaching its processing capacity. As a prerequisite to finalizing the agreement, the Company intends to obtain a commitment from a purchaser for gas volumes sufficient to achieve an adequate return on the capital expended for the extension.

FINANCING. During both fiscal 1994 and 1995, the Company's primary financing sources have been operational cash flows and bank debt. During the quarter ended March 31, 1995, the Company reached the limit of its borrowing capacity under the terms of the Norwest Bank ("Norwest") revolving credit agreement (the "Credit Agreement"). As a result of the Asset Sale, the Company will be required to reduce its loan principal by approximately $1.2 million. However, in order to reduce interest expense, it is anticipated that the Company will use proceeds from the Asset Sale to pay down the principal balance to no more than $100,000. The existing Credit Agreement will be maintained so as to have bank financing capacity available (approximately $1.4 million after the Asset Sale) for future needs without having to incur the front-end costs associated with putting a credit facility in place. The available credit will be redetermined semi-annually in conjunction with a review of the Company's producing reserves and reserves dedicated to Company processing and gathering facilities.

During the quarter ended December 31, 1994, Sheffield entered into a new credit facility agreement with Norwest which provided for a working capital credit line tied to the natural gas inventory at the Konold (Kansas) gas storage facility. The new agreement provided the Company with up to $500,000 of borrowing capacity over and above the credit line described in the previous paragraph. After the Asset Sale, this line of credit will no longer be available to the Company.

RESULTS OF OPERATIONS - FISCAL 1995 COMPARED TO FISCAL 1994

GAS GATHERING AND PROCESSING. The change in components of gas processing and gathering revenue from fiscal 1994 to fiscal 1995 is comprised of the following:

                                        Price      Quantity        Revenue
                                        Change      Change         Change
                                        ------     --------        -------
    Residue gas sales                    (20%)      (20%)           (36%)
    Natural gas liquid sales               4%       (28%)           (24%)

The volume change results from both the lower fiscal 1995 interest in Lignite described previously and from the injection of certain Kansas gas volumes into storage during the fiscal year. The negative impact of lower natural gas prices was offset somewhat by a hedging gain of $27,000. Total production (i.e., 100 percent wellhead volumes) was up in North Dakota and down marginally in Kansas during fiscal 1995.

The fiscal 1995 decrease in gathering and processing costs is related to decreased revenue since producer payments are generally based on a percentage of sales proceeds. Also, there was a decrease in field operating expense during fiscal 1995. These lower costs, in conjunction with sales of gas from storage which have not been included in the above table, resulted in fiscal 1995 net from gathering and processing declining by 11 percent from fiscal 1994 despite the negative revenue factors disclosed in the table.

As a result of the Asset Sale, the Company will no longer have an interest in
its Kansas and Oklahoma assets.   Accordingly, fiscal 1996 gathering and
processing income/cash flows will be down from fiscal 1995. This is expected to be offset somewhat by the anticipated extension of the Lignite system into Canada.

OIL AND GAS EXPLORATION AND PRODUCTION. The change in components of oil and gas revenue from fiscal 1994 to fiscal 1995 is comprised of the following:

                                        Price      Quantity        Revenue
                                        Change      Change         Change
                                        ------     --------        -------
    Oil                                   13%        (12%)          -nil-
    Gas                                  (17%)        (8%)          (24%)


The decrease in oil volume results from normal depletion and the sale of certain marginal oil properties. In recent years, the Company has committed its drilling expenditures exclusively to gas wells, although some Williston Basin oil wells have been successfully recompleted. Changes in gas production are also due to normal depletion, offset by production from new wells. Overall, revenue from oil and gas sales was down 9 percent from fiscal 1994 to 1995 but, as a result of lower production taxes and the Company's continuing efforts to reduce operating costs on its oil wells, net revenue from exploration and production was virtually unchanged.

Gas revenue included $37,000 from hedging transactions during the nine months ended March 31, 1995. The Company presently has no hedge contracts in place. However, starting in October 1995, the Company will sell its 25 percent share of a gross 1,000 mcf per day from the Pinedale Field at a year-round price of $1.85 per mmbtu, or $1.67 per mcf at the wellhead. The ten-year contract contains an annual escalation factor of 4 percent.

Much of the decline in exploration cost during fiscal 1995 is attributable to reduced activity in the Berry R. Cox Field. Depreciation, depletion and amortization ("DD&A") expense of oil and gas producing properties was higher in the current year due to the inclusion of new properties, particularly the Berry
R. Cox wells, in the property base. Limited reserves in the Cox Field also caused the Company to recognize impairment expenses totaling approximately $1.1 million in fiscal 1995. As described in Note 1 to the financial statements, during the quarter ended March 31, 1995, Sheffield adopted Statement of Financial Accounting Standard No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of ("SFAS 121"). Unlike the accounting policy in effect through December 31, 1994 (which required a 10 percent discounted cash flow projection based on unescalated, current prices), SFAS 121 requires an undiscounted, anticipated price, cash flow projection with regard to asset impairment tests and, if impairment is indicated, measurement of the impairment is based upon fair market value. SFAS 121 also precludes the restatement of prior period financials. Accordingly, the proved property impairment expense of $511,000 recognized at December 31, 1994 was not adjusted to conform to the undiscounted cash flow approach mandated by SFAS 121 and the impairment expense of $467,000 incurred during the quarter ended June 30, 1995 was computed pursuant to the terms of SFAS 121.

INTEREST/GENERAL AND ADMINISTRATIVE EXPENSE. Higher interest rates combined with a greater average outstanding loan balance caused interest expense to increase from fiscal 1994 to fiscal 1995.

As described in Note 3 to the financial statements, in December 1994, Trinity
Petroleum Management, Inc. ("Trinity")   became a wholly-owned subsidiary of
Sheffield. Trinity previously provided management and administrative services to Sheffield and another company; now the former Trinity employees provide these
services exclusively to Sheffield.   Accordingly, certain personnel and overhead
costs formerly shared by Sheffield and a third party company are now   borne
entirely by Sheffield and, as a consequence, general and administrative expense
has increased.  Approximately   $159,000 of the increase in general and
administrative expense is attributable to the foregoing. However, Sheffield currently has an infrastructure adequate to manage and administer a considerably
larger asset base than it presently   owns.  As such,  potential future Company
growth should be achieved with only marginal increases in general and administrative expense.

Costs that would have been incurred whether or not Sheffield had acquired
Trinity accounted for $71,000 of the   increased 1995 expense.  Finally, the
Company incurred compensation expense of $94,000 in 1995 related to stock issued as compensation and the granting of a one-time bonus for the purpose of a stock warrant exercise.

Actual expenditures for overhead are projected to decrease in fiscal 1996.
However, as a result of the sale of the Kansas   and Oklahoma operations,
general and administrative recoveries from field operations are projected to
decrease. The   Company reports its general and administrative expense net of
recoveries, so reported general and administrative   expense for fiscal 1996
could increase should the Kansas and Oklahoma operations not be replaced.

RESULTS OF OPERATIONS - FISCAL 1994 COMPARED TO FISCAL 1993

GAS GATHERING AND PROCESSING. Gas processing/gathering revenues and expenses all increased markedly during fiscal 1994 as a result of the Republic Natural Gas acquisition. With regard to assets owned during both 1994 and 1993, Lignite (North Dakota) revenue less cost of sales and operating costs was down from 1993 for the following reasons: (i) a change in the physical characteristics in the gas processed by the Lignite plant resulting in marginally higher residue gas sales but lower liquids sales; (ii) a 14 percent decrease in liquids prices from 1993 to 1994 and (iii) a decrease in Sheffield's interest in the partnership which owns Lignite (an average of 75 percent in 1994 versus 90 percent in 1993).

The recognition of a full year's expense associated with the cost of the Republic Natural Gas acquisition accounts for the higher fiscal 1994 gas plant depreciation.

OIL AND GAS EXPLORATION AND PRODUCTION. The change in components of oil and gas revenue from fiscal 1993 to fiscal 1994 is comprised of the following:


                                  Price           Quantity      Revenue
                                  Change           Change        Change
                                  ------          --------       ------
         Oil                      (22%)             (21%)         (38%)
         Gas                       16%               78%          107%

The decrease in oil volume is attributable to two separate sales of relatively high operating cost properties while the increased gas production reflects the fiscal 1994 addition of wells in south Texas. The 13 percent decrease in operating expense is attributable to the shift in emphasis from relatively high cost oil wells to lower cost gas wells.

Depreciation, depletion and amortization of oil and gas properties was higher in 1994 due both to the inclusion of the south Texas gas well costs with common geological structure and production/reserve quantities associated with the new wells.

INTEREST/GENERAL AND ADMINISTRATIVE EXPENSE. Higher debt levels associated with the acquisition of Republic Natural Gas and the south Texas drilling activity caused interest expense to increase sharply in 1994. Higher travel, legal and insurance cost in 1994 contributed to higher general and administrative expense. Also, the Company incurred certain costs associated with the trading of its stock on the American Stock Exchange Emerging Company Marketplace beginning in fiscal 1994.

QUASI-REORGANIZATION AND INCOME TAXES

The Company eliminated its accumulated deficit through a quasi-reorganization effective January 1, 1991. No revaluation of assets or liabilities was involved. Any income tax benefits resulting from utilization in subsequent years of net operating loss carryforwards existing at January 1, 1991, have been and will continue to be excluded from results of operations and credited to additional paid-in capital, resulting in lower earnings than would have been reported had the Company not elected to adopt the quasi-reorganization. Total operating loss carryforwards amounted to approximately $8.1 million at June 30, 1995.

Realization of future tax benefits is dependent on the Company's ability to generate taxable income within the carryforward period. At June 30, 1995, the Company had a net deferred tax asset of $991,000, consisting of gross deferred tax assets of approximately $3.4 million, a valuation allowance of approximately $1.9 million and a deferred tax liability of $501,000. Based on existing operating conditions and certain tax planning strategies, it cannot be demonstrated that realization of the entire tax loss carryforward is more likely than not. Accordingly, the valuation allowance reflects the amount of loss carryforward benefit not likely to be utilized.

The annual amount of net operating loss carryforwards by year of expiration are summarized as follows:

                                         Amount
                          Year           Expiring
                         ------        ------------
                          1998         $ 1,091,000
                          1999             510,000
                          2000             783,000
                          2001           2,758,000
                          2002             779,000
                          2004             765,000
                          2005             154,000
                          2006              41,000
                          2010           1,228,000
                                       ------------
                                       $ 8,109,000
                                       ============

Taxable income is subject to change resulting from the sale of assets, fluctuations in oil and gas prices, the addition or deletion of wells from gathering and processing systems and fluctuations in gas liquids prices. A total of approximately $9.2 million minimum level of future taxable income is necessary to enable the Company to realize the gross deferred tax asset of $3.4 million.

Historically, the income (loss) before income taxes for financial statements differed from taxable income as follows:


                                              1995         1994         1993
                                          -----------   ----------   ----------
Income (loss) before income taxes per
 financial statements                     $(1,276,000)  $  585,000   $1,173,000
Differences between income before taxes
 for financial statement purposes and
  taxable income:
      Intangible drilling costs
       deductible for taxes                  (872,000)    (815,000)    (199,000)
      Excess of tax over book
       depletion, depreciation and
       amortization                          (259,000)     (80,000)    (326,000)
      Impairment of properties              1,069,000          ---        2,000
      Gain (loss) on property dispositions
        in excess of book value               110,000     (322,000)      59,000
      Gain on debt forgiveness of a
       subsidiary                                 ---    1,418,000          ---
      Other                                       ---     (110,000)      84,000
                                          -----------   ----------   ----------
Federal taxable income (loss)             $(1,228,000)  $  676,000   $  793,000
                                          ===========   ==========   ==========

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                       REPORT OF INDEPENDENT ACCOUNTANTS

Board of Directors and Stockholders
Sheffield Exploration Company, Inc.:

We have audited the accompanying consolidated balance sheets of Sheffield Exploration Company, Inc. and Subsidiaries as of June 30, 1995 and 1994, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the three years in the period ended June 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Sheffield Exploration Company, Inc. and Subsidiaries as of June 30, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended June 30, 1995 in conformity with generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," in fiscal 1993 and Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" in fiscal 1995.


COOPERS & LYBRAND L.L.P.



Denver, Colorado
October 2, 1995

             SHEFFIELD EXPLORATION COMPANY, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                    ASSETS
                                                                June 30,
                                                     -------------------------
                                                        1995          1994
                                                     -----------   -----------
CURRENT ASSETS
    Cash and cash equivalents                        $    43,594   $   360,124
    Receivables, net                                   1,156,837     1,405,895
    Gas in storage                                       237,810           ---
    Assets held for sale (Note 9)                      4,144,040           ---
    Deferred income taxes, net                           670,000           ---
    Other                                                 78,809       218,755
                                                     -----------   -----------
      Total current assets                             6,331,090     1,984,774

PROPERTY AND EQUIPMENT
    (Using the successful efforts method)
    Unproved oil and gas properties                      624,980     1,036,429
    Proved properties                                  4,258,381     2,965,808
    Gas plant and related equipment                    2,071,328     5,940,907
    Other property and equipment                         123,402        89,260
                                                     -----------   -----------
                                                       7,078,091    10,032,404

    Accumulated depreciation, depletion and
     amortization and impairment                      (3,800,247)   (2,450,046)
                                                     -----------   -----------
                                                       3,277,844     7,582,358

OTHER ASSETS
    Deferred income taxes, net                           321,000       991,000
    Other                                                105,832       231,371
                                                     -----------   -----------
                                                     $10,035,766   $10,789,503
                                                     ===========   ===========

                     LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
    Accounts payable                                 $   862,132   $   970,794
    Current portion of long-term debt                  1,175,250           ---
    Production and ad valorem taxes payable              147,781       133,796
                                                     -----------   -----------
      Total current liabilities                        2,185,163     1,104,590

LONG-TERM DEBT, net of current portion                 1,374,050     2,111,333

COMMITMENTS (Notes 2 and 8)                                  ---           ---

STOCKHOLDERS' EQUITY
    Preferred stock, $.01 par value; 2,000,000
     shares authorized; none issued                          ---           ---
    Common stock, $.01 par value; 10,000,000
     shares authorized; 3,389,261
      shares issued and outstanding at June 30,
       1995; 3,266,565 issued and
       outstanding at June 30, 1994                       33,893        32,666

    Additional paid-in-capital                         6,805,550     6,627,851
    Retained earnings (accumulated deficit)
        (deficit of $8,584,236 eliminated at
         January 1, 1991)                               (362,890)      913,063
                                                     -----------   -----------
                                                       6,476,553     7,573,580
                                                     -----------   -----------
                                                     $10,035,766   $10,789,503
                                                     ===========   ===========

The accompanying notes are an integral part of these consolidated financial statements.

             SHEFFIELD EXPLORATION COMPANY, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS



                                                 Years Ended June 30,
                                        --------------------------------------
                                            1995          1994         1993
                                        -----------   -----------   ----------
REVENUE:
    Gas processing and gathering        $ 6,972,380   $10,277,680   $4,384,747
    Oil and gas sales                     1,156,745     1,264,568    1,530,940
                                        -----------   -----------   ----------
      Total Revenue                       8,129,125    11,542,248    5,915,687

EXPENSES:
    Gas processing and gathering          5,991,614     9,172,238    3,122,031
    Operation of producing properties       385,526       470,754      542,020
    Production taxes                        114,685       131,630      178,155
    Dry holes and abandonments               11,151        20,648          481
    Exploration                              43,640       104,202      100,444
    Depreciation, depletion and
     amortization:
      Gas processing, gathering and
       storage assets                       480,369       513,796      303,792
      Oil and gas properties                355,968       247,292      195,228
      Other                                  46,865        28,177       21,165
    Impairments:
      Unproved properties                    90,951           ---       19,000
      Proved properties                     978,097           ---       13,882
    General and administrative              717,897       393,820      324,810
    Other, net                               12,704           ---       15,517
                                        -----------   -----------   ----------
          Total Expenses                  9,229,467    11,082,557    4,836,525
                                        -----------   -----------   ----------

Operating income (loss)                  (1,100,342)      459,691    1,079,162

Other expense (income)
    Interest income                         (12,181)      (30,628)     (66,169)
    Gain on asset sales                      (8,715)     (222,218)     (72,954)
    Interest expense, net of $25,000
     and $36,000 of capitalized
     interest in 1995 and 1994,
     respectively                           196,507       127,879       45,016
                                         -----------   -----------   ----------
                                            175,611      (124,967)     (94,107)
                                        -----------   -----------   ----------

Income (loss) before income taxes        (1,275,953)      584,658    1,173,269
                                        -----------   -----------   ----------
Provision for income taxes:
    Current                                     ---           ---       18,000
    Deferred                                    ---       509,000      412,000
                                        -----------   -----------   ----------
                                                ---       509,000      430,000

NET INCOME (LOSS)                       $(1,275,953)  $    75,658   $  743,269
                                        ===========   ===========   ==========

NET INCOME (LOSS) PER SHARE                  $(0.38)        $0.02        $0.23
                                        ===========   ===========   ==========
WEIGHTED AVERAGE COMMON SHARES
    OUTSTANDING                           3,327,672     3,261,003    3,254,565
                                        ===========   ===========   ==========

The accompanying notes are an integral part of these consolidated financial statements.

             SHEFFIELD EXPLORATION COMPANY, INC. AND SUBSIDIARIES

           Consolidated Statement of Changes in Stockholders' Equity

                                                                             Common
                                             Common        Treasury          Share Par         Treasury
                                             Shares         Stock             Value             Stock
                                            ---------      --------         ----------         ---------
BALANCE, JUNE 30, 1992                      3,264,609      (10,044)           $32,646          ($20,088)

Subscriptions receivable interest                  --           --                 --                --
Subscriptions receivable elimination               --           --                 --                --
Use of tax net operating loss carryforward         --           --                 --                --
Net income for the year ended June 30, 1993        --           --                 --                --
                                            ---------      --------         ----------         ---------
BALANCE, JUNE 30, 1993                      3,264,609      (10,044)           $32,646           (20,088)

Option exercise                                12,000           --                120                --
Retirement of treasury stock                  (10,044)      10,044               (100)           20,088
Net income for the year ended June 30, 1994        --           --                 --                --
                                            ---------      --------         ----------         ---------
BALANCE, JUNE 30, 1994                      3,266,565           --             32,666                --

Warrant exercise                               43,333           --                433                --
Stock issued pursuant to purchase transaction  60,000           --                600                --
Stock issued as compensation                   20,000           --                200                --
Purchase of common stock                           --         (637)                --            (1,274)
Retirement of treasury stock                     (637)         637                 (6)            1,274
Net loss for the year ended June 30, 1995          --           --                 --                --
                                            ---------      --------         ----------         ---------
BALANCE, JUNE 30, 1995                      3,389,261           --             $33,893               --
                                            ============================================================


                                                                              Retained
                                            Additional                        Earnings
                                             Paid-In       Subscriptions    (Accumulated
                                             Capital        Receivable         Deficit)          Total
                                            ----------     -------------    -------------     -----------
BALANCE, JUNE 30, 1992                      $4,720,621         ($12,678)       $94,136         $4,814,637

Subscriptions receivable interest                  338             (338)            --                 --
Subscriptions receivable elimination                --           13,016             --             13,016
Use of tax net operating loss carryforward   1,912,000               --             --          1,912,000
Net income for the year ended June 30, 1993         --               --        743,269            743,269
                                            ----------          -------        -------          ---------
BALANCE, JUNE 30, 1993                       6,632,959               --        837,405          7,482,922

Option exercise                                 14,880               --             --             15,000
Retirement of treasury stock                   (19,988)              --             --                 --
Net income for the year ended June 30, 1994         --               --         75,658             75,658
                                            ----------          -------        -------          ---------
BALANCE, JUNE 30, 1994                       6,627,851               --        913,063          7,573,580

Warrant exercise                                64,567               --             --             65,000
Stock issued pursuant to purchase transaction   85,800               --             --             86,400
Stock issued as compensation                    28,600               --             --             28,800
Purchase of common stock                            --               --             --             (1,274)
Retirement of treasury stock                    (1,268)              --             --                 --
Net loss for the year ended June 30, 1995           --               --     (1,275,953)         (1,275,953)
                                            ----------          -------     ----------          ----------
BALANCE, JUNE 30, 1995                      $6,805,550               --      ($362,890)         $6,476,553
                                            ==============================================================

 The accompanying notes are an integral part of these consolidated financial statements.

             SHEFFIELD EXPLORATION COMPANY, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOW

                                                                   Years Ended June 30,
                                                         ---------------------------------------
                                                             1995          1994          1993
                                                         -----------   -----------   -----------
Cash flows from operating activities:
    Net income (loss)                                    $(1,275,953)  $    75,658   $   743,269
    Adjustments to reconcile net income (loss) to net
      cash provided by operating activities:
      Depreciation, depletion and amortization               883,202       789,265       534,067
      Deferred income tax provision                              ---       509,000       412,000
      Impairment expense                                   1,069,048           ---        19,000
      Dry holes and abandonments                                 ---           ---           481
      Gain on asset sales                                     (8,715)     (222,218)      (72,954)
      Stock as compensation                                   28,800           ---           ---
      Other                                                   12,330         3,238        21,346
    Changes in operating assets and liabilities:
      Receivables                                            249,058       313,540    (1,259,576)
      Payables                                               (36,812)     (271,613)      677,209
      Gas in storage                                        (237,810)          ---           ---
      Taxes payable/refundable                                13,985       (18,000)       18,000
      Other current assets                                   139,946       (74,078)      (25,137)
      Other assets                                            (8,716)       32,676         8,625
                                                         -----------   -----------   -----------
Net cash provided by operating activities:                   828,363     1,137,468     1,076,330

Cash flows from investing activities:
    Purchase of gas gathering facilities                         ---           ---    (3,704,573)
    Proceeds from sale of properties:
      Oil and gas                                                ---        98,845       214,413
      Pipeline                                                78,750           ---           ---
      Gas plant and related equipment                            ---       700,000           ---
      Other                                                  106,180         6,111           ---
    Additions to properties:
      Oil and gas                                           (923,433)     (855,184)     (435,622)
      Gas plant                                             (709,545)     (684,568)      (28,331)
      Unproved properties                                    (33,687)     (519,591)       (3,900)
      Other                                                 (177,634)          ---           ---
    Other investments                                         12,783       (41,672)       (9,813)
                                                         -----------   -----------   -----------
Net cash (used in) investing activities:                  (1,646,586)   (1,296,059)   (3,967,826)

Cash flows from financing activities:
    Loan proceeds                                            593,374       600,000     2,000,000
    Payment of loan principal                               (155,407)     (630,081)     (700,915)
    Treasury stock                                            (1,274)          ---           ---
    Proceeds from exercise of stock warrants                  65,000        15,000           ---
                                                         -----------   -----------   -----------
Net cash provided by (used in) financing activities:         501,693       (15,081)    1,299,085
                                                         -----------   -----------   -----------

Net (decrease) in cash and cash equivalents                 (316,530)     (173,672)   (1,592,411)
Cash and cash equivalents at beginning of year               360,124       533,796     2,126,207
                                                         -----------   -----------   -----------
Cash and cash equivalents at end of year                 $    43,594   $   360,124   $   533,796
                                                         ===========   ===========   ===========

Supplemental disclosure of cash flows:
    Interest paid                                        $   228,086   $   163,879   $    48,958
  Income taxes paid                                      $       ---   $    18,000   $       ---


In conjunction with the 1993 purchase of the gas gathering facilities, the Company acquired accounts receivable of approximately

$913,000 and assumed liabilities of approximately the same amount. In fiscal 1995, 60,000 shares were issued as part of a merger transaction.

The accompanying notes are an integral part of these consolidated financial statements.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     ORGANIZATION:

     Sheffield Exploration Company, Inc. ("Sheffield" or "the Company") was incorporated in Delaware during 1981 for the purpose of acquiring various producing oil and gas properties. On March 6, 1991, the shareholders of Sheffield Exploration Company ("Old Sheffield") approved a merger into New Sheffield Exploration Company ("Newco"), a newly-formed wholly-owned subsidiary of Old Sheffield. Immediately following the merger, the Company completed the private sale of 1,350,000 shares of its common stock at $2.00 per share. Net proceeds to the Company after offering costs were $2,568,241. In connection with the merger, the Company's Board of Directors approved a quasi-reorganization effective January 1, 1991, and transferred $8,584,236 from additional paid-in capital to offset the existing accumulated deficit. The quasi-reorganization did not involve a revaluation of any assets or liabilities.

     Newco, renamed Sheffield Exploration Company, Inc. holds and conducts all business activities formerly owned and operated by Old Sheffield. For financial reporting purposes, Sheffield is considered the continuing accounting entity that is the successor to Old Sheffield. During fiscal 1992, the Company established a wholly-owned subsidiary, Sheffield Gas Processors, for the purpose of making investments in the natural gas gathering and processing business.

     PRINCIPLES OF CONSOLIDATION:

     The accompanying consolidated financial statements include the accounts of Sheffield and its wholly-owned subsidiaries, Knight Royalty Corporation, Republic Natural Gas Company ("Republic"), Sheffield Gas Processors ("SGP"), Sheffield Operating Company, Inc. ("SOC") and Trinity Petroleum Management, Inc. ("TPM"). Additionally, the Company's partnership interests in various gathering/processing assets are consolidated on a pro-rata basis. All significant intercompany transactions and balances have been eliminated.

     CASH AND CASH EQUIVALENTS:

     Cash and cash equivalents include currency on hand, demand deposits with banks or other financial institutions and certificates of deposit purchased with a maturity of three months or less.

     CONCENTRATION OF CREDIT RISK:

     The Company invests its excess cash in money market funds ("the Money Market Funds") which invest exclusively in U.S. government securities. At June 30, 1995 and 1994, substantially all of the Company's cash and cash equivalents were invested in the Money Market Funds. The Company has not incurred any losses related to these funds. The Company sells its oil and gas production and most of the output from its gas processing facility and gathering systems to relatively large companies. Allowances for potential credit losses relating to product sales are not maintained and the Company generally does not require collateral. The Company has not incurred any credit losses relating to product sales.

     GAS IN STORAGE PRICING:

     Natural gas stored for future sale is recorded at the spot market price in effect at the date the gas is stored (which approximates cost). Cost of sales from inventory is based on the weighted average price of storage inventory in the month preceding the sale.

     PROPERTY AND EQUIPMENT:

     The Company accounts for its oil and gas operations using the successful efforts method of accounting. Under this method, all costs associated with property acquisition, successful exploratory wells and all development wells are capitalized. Items charged to expense include geological and geophysical costs, costs of unsuccessful exploratory wells and oil and gas production costs.

     Unproved properties are assessed periodically to determine whether impairment has occurred. Capitalized costs of proved properties are amortized using the units-of-production method on the basis of estimated proved oil and gas reserves. Estimated dismantlement and abandonment costs and estimated residual salvage values are considered in the amortization rate. For accounting periods prior to March 31, 1995, proved property costs were evaluated using the same criteria as are used for amortization purposes for net realizability and carried at the lower of cost less accumulated depreciation, depletion and amortization or estimated future pre-tax net revenue discounted at 10 percent, based on unescalated, current prices. During the quarter ended March 31, 1995, Sheffield adopted Statement of Financial Accounting Standard No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets To Be Disposed Of ("SFAS 121). SFAS 121 calls for a review of assets for possible impairment whenever events or changed circumstances indicate that the net book value (carrying amount) of an asset may not be recoverable. If the carrying amount of the asset is greater than the future undiscounted cash flow it is projected to generate, the asset is written down to its estimated fair market value. For purposes of the SFAS 121 impairment test, the Company groups its producing oil and gas properties in the same manner used for the depreciation, depletion and amortization calculation. Gains and losses are recognized when a grouping as described above is sold. Proceeds from the sale of individual properties are credited to accumulated depreciation, depletion and amortization. All of the Company's oil and gas properties are located within the continental United States.

     Impairment expense of $511,000 related to proved property costs incurred during the quarter ended December 31, 1994 is equal to the amount by which the property unit carrying cost at December 31, 1994 exceeded projected future net revenues, based on unescalated quarter-end prices, discounted at 10 percent. The impairment of unproved properties ($91,000), also incurred during the quarter ended December 31, 1994, reflects the writedown of such properties to estimated fair market value. Based on the provisions of SFAS 121, the proved property impairment expense of $467,000 recognized during the quarter ended June 30, 1995 equaled the amount by which the impaired property exceeded its estimated fair market value. The fourth quarter impairment, all of which related to the Company's south Texas property, resulted from downward revisions of gas reserves as well as relatively low natural gas prices. Fair market value was estimated using a discounted cash flow approach. After projecting cash flows using forecasted prices, varying discount factors were applied to adjust the cash flows for perceived risk. The discount factors were intended to approximate those used in the marketplace for properties having characteristics similar to those being written down.

     The gas processing facility and the gathering system lines are depreciated using the straight line method over their estimated useful lives of 15 years. Other equipment, having useful lives ranging from three to seven years, is also depreciated on a straight line basis. Maintenance and repairs which do not result in betterments or extend the useful life of an asset are expensed. Gains and losses from retirement or replacement of other property and equipment are included in operations.

     Estimated dismantlement, restoration and abandonment costs associated with the Company's producing properties and gas processing facilities are approximately offset by estimated residual values of equipment. Accordingly, no accrual for such costs has been recorded.

     OIL AND GAS PRICING ARRANGEMENTS:

     Sheffield periodically enters into various oil and gas pricing arrangements, including oil price swaps, forward sales contracts accounted for as hedges and the purchase/sale of puts and calls, referred herein collectively as hedging transactions or contracts. Gains and losses relating to these contracts are included in oil and gas revenues upon delivery and related cash flows from such activities are included in operating activities. In connection with these hedging transactions, the Company may be exposed to nonperformance by other parties to such agreements, thereby subjecting the Company to current oil prices and, in certain cases, loss of any premiums paid in advance by the Company. However, the Company only enters into hedging contracts with large financial institutions and does not anticipate nonperformance. As of June 30, 1995, Sheffield was not party to any hedging transactions. However, starting in October 1995, the Company will sell its 25 percent share of a gross 1,000 mmbtu per day from the Pinedale Field at a year-round price of $1.85 per mmbtu, or $1.67 per mcf at the wellhead. The ten-year contract contains an annual escalation factor of 4 percent.

     INCOME TAXES:

     During fiscal 1993, the Company adopted Statement of Financial Accounting Standard 109, Accounting for Income Taxes ("SFAS 109"). SFAS 109 requires the recognition of deferred tax assets for deductible temporary differences and operating loss carryforwards and of deferred tax liabilities for taxable temporary differences. Measurement of current and deferred tax liabilities and assets is based on provisions of enacted tax law; the effects of future changes in tax laws or rates are not anticipated. Deferred tax assets primarily result from net operating loss carryforwards and deferred tax liabilities from the recognition of depreciation, depletion and amortization in different periods for financial reporting and tax purposes.

     NET INCOME (LOSS) PER COMMON SHARE:

     Net income (loss) per common share has been calculated based upon the weighted average number of shares outstanding during each year presented. The effect of options and warrants is not included in the computation as such effect is either immaterial or antidilutive.

     RECLASSIFICATIONS:

     Certain amounts in prior year financial statements have been reclassified to conform to the current year presentation.


2.   LONG-TERM DEBT

     The Company entered into a credit agreement ("the Agreement") in April 1993 (amended in September 1993, November 1994 and May 1995) with Norwest Bank which expires in December 1997. Loans made pursuant to the Agreement are collateralized by substantially all of the Company's interests in its oil and gas properties, gas gathering assets and SGP's interest in the partnership which owns the Lignite gas processing and gathering assets. There are two components of the borrowing base: a reserve based portion ("the Reserve Based Component") related to estimates of future oil and gas production ($2.3 million and $2.1 million outstanding principal at June 30, 1995 and 1994, respectively) and a gas storage inventory working capital credit line ("the Storage Component") ($259,000 outstanding principal at June 30, 1995). The Reserve Based Component balance is redetermined semiannually while the Storage Component balance is revised monthly. If the Reserve Based Component loan balance exceeds the redetermined borrowing base, the Company has the option of paying the excess in total within 30 days of notification by the lender or in six equal monthly installments. At June 30, 1994, the Reserve Based Component was classified as long-term debt.

     Interest on the unpaid principal balance is computed at an annual rate which equals the sum of the defined prime rate plus one-half percent. The rate in effect at June 30, 1995 was 9.5 percent. In addition, the Agreement calls for the Company to pay a commitment fee of one-half percent per annum on the difference between the borrowing base and the outstanding principal balance.

     Required principal payments at June 30, 1995 are as follows:

                      Fiscal
                      Years                Amount
                     --------           -----------
                      1996              $ 1,175,000
                      1997                  435,000
                      1998                  939,000
                                        -----------

                                        $ 2,549,000
                                        ===========

     The entire Storage Component balance and that portion of Reserve Based Component related to the gas processing and gathering assets expected to be sold during fiscal 1996 have been classified as current at June 30, 1995. The Company has been informed by Norwest Bank that Norwest will release its security interest in the Kansas and Oklahoma assets in order to facilitate their sale.

     The Agreement includes various covenants which prohibit or limit the Company's capacity to incur additional indebtedness, sell properties, change the nature of its business or enter into mergers. The covenants also require the Company to maintain (1) a net worth of $4,600,000 plus 50 percent of cumulative net income after June 30, 1993, (2) a current ratio of not less than 1 to 1, (3) a ratio of funded debt (all debt having a maturity of more than one year) to net worth of not greater than 1 to 1 and
     (4) precludes the Company from paying cash dividends.

     In September 1991, the Interenergy-Sheffield Partnership ("the Partnership") entered into a four-year loan agreement with Norwest Bank. The $1.75 million loan proceeds were used to finance the acquisition of various gas plant and gas processing assets in the vicinity of Lignite, North Dakota. The loan was guaranteed by the Company and collateralized by all the Partnership assets. Interest on the unpaid principal balance was computed at an annual rate which equals the sum of the defined prime rate plus three-fourths of one percent. There was no outstanding principal at June 30, 1995.

3.   RELATED PARTY TRANSACTIONS

     On September 17, 1990, the Company entered into a management agreement ("the Trinity Agreement") with Trinity Petroleum Management ("Trinity"). The Trinity Agreement provided for the consolidation of the Company's administrative staff with the staff of Trinity and that Trinity provide management and administrative services for Sheffield for an annual fee of $100,000. The Company continued to pay certain direct administrative expenses which were not included under the Trinity Agreement. In conjunction with the purchase of a gas processing plant ("the Plant"), the Company executed a three-year agreement ("the Interenergy Agreement") with Interenergy Corporation ("Interenergy") in September 1991. The Interenergy Agreement called for Interenergy to manage the Plant for a monthly fee of $20,000, $5,000 of which was remitted to Trinity. In conjunction with the purchase of Republic, the Company agreed to pay Trinity an additional management fee of $16,000 monthly during the July through December 1993 period, $6,000 per month from January through September 1994 and $16,000 per month thereafter ("the Republic Management Fee"). In September 1993, Sheffield entered into a joint venture agreement ("the III Agreement") with III Exploration Company, a wholly-owned subsidiary of Boise-based Intermountain Industries, Inc. ("Intermountain"). The III Agreement provided for Sheffield to remit a monthly management fee of $2,083 to Trinity.

     The Trinity Agreement also provided that Sheffield remit to Trinity all overhead recoveries from producing properties operated by the Company and overhead recoveries from the Company's managed limited partnerships. Additionally, personnel costs associated with field operations were charged to Company-operated properties and billed to third party joint owners or recognized by the Company as operating expense.

     The following table summarizes Trinity's charges to Sheffield during each of the last three fiscal years.

                                                     1995            1994            1993
                                                 ---------       ----------      ----------
     Trinity Agreement management fees           $  62,498       $  100,000      $  100,000
     Republic management fees                       66,000          132,000          16,000
     Interenergy Agreement management fees          30,000           60,000          60,000
     III Agreement management fees                  37,500           20,830             ---
     Overhead recoveries (producing properties)     24,339           53,840          94,586
     Field operations personnel costs              293,492          643,886         109,909
     Direct administrative expenses                 34,562           41,765          21,836
     Other                                          ---                 ---          35,000
                                                 ---------       ----------      ----------

                                                 $  548,391     $  1,052,321    $  437,331
                                                 ===========    ============    ==========


     On December 31, 1994, Sheffield exchanged 60,000 shares of its common stock (at $1.44 per share based upon the then-current stock price) and approximately $10,000 for all of the shares of Trinity, resulting in Trinity becoming a wholly-owned subsidiary of the Company. Sheffield's President and Chief Executive Officer, who owned a one-third interest in Trinity from its inception through November 1994, was the sole shareholder of Trinity at the time of the exchange.

     Republic was purchased from Sunrise Energy Services, Inc. of which Mr. David A. Melman, a director of Sheffield, was a director. In addition, during fiscal 1994, the Company acquired a 13 percent working interest in a drilling prospect from XCL, Inc., of which Mr. Melman is an officer and director. Through June 30, 1995, Sheffield has expended approximately $1.6 million on this prospect.

     The Company had sales to Interenergy of approximately $634,000, $699,000 and $1,022,000 in fiscal 1995, 1994 and 1993, respectively. Related accounts receivable of approximately $48,000 and $49,000 existed at June 30, 1995 and 1994, respectively. Also, during fiscal 1994, the Company sold a partial interest in the Lignite, North Dakota gas processing facility to Interenergy for $700,000.

4.   INCOME TAXES

     The provision for income taxes consists of the following:

                                                  Years Ended June 30,
                                     --------------------------------------------
                                        1995              1994             1993
                                     ----------        ----------       ---------
     Current:
         Federal                     $      ---        $      ---       $  18,000
         State                              ---               ---             ---
                                     ----------        ----------       ---------
                                     $      ---        $      ---       $  18,000

     Deferred:
         Federal                     $ (434,000)       $  198,000       $ 381,000
         State                          (38,000)           18,000          31,000
       Change in valuation allowance    472,000           293,000             ---
                                     ----------        ----------       ---------
                                            ---           509,000         412,000
                                     ----------        ----------       ---------
                                     $      ---        $  509,000       $ 430,000
                                     ==========        ==========       =========

     Tax provisions have resulted in effective tax rates differing from the Federal income tax rate as shown in the following table.


                                             Percent of Pretax Earnings
                                            ----------------------------
                                              1995      1994       1993
                                            ----------------------------
     Federal statutory rate                   (34)%     34%        34%
     State income taxes                        (3)%      3%         3%
     Change in valuation allowance              37%     50%         -
                                            ----------------------------
     Effective rate                               ---   87%        37%
                                            ============================


     The Company's deferred income tax asset is comprised of the tax benefit
     (cost) associated with the following items (based on a 37 percent tax rate). Valuation allowances reflect the amounts of operating loss carryforwards and tax credits which are either not expected to be utilized before expiration date or which benefits management currently cannot predict will more likely than not be realized.

                                                             June 30,
                                                  ---------------------------
                                                         1995          1994
                                                  -------------- ------------
          Deferred tax assets:
            Tax loss carryforwards                  $ 3,000,000   $ 3,109,000
            Percentage depletion carryforward           108,000        94,000
            Undeveloped property tax basis              225,000        98,000
            Investment tax credit                        52,000        52,000
            Other                                        10,000           ---
                                                  -------------- ------------
            Gross deferred tax asset                  3,395,000     3,353,000
            Valuation allowance                      (1,903,000)   (1,719,000)
                                                  -------------- ------------
                                                      1,492,000     1,634,000
          Deferred tax liability:
            Difference in book and tax bases,
             property, plant and equipment             (501,000)     (643,000)
                                                  -------------- ------------
            Net deferred tax asset                  $   991,000   $   991,000
                                                  ============== ============

          Current                                   $   670,000   $       ---
          Noncurrent                                    321,000       991,000
                                                  -------------- ------------
                                                    $   991,000   $   991,000
                                                   ============== ============

     A significant portion of the net deferred tax asset is expected to be realized during fiscal 1996 as a result of the asset sale described in
     Note 9.

     As a result of the Company's fiscal 1991 quasi-reorganization (see Note 1) and the fact that the tax losses giving rise to the asset were incurred prior to that reorganization, the deferred tax asset recognized by the Company during fiscal 1993 was credited directly to stockholders' equity.

     As of June 30, 1995, the Company had the following tax loss carryforwards available to offset future taxable income. The carryforwards expire in varying amounts between 1997 and 2010.

               Regular income tax                         $8,191,000
               Alternative minimum tax                    $4,759,000
               Investment tax credit                      $   52,000
               Percentage depletion
               (no expiration date)                       $  293,000


     Approximately $1,145,000 of regular tax loss and $120,000 of alternate minimum tax loss can only be used to offset future income of a separate subsidiary, and not income of the consolidated group. In addition, approximately $8,000 of investment tax credit carryover is attributable to the subsidiary, and can be used only to offset future tax liability of the subsidiary.

5.   OPTIONS, WARRANTS AND RESERVED SHARES

     In November 1990, the Board of Directors adopted a new stock option plan ("the 1990 Plan"), which was approved by the shareholders of the Company on March 6, 1991. The 1990 Plan superseded any stock option plans existing prior to its adoption. All employees of the Company, its subsidiaries, directors and consultants are eligible to participate in the 1990 Plan. Options are of two types: incentive stock options (for employees) for terms not to exceed 5 years, and non-qualified options (for nonemployee participants) for terms not to exceed 10 years. When adopted, the maximum number of shares of common stock which could be issued under the 1990 Plan was 150,000, subject to adjustment for future stock dividends, stock splits or other relevant capitalization changes. Options under the 1990 Plan are granted at 100 percent of fair market value of the underlying common stock as of the grant date.

     In September 1993, the Board of Directors amended the Plan to both increase the number of shares which may be issued pursuant to options granted under the Plan to 350,000 shares and to clarify participation in the 1990 Plan. In December 1993, stockholders ratified the September Board of Directors' action.

     The following table summarizes outstanding common shares subject to options under the 1990 Plan and pre-existing plans as of June 30, 1995.



                                                                                    Non-
                                                          Incentive              Qualified
           Option Price/Expiration Date   Total            Options                Options
        -------------------------------- ------------ ---------------------- -------------
          $1.50; September 1995           18,667             18,667                    ---
          $2.00; January 1998             90,000             90,000                    ---
          $3.00; December 1998            65,000             65,000                    ---
          $2.00; March 2001                2,000                ---                  2,000
          $2.00; July 2002                10,000                ---                 10,000
          $2.00; September 2003           45,000                ---                 45,000
          $3.00; December 2003            28,000                ---                 28,000
                                       -------------- ----------------------- ------------
                                         258,667            173,667                 85,000
                                       ============== ======================= =============

     Of the 258,667 shares shown in the table, 133,333 were exercisable at June 30, 1995.

     The following table summarizes 1990 Plan (or pre-existing plan, where so noted) activity during each of the last three fiscal years.

                               Exercised                   Granted
                      -----------------------  -------------------------------------------
               Expired                                   Currently            Expiration
      Fiscal   Shares    Shares         Price  Shares   Exercisable  Price       Date
    ------------------  -------        ------ ----------------------------- --------------
       1993        ---        ---         ---   10,000        6,667  $2.00    July 2002
                                                90,000       60,000  $2.00   January 1998

       1994        500     12,000  (a)  $1.25   45,000       15,000  $2.00  September 2003
                                                65,000       21,666  $3.00  December 1998
                                                44,000        9,333  $3.00  December 2003

       1995     16,000        ---         ---      ---          ---    ---             ---

     (a)  Options for these shares were granted pursuant to a superseded plan.

     The option price equalled the market price of the stock at the date of grant.

     Not included in the above table are options for 20,667 shares issued prior to fiscal 1993.

     In addition to the options disclosed in the table, during September 1990, the Company's president was issued a Special Purchase Warrant Certificate which entitled him to purchase 43,333 shares of common stock at a price of $1.50 per share. The warrant was exercised during fiscal 1995.

     In connection with the private placement of common stock described in Note 1, the placement agent purchased for $2,500 a warrant to purchase 81,450 shares of common stock at $2.00 per share. The warrant expires in March 1996.

6.   OIL AND GAS PRODUCING ACTIVITIES

     The aggregate amount of capitalized costs of oil and gas properties and the corresponding accumulated depreciation, depletion, amortization and impairments are summarized as follows:

                                                              June 30,
                                            -----------------------------------------
                                                  1995          1994          1993
                                            --------------  ------------  -----------
     Unproved oil and gas properties:
      Cost                                    $   684,480   $ 1,036,429   $   595,156
      Impairment                                 (607,789)     (516,838)     (590,838)
                                            --------------  ------------  -----------
                                              $    76,691   $   519,591   $     4,318
                                            ==============  ============  ===========
     Proved properties:
      Cost                                    $ 4,258,381   $ 2,965,808   $ 2,190,304
      Accumulated depreciation, depletion,
        amortization and impairment            (2,208,743)   (1,289,297)   (1,084,067)
                                            --------------  ------------  -----------
                                              $ 2,049,638   $ 1,676,511   $ 1,106,237
                                            ==============  ============  ===========

     The aggregate amount of expenditures relating to oil and gas producing activities are summarized as follows:

                                             June 30,
                                  -------------------------------
                                      1995       1994      1993
                                  -------------------------------
     Property acquisition costs:
      Proved                         $174,145  $ 94,576  $ 23,250
      Unproved                         33,687    59,500     3,900

     Exploration costs                 43,640   104,202   100,444

     Development costs                749,288   754,690   412,372

     Wells in progress                    ---   460,091       ---

     None of the Company's oil and gas sales were from foreign production or from reserves applicable to long-term supply or similar agreements with foreign governments.

7.   MAJOR CUSTOMERS

                                         1995         1994          1993
                                    --------------  ------------  -----------
     Gas Processing and Gathering:
       Rangeline                           *            11%            *
       Williston Basin                     *             *            30%
       City of Pratt                      19%            *             *
       Cenex                               *             *            18%
       Koch Canada                         *             *            13%
                                    --------------  ------------  -----------
                                          19%           11%           61%
     Oil and Gas Operations:
        Permian                            *             *            11%

     *Less than 10%
     Figures are expressed as percentage of total revenue.

8.   LEASING ARRANGEMENTS

     The Company leases certain production and office facilities under non-cancelable operating leases. Future minimum lease payments under non-cancelable operating leases at June 30, 1995 are as follows:

     Year Ending June 30,
     1996                      $ 83,650

     1997                        18,250

     1998                        18,250

     1999                        18,250
                             ----------

     Total minimum payments    $138,400
                             ==========

     Rent expense for fiscal 1995 and 1994 was approximately $58,000 and $13,800, respectively. In connection with the sale of the Company's gas gathering and processing assets (Note 9), the Buyer is assuming annual lease payments of $18,250.

9.   SUBSEQUENT EVENT

     On September 25, 1995, the Company signed an agreement ("the Purchase and Sale Agreement") providing for the sale of all of its gas gathering and processing assets in Kansas and Oklahoma for a pre-adjustment price of $5.5 million. The Purchase and Sale Agreement provides for an effective date of July 1, 1995. However, the Purchase and Sale Agreement specifies that Sheffield is entitled to all proceeds from the sale of natural gas from storage inventory providing that at closing (October 2, 1995) there be a minimum of 150,000 mmbtu in inventory.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURES

          None.

                                   PART III


ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the names, ages and titles of the members of the Board of Directors and the executive officers of Sheffield:

                Name         Age                     Position
                ----         ---                     --------

          Edwin H. Morgens      54       Chairman of the Board
          J. Samuel Butler      50       President, Chief Executive Officer and
                                         Director
          Randall E. King       41       Director
          David A. Melman       52       Director
          McLain J. Forman      66       Director
          David L. Milanesi     48       Vice President, Secretary and Treasurer
          Jerry D.Smothermon    58       Vice President

EDWIN H. MORGENS has been a director since 1981 and served as President of the Company from 1986 to September 1990. He has been Chairman of Morgens, Waterfall, Vintiadis & Co., Inc., a financial services firm, since 1970. Mr. Morgens is also a general partner of three New York investment limited partnerships and chairman of the corporate general partner of a Delaware investment partnership.

J. SAMUEL BUTLER has been a Director, President and Chief Executive Officer of the Company since September 1990. He served as the Chief Executive Officer of Trinity Petroleum Management, Inc. ("Trinity") and Sterling Energy Corporation ("Sterling") from 1989 until December 1994, and was also a principal in the investment banking firm of Petrie Parkman & Co. from 1989 until December 1994. From 1985 until his affiliation with Trinity and Sterling, he was President and Chief Operating Officer of Columbus Energy Corporation (Denver, Colorado). He is presently a director of Columbus Energy Corporation. Mr. Butler joined the predecessor of Columbus Energy Corporation in 1974.

RANDALL E. KING has been a principal with the investment banking firm of Petrie Parkman & Co. since April 1989. Mr. King served as Vice President of the Company from September 1990 until December 1994. Also, from 1989 until November 1994, he served as Executive Vice President of Sterling Energy Corporation. Mr. King served as a Vice President of Netherland, Sewell & Associates, a petroleum engineering consulting concern, from 1981 through 1989.

DAVID A. MELMAN has been a Director of the Company since 1982. He has been Executive Vice President since March 1989 and Vice President - General Counsel for The Exploration Company of Louisiana since January 1984. He has been a director of such company since September 1987.

McLAIN J. FORMAN has been a director of the Company since May 1988. Mr. Forman has been President of Forman Petroleum Corporation, a private company engaged in petroleum exploration and production, since 1982.

DAVID L. MILANESI has been Treasurer of the Company or its predecessor, Knight Royalty Corporation, since December 1981. He was elected Vice President in September 1990. He served as Controller from December 1981 until September 1988 and as Secretary from January 1983 to September 1988 and from March 1991 to the present. Mr. Milanesi is a Certified Public Accountant and has a Masters Degree in Business Administration from Northwestern University.

JERRY D. SMOTHERMON has been Vice President - Operations of the Company since December 1994. From January 1991 until December 1994 he served in the same capacity with Trinity. Prior thereto, from July 1989, he served as a consultant to Trinity. Mr. Smothermon received a degree in Petroleum Engineering from the University of Wyoming and is a registered Professional Engineer.

The Bylaws of the Company provide that the number of directors shall be fixed by the Board of Directors. The number of directors is presently fixed at five and there are no vacancies.

ITEM 11.  EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

During September 1990, the Company signed an agreement with Trinity Petroleum Management, Inc. ("Trinity") providing for Trinity to furnish management services to the Company. In conjunction with the agreement, some of the Company's officers transferred to Trinity, maintaining their status as officers of the Company but being compensated by Trinity. Accordingly, the Company paid no compensation other than grants of stock options to any officer or employee during the 1993 and 1994 fiscal years and through the second quarter of fiscal 1995. On December 31, 1994, however, the Company purchased all of the outstanding stock of Trinity and, therefore, the management services agreement with Trinity was discontinued and the Company's officer began receiving compensation directly from the Company. See "Acquisition of Trinity Petroleum Management, Inc." Compensation paid and stock options granted to Mr. Butler, the Chief Executive Officer of the Company, is set forth in the following table:

                                         Summary Compensation Table
- ------------------------------------------------------------------------------------------------------------
                                               Annual Compensation                 Long-Term Compensation
                                         --------------------------------       ----------------------------
 Name and Principal Position   Year       Salary ($)            Bonus ($)           Awards/Options/SARs
- -----------------------------  ----      -----------           ----------       ----------------------------
J. Samuel Butler
President & CEO                1995       $65,000        (1)   $65,000     (2)

                               1994          N.A.                  N.A.                   50,000 shares

                               1993          N.A.                  N.A.                   50,000 shares

   (1) Compensation was paid by the Company for the quarters ended March 31, 1995 and June 30, 1995. Compensation for the quarters ended September 30, 1994 and December 31, 1994 was paid by Trinity.

   (2) In January 1995, Mr. Butler was granted a cash bonus of $65,000 for the purpose of exercising a Special Purchase Warrant, purchasing 43,333 shares of common stock at a price of $1.50 per share. The bonus was granted in conjunction with the Company's acquisition of Trinity.

                        Aggregated Option/SAR Exercises in Last Fiscal Year and Year End Option/SAR Values*
- ------------------------------------------------------------------------------------------------------------------------------------

                                                                                      Number of           Value of
                                                                                     Unexercised         Unexercised
                                                                                  Options/SARs for    Options/SARs for
                                                                                      Year End            Year End
                                     Shares Acquired        Value Realized          Exercisable/        Exercisable/
Name                                 on Exercise (# )             ($)               Unexercisable       Unexercisable
- ---------------------------        ------------------     -----------------     -------------------  -----------------

J. Samuel Butler                         43,333        *          -0-              50,000/50,000      $71,875 /$71,875

  * Special Purchase Warrant issued in September 1990 for 43,333 shares of Common Stock at a purchase price of $1.50 per share. The warrant became exercisable in three equal parts on September 13, 1991, 1992 and 1993 and was due to expire on September 14, 1995.

COMPENSATION TO DIRECTORS

 Directors of the Company are paid a director's fee of $250 for each meeting of the Board of Directors that they attend.

ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of September 25, 1995, information regarding the beneficial ownership of the Company's Common Stock (i) by each person known by the Company to be the beneficial owner of more than 5 percent of the Common Stock of the Company, (ii) by each of the Company's directors and (iii) by all directors and officers of the Company as a group.

                                              Percent of
Name and Address        Amount and Nature    Outstanding
of Beneficial Owner    Beneficial Owner (1)   Shares (2)
- ---------------------  --------------------  ------------

Edwin H. Morgens               486,050 (3)         14.3%
10 East 50th Street
New York, NY  10022

J. Samuel Butler              174,810  (4)          5.1%
1801 Broadway, Suite 600
Denver, CO  80202

Randall E. King                41,667  (5)          1.2%
1801 Broadway, Suite 600
Denver, CO  80202

David A. Melman                14,761               *
1801 Broadway, Suite 600
Denver, CO  80202

McLain J. Forman                6,667               *
1801 Broadway, Suite 600
Denver, CO  80202

All Officers and Directors as
a Group (6 persons)           805,621  (6)         23.0%

* Indicates less than one percent.

(1) All shares are owned both of record and beneficially unless otherwise specified by footnote to this table.

(2)  Based on 3,391,261 shares of Common Stock outstanding.

(3)  Shares are held by the Edwin H. Morgens and Linda H. Morgens 1993 Trust.

(4) Includes 50,000 shares issuable upon exercise of stock options granted under the 1990 Stock Option Plan, and 7,000 shares held in trust for Mr. Butler's grandchildren, of which Mr. Butler is Trustee. Mr. Butler specifically disclaims beneficial ownership of such 7,000 shares.

(5) Includes 16,667 shares issuable upon exercise of stock options granted under the 1990 Stock Option Plan.

(6) Includes 50,000 shares issuable upon exercise of stock options granted under the 1990 Stock Option Plan and not included in prior footnotes.

ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On September 17, 1990, the Company entered into an agreement with Trinity which provided for the payment by the Company to Trinity of an annual fee for administration and management services. For fiscal 1995, the annual fee was set at $172,000. On December 31, 1994, the Company purchased all of the outstanding stock of Trinity from Mr. J. Samuel Butler. Mr. Butler is a director, officer and stockholder of the Company, and was a director, officer and the sole stockholder of Trinity at the time of the transaction. The Company's Board of Directors, with Mr. Butler abstaining, approved consummation of the transaction and determined that the value of the Trinity shares received by the Company in exchange for the issuance by the Company to Mr. Butler of 60,000 shares of Common Stock (valued at $1.44 per share based upon the then-current stock price) and a cash payment of $9,756 represented a fair value to the Company.

                                    PART IV


ITEM 14.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

                                                                            Page
(a)  Financial Statements and Financial Statement Schedules:

          Report of Independent Accountants.................................  18

          Consolidated Balance Sheets
           as of June 30, 1995 and 1994.....................................  19

          Consolidated Statements of Operations for the years
           ended June 30, 1995, 1994 and 1993...............................  20

          Consolidated Statements of Changes in Stockholders' Equity for
           the years ended June 30, 1995, 1994 and 1993.....................  21

          Consolidated Statements of Cash Flows for the years
           ended June 30, 1995, 1994 and  1993..............................  22

          Notes to Consolidated Financial Statements........................  23

          Report of Independent Accountants on Financial
           Statement Schedules..............................................  36

          Financial Statements Schedules:

               Schedule II:  Valuation and Qualifying Accounts..............  39

(b)  Exhibits...............................................................  41

     A list of the exhibits required by Item 601 of Regulation S-K to be filed as part of this report is set forth in the Index to Exhibits, and is incorporated herein by reference.

     REPORTS ON FORM 8-K

     No reports were filed on Form 8-K during the quarter ended June 30, 1995.

                       REPORT OF INDEPENDENT ACCOUNTANTS

Our report on the consolidated financial statements of Sheffield Exploration Company, Inc. and Subsidiaries is included on page 18 of this Form 10-K. In connection with our audits of such financial statements, we have also audited the related financial statement schedule listed in the index on page 38 of this Form 10-K.

In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.



COOPERS & LYBRAND L.L.P.



Denver, Colorado
October 2, 1995

             SHEFFIELD EXPLORATION COMPANY, INC. AND SUBSIDIARIES

                SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS

                                                             Balance,                             Balance,
                                                            Beginning                              End of
                                                            of Period   Additions   Deductions     Period
                                                          -------------------------------------------------
Year ended June 30, 1993
   Deferred tax asset valuation allowance                   $      ---  $1,426,000   $     ---   $1,426,000
   Trade receivable allowance                               $    6,900  $      ---   $     ---   $    6,900
Year ended June 30, 1994
   Deferred tax asset valuation allowance                   $1,426,000  $  293,000   $     ---   $1,719,000
   Trade receivable allowance                               $    6,900  $      ---   $  (6,089)  $      811
Year ended June 30, 1995
   Deferred tax asset valuation allowance                   $1,719,000  $  472,000   $(288,000)  $1,903,000
   Trade receivable allowance                               $      811  $      ---   $    (373)  $      438

                                SIGNATURE PAGE

Pursuant to the requirements of Section 13 or 15(d) of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                              SHEFFIELD EXPLORATION COMPANY, INC.



October 2, 1995               /s/Edwin H. Morgens
                              -------------------------------------------
                              Edwin H. Morgens
                              Chairman

Pursuant to the requirements of the Securities and Exchange Act of 1934, this report is signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.


/s/Edwin H. Morgens                     October 2, 1995
- -------------------------------------
Edwin H. Morgens, Chairman



/s/J. Samuel Butler                     October 2, 1995
- -------------------------------------
J. Samuel Butler, President and Chief
Executive Officer


/s/David L. Milanesi                    October 2, 1995
- -------------------------------------
David L. Milanesi, Treasurer
(Chief Financial Officer)


/s/David A. Melman                      October 2, 1995
- -------------------------------------
David A. Melman, Director



/s/McLain J. Forman                     October 2, 1995
- -------------------------------------
McLain J. Forman, Director



/s/Randall E. King                      October 2, 1995
- -------------------------------------
Randall E. King, Director

                               INDEX TO EXHIBITS


Exhibit No.  Description
- -----------  -----------

   3.1    Articles of Incorporation (a)

   3.2    By-Laws (a)

  10.1 1987 Employee Stock Option Plan. Incorporated by reference to Sheffield Exploration Company, Inc. (reg No. 33-16265) Form S-1 Registration Statement dated October 9, 1987.

  10.2 Limited Partnership Agreement dated July 19, 1988 between the Company as general partner and TFP, Inc. as limited partner. Incorporated by reference to Sheffield Exploration Company, Inc. (S.E.C. File No. 0-13201) Form 8-K dated July 15, 1988.

  10.3 Stock Purchase Agreement dated August 31, 1990 between Sterling Energy Corporation and the Company. (b)

  10.4 Joint Acquisition Agreement dated August 31, 1990 between Sterling Energy Corporation and the Company. (b)

  10.5 Management Agreement dated August 31, 1990 between Trinity Petroleum Management, Inc. and the Company. (b)

  10.6 Purchase Agreement dated December 27, 1990 between the Company and Sterling Energy Corporation. (a)

  10.7 Merger Agreement dated November 30, 1990 between the Company and New Sheffield Exploration Company, Inc. (a)

  10.8    The Company's 1990 Stock Option Plan. (a)

  10.9    The Company's Amended and Restated 1990 Stock Option Plan. (d)

  10.10 March 19, 1991 warrant issued to Petrie Parkman & Co. for the purchase of 81,450 shares of Company common stock for $2.00 per share. Incorporated by reference to Sheffield Exploration Company, Inc. (S.E.C. File No. 0-13201) Form 10-K dated September 19, 1991.

  10.11 Partnership agreement between the Company's wholly-owned subsidiary, Sheffield Gas Processors, Inc., and Interenergy. Incorporated by reference to Sheffield Exploration Company, Inc. (S.E.C. File No. 0-13201) Form 8-K dated September 26, 1991.

  10.12 Purchase and Sale Agreement between the Company's wholly-owned subsidiary, Sheffield Gas Processors, Inc., and a subsidiary of Sunrise Energy Services, Inc. for Republic Natural Gas Company. Incorporated by reference to Sheffield Exploration Company, Inc. (S.E.C. File No. 0-13201) Form 8-K dated June 7, 1993.

  10.13 Joint Venture Agreement between the Company and III Exploration, Inc., a wholly-owned subsidiary of Intermountain Industries, Inc. Incorporated by reference to Sheffield Exploration Company, Inc. (S.E.C. File No. 0-13201) Form 8-K dated September 14, 1993.

Exhibit No.  Description
- -----------  -----------

   10.14 Credit Agreement between the Company and Norwest Bank Denver, National Association dated April 9, 1993 (c).

   10.15 Amended Credit Agreement between the Company and Norwest Bank Denver, National Association dated September 16, 1993 (c).

   10.16 Prairie Gas Transportation Company and Republic Natural Gas Company Agreement and Plan of Merger dated December 1, 1993. (d)

   10.17 Merger Agreement dated December 31, 1994 between the Company, Trinity Petroleum Management, Inc. and SheffSub, Inc.*

   10.18 Amended Credit Agreement between the Company and Norwest Bank Denver, National Association dated May 10, 1995.*

   10.19 Purchase and Sale Agreement dated September 25, 1995 between The Company, Sheffield Gas Processors, Inc., Republic Natural Gas Company and NGC Energy Resources, Limited Partnership.*

   22     Subsidiaries:
               Sheffield Operating Company, Inc.
               Knight Royalty Corporation, Inc.
               Sheffield Gas Processors, Inc.
               Republic Natural Gas Company
               Trinity Petroleum Management, Inc.

   (a) Incorporated by reference to Sheffield Exploration Company, Inc. (S.E.C. File No. 0-13201) Form S-4 dated January 22, 1991.

   (b) Incorporated by reference to Sheffield Exploration Company, Inc. (S.E.C. File No. 0-13201) Form 10-K dated September 19, 1990

   (c) Incorporated by reference to Sheffield Exploration Company, Inc. (S.E.C. File No. 0-13201) Form 10-K dated September 20, 1993.

   (d) Incorporated by reference to Sheffield Exploration Company, Inc. (S.E.C. File No. 0-13201) Form 10-K dated September 27, 1994.

   *      Agreement filed only with manually executed copies of Form 10-K.

                                                                      Appendix V


Section 262, Delaware General Corporation Law, Appraisal rights

   (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

   (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to section 251, section 252, section 254, section 257, section 258, section 263 or section 264 of this title:

      (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsections (f) or (g) of section 251 of this title.

      (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to section 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

         a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

         b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

         c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

         d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

      (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

   (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

   (d) Appraisal rights shall be perfected as follows:

      (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

      (2) If the merger or consolidation was approved pursuant to section 228 or 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

   (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

   (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

   (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

   (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

   (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

   (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

   (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

   (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

   Under Section 145 of the General Corporation Law of the State of Delaware (the "DGCL"), a Delaware corporation has the power, under specified circumstances, to indemnify its directors, officers, employees and agents in connection with threatened, pending or completed actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in right of the corporation), brought against them by reason of the fact that they were or are such directors, officers, employees or agents, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in any such action, suit or proceeding. Article IX of Sheffield's Charter and Article 6 of Sheffield's Bylaws provide for indemnification of each person who is or was or is threatened to be made a party to any threatened, pending or completed civil, administrative, criminal or investigative action, suit or proceeding (other than an action by or in right of the corporation) because such person is or was a director or officer of Sheffield or, while a director or officer of Sheffield, is or was serving at the request of Sheffield as a director, officer, partner, trustee, agent or employee of another corporation or of a partnership, joint venture, trust association, partnership or other enterprise, against expenses (including attorney's fees), judgments, fines, and amounts paid in settlement, incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interest of Sheffield, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.

   Sheffield also maintains policies of directors and officers liability insurance.

   Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision does not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) or
(iv) for any transaction from which the director derived an improper personal benefit. Article VIII of Sheffield's Charter contains such a provision.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(A)  EXHIBITS

EXHIBIT NO.  DESCRIPTION
- -----------  -----------

   2.1 Restated Agreement and Plan of Merger dated as of February 6, 1996 between Sheffield Exploration Company, Inc. and TransMontaigne Oil Company (included as Appendix I to the Joint Proxy
             Statement/Prospectus)

   3.1       Restated Certificate of Incorporation (d)

   3.2       By-Laws (a)


   5.1 Opinion of Davis Graham & Stubbs LLP regarding the legality of the securities (f)

   8.1       Opinion of Holme Roberts & Owen LLC regarding tax matters

   10.1 Sheffield Exploration Company, Inc.'s Amended and Restated 1990 Stock Option Plan. (b)

   10.2 March 19, 1991 warrant issued to Petrie Parkman & Co. for the purchase of 81,450 shares of Sheffield Exploration Company, Inc. common stock for $2.00 per share. Incorporated by reference to Sheffield Exploration Company, Inc. (SEC File No. 0-13201) Form 10-K dated September 19, 1991.

   10.3 Partnership agreement between Sheffield Exploration Company, Inc.'s wholly-owned subsidiary, Sheffield Gas Processors, Inc., and Interenergy. Incorporated by reference to Sheffield Exploration Company, Inc. (SEC File No. 0-13201) Form 8-K dated September 26, 1991.

   10.4 Joint Venture Agreement between Sheffield Exploration Company, Inc. and III Exploration, Inc., a wholly-owned subsidiary of Intermountain Industries, Inc. Incorporated by reference to Sheffield Exploration Company, Inc. (SEC File No. 0-13201) Form 8-K dated September 14, 1993.

   10.5 Merger Agreement dated December 31, 1994 between Sheffield Exploration Company, Inc., Trinity Petroleum Management, Inc. and SheffSub, Inc. (c)

   10.6 Amended Credit Agreement between Sheffield Exploration Company, Inc. and Norwest Bank Denver, National Association dated May 10, 1995. (c)

EXHIBIT NO.    DESCRIPTION
- -----------    -----------

   10.7 Purchase and Sale Agreement dated September 25, 1995 between Sheffield Exploration Company, Inc., Sheffield Gas Processors, Inc., Republic Natural Gas Company and NGC Energy Resources, Limited Partnership. (c)

   10.8        Key Employee Retention Plan dated January 1, 1996.  (e)


   10.9 Bear Paw LLC Operating Agreement dated January 1, 1996 between Sheffield Exploration Company, Inc., TransMontaigne Oil Company and BP Energy Operating, LLC. (f)

   10.10 Put agreement dated February 21, 1996 between Sheffield Exploration Company, Inc. and TransMontaigne Oil Company relating to Bear Paw Operating Company, LLC. (f)

   10.11 Engagement letter agreement dated December 15, 1995 between Sheffield Exploration Company, Inc. and Petrie Parkman & Co. as amended by letter dated March 21, 1996. (f)

   22                 Subsidiaries:

               Sheffield Operating Company, Inc.
               Knight Royalty Corporation, Inc.
               Sheffield Gas Processors, Inc.
               Republic Natural Gas Company
               Trinity Petroleum Management, Inc.

   23.1        Consent of KPMG Peat Marwick LLP (TransMontaigne)

   23.2        Consent of Coopers & Lybrand L.L.P. (Sheffield)


   23.3        Consent of Rauscher Pierce Refsnes, Inc.

   23.4        Consent of KPMG Peat Marwick LLP (Lion)

   99.1        Form of Sheffield Proxy
_____________
  (a) Incorporated by reference to Sheffield Exploration Company, Inc. (SEC File No. 0-13201) Form S-4 dated January 22, 1991.

  (b) Incorporated by reference to Sheffield Exploration Company, Inc. (SEC File No. 0-13201) Form 10-K dated September 27, 1994.

  (c) Incorporated by reference to Sheffield Exploration Company, Inc. (SEC File No. 0-13201) Form 10-K dated October 2, 1995.

  (d) Incorporated by reference to Sheffield Exploration Company, Inc. (SEC File No. 0-13201) Form 10K/A dated December 11, 1995.

  (e) Incorporated by reference to Sheffield Exploration Company, Inc. (SEC File No. 0-13201) Form 10-Q dated February 14, 1996.


  (f) Incorporated by reference to Sheffield Exploration, Inc. Registration Statement on Form S-4 filed May 6, 1996 (SEC File No. 333-03195).

(B)  FINANCIAL STATEMENT SCHEDULES:

  Schedule II -- Valuation and Qualifying Accounts; Incorporated by reference to Sheffield Exploration Company, Inc. (SEC File No. 0-13201) Form 10K/A dated December 11, 1995.


ITEM 22. UNDERTAKINGS.

   The undersigned Registrant hereby undertakes:

   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any propectus required by section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) ((S) 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

   (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective; and

(5) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means.

     Insofar as indemnification for liabilities arising under the Securities
Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on May 10, 1996.

                         SHEFFIELD EXPLORATION COMPANY, INC.



                         /s/ J. Samuel Butler
                         -----------------------------------
                         J. Samuel Butler
                         President and Chief Executive Officer

                               POWER OF ATTORNEY

   Each person whose signature appears below does hereby make, constitute and appoint each of J. Samuel Butler and David L. Milanesi as such person's true and lawful attorney-in-fact and agent, with full power of substitution, resubstitution and revocation to execute, deliver and file with the Securities and Exchange Commission, for and on such person's behalf, and in any and all capacities, this Registration Statement on Form S-4, and any and all amendments (including post-effective amendments) thereto, with all exhibits thereto and other documents in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or such persons's substitute or substitutes may lawfully do or cause to be done by virtue hereof.


   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 10, 1996.

/s/J. Samuel Butler, Attorney in Fact
- -------------------------------------
Edwin H. Morgens, Chairman



/s/J. Samuel Butler, Attorney in Fact
- -------------------------------------
J. Samuel Butler, President and Chief
Executive Officer


/s/David L. Milanesi
- -------------------------------------
David L. Milanesi, Treasurer
(Chief Financial and Accounting Officer)


/s/J. Samuel Butler, Attorney in Fact
- -------------------------------------
David A. Melman, Director


/s/J. Samuel Butler, Attorney in Fact
- -------------------------------------
McLain J. Forman, Director


/s/J. Samuel Butler, Attorney in Fact
- -------------------------------------
Randall E. King, Director

INDEX TO EXHIBITS

EXHIBIT NO.  DESCRIPTION
- -----------  -----------

   2.1 Restated Agreement and Plan of Merger dated as of February 6, 1996 between Sheffield Exploration Company, Inc. and TransMontaigne Oil Company (included as Appendix I to the Joint Proxy
             Statement/Prospectus)

   3.1       Restated Certificate of Incorporation (d)

   3.2       By-Laws (a)

   5.1 Opinion of Davis Graham & Stubbs LLP regarding the legality of the securities (f)

   8.1       Opinion of Holme Roberts & Owen LLC regarding tax matters

   10.1 Sheffield Exploration Company, Inc.'s Amended and Restated 1990 Stock Option Plan. (b)

   10.2 March 19, 1991 warrant issued to Petrie Parkman & Co. for the purchase of 81,450 shares of Sheffield Exploration Company, Inc. common stock for $2.00 per share. Incorporated by reference to Sheffield Exploration Company, Inc. (SEC File No. 0-13201) Form 10-K dated September 19, 1991.

   10.3 Partnership agreement between Sheffield Exploration Company, Inc.'s wholly-owned subsidiary, Sheffield Gas Processors, Inc., and Interenergy. Incorporated by reference to Sheffield Exploration Company, Inc. (SEC File No. 0-13201) Form 8-K dated September 26, 1991.

   10.4 Joint Venture Agreement between Sheffield Exploration Company, Inc. and III Exploration, Inc., a wholly-owned subsidiary of Intermountain Industries, Inc. Incorporated by reference to Sheffield Exploration Company, Inc. (SEC File No. 0-13201) Form 8-K dated September 14, 1993.

   10.5 Merger Agreement dated December 31, 1994 between Sheffield Exploration Company, Inc., Trinity Petroleum Management, Inc. and SheffSub, Inc. (c)

   10.6 Amended Credit Agreement between Sheffield Exploration Company, Inc. and Norwest Bank Denver, National Association dated May 10, 1995. (c)

EXHIBIT NO.  DESCRIPTION
- -----------  -----------

   10.7 Purchase and Sale Agreement dated September 25, 1995 between Sheffield Exploration Company, Inc., Sheffield Gas Processors, Inc., Republic Natural Gas Company and NGC Energy Resources, Limited Partnership. (c)

   10.8      Key Employee Retention Plan dated January 1, 1996.  (e)

   10.9 Bear Paw LLC Operating Agreement dated January 1, 1996 between Sheffield Exploration Company, Inc., TransMontaigne Oil Company and BP Energy Operating, LLC. (f)

   10.10 Put agreement dated February 21, 1996 between Sheffield Exploration Company, Inc. and TransMontaigne Oil Company relating to Bear Paw Operating Company, LLC. (f)

   10.11 Engagement letter agreement dated December 15, 1995 between Sheffield Exploration Company, Inc. and Petrie Parkman & Co. as amended by letter dated March 21, 1996. (f)

   22                  Subsidiaries:

             Sheffield Operating Company, Inc.
             Knight Royalty Corporation, Inc.
             Sheffield Gas Processors, Inc.
             Republic Natural Gas Company
             Trinity Petroleum Management, Inc.

   23.1   Consent of KPMG Peat Marwick LLP (TransMontaigne)

   23.2   Consent of Coopers & Lybrand L.L.P. (Sheffield)

   23.3   Consent of Rauscher Pierce Refsnes, Inc.

   23.4   Consent of KPMG Peat Marwick LLP (Lion)

   99.1   Form of Sheffield Proxy
______________
   (a) Incorporated by reference to Sheffield Exploration Company, Inc. (SEC File No. 0-13201) Form S-4 dated January 22, 1991.

   (b) Incorporated by reference to Sheffield Exploration Company, Inc. (SEC File No. 0-13201) Form 10-K dated September 27, 1994.

   (c) Incorporated by reference to Sheffield Exploration Company, Inc. (SEC File No. 0-13201) Form 10-K dated October 2, 1995.

   (d) Incorporated by reference to Sheffield Exploration Company, Inc. (SEC File No. 0-13201) Form 10K/A dated December 11, 1995.

   (e) Incorporated by reference to Sheffield Exploration Company, Inc. (SEC File No. 0-13201) Form 10-Q dated February 14, 1996.

   (f) Incorporated by reference to Sheffield Exploration, Inc. Registration Statement on Form S-4 filed May 6, 1996 (SEC File No. 333-03195).